Forward-Looking Statements
Certain matters discussed in this report, excluding historical information, as well as some statements by Energy Transfer Equity, L.P. (the “Partnership” or “ETE”) in periodic press releases and some oral statements of the Partnership’s officials during presentations about the Partnership, include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “continue,” “could,” “believe,” “may,” “will” or similar expressions help identify forward-looking statements. Although the Partnership and its General Partner believe such forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, no assurance can be given that such assumptions, expectations or projections will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from those anticipated, estimated, projected, forecasted, expressed or expected in forward-looking statements since many of the factors that determine these results are subject to uncertainties and risks that are difficult to predict and beyond management’s control. For additional discussion of risks, uncertainties and assumptions, see “Item 1.A Risk Factors” included in this annual report.
Definitions
The following is a list of certain acronyms and terms generally used in the energy industry and throughout this document:

/d	per day

Aloha	Aloha Petroleum, Ltd

AmeriGas	AmeriGas Partners, L.P.

AOCI	accumulated other comprehensive income (loss)

AROs	asset retirement obligations

Bbls	barrels

Bcf	billion cubic feet

Btu	British thermal unit, an energy measurement used by gas companies to convert the volume of gas used to its heat equivalent, and thus calculate the actual energy content

Capacity
capacity of a pipeline, processing plant or storage facility refers to the maximum capacity under normal operating conditions and, with respect to pipeline transportation capacity, is subject to multiple factors (including natural gas injections and withdrawals at various delivery points along the pipeline and the utilization of compression) which may reduce the throughput capacity from specified capacity levels

Citrus	Citrus, LLC which owns 100% of FGT

CrossCountry	CrossCountry Energy, LLC

DOE	U.S. Department of Energy

DOT	U.S. Department of Transportation

Eagle Rock	Eagle Rock Energy Partners, L.P.

ELG	Edwards Lime Gathering, LLC

EPA	U.S. Environmental Protection Agency

ETC	Energy Transfer Corp LP

ETC common shares	Common units representing limited partner interests in ETC

ETC FEP	ETC Fayetteville Express Pipeline, LLC

ETC OLP	La Grange Acquisition, L.P., which conducts business under the assumed name of Energy Transfer Company

ETG	Energy Transfer Group, L.L.C.

ETE Holdings	ETE Common Holdings, LLC, a wholly-owned subsidiary of ETE

ET Interstate	Energy Transfer Interstate Holdings, LLC

ETP	Energy Transfer Partners, L.P.

ETP Credit Facility	ETP’s revolving credit facility

ETP GP	Energy Transfer Partners GP, L.P., the general partner of ETP

ETP Holdco	ETP Holdco Corporation

ETP LLC	Energy Transfer Partners, L.L.C., the general partner of ETP GP

ETP Preferred Units	ETP’s Series A Convertible Preferred Units,

Exchange Act	Securities Exchange Act of 1934

FDOT/FTE	Florida Department of Transportation, Florida’s Turnpike Enterprise

FEP	Fayetteville Express Pipeline LLC

FERC	Federal Energy Regulatory Commission

FGT	Florida Gas Transmission Company, LLC, which owns a natural gas pipeline system that originates in Texas and delivers natural gas to the Florida peninsula

GAAP	accounting principles generally accepted in the United States of America

General Partner	LE GP, LLC, the general partner of ETE

HPC	RIGS Haynesville Partnership Co.

HOLP	Heritage Operating, L.P.

Hoover	Hoover Energy Partners, LP

IDRs	incentive distribution rights

KMI	Kinder Morgan Inc.

Lake Charles LNG	Lake Charles LNG Company, LLC

LCL	Lake Charles LNG Export Company, LLC, a subsidiary of ETP and ETE

LIBOR	London Interbank Offered Rate

LNG	Liquefied natural gas

LNG Holdings	Lake Charles LNG Holdings, LLC

LPG	liquefied petroleum gas

Lone Star	Lone Star NGL LLC

MACS	Mid-Atlantic Convenience Stores, LLC

MEP	Midcontinent Express Pipeline LLC

MGE	Missouri Gas Energy

MMBtu	million British thermal units

MMcf	million cubic feet

MTBE	methyl tertiary butyl ether

NEG	New England Gas Company

NGA	Natural Gas Act of 1938

NGPA	Natural Gas Policy Act of 1978

NGL	natural gas liquid, such as propane, butane and natural gasoline

NYMEX	New York Mercantile Exchange

NYSE	New York Stock Exchange

OSHA	Federal Occupational Safety and Health Act

OTC	over-the-counter

Panhandle	Panhandle Eastern Pipe Line Company, LP and its subsidiaries

PCBs	polychlorinated biphenyls

PEPL	Panhandle Eastern Pipe Line Company, LP

PEPL Holdings	PEPL Holdings, LLC

PES	Philadelphia Energy Solutions

PHMSA	Pipeline Hazardous Materials Safety Administration

PropCo	Susser Petroleum Property Company LLC

PVR	PVR Partners, L.P.

RIGS	Regency Intrastate Gas System

RGS	Regency Gas Services, a wholly-owned subsidiary of Regency

Preferred Units	ETE’s Series A Convertible Preferred Units

Ranch JV	Ranch Westex JV LLC

Regency	Regency Energy Partners LP

Regency Preferred Units	Regency’s Series A Convertible Preferred Units, the Preferred Units of a Subsidiary

Retail Holdings	ETP Retail Holdings LLC, a joint venture between subsidiaries of ETC OLP and Sunoco, Inc.

Sea Robin	Sea Robin Pipeline Company, LLC

SEC	Securities and Exchange Commission

Southern Union	Southern Union Company

Southwest Gas	Pan Gas Storage, LLC

Sunoco GP	Sunoco GP LLC, the general partner of Sunoco LP

SUGS	Southern Union Gas Services

Sunoco Logistics	Sunoco Logistics Partners L.P.

Sunoco LP	Sunoco LP (previously named Susser Petroleum Partners, LP)

Sunoco Partners	Sunoco Partners LLC, the general partner of Sunoco Logistics

Susser	Susser Holdings Corporation

TCEQ	Texas Commission on Environmental Quality

Transwestern	Transwestern Pipeline Company, LLC

TRRC	Texas Railroad Commission

Trunkline	Trunkline Gas Company, LLC, a subsidiary of Panhandle

WMB	The Williams Companies, Inc.

WPZ	Williams Partners, L.P.

WTI	West Texas Intermediate Crude
Adjusted EBITDA is a term used throughout this document, which we define as earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, loss on extinguishment of debt, gain on deconsolidation and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Adjusted EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on the Partnership’s proportionate ownership.

v

PART I
ITEM 1.  BUSINESS
Overview
We were formed in September 2002 and completed our initial public offering in February 2006. We are a Delaware limited partnership with common units publicly traded on the NYSE under the ticker symbol “ETE.”
Unless the context requires otherwise, references to “we,” “us,” “our,” the “Partnership” and “ETE” mean Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include ETP, ETP GP, ETP LLC, Panhandle (or Southern Union prior to its merger into Panhandle in January 2014), Sunoco Logistics, Sunoco LP, Lake Charles LNG and ETP Holdco. References to the “Parent Company” mean Energy Transfer Equity, L.P. on a stand-alone basis.
In January 2014 and July 2015, the Partnership completed two-for-one splits of its outstanding common units. All references to units and per unit amounts in this document have been adjusted to reflect the effect of the unit splits for all periods presented.
All information in this document is reported as of February 29, 2016, the date the Partnership’s Form 10-K for the year ended December 31, 2015 was originally filed, except for (i) information where the context specifically states otherwise (e.g., fiscal year end information reported as of December 31, 2015) and (ii) information related to ETP’s contribution of the remaining 68.42% interest in Sunoco, LLC and 100% interest in the legacy Sunoco, Inc. retail business, which contribution was effective January 1, 2016.
The Parent Company’s principal sources of cash flow are derived from its direct and indirect investments in the limited partner and general partner interests in ETP and Sunoco LP, both of which are publicly traded master limited partnerships engaged in diversified energy-related services, and the Partnership’s ownership of Lake Charles LNG.
At December 31, 2015, our interests in ETP and Sunoco LP consisted of 100% of the respective general partner interests and IDRs, as well as 2.6 million ETP common units and 81.0 million ETP Class H units held by us or our wholly-owned subsidiaries. We also own 0.1% of Sunoco Partners LLC, the entity that owns the general partner interest and IDRs of Sunoco Logistics, while ETP owns the remaining 99.9% of Sunoco Partners LLC. Additionally, ETE owns 100 ETP Class I Units, the distributions from which offset a portion of IDR subsidies ETE has previously provided to ETP.
The Parent Company’s primary cash requirements are for distributions to its partners, general and administrative expenses, debt service requirements and distributions to its partners. The Parent Company-only assets and liabilities are not available to satisfy the debts and other obligations of subsidiaries. The Parent Company distributes its available cash remaining after satisfaction of the aforementioned cash requirements to its unitholders on a quarterly basis.
We expect our subsidiaries to utilize their resources, along with cash from their operations, to fund their announced growth capital expenditures and working capital needs; however, the Parent Company may issue debt or equity securities from time to time, as we deem prudent to provide liquidity for new capital projects of our subsidiaries or for other partnership purposes.

Organizational Structure
The following chart summarizes our organizational structure as of December 31, 2015. For simplicity, certain immaterial entities and ownership interests have not been depicted.

LE GP, LLC
0.3% General Partner Interest
Energy Transfer Equity, L.P.
(NYSE: ETE)
1,044,767,336 Common Units held by public
0.5% General Partner Interest;
100% Incentive Distribution Rights;
2,571,695 ETP Common Units;
90,706,000 ETP Class H Units
100 ETP Class I Units
Energy Transfer Partners, L.P.
(NYSE: ETP)
485,299,333 Common Units held by public
Non-Economic General Partner Interest;
100% Incentive Distribution Rights
Lake Charles LNG
LNG Export Project
37,776,746 SUN
Common Units
1.5% General Partner Interest;
100% Incentive Distribution Rights;
67,061,274 SXL Common Units;
9,416,196 SXL Class B Units
Sunoco LP
(NYSE: SUN)
25,536,329 Common Units held by public
Sunoco
Logistics Partners L.P.
(NYSE: SXL)
201,788,544 Common Units
held by public
45%
Membership
Interest
31.58%
Membership
Interest
68.42%
Membership
Interest
30%
Membership
Interest
Sunoco, LLC (1)
Bakken Pipeline
Project

---

(1) Pursuant to an agreement between ETP and Sunoco LP entered into in November 2015, ETP expects to contribute its 68.42% membership interest in Sunoco, LLC to Sunoco LP. This transaction is expected to close in March 2016.

Significant Achievements in 2015 and Beyond
Strategic Transactions
Our significant strategic transactions in 2015 and beyond included the following, as discussed in more detail herein:

•
In September 2015, ETE, ETC and WMB entered into a merger agreement. The merger agreement provides that WMB will be merged with and into ETC, with ETC surviving the merger. ETC is a recently formed limited partnership that will elect to be treated as a corporation for federal income tax purposes and upon closing, will own the managing member interest in our general partner and limited partner interest in ETE. At the time of the merger, each issued and outstanding share of WMB common stock will be exchanged for (i) $8.00 in cash and 1.5274 ETC common units, (ii) 1.8716 ETC common shares, or (iii) $43.50 in cash. The closing of the transaction is subject to customary conditions, including the receipt of approval of the merger from WMB’s stockholders and all required regulatory approvals, including approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. ETE anticipates that the transaction will be completed in the first half of 2016. WMB, headquartered in Tulsa, Oklahoma, owns approximately 60 percent of WPZ, including all of the 2 percent general-partner interest in WPZ. WPZ is a master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petrochemical production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins and also in Canada, WPZ owns and operates more than 33,000 miles of pipelines system wide providing natural gas for clean-power generation, heating and industrial use.

•
ETP, as a member of a consortium, was awarded two pipeline projects for the transportation of natural gas for Mexico's state power company, CFE, under long-term contracts. The Trans-Pecos pipeline is an approximately 143-mile, 42-inch pipeline that will deliver at least 1.356 Bcf/d of natural gas from the Waha Hub to the US/Mexico border near Presidio, Texas. The Comanche Trail pipeline is an approximately 195-mile, 42-inch pipeline that will deliver at least 1.135 Bcf/d of natural gas from the Waha Hub to the US/Mexico border near San Elizario, Texas. ETP will be the construction manager and operator of both pipelines. The expected all-in cost for these two pipelines is approximately $1.3 billion and we expect both pipelines to be in-service in the first quarter of 2017.

•
In December 2015, the Lake Charles LNG Project received approval from the FERC to site, construct and operate a natural gas liquefaction and export facility in Lake Charles, Louisiana. On February 15, 2016, Royal Dutch Shell plc completed its acquisition of BG Group plc. Final investment decisions from Royal Dutch Shell plc and Lake Charles LNG Export Company, LLC, a subsidiary of ETP and ETE, are expected to be made in 2016, with construction to start immediately following an affirmative investment decision and first LNG export anticipated about four years later.

•
In March 2016, ETP contributed to Sunoco LP its remaining 68.42% interest in Sunoco, LLC and 100% interest in the legacy Sunoco, Inc. retail business for $2.23 billion. Sunoco LP paid $2.20 billion in cash, including a working capital adjustment, and issued 5.7 million Sunoco LP common units to Retail Holdings, a wholly-owned subsidiary of ETP. The transaction was effective January 1, 2016.

•
In October 2015, Sunoco Logistics completed the previously announced acquisition of a 40% membership interest (the “Bakken Membership Interest”) in Bakken Holdings Company LLC (“Bakken Holdco”). Bakken Holdco, through its wholly-owned subsidiaries, owns a 75% membership interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC, which together intend to develop the Bakken Pipeline system to deliver crude oil from the Bakken/Three Forks production area in North Dakota to the Gulf Coast. ETP transferred the Bakken Membership Interest to Sunoco Logistics in exchange for approximately 9.4 million Class B Units representing limited partner interests in Sunoco Logistics and the payment by Sunoco Logistics to ETP of $382 million of cash, which represented reimbursement for its proportionate share of the total cash contributions made in the Bakken Pipeline project as of the date of closing of the exchange transaction.

•
In July 2015, in exchange for the contribution of 100% of Susser from ETP to Sunoco LP, Sunoco LP paid approximately $970 million in cash and issued to ETP subsidiaries 22 million Sunoco LP Class B units valued at approximately $970 million. The Sunoco Class B units did not receive second quarter 2015 cash distributions from Sunoco LP and converted on a one-for-one basis into Sunoco LP common units on the day immediately following the record date for Sunoco LP’s second quarter 2015 distribution. In addition, (i) a Susser subsidiary exchanged its 79,308 Sunoco LP common units for 79,308 Sunoco LP Class A units, (ii) approximately 11 million Sunoco LP subordinated units owned by Susser subsidiaries were converted into approximately 11 million Sunoco LP Class A units and (iii) Sunoco LP issued 79,308 Sunoco LP common units and approximately 11 million Sunoco LP subordinated units to subsidiaries of ETP. The Sunoco LP Class A units owned by the Susser subsidiaries were contributed to Sunoco LP as part of the transaction. Sunoco LP subsequently contributed its interests in Susser to one of its subsidiaries.

•
Effective July 1, 2015, ETE acquired 100% of the membership interests of Sunoco GP, the general partner of Sunoco LP, and all of the IDRs of Sunoco LP from ETP, and in exchange, ETP repurchased from ETE 21 million ETP common units owned by ETE. In connection with ETP’s 2014 acquisition of Susser, ETE agreed to provide ETP a $35 million annual IDR subsidy for 10 years, which terminated upon the closing of ETE’s acquisition of Sunoco GP. In connection with the exchange and repurchase, ETE will provide ETP a $35 million annual IDR subsidy for two years beginning with the quarter ended September 30, 2015. As a result of this transaction, ETP deconsolidated Sunoco LP, and Sunoco LP is now consolidated directly by ETE.

•
On April 30, 2015, a wholly-owned subsidiary of ETP merged with Regency, with Regency surviving as a wholly-owned subsidiary of ETP (the “Regency Merger”). Each Regency common unit and Class F unit was converted into the right to receive 0.4124 ETP common units. ETP issued 172.2 million ETP common units to Regency unitholders, including 15.5 million units issued to ETP subsidiaries. The 1.9 million outstanding Regency Preferred Units were converted into corresponding new ETP Series A Preferred Units on a one-for-one basis.

•
In April 2015, Sunoco LP acquired a 31.58% equity interest in Sunoco, LLC from Retail Holdings for $816 million. Sunoco, LLC distributes approximately 5.3 billion gallons of motor fuel per year to customers in the east, midwest and southwest regions of the United States. Sunoco LP paid $775 million in cash and issued 795,482 Sunoco LP common units to Retail Holdings, based on the five-day volume weighted average price of Sunoco LP’s common units as of March 20, 2015.

•
In March 2015, ETE transferred 30.8 million ETP common units, ETE’s 45% interest in the Bakken Pipeline project, and $879 million in cash to ETP in exchange for 30.8 million newly issued ETP Class H Units that, when combined with the 50.2 million previously issued ETP Class H Units, generally entitle ETE to receive 90.05% of the cash distributions and other economic attributes of the general partner interest and IDRs of Sunoco Logistics. In connection with this transaction, ETP also issued to ETE 100 ETP Class I Units that provide distributions to ETE to offset IDR subsidies previously provided to ETP. These IDR subsidies, including the impact from distributions on ETP Class I Units, were reduced by $55 million in 2015 and $30 million in 2016.

Business Strategy
Our primary business objective is to increase cash available for distributions to our unitholders by actively assisting our subsidiaries in executing their business strategies by assisting in identifying, evaluating and pursuing strategic acquisitions and growth opportunities. In general, we expect that we will allow our subsidiaries the first opportunity to pursue any acquisition or internal growth project that may be presented to us which may be within the scope of their operations or business strategies. In the future, we may also support the growth of our subsidiaries through the use of our capital resources which could involve loans, capital contributions or other forms of credit support to our subsidiaries. This funding could be used for the acquisition by one of our subsidiaries of a business or asset or for an internal growth project. In addition, the availability of this capital could assist our subsidiaries in arranging financing for a project, reducing its financing costs or otherwise supporting a merger or acquisition transaction.
Segment Overview
Our reportable segments are as follows:
•Investment in ETP, including the consolidated operations of ETP;

•	Investment in Sunoco LP, including the consolidated operations of Sunoco LP;

•	Investment in Lake Charles LNG, including the operations of Lake Charles LNG; and

•	Corporate and Other, including the activities of the Parent Company.
The businesses within these segments are described below. See Note 15 to our consolidated financial statements for additional financial information about our reportable segments.
Investment in ETP
ETP’s operations include the following:
Intrastate Transportation and Storage Operations
ETP’s natural gas transportation pipelines receive natural gas from other mainline transportation pipelines, storage facilities and gathering systems and deliver the natural gas to industrial end-users, storage facilities, utilities and other pipelines. Through its intrastate transportation and storage operations, ETP owns and operates approximately 7,500 miles of natural gas transportation pipelines with approximately 14.1 Bcf/d of transportation capacity and three natural gas storage facilities located in the state of Texas.
Through ETC OLP, ETP owns the largest intrastate pipeline system in the United States with interconnects to Texas markets and to major consumption areas throughout the United States. ETP’s intrastate transportation and storage operations focus on the transportation of natural gas to major markets from various prolific natural gas producing areas through connections with other pipeline systems as well as through its Oasis pipeline, its East Texas pipeline, its natural gas pipeline and storage assets that are referred to as the ET Fuel System, and its HPL System, which are described below.
ETP’s intrastate transportation and storage operations results are determined primarily by the amount of capacity its customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines. Under transportation contracts, customers are charged (i) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay even if the customer does not transport natural gas on the respective pipeline, (ii) a transportation fee, which is based on the actual throughput of natural gas by the customer, (iii) fuel retention based on a percentage of gas transported on the pipeline, or (iv) a combination of the three, generally payable monthly.
ETP also generates revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and marketing companies on the HPL System. In addition, ETP’s intrastate transportation and storage operations generate revenues from fees charged for storing customers’ working natural gas in ETP’s storage facilities and from managing natural gas for its own account.
Interstate Transportation and Storage Operations
ETP’s natural gas transportation pipelines receive natural gas from other mainline transportation pipelines, storage facilities and gathering systems and deliver the natural gas to industrial end-users, storage facilities, utilities and other pipelines. Through its interstate transportation and storage operations, ETP directly owns and operates approximately 12,300 miles of interstate natural gas pipelines with approximately 11.2 Bcf per day of transportation capacity and has a 50% interest in the joint venture that owns the 185 mile Fayetteville Express pipeline and the 500-mile Midcontinent Express pipeline. ETP also owns a 50% interest in Citrus which owns 100% of FGT, an approximately 5,325 mile pipeline system that extends from south Texas through the Gulf Coast to south Florida.
ETP’s interstate transportation and storage operations include Panhandle, which owns and operates a large natural gas open-access interstate pipeline network.  The pipeline network, consisting of the Panhandle, Trunkline and Sea Robin transmission systems, serves customers in the Midwest, Gulf Coast and Midcontinent United States with a comprehensive array of transportation and storage services.  In connection with its natural gas pipeline transmission and storage systems, Panhandle has five natural gas storage fields located in Illinois, Kansas, Louisiana, Michigan and Oklahoma.  Southwest Gas operates four of these fields and Trunkline operates one.
We also own a 50% interest in the MEP pipeline system, which is operated by KMI and has the capability to transport up to 1.8 Bcf/d of natural gas.
Gulf States is a small interstate pipeline that uses cost-based rates and terms and conditions of service for shippers wishing to secure capacity for interstate transportation service. Rates charged are largely governed by long-term negotiated rate agreements.
We are currently in the process of converting a portion of the Trunkline gas pipeline to crude oil transportation.
The results from ETP’s interstate transportation and storage operations are primarily derived from the fees ETP earns from natural gas transportation and storage services.
Midstream Operations
The midstream natural gas industry is the link between the exploration and production of natural gas and the delivery of its components to end-use markets. The midstream industry consists of natural gas gathering, compression, treating, processing, storage and transportation, and is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells and the proximity of storage facilities to production areas and end-use markets.
The natural gas gathering process begins with the drilling of wells into gas-bearing rock formations. Once a well has been completed, the well is connected to a gathering system. Gathering systems generally consist of a network of small diameter pipelines and, if necessary, compression systems, that collects natural gas from points near producing wells and transports it to larger pipelines for further transportation.
Gathering systems are operated at design pressures that will maximize the total throughput from all connected wells. Specifically, lower pressure gathering systems allow wells, which produce at progressively lower field pressures as they age, to remain connected to gathering systems and to continue to produce for longer periods of time. As the pressure of a well declines, it becomes increasingly difficult to deliver the remaining production in the ground against a higher pressure that exists in the connecting gathering system. Field compression is typically used to lower the pressure of a gathering system. If field compression is not installed, then the remaining production in the ground will not be produced because it cannot overcome the higher gathering system pressure. In contrast, if field compression is installed, then a well can continue delivering production that otherwise might not be produced.

Natural gas has a varied composition depending on the field, the formation and the reservoir from which it is produced. Natural gas from certain formations is higher in carbon dioxide, hydrogen sulfide or certain other contaminants. Treating plants remove carbon dioxide and hydrogen sulfide from natural gas to ensure that it meets pipeline quality specifications.
Some natural gas produced by a well does not meet the pipeline quality specifications established by downstream pipelines or is not suitable for commercial use and must be processed to remove the mixed NGL stream. In addition, some natural gas produced by a well, while not required to be processed, can be processed to take advantage of favorable margins for NGLs extracted from the gas stream. Natural gas processing involves the separation of natural gas into pipeline quality natural gas, or residue gas, and a mixed NGL stream.
Through its midstream operations, ETP owns and operates approximately 35,000 miles of in service natural gas , 31 natural gas processing plants, 21 natural gas treating facilities and 4 natural gas conditioning facilities with an aggregate processing, treating and conditioning capacity of approximately 10.1 Bcf/d. ETP’s midstream operations focus on the gathering, compression, treating, blending, and processing, of natural gas and its operations are currently concentrated in major producing basins and shales, including the Austin Chalk trend and Eagle Ford Shale in South and Southeast Texas, the Permian Basin in West Texas and New Mexico, the Barnett Shale and Woodford Shale in North Texas, the Bossier Sands in East Texas, the Marcellus Shale in West Virginia and Pennsylvania, and the Haynesville Shale in East Texas and Louisiana. Many of ETP’s midstream assets are integrated with our intrastate transportation and storage assets.
ETP’s midstream operations also include a 60% interest in ELG, which operates natural gas gathering, oil pipeline and oil stabilization facilities in South Texas, a 33.33% membership interest in Ranch Westex JV LLC, which processes natural gas delivered from the NGLs-rich shale formations in West Texas, a 75% membership interest in ORS, which operates a natural gas gathering system in the Utica shale in Ohio, and a 50% interest in Mi Vida JV, which operates a cryogenic processing plant and related facilities in West Texas, a 51% membership interest in Aqua – PVR, which transports and supplies fresh water to natural gas producers in the Marcellus shale in Pennsylvania, and a 50% interest in Sweeny Gathering LP, which operates a natural gas gathering facility in South Texas.
The results from ETP’s midstream operations are primarily derived from margins ETP earns for natural gas volumes that are gathered, transported, purchased and sold through ETP’s pipeline systems and the natural gas and NGL volumes processed at its processing and treating facilities.
Liquids Transportation and Services Operations
NGL transportation pipelines transport mixed NGLs and other hydrocarbons from natural gas processing facilities to fractionation plants and storage facilities. NGL storage facilities are used for the storage of mixed NGLs, NGL products and petrochemical products owned by third-parties in storage tanks and underground wells, which allow for the injection and withdrawal of such products at various times of the year to meet demand cycles. NGL fractionators separate mixed NGL streams into purity products, such as ethane, propane, normal butane, isobutane and natural gasoline.
Through ETP’s liquids transportation and services operations ETP owns Lone Star, which owns approximately 2,000 miles of NGL pipelines with an aggregate transportation capacity of approximately 388,000 Bbls/d, three NGL processing plants with an aggregate processing capacity of approximately 904 MMcf/d, four NGL and propane fractionation facilities with an aggregate capacity of 325,000 Bbls/d and NGL storage facilities with aggregate working storage capacity of approximately 51 million Bbls. Four NGL and propane fractionation facilities and the NGL storage facilities are located at Mont Belvieu, Texas, one NGL fractionation facility is located in Geismar, Louisiana, and the NGL pipelines primarily transport NGLs from the Permian and Delaware basins and the Barnett and Eagle Ford Shales to Mont Belvieu. ETP also owns and operates approximately 274 miles of NGL pipelines including a 50% interest in the joint venture that owns the Liberty pipeline, an approximately 87-mile NGL pipeline and the recently converted 82-mile Rio Bravo crude oil pipeline.
Liquids transportation revenue is principally generated from fees charged to customers under dedicated contracts or take-or-pay contracts. Under a dedicated contract, the customer agrees to deliver the total output from particular processing plants that are connected to the NGL pipeline. Take-or-pay contracts have minimum throughput commitments requiring the customer to pay regardless of whether a fixed volume is transported. Transportation fees are market-based, negotiated with customers and competitive with regional regulated pipelines.
NGL fractionation revenue is principally generated from fees charged to customers under take-or-pay contracts. Take-or-pay contracts have minimum payment obligations for throughput commitments requiring the customer to pay regardless of whether a fixed volume is fractionated from raw make into purity NGL products. Fractionation fees are market-based, negotiated with customers and competitive with other fractionators along the Gulf Coast.

NGL storage revenues are derived from base storage fees and throughput fees. Base storage fees are firm take or pay contracts on the volume of capacity reserved, regardless of the capacity actually used. Throughput fees are charged for providing ancillary services, including receipt and delivery, custody transfer fees.
These operations also includes revenues earned from the marketing of NGLs and processing and fractionating refinery off-gas. Marketing of NGLs primarily generates margin from selling ratable NGLs to end users and from optimizing storage assets. Processing and fractionation of refinery off-gas margin is generated from a percentage-of-proceeds of O-grade product sales and income sharing contracts, which are subject to market pricing of olefins and NGLs.
ETP’s Investment in Sunoco Logistics
ETP’s interests in Sunoco Logistics consist of 67.1 million Sunoco Logistics common units and 9.4 million Sunoco Logistics Class B Units, collectively representing 27.5% of the limited partner interests in Sunoco Logistics as of December 31, 2015. ETP also owns a 99.9% interest in Sunoco Partners LLC, the entity that owns the general partner interest and IDRs in Sunoco Logistics. Because ETP controls Sunoco Logistics through its ownership of the general partner, the operations of Sunoco Logistics are consolidated into ETP.
Sunoco Logistics owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets that are used to facilitate the purchase and sale of crude oil, NGLs and refined products primarily in the northeast, midwest and southwest regions of the United States. In addition, Sunoco Logistics owns interests in several product pipeline joint ventures.
Sunoco Logistics’ crude oil segment provides transportation, terminalling and acquisition and marketing services to crude oil markets throughout the southwest, midwest and northeastern United States. Included within the segment is approximately 5,900 miles of crude oil trunk and gathering pipelines in the southwest and midwest United States and equity ownership interests in three crude oil pipelines. Sunoco Logistics’ crude oil terminalling services operate with an aggregate storage capacity of approximately 28 million barrels, including approximately 24 million barrels at its Gulf Coast terminal in Nederland, Texas and approximately 3 million barrels at its Fort Mifflin terminal complex in Pennsylvania. Sunoco Logistics’ crude oil acquisition and marketing activities utilize its pipeline and terminal assets, its proprietary fleet crude oil tractor trailers and truck unloading facilities, as well as third-party assets, to service crude oil markets principally in the mid-continent United States.
Sunoco Logistics’ NGLs segment transports, stores, and executes acquisition and marketing activities utilizing a complementary network of pipelines, storage and blending facilities, and strategic off-take locations that provide access to multiple NGLs markets. The segment contains approximately 900 miles of NGLs pipelines, primarily related to its Mariner systems located in the northeast and southwest United States. Terminalling services are facilitated by approximately 5 million barrels of NGLs storage capacity, including approximately 1 million barrels of storage at its Nederland, Texas terminal facility and 3 million barrels at its Marcus Hook, Pennsylvania terminal facility (the “Marcus Hook Industrial Complex”). This segment also carries out Sunoco Logistics’ NGLs blending activities, including utilizing its patented butane blending technology.
Sunoco Logistics’ refined products segment provides transportation and terminalling services, through the use of approximately 1,800 miles of refined products pipelines and approximately 40 active refined products marketing terminals. Sunoco Logistics’ marketing terminals are located primarily in the northeast, midwest and southeast United States, with approximately 8 million barrels of refined products storage capacity. Sunoco Logistics’ refined products segment includes its Eagle Point facility in New Jersey, which has approximately 6 million barrels of refined products storage capacity. The segment also includes Sunoco Logistics’ equity ownership interests in four refined products pipeline companies. The segment also performs terminalling activities at Sunoco Logistics’ Marcus Hook Industrial Complex. Sunoco Logistics’ refined products segment utilizes its integrated pipeline and terminalling assets, as well as acquisition and marketing activities, to service refined products markets in several regions in the United States.
Retail Marketing Operations
ETP’s retail marketing business operations is conducted through ETP’s wholly-owned subsidiary, Sunoco, Inc. Prior to January 1, 2016, ETP’s retail marketing operations included the sales of motor fuel (gasoline and diesel) and merchandise at company-operated retail locations and branded convenience stores conducted in 14 states, primarily on the east coast and south regions of the United States.
Prior to January 1, 2016, ETP also owned a 68.42% membership interest in Sunoco, LLC, which distributes approximately 5.3 billion gallons per year of motor fuel to customers in the east, midwest and southwest regions of the United States. The remaining 31.58% membership interest in Sunoco, LLC was held by Sunoco LP. Sunoco LP also owned 50.1% of the voting interests in Sunoco, LLC; therefore, ETP did not have a controlling interest in Sunoco, LLC and accounted for its investment under the equity method.

As discussed above, ETP contributed to Sunoco LP the remaining 68.42% interest in Sunoco, LLC and 100% interest in the legacy Sunoco, Inc. retail business. Subsequent to this transaction, ETP’s retail marketing operations now consist of an equity method investment in Sunoco LP.
ETP’s retail marketing operations also currently own 43.5 million Sunoco LP common units, which are accounted for under the equity method. Sunoco LP is a master limited partnership that operates approximately 1,330 convenience stores and retail fuel sites and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites. Sunoco LP’s general partner is owned by ETE.
ETP’s Other Operations and Investments
ETP’s other operations and investments include the following:

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Prior to the Regency Merger, ETP owned an investment in Regency common units and Class F units, which were received by Southern Union (now Panhandle) in exchange for the contribution of its interest in Southern Union Gathering Company, LLC to Regency on April 30, 2013.

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Sunoco, Inc. owns an approximate 33% non-operating interest in PES, a refining joint venture with The Carlyle Group, L.P. (“The Carlyle Group”), which owns a refinery in Philadelphia. Sunoco, Inc. has a supply contract for gasoline and diesel produced at the refinery for its retail marketing business.

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ETP conducts marketing operations in which it markets the natural gas that flows through its gathering and intrastate transportation assets, referred to as on-system gas. ETP also attracts other customers by marketing volumes of natural gas that do not move through its assets, referred to as off-system gas. For both on-system and off-system gas, ETP purchases natural gas from natural gas producers and other suppliers and sells that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices of natural gas, less the costs of transportation. For the off-system gas, ETP purchases gas or acts as an agent for small independent producers that may not have marketing operations.

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ETP owns all of the outstanding equity interests of a natural gas compression equipment business with operations in Arkansas, California, Colorado, Louisiana, New Mexico, Oklahoma, Pennsylvania and Texas.

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ETP owns 100% of the membership interests of ETG, which owns all of the partnership interests of Energy Transfer Technologies, Ltd. (“ETT”). ETT provides compression services to customers engaged in the transportation of natural gas, including ETP’s other operations.

•	ETP owns a 40% interest in LCL, which is developing a LNG liquefaction project.

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ETP owns and operates a fleet of compressors used to provide turn-key natural gas compression services for customer specific systems. ETP also owns and operates a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and BTU management.

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ETP is involved in the management of coal and natural resources properties and the related collection of royalties. ETP also earns revenues from other land management activities, such as selling standing timber, leasing coal-related infrastructure facilities, and collecting oil and gas royalties. These operations also included Coal Handling, which owns and operates end-user coal handling facilities.

•	ETP also owns PEI Power Corp. and PEI Power II, which own and operate a facility in Pennsylvania that generates a total of 75 megawatts of electrical power.
Investment in Sunoco LP
Sunoco LP is engaged in retail sale of motor fuels and merchandise through its company-operated convenience stores and retail fuel sites, as well as the wholesale distribution of motor fuels to convenience stores, independent dealers, commercial customers and distributors. Additionally, through its ownership interest in Sunoco, LLC (“Sunoco LLC”) it is the exclusive wholesale supplier of the iconic Sunoco branded motor fuel, supplying an extensive distribution network of more than 5,000 Sunoco-branded third-party and affiliate operated locations.
Wholesale Operations
Sunoco, LP’s wholesale operations consist of wholesale distribution of motor fuels and other petroleum products to the retail operations, Sunoco, Inc., third-party dealers, and independent operators of consignment locations.

Sunoco LP purchases motor fuel primarily from independent refiners and major oil companies and distributes it across more than 30 states throughout the East Coast and Southeast regions of the United States from Maine to Florida and from Florida to New Mexico, as well as Hawaii to:

•	customers through its approximately 900 company operated convenience stores and fuel outlets, including 725 Stripes convenience stores;

•	438 Sunoco-operated convenience stores and retail fuel outlets, pursuant to the SUN R&M Distribution Contract (supplied by Sunoco LLC);

•	147 independently operated consignment locations where Sunoco LP sells motor fuel under consignment arrangements to retail customers;

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5,323 convenience stores and retail fuel outlets operated by independent operators, which are referred to as “dealers,” or “distributors” pursuant to long-term distribution agreements (including 4,624 Sunoco branded dealers and distributors supplied by Sunoco LLC on a consolidated basis); and

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approximately 1,930 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers (including 373 supplied by Sunoco LLC on a consolidated basis).

Through its ownership interest in Sunoco LLC, Sunoco LP is the exclusive wholesale supplier of the iconic Sunoco branded motor fuel, supplying an extensive distribution network of approximately 5,000 Sunoco-branded company, third-party and affiliate operated locations throughout the southeast, mid-Atlantic and northeast regions of the United States as well as 191 company-operated Sunoco branded locations in Texas. We believe Sunoco LP is one of the largest independent motor fuel distributors by gallons in Texas and, through its various entities, one of the largest distributors of Chevron, Exxon, and Valero branded motor fuel in the United States. In addition to distributing motor fuel, Sunoco LP distributes other petroleum products such as propane and lube oil, and receives rental income from real estate that it leases or subleases. Sales of fuel from its wholesale operations to its retail operations are delivered at a cost plus profit margin.
Retail Operations
As of December 31, 2015, Sunoco LP’s retail operations consisted of approximately 900 convenience stores and retail fuel outlets offering merchandise, food service, motor fuel and other services.
The retail convenience stores operate under several brands, including the proprietary brands Stripes and Aloha Island Mart. Historically, sales and operating income are highest in the second and third quarters during the summer activity months and lowest during the winter months. This seasonality is mitigated by MACS and Aloha. The stores carry a broad selection of food, beverages, snacks, grocery and non-food merchandise, motor fuel and other services. The following table provides the number of sites operated as of December 31, 2015:

Texas	678
Virginia	71
Hawaii	50
Tennessee	38
New Mexico	29
Oklahoma	18
Maryland	14
Georgia	2
Total	900
As of December 31, 2015, Sunoco LP operated 725 Stripes convenience stores in Texas, New Mexico and Oklahoma which stock 2,500 to 3,500 merchandise units, on average, with each store offering a customized merchandise mix based on local customer demand and preferences. To further differentiate its merchandise offering, Stripes has developed numerous proprietary offerings and private label items unique to Stripes stores, including Laredo Taco Company® restaurants, Café de la Casa® custom blended coffee, Slush Monkey® frozen carbonated beverages, Quake® energy drink, Smokin’ Barrel® beef jerky and meat snacks, Monkey Loco® candies, Monkey Juice® and Royal® brand cigarettes. Stripes has built approximately 236 large-format convenience stores from January 2000 through December 31, 2015 and expects to construct and open approximately 35 to 40 stores during 2016.

Stripes has implemented its proprietary in-house Laredo Taco Company restaurants in over 440 Stripes convenience stores and intends to implement it in all newly constructed Stripes convenience stores. Stripes also owns and operates ATM and proprietary money order systems in most of its stores and also provides other services such as lottery, prepaid telephone cards and wireless services, movie rental and car washes.
Sunoco LP operated approximately 175 MACS and Aloha convenience stores and fuel outlets in Virginia, Maryland, Tennessee, Georgia, and Hawaii offering merchandise, food service, motor fuel and other services. As of December 31, 2015, MACS had approximately 125 company-operated retail convenience stores and Aloha operates 50 Aloha, Shell, and Mahalo branded fuel stations.
Investment in Lake Charles LNG
Lake Charles LNG provides terminal services for shippers by receiving LNG at the facility for storage and delivering such LNG to shippers, either in liquid state or gaseous state after regasification. Lake Charles LNG derives all of its revenue from a series of long term contracts with a wholly-owned subsidiary of BG Group plc (“BG”).
Lake Charles LNG is currently developing a natural gas liquefaction facility with BG for the export of LNG. In December 2015, Lake Charles LNG received authorization from the FERC to site, construct, and operate facilities for the liquefaction and export of natural gas. On February 15, 2016, Royal Dutch Shell plc completed its acquisition of BG. Final investments decisions from Royal Dutch Shell plc and LCL are expected to be made in 2016, with construction to start immediately following a positive decision and first LNG exports anticipated about four years later.
Asset Overview
Investment in ETP
The following details the assets in ETP’s operations:
Intrastate Transportation and Storage
The following details pipelines and storage facilities in ETP’s intrastate transportation and storage operations:
ET Fuel System

•	Capacity of 5.2 Bcf/d

•	Approximately 2,770 miles of natural gas pipeline

•	Two storage facilities with 12.4 Bcf of total working gas capacity

•	Bi-directional capabilities
The ET Fuel System serves some of the most prolific production areas in the United States and is comprised of intrastate natural gas pipeline and related natural gas storage facilities. The ET Fuel System has many interconnections with pipelines providing direct access to power plants, other intrastate and interstate pipelines and is strategically located near high-growth production areas and provides access to the Waha Hub near Midland, Texas, the Katy Hub near Houston, Texas and the Carthage Hub in East Texas, the three major natural gas trading centers in Texas.
The ET Fuel System also includes ETP’s Bethel natural gas storage facility, with a working capacity of 6.4 Bcf, an average withdrawal capacity of 300 MMcf/d and an injection capacity of 75 MMcf/d, and ETP’s Bryson natural gas storage facility, with a working capacity of 6.0 Bcf, an average withdrawal capacity of 120 MMcf/d and an average injection capacity of 96 MMcf/d. All of ETP’s storage capacity on the ET Fuel System is contracted to third parties under fee-based arrangements that extend through 2017.
In addition, the ET Fuel System is integrated with ETP’s Godley processing plant which gives ETP the ability to bypass the plant when processing margins are unfavorable by blending the untreated natural gas from the North Texas System with natural gas on the ET Fuel System while continuing to meet pipeline quality specifications.

Oasis Pipeline

•	Capacity of 1.2 Bcf/d

•	Approximately 600 miles of natural gas pipeline

•	Connects Waha to Katy market hubs

•	Bi-directional capabilities
The Oasis pipeline is primarily a 36-inch natural gas pipeline. It has bi-directional capability with approximately 1.2 Bcf/d of throughput capacity moving west-to-east and greater than 750 MMcf/d of throughput capacity moving east-to-west. The Oasis pipeline has many interconnections with other pipelines, power plants, processing facilities, municipalities and producers.
The Oasis pipeline is integrated with ETP’s Southeast Texas System and is an important component to maximizing ETP’s Southeast Texas System’s profitability. The Oasis pipeline enhances the Southeast Texas System by (i) providing access for natural gas on the Southeast Texas System to other third party supply and market points and interconnecting pipelines and (ii) allowing ETP to bypass ETP’s processing plants and treating facilities on the Southeast Texas System when processing margins are unfavorable by blending untreated natural gas from the Southeast Texas System with gas on the Oasis pipeline while continuing to meet pipeline quality specifications.
HPL System

•	Capacity of 5.3 Bcf/d

•	Approximately 3,800 miles of natural gas pipeline

•	Bammel storage facility with 52.5 Bcf of total working gas capacity
The HPL System is an extensive network of intrastate natural gas pipelines, an underground Bammel storage reservoir and related transportation assets. The system has access to multiple sources of historically significant natural gas supply reserves from South Texas, the Gulf Coast of Texas, East Texas and the western Gulf of Mexico, and is directly connected to major gas distribution, electric and industrial load centers in Houston, Corpus Christi, Texas City and other cities located along the Gulf Coast of Texas. The HPL System is well situated to gather and transport gas in many of the major gas producing areas in Texas including a strong presence in the key Houston Ship Channel and Katy Hub markets, allowing ETP to play an important role in the Texas natural gas markets. The HPL System also offers its shippers off-system opportunities due to its numerous interconnections with other pipeline systems, its direct access to multiple market hubs at Katy, the Houston Ship Channel and Agua Dulce, and ETP’s Bammel storage facility.
The Bammel storage facility has a total working gas capacity of approximately 52.5 Bcf, a peak withdrawal rate of 1.3 Bcf/d and a peak injection rate of 0.6 Bcf/d. The Bammel storage facility is located near the Houston Ship Channel market area and the Katy Hub and is ideally suited to provide a physical backup for on-system and off-system customers. As of December 31, 2015, ETP had approximately 9.3 Bcf committed under fee-based arrangements with third parties and approximately 40 Bcf stored in the facility for ETP’s own account.
East Texas Pipeline

•	Capacity of 2.4 Bcf/d

•	Approximately 370 miles of natural gas pipeline
The East Texas pipeline connects three treating facilities, one of which ETP owns, with ETP’s Southeast Texas System. The East Texas pipeline serves producers in East and North Central Texas and provides access to the Katy Hub. The East Texas pipeline includes the 36-inch East Texas extension to connect ETP’s Reed compressor station in Freestone County to ETP’s Grimes County compressor station, the 36-inch Katy expansion connecting Grimes to the Katy Hub, and the 42-inch Southeast Bossier pipeline connecting ETP’s Cleburne to Carthage pipeline to the HPL System.
RIGS Haynesville Partnership Co.

•	Capacity of 2.1 Bcf/d

•	Approximately 450 miles of natural gas pipeline

•	The Partnership owns a 49.99% general partner interest
RIGS is a 450-mile intrastate pipeline that delivers natural gas from northwest Louisiana to downstream pipelines and markets.

Interstate Transportation and Storage
The following details ETP’s pipelines in the interstate transportation and storage operations.
Florida Gas Transmission Pipeline

•	Capacity of 3.1 Bcf/d

•	Approximately 5,325 miles of interstate natural gas pipeline

•	FGT is owned by Citrus, a 50/50 joint venture with Kinder Morgan, Inc. (“KMI”)
The Florida Gas Transmission pipeline is an open-access interstate pipeline system with a mainline capacity of 3.1 Bcf/d and approximately 5,325 miles of pipelines extending from south Texas through the Gulf Coast region of the United States to south Florida. The Florida Gas Transmission pipeline system receives natural gas from various onshore and offshore natural gas producing basins. FGT is the principal transporter of natural gas to the Florida energy market, delivering over 66% of the natural gas consumed in the state. In addition, Florida Gas Transmission’s pipeline system operates and maintains over 81 interconnects with major interstate and intrastate natural gas pipelines, which provide FGT’s customers access to diverse natural gas producing regions.
FGT’s customers include electric utilities, independent power producers, industrials and local distribution companies.
Transwestern Pipeline

•	Capacity of 2.1 Bcf/d

•	Approximately 2,600 miles of interstate natural gas pipeline

•	Bi-directional capabilities
The Transwestern pipeline is an open-access interstate natural gas pipeline extending from the gas producing regions of West Texas, eastern and northwestern New Mexico, and southern Colorado primarily to pipeline interconnects off the east end of its system and to pipeline interconnects at the California border. The Transwestern pipeline has access to three significant gas basins: the Permian Basin in West Texas and eastern New Mexico; the San Juan Basin in northwestern New Mexico and southern Colorado; and the Anadarko Basin in the Texas and Oklahoma panhandle. Natural gas sources from the San Juan Basin and surrounding producing areas can be delivered eastward to Texas intrastate and mid-continent connecting pipelines and natural gas market hubs as well as westward to markets in Arizona, Nevada and California. Transwestern’s Phoenix lateral pipeline, with a throughput capacity of 500 MMcf/d, connects the Phoenix area to the Transwestern mainline.
Transwestern’s customers include local distribution companies, producers, marketers, electric power generators and industrial end-users.
Panhandle Eastern Pipe Line

•	Capacity of 2.8 Bcf/d

•	Approximately 6,000 miles of interstate natural gas pipeline

•	Bi-directional capabilities

•	Five natural gas storage fields
The Panhandle Eastern Pipe Line’s transmission system consists of four large diameter pipelines extending approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through Missouri, Illinois, Indiana, Ohio and into Michigan. Panhandle Eastern Pipe Line is owned by a subsidiary of ETP Holdco.
Trunkline Gas Company

•	Capacity of 0.9 Bcf/d

•	Approximately 2,000 miles of interstate natural gas pipeline

•	Bi-directional capabilities
The Trunkline Gas pipeline’s transmission system consists of one large diameter pipeline extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through Arkansas, Mississippi, Tennessee, Kentucky, Illinois, Indiana and to Michigan. Trunkline Gas pipeline is owned by a subsidiary of ETP Holdco.
During 2015, 45 miles of Trunkline 24 inch pipeline and 636 miles of Trunkline 30 inch pipeline were taken out of service in advance of being repurposed from natural gas service to crude oil service, coinciding with the transfer of the assets to a related company.

Tiger Pipeline

•	Capacity of 2.4 Bcf/d

•	Approximately 195 miles of interstate natural gas pipeline

•	Bi-directional capabilities
The Tiger pipeline is an approximately 195-mile interstate natural gas pipeline that connects to ETP’s dual 42-inch pipeline system near Carthage, Texas, extends through the heart of the Haynesville Shale and ends near Delhi, Louisiana, with interconnects to at least seven interstate pipelines at various points in Louisiana. The pipeline has a capacity of 2.4 Bcf/d, all of which is sold under long-term contracts ranging from 10 to 15 years.
Fayetteville Express Pipeline

•	Capacity of 2.0 Bcf/d

•	Approximately 185 miles of interstate natural gas pipeline

•	50/50 joint venture through ETC FEP with KMI
The Fayetteville Express pipeline is an approximately 185-mile interstate natural gas pipeline that originates near Conway County, Arkansas, continues eastward through White County, Arkansas and terminates at an interconnect with Trunkline Gas Company in Panola County, Mississippi. The pipeline has long-term contracts for 1.85 Bcf/d ranging from 10 to 12 years.
Sea Robin Pipeline

•	Capacity of 2.0 Bcf/d

•	Approximately 1,000 miles of interstate natural gas pipeline
The Sea Robin pipeline’s transmission system consists of two offshore Louisiana natural gas supply systems extending approximately 120 miles into the Gulf of Mexico.
Midcontinent Express Pipeline LLC

•	Capacity of 1.8 Bcf/d

•	Approximately 500 miles of interstate natural gas pipeline

•	The Partnership owns a 50% interest
MEP owns a 500-mile interstate pipeline stretching from southeast Oklahoma through northeast Texas, northern Louisiana and central Mississippi to an interconnect with the Transcontinental Gas Pipeline System in Butler, Alabama.
Gulf States

•	Capacity of 0.1 Bcf/d

•	Approximately 10 miles of interstate natural gas pipeline
Gulf States owns a 10-mile interstate pipeline that extends from Harrison County, Texas to Caddo Parish, Louisiana.
Midstream
The following details the assets in ETP’s midstream operations:
Southeast Texas System

•	Approximately 7,100 miles of natural gas pipeline

•	One natural gas processing plant (La Grange) with aggregate capacity of 210 MMcf/d

•	10 natural gas treating facilities with aggregate capacity of 1.2 Bcf/d

•	One natural gas conditioning facility with aggregate capacity of 200 MMcf/d
The Southeast Texas System is an integrated system that gathers, compresses, treats, processes and transports natural gas from the Austin Chalk trend. The Southeast Texas System is a large natural gas gathering system covering thirteen counties between Austin and Houston. This system is connected to the Katy Hub through the East Texas pipeline and is connected to the Oasis pipeline, as well as two power plants. This allows ETP to bypass processing plants and treating facilities when processing margins are unfavorable by blending untreated natural gas from the Southeast Texas System with natural gas on the Oasis pipeline while continuing to meet pipeline quality specifications.

The La Grange processing plant is a natural gas processing plant that processes the rich natural gas that flows through ETP’s system to produce residue gas and NGLs. Residue gas is delivered into ETP’s intrastate pipelines and NGLs are delivered into ETP’s NGL pipelines and then to Lone Star.
ETP’s treating facilities remove carbon dioxide and hydrogen sulfide from natural gas gathered into ETP’s system before the natural gas is introduced to transportation pipelines to ensure that the gas meets pipeline quality specifications. In addition, ETP’s conditioning facilities remove heavy hydrocarbons from the gas gathered into ETP’s systems so the gas can be redelivered and meet downstream pipeline hydrocarbon dew point specifications.
North Texas System

•	Approximately 160 miles of natural gas pipeline

•	One natural gas processing plant (the Godley plant) with aggregate capacity of 700 MMcf/d

•	One natural gas conditioning facility with capacity of 100 MMcf/d
The North Texas System is an integrated system located in four counties in North Texas that gathers, compresses, treats, processes and transports natural gas from the Barnett and Woodford Shales. The system includes ETP’s Godley processing plant, which processes rich natural gas produced from the Barnett Shale and is integrated with the North Texas System and the ET Fuel System. The facility consists of a processing plant and a conditioning facility.
Northern Louisiana

•	Approximately 280 miles of natural gas pipeline

•	Three natural gas treating facilities with aggregate capacity of 385 MMcf/d
ETP’s Northern Louisiana assets comprise several gathering systems in the Haynesville Shale with access to multiple markets through interconnects with several pipelines, including ETP’s Tiger pipeline. The Northern Louisiana assets include the Bistineau, Creedence, and Tristate Systems.
Eagle Ford System

•	Approximately 1,090 miles of natural gas pipeline

•	Four processing plants (Chisholm, Kenedy, Jackson and King Ranch) with capacity of 1,940 MMcf/d

•	One natural gas treating facility with capacity of 300 MMcf/d
The Eagle Ford gathering system consists of 30-inch and 42-inch natural gas transportation pipelines delivering 1.4 Bcf/d of capacity originating in Dimmitt County, Texas and extending to ETP’s Chisholm pipeline for ultimate deliveries to ETP’s existing processing plants. The Chisholm, Kenedy and Jackson processing plants are connected to ETP’s intrastate transportation pipeline systems for deliveries of residue gas and are also connected with ETP’s NGL pipelines for delivery of NGLs to Lone Star.
Arklatex System

•	Approximately 2,800 miles of natural gas pipeline

•	Three natural gas processing facilities (Dubach, Dubberly and Brookeland) with aggregate capacity of 510 MMcf/d

•	Two natural gas treating facilities

•	One conditioning facility
The Arklatex assets gather, compress, treat and dehydrate natural gas in several Parishes of north and west Louisiana and several counties in east Texas. These assets also include cryogenic natural gas processing facilities, a refrigeration plant, a conditioning plant, amine treating plants and an interstate NGL pipeline.
Through the gathering and processing systems described above and their interconnections with RIGS in north Louisiana, ETP offers producers wellhead-to-market services, including natural gas gathering, compression, processing, treating and transportation.
South Texas System

•	Approximately 1,300 miles of natural gas pipeline

•	Three natural gas treating facilities with aggregate capacity of 335 MMcf/d
The South Texas assets gather, compress, treat and dehydrate natural gas in Bee, LaSalle, Webb, Karnes, Atascosa, McMullen, Frio and Dimmitt counties. The pipeline systems are connected to third-party processing plants and treating facilities that include acid gas reinjection wells located in McMullen County, Texas. ETP also gathers oil for producers in the region and delivers it to tanks for further transportation by truck or pipeline.

The natural gas supply for the south Texas gathering systems is derived from a combination of natural gas wells located in a mature basin that generally have long lives and predictable gas flow rates, including the Frio, Vicksburg, Miocene, Canyon Sands and Wilcox formations, and the NGLs-rich and oil-rich Eagle Ford shale formation.
ETP owns a 60% interest in ELG, with Talisman Energy USA Inc. and Statoil Texas Onshore Properties LP owning the remaining 40% interest. ETP operates a natural gas gathering oil pipeline and oil stabilization facilities for the joint venture while ETP’s joint venture partners operate a lean gas gathering system in the Edwards Lime natural gas trend that delivers to this system.
Permian System

•	Approximately 7,820 miles of natural gas pipeline

•	8 processing facilities (Waha, Coyanosa, Red Bluff, Halley, Jal, Keyston, Tippet, and Rebel) with aggregate capacity of 995 MMcf/d)

•	Two treating facilities with aggregate capacity of 200 MMcf/d
The Permian Basin gathering system assets offer wellhead-to-market services to producers in the Texas counties of Ward, Winkler, Reeves, Pecos, Crocket, Upton, Crane, Ector, Culberson, Reagan and Andrews counties, as well as into Eddy and Lea counties in New Mexico which surround the Waha Hub, one of Texas’s developing NGLs-rich natural gas market areas. As a result of the proximity of the system to the Waha Hub, the Waha gathering system has a variety of market outlets for the natural gas that we gather and process, including several major interstate and intrastate pipelines serving California, the mid-continent region of the United States and Texas natural gas markets. The NGL market outlets include Lone Star’s NGL pipeline.
During 2015, Regency completed construction on a 200 MMcf/d cryogenic processing plant on behalf of Mi Vida JV, a joint venture in which we own a 50% membership interest. ETP operates the plant and related facilities on behalf of Mi Vida JV.
ETP owns a 33.33% membership interest in Ranch JV which processes natural gas delivered from the NGLs-rich Bone Spring and Avalon shale formations in West Texas. The joint venture owns a 25 MMcf/d refrigeration plant and a 100 MMcf/d cryogenic processing plant.
Mid-Continent Region

•	Approximately 13,500 miles of natural gas pipeline

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15 processing facilities natural gas processing facilities (Mocane, Beaver, Antelope Hills, Woodall, Wheeler, Sunray, Hemphill, Phoenix, Crescent, Hamlin, Spearman, Red Deer, Lefors, Cargray and Gray) with aggregate capacity of 910 MMcf/d

•	One natural gas treating facilities with aggregate capacity of 20 MMcf/d
The mid-continent systems are located in two large natural gas producing regions in the United States, the Hugoton Basin in southwest Kansas and the Anadarko Basin in western Oklahoma and the Texas Panhandle. These mature basins have continued to provide generally long-lived, predictable production volume. ETP’s mid-continent gathering assets are extensive systems that gather, compress and dehydrate low-pressure gas. ETP has 15 natural gas producing facilities and approximately 13,500 miles of gathering pipeline.
ETP operates its mid-continent gathering systems at low pressures to maximize the total throughput volumes from the connected wells. Wellhead pressures are therefore adequate to allow for flow of natural gas into the gathering lines without the cost of wellhead compression.
ETP also owns the Hugoton gathering system that has 1,900 miles of pipeline extending over nine counties in Kansas and Oklahoma. This system is operated by a third party.
Eastern Region

•	Approximately 500 miles of natural gas pipeline
The eastern region assets are located in Pennsylvania, Ohio, and West Virginia, and gather natural gas from the Marcellus and Utica basins. Our eastern gathering assets include approximately 500 miles of natural gas gathering pipeline, natural gas trunkline pipelines, and fresh water pipelines, and the Lycoming, Wyoming, East Lycoming, Bradford, Green County, and Preston gathering and processing systems.
ETP also owns a 51% membership interest in Aqua – PVR, a joint venture that transports and supplies fresh water to natural gas producers drilling in the Marcellus Shale in Pennsylvania.
ETP and Traverse ORS LLC, a subsidiary of Traverse Midstream Partners LLC, own a 75% and 25% membership interest, respectively, in the ORS joint venture. On behalf of ORS, ETP constructed and is operating its Ohio Utica River System, (the

“ORS System”) which was completed in 2015 and consists of a 52-mile, 36-inch gathering trunkline that will be capable of delivering up to 2.1 Bcf/d to Rockies Express Pipeline (“REX”) and Texas Eastern Transmission, and potentially others and the construction of 25,000 horsepower of compression at the REX interconnect. This project also included the construction of a 12-mile, 30-inch lateral that connected to the tailgate of the Cadiz processing plant and Harrison County wellhead production.
Other Midstream Assets
ETP’s midstream operations also include ETP’s interests in various midstream assets located in Texas, New Mexico and Louisiana, with approximately 60 miles of gathering pipelines aggregating a combined capacity of approximately 115 MMcf/d, as well as one conditioning facility and the Rebel processing plant with capacity of 180 MMcf/d. ETP also owns approximately 27 miles of gathering pipelines serving the Marcellus Shale in West Virginia with aggregate capacity of approximately 250 MMcf/d.
Liquids Transportation and Services
The following details ETP’s assets in the liquids transportation and services operations.
West Texas System

•	Capacity of 137,000 Bbls/d

•	Approximately 1,170 miles of NGL transmission pipelines
The West Texas System, owned by Lone Star, is an intrastate NGL pipeline consisting of 3-inch to 16-inch long-haul, mixed NGLs transportation pipeline that delivers 137,000 Bbls/d of capacity from processing plants in the Permian Basin and Barnett Shale to the Mont Belvieu NGL storage facility.
West Texas Gateway Pipeline

•	Capacity of 209,000 Bbls/d

•	Approximately 570 miles of NGL transmission pipeline
The West Texas Gateway Pipeline, owned by Lone Star, began service in December 2012 and transports NGLs produced in the Permian and Delaware Basins and the Eagle Ford Shale to Mont Belvieu, Texas.
Other NGL Pipelines

•	Aggregate capacity of 490,000 Bbls/d

•	Approximately 274 miles of NGL transmission pipelines
Other NGL pipelines include the 127-mile Justice pipeline with capacity of 340,000 Bbls/d, the 87-mile Liberty pipeline with a capacity of 90,000 Bbls/d, the 45-mile Freedom pipeline with a capacity of 40,000 Bbls/d and the 15-mile Spirit pipeline with a capacity of 20,000 Bbls/d.
Rio Bravo Pipeline

•	Aggregate capacity of 100,000 Bbls/d

•	Approximately 82 miles of crude oil transmission pipeline
In 2014, ETP converted approximately 80 miles of natural gas pipeline from the HPL and Southeast Texas Systems to crude service and constructed approximately 3 miles of new crude oil pipeline.
Mont Belvieu Facilities

•	Working storage capacity of approximately 48 million Bbls

•	Approximately 185 miles of NGL transmission pipelines

•	300,000 Bbls/d NGL and propane fractionation facilities
The Mont Belvieu storage facility, owned by Lone Star, is an integrated liquids storage facility with over 48 million Bbls of salt dome capacity providing 100% fee-based cash flows. The Mont Belvieu storage facility has access to multiple NGL and refined product pipelines, the Houston Ship Channel trading hub, and numerous chemical plants, refineries and fractionators.
The Lone Star Fractionators I and II, completed in December 2012 and October 2013, respectively, handle NGLs delivered from several sources, including Lone Star’s West Texas Gateway pipeline and the Justice pipeline.

Hattiesburg Storage Facility

•	Working storage capacity of approximately 3.0 million Bbls
The Hattiesburg storage facility, owned by Lone Star, is an integrated liquids storage facility with approximately 3.0 million Bbls of salt dome capacity, providing 100% fee-based cash flows.
Sea Robin Processing Plant

•	One processing plant with 850 MMcf/d residue capacity and 26,000 Bbls/d

•	20% non-operating interest held by Lone Star
Sea Robin is a rich gas processing plant located on the Sea Robin Pipeline in southern Louisiana. The plant, which is connected to nine interstate and four intrastate residue pipelines as well as various deep-water production fields, has a residue capacity of 850 MMcf/d and an NGL capacity of 26,000 Bbls/d.
Refinery Services

•	One processing plant (Chalmette) with capacity of 54 MMcf/d

•	One NGL fractionator with 25,000 Bbls/d capacity

•	Approximately 100 miles of NGL pipelines
Refinery Services, owned by Lone Star, consists of a refinery off-gas processing and O-grade NGL fractionation complex located along the Mississippi River refinery corridor in southern Louisiana that cryogenically processes refinery off-gas and fractionates the O-grade NGL stream into its higher value components. The O-grade fractionator located in Geismar, Louisiana is connected by approximately 100 miles of pipeline to the Chalmette processing plant.
Investment in Sunoco Logistics
The following details the assets in ETP’s investment in Sunoco Logistics:
Crude Oil
Sunoco Logistics’ crude oil consists of an integrate set of pipeline, terminalling and acquisition and marketing assets that service the movement of crude oil from producers to end-user markets.
Crude Oil Pipelines
Southwest United States Pipelines. The Southwest pipelines include crude oil trunk pipelines and crude oil gathering pipelines in Texas. This includes the Permian Express 2 pipeline project which provides takeaway capacity from the Permian Basin, with origins in multiple locations in Western Texas: Midland, Garden City and Colorado City. With an initial capacity of approximately 200,000 Bbls/d, Permian Express 2 began delivery to multiple refiners and markets in the third quarter 2015. In connection with this project, Sunoco Logistics entered into an agreement with Vitol, Inc. to form SunVit, with each party owning a 50% interest. SunVit originates in Midland, Texas and runs to Garden City, Texas, where it connects into the Permian Express 2 pipeline system. The SunVit pipeline also commenced operations in the third quarter 2015.
The Southwest pipelines also include a crude oil pipeline and gathering systems in Oklahoma. Sunoco Logistics has the ability to deliver substantially all of the crude oil gathered on the Oklahoma system to Cushing and is one of the largest purchasers of crude oil from producers in the state.
Midwest United States Pipelines. The Midwest United States pipeline system includes Sunoco Logistics’ majority interest in the Mid-Valley Pipeline Company which originates in Longview, Texas and passes through Louisiana, Arkansas, Mississippi, Tennessee, Kentucky and Ohio, and terminate in Samaria, Michigan. This pipeline provides crude oil to a number of refineries, primarily in the midwest United States.
Sunoco Logistics also owns a crude oil pipeline that runs from Marysville, Michigan to Toledo, Ohio, and a truck injection point for local production at Marysville. This pipeline receives crude oil from the Enbridge pipeline system for delivery to refineries located in Toledo, Ohio and to Marathon Petroleum Corporation’s Samaria, Michigan tank farm, which supplies its refinery in Detroit, Michigan.

Crude Oil Terminals
Nederland. The Nederland terminal, located on the Sabine-Neches waterway between Beaumont and Port Arthur, Texas, is a large marine terminal providing storage and distribution services for refiners and other large transporters of crude oil and NGLs. The terminal receives, stores, and distributes crude oil, NGLs, feedstocks, lubricants, petrochemicals, and bunker oils (used for fueling ships and other marine vessels), and also blends lubricants. The terminal currently has a total storage capacity of approximately 25 million barrels in approximately 130 above ground storage tanks with individual capacities of up to 660,000 barrels, of which 24 million barrels of storage are dedicated to crude oil.
The Nederland terminal can receive crude oil at each of its five ship docks and three barge berths. The five ship docks are capable of receiving over 2 million Bbls/d of crude oil. In addition to Sunoco Logistics’ crude oil pipelines, the terminal can also receive crude oil through a number of other pipelines, including the DOE. The DOE pipelines connect the terminal to the United States Strategic Petroleum Reserve’s West Hackberry caverns at Hackberry, Louisiana and Big Hill near Winnie, Texas, which have an aggregate storage capacity of approximately 475 million barrels. The Nederland Terminal can deliver crude oil and other petroleum products via pipeline, barge, ship, rail, or truck. In total, the terminal is capable of delivering over 2 million Bbls/d of crude oil to Sunoco Logistics’ crude oil pipelines or a number of third party pipelines including the DOE. The Nederland terminal generates crude oil revenues primarily by providing term or spot storage services and throughput capabilities to a number of customers.
Fort Mifflin. The Fort Mifflin terminal complex is located on the Delaware River in Philadelphia, Pennsylvania and includes the Fort Mifflin terminal, the Hog Island wharf, the Darby Creek tank farm and connecting pipelines. Revenues are generated from the Fort Mifflin terminal complex by charging fees based on throughput. The Fort Mifflin terminal contains two ship docks with freshwater drafts and a total storage capacity of approximately 570,000 barrels. Crude oil and some refined products enter the Fort Mifflin terminal primarily from marine vessels on the Delaware River. One Fort Mifflin dock is designed to handle crude oil from very large crude carrier-class tankers and smaller crude oil vessels. The other dock can accommodate only smaller crude oil vessels.
The Hog Island wharf is located next to the Fort Mifflin terminal on the Delaware River and receives crude oil via two ship docks, one of which can accommodate crude oil tankers and smaller crude oil vessels, and the other of which can accommodate some smaller crude oil vessels.
The Darby Creek tank farm is a primary crude oil storage terminal for the Philadelphia refinery, which is operated by PES. This facility has a total storage capacity of approximately 3 million barrels. Darby Creek receives crude oil from the Fort Mifflin terminal and Hog Island wharf via Sunoco Logistics’ pipelines. The tank farm then stores the crude oil and transports it to the PES refinery via Sunoco Logistics’ pipelines.
Eagle Point. The Eagle Point terminal is located in Westville, New Jersey and consists of docks, truck loading facilities and a tank farm. The docks are located on the Delaware River and can accommodate three marine vessels (ships or barges) to receive and deliver crude oil, intermediate products and refined products to outbound ships and barges. The tank farm has a total active storage capacity of approximately one million barrels and can receive crude oil via barge, pipeline and rail. The terminal generates revenue primarily by charging fees based on throughput, blending services and storage.
Crude Oil Acquisition and Marketing
Sunoco Logistics’ crude oil acquisition and marketing activities include the gathering, purchasing, marketing and selling of crude oil primarily in the mid-continent United States. The operations are conducted using Sunoco Logistics’ assets, which include approximately 375 crude oil transport trucks and approximately 140 crude oil truck unloading facilities, as well as third-party truck, rail and marine assets. Specifically, the crude oil acquisition and marketing activities include:

•	purchasing crude oil at both the wellhead from producers, and in bulk from aggregators at major pipeline interconnections and trading locations;

•	storing inventory during contango market conditions (when the price of crude oil for future delivery is higher than current prices);

•	buying and selling crude oil of different grades, at different locations in order to maximize value;

•	transporting crude oil using the pipelines, terminals and trucks or, when necessary or cost effective, pipelines, terminals or trucks owned and operated by third parties; and

•	marketing crude oil to major integrated oil companies, independent refiners and resellers through various types of sale and exchange transactions.

Natural Gas Liquids
Sunoco Logistics’ Natural Gas Liquids consists of an integrate set of pipeline, terminalling and acquisition and marketing assets that service the movement of NGLs from producers to end-user markets.
NGL Pipelines

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Sunoco Logistics owns approximately 900 miles of NGLs pipelines, primarily related to the Mariner systems in the northeast and southwest United States. The Mariner South pipeline is part of a joint project with Lone Star to deliver export-grade propane and butane products from Lone Star’s Mont Belvieu, Texas storage and fractionation complex to our marine terminal in Nederland, Texas. The pipeline has a capacity of approximately 200,000 Bbls/d and can be scaled depending on shipper interest.

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The Mariner West pipeline provides transportation of ethane products from the Marcellus shale processing and fractionating areas in Houston, Texas, Pennsylvania to Marysville, Michigan and the Canadian border. Mariner West commenced operations in the fourth quarter 2013, with capacity to transport approximately 50,000 Bbls/d of ethane.

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The Mariner East pipeline transports NGLs from the Marcellus and Utica Shales areas in Western Pennsylvania, West Virginia and Eastern Ohio to destinations in Pennsylvania, including our Marcus Hook Industrial Complex on the Delaware River, where they are processed, stored and distributed to local, domestic and waterborne markets. The first phase of the project, referred to as Mariner East 1, consisted of interstate and intrastate propane and ethane service and commenced operations in the fourth quarter of 2014 and the first quarter of 2016, respectively. The second phase of the project, referred to as Mariner East 2, will expand the total takeaway capacity to 345,000 Bbls/d for interstate and intrastate propane, ethane and butane service, and is expected to commence operations in the first half of 2017.

NGLs Terminals
Marcus Hook Industrial Complex. In 2013, Sunoco Logistics acquired Sunoco, Inc.’s Marcus Hook Industrial Complex. The acquisition included terminalling and storage assets, with a capacity of approximately 3 million barrels of NGL storage capacity in underground caverns, and related commercial agreements. The facility can receive NGLs via marine vessel, pipeline, truck and rail, and can deliver via marine vessel, pipeline and truck. In addition to providing NGLs storage and terminalling services to both affiliates and third party customers, the Marcus Hook Industrial Complex currently serves as an off-take outlet for the Mariner East 1 pipeline, and will provide similar off-take capabilities for the Mariner East 2 pipeline when it commences operations.
Inkster. The Inkster terminal, located near Detroit, Michigan, contains eight salt caverns with a total storage capacity of approximately one million barrels of NGLs. Sunoco Logistics uses the Inkster terminal's storage in connection with the Toledo North pipeline system and for the storage of NGLs from local producers and a refinery in Western Ohio. The terminal can receive and ship by pipeline in both directions and has a truck loading and unloading rack.
NGLs Acquisition & Marketing
Sunoco Logistics’ NGLs acquisition and marketing activities include the acquisition, blending and marketing of such products at Sunoco Logistics’ various terminals and third-party facilities.
Refined Products
Sunoco Logistics’ refined products consists of an integrate set of pipeline, terminalling and acquisition and marketing assets that service the movement of refined products from producers to end-user markets.
Refined Products Pipelines
Sunoco Logistics owns and operates approximately 1,800 miles of refined products pipelines in several regions of the United States. The pipelines primarily provide transportation in the northeast, midwest, and southwest United States. These pipelines include Sunoco Logistics’ controlling financial interest in Inland Corporation (“Inland”).
The mix of products delivered varies seasonally, with gasoline demand peaking during the summer months, and demand for heating oil and other distillate fuels peaking in the winter. In addition, weather conditions in the areas served by the refined products pipelines affect both the demand for, and the mix of, the refined products delivered through the pipelines, although historically, any overall impact on the total volume shipped has been short-term. The products transported in these pipelines include multiple grades of gasoline, and middle distillates, such as heating oil, diesel and jet fuel.

In addition to the consolidated pipeline assets, Sunoco Logistics owns equity interests in four common carrier refined products pipelines including: Explorer Pipeline Company, Yellowstone Pipe Line Company, West Shore Pipe Line Company and Wolverine Pipe Line Company.
Refined Products Terminals
Refined Products. Sunoco Logistics has approximately 40 refined products terminals with an aggregate storage capacity of 8 million barrels that facilitate the movement of refined products to or from storage or transportation systems, such as a pipeline, to other transportation systems, such as trucks or other pipelines. Each facility typically consists of multiple storage tanks and is equipped with automated truck loading equipment that is operational 24 hours a day.
Eagle Point. In additional to crude oil service, the Eagle Point terminal can accommodate three marine vessels (ships or barges) to receive and deliver refined products to outbound ships and barges. The tank farm has a total active refined products storage capacity of approximately 6 million barrels, and provides customers with access to the facility via barge, pipeline and rail. The terminal can deliver via barge, truck or pipeline, providing customers with access to various markets. The terminal generates revenue primarily by charging fees based on throughput, blending services and storage.
Marcus Hook Industrial Complex. The Marcus Hook Industrial Complex can receive refined products via marine vessel, pipeline, truck and rail, and can deliver via marine vessel, pipeline and truck.
Marcus Hook Tank Farm. The Marcus Hook Tank Farm has a total refined products storage capacity of approximately 2 million barrels of refined products storage. The tank farm historically served Sunoco Inc.'s Marcus Hook refinery and generated revenue from the related throughput and storage. In 2012, the main processing units at the refinery were idled in connection with Sunoco Inc.'s exit from its refining business. The terminal continues to receive and deliver refined products via pipeline and now primarily provides terminalling services to support movements on Sunoco Logistics’ refined products pipelines.
Refined Products Acquisition and Marketing
Sunoco Logistics’ refined products acquisition and marketing activities include the acquisition, marketing and selling of bulk refined products such as gasoline products and distillates. These activities utilize Sunoco Logistics’ refined products pipeline and terminal assets, as well as third-party assets and facilities.
Retail Marketing

As discussed above, ETP contributed all of its remaining retail operations to Sunoco LP effective January 1, 2016.
Company-operated sites, which are operated by Sunoco R&M, are sites at which fuel products are delivered directly to the site by company-operated trucks or by contract carriers. Most of the company-operated sites include a convenience store under the Aplus® brand. The highest concentration of retail outlets are located in Pennsylvania, New York, Florida, New Jersey, and South Carolina.
Brands
ETP manages a strong proprietary fuel and convenience store brand through its retail portfolio of outlets, including Sunoco® and Aplus®.
Of the total retail outlets that are company-operated, 438 operate under the Sunoco® fuel brand as of December 31, 2015. The Sunoco® brand is positioned as a premium fuel brand. Brand improvements in recent years have focused on physical image, customer service and product offerings. In addition, Sunoco, Inc. believes its brands and high performance gasoline business have benefited from its sponsorship agreements with NASCAR®, INDYCAR® and the NHRA®. Under the sponsorship agreement with NASCAR®, which continues until 2022, Sunoco® is the Official Fuel of NASCAR® and APlus® is the Official Convenience Store of NASCAR®. Sunoco, Inc. has exclusive rights to use certain NASCAR® trademarks to advertise and promote Sunoco, Inc. products and is the exclusive fuel supplier for the three major NASCAR® racing series. The sponsorship agreements with INDYCAR® and NHRA® continue through 2018 and 2024, respectively.
In addition to operating premium proprietary brands, ETP’s subsidiaries operate as a significant distributor to multiple top-tier fuel brands, including Exxon®, Mobil®, Valero®, Shell® and Chevron®.
Convenience Store Operations
ETP subsidiaries operate 384 convenience stores under the proprietary Aplus® convenience store brand as of December 31, 2015. These stores complement sales of fuel products with a broad mix of merchandise, food service, and other services.

The following table sets forth information concerning the company-operated convenience stores during 2015:

Number of stores at December 31, 2015	384
Merchandise sales (thousands of dollars/store/month)	$119
Merchandise margin (% sales)	26.5%
All Other
Liquefaction Project
ETP owns a 40% interest in LCL, with the remaining 60% owned by ETE. LCL is in the process of developing a liquefaction project in conjunction with BG Group plc (“BG”). See further discussion under “— Investment in Lake Charles LNG.”
Contract Services Operations
ETP owns and operates a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and BTU management. ETP’s contract treating services are primarily located in Texas, Louisiana and Arkansas.
Natural Resources Operations
ETP’s Natural Resources operations primarily involve the management and leasing of coal properties and the subsequent collection of royalties. ETP also earns revenues from other land management activities, such as selling standing timber, leasing fee-based coal-related infrastructure facilities to certain lessees and end-user industrial plants, collecting oil and gas royalties and from coal transportation, or wheelage fees. As of December 31, 2015, ETP owned or controlled approximately 821 million tons of proven and probable coal reserves in central and northern Appalachia, properties in eastern Kentucky, Tennessee, southwestern Virginia and southern West Virginia and the Illinois Basin, properties in southern Illinois, Indiana, and western Kentucky and as the operator of end-user coal handling facilities. Since 2004, the Natural Resources operations held a 50% interest in a coal services company with Alpha Natural Resources. In December 2014, ETP acquired the remaining 50% membership interest. The company, now known as Materials Handling Solutions, LLC, owns and operates facilities for industrial customers on a fee basis. During 2014, ETP’s coal reserves located in the San Juan basin were depleted and its associated coal royalties revenues ceased.
Investment in Sunoco LP
Wholesale Operations
Sunoco, LP’s wholesale operations are a wholesale distributor of motor fuels and other petroleum products which they supply to the retail operations, the affiliate, Sunoco, Inc., third-party dealers, and independent operators of consignment locations.
Sunoco LP purchases motor fuel primarily from independent refiners and major oil companies and distributes it across more than 30 states throughout the East Coast and Southeast Regions of the United States from Maine to Florida and from Florida to New Mexico, as well as Hawaii to:

•	customers through its approximately 900 company operated convenience stores and fuel outlets, including 725 Stripes convenience stores;

•	438 Sunoco convenience stores and retail fuel outlets, pursuant to the SUN R&M Distribution Contract (supplied by Sunoco LLC);

•	147 independently operated consignment locations where we sell motor fuel under consignment arrangements to retail customers;

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5,323 convenience stores and retail fuel outlets operated by independent operators, which are referred to as “dealers,” or “distributors” pursuant to long-term distribution agreements (including 4,624 Sunoco branded dealers and distributors supplied by Sunoco LLC on a consolidated basis); and

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approximately 1,930 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers (including 373 supplied by Sunoco LLC on a consolidated basis).

Through its ownership interest in Sunoco LLC, Sunoco LP is the exclusive wholesale supplier of the iconic Sunoco branded motor fuel, supplying an extensive distribution network of approximately 5,000 Sunoco-branded third-party and affiliate operated locations throughout the southeast, mid-Atlantic and northeast regions of the United States as well as 191 company-operated Sunoco branded locations in Texas. We believe we are one of the largest independent motor fuel distributors by gallons in Texas and, through our various entities, one of the largest distributors of Chevron, Exxon, and Valero branded motor fuel in the United States. In addition to distributing motor fuel, Sunoco LP also distributes other petroleum products such as propane and lube oil, and receives rental income from real estate that it leases or subleases. Sales of fuel from its wholesale operations to its retail operations are delivered at a cost plus profit margin.
Investment in Lake Charles LNG
Regasification Facility
Lake Charles LNG, a wholly-owned subsidiary of ETE, owns a LNG import terminal and regasification facility located on Louisiana’s Gulf Coast near Lake Charles, Louisiana. The import terminal has approximately 9.0 Bcf of above ground LNG storage capacity and the regasification facility has a run rate send out capacity of 1.8 Bcf/day.
Liquefaction Project
LCL, an entity owned 60% by ETE and 40% by ETP, is in the process of developing the liquefaction project in conjunction with BG pursuant to a project development agreement entered into in September 2013. Pursuant to this agreement, each of LCL and BG are obligated to pay 50% of the development expenses for the liquefaction project, subject to reimbursement by the other party if such party withdraws from the project prior to both parties making an affirmative FID to become irrevocably obligated to fully develop the project, subject to certain exceptions. The liquefaction project is expected to consist of three LNG trains with a combined design nameplate outlet capacity of 16.2 metric tonnes per annum. Once completed, the liquefaction project will enable LCL to liquefy domestically produced natural gas and export it as LNG. By adding the new liquefaction facility and integrating with the existing LNG regasification/import facility, the enhanced facility will become a bi-directional facility capable of exporting and importing LNG. BG is the sole customer for the existing regasification facility and is obligated to pay reservation fees for 100% of the regasification capacity regardless of whether it actually utilizes such capacity pursuant to a regasification services agreement that terminates in 2030. The liquefaction project will be constructed on 440 acres of land, of which 80 acres are owned by Lake Charles LNG and the remaining acres are to be leased by LCL under a long-term lease from the Lake Charles Harbor and Terminal District.
The construction of the liquefaction project is subject to each of LCL and BG making an affirmative FID to proceed with the project, which decision is in the sole discretion of each party. In the event an affirmative FID is made by both parties, LCL and BG will enter into several agreements related to the project, including a liquefaction services agreement pursuant to which BG will pay LCL for liquefaction services on a tolling basis for a minimum 25-year term with evergreen extension options for 20 years. In addition, a subsidiary of BG, a highly experienced owner and operator of LNG facilities, would oversee construction of the liquefaction facility and, upon completion of construction, manage the operations of the liquefaction facility on behalf of LCL. Subject to receipt of regulatory approvals, we anticipate that each of LCL and BG will make an affirmative FID in 2016 and then commence construction of the liquefaction project in order to place the first and second LNG trains in service in 2021 and the train in service in early 2022.
The export of LNG produced by the liquefaction project from the U.S. will be undertaken under long-term export authorizations issued by the DOE to Lake Charles Exports, LLC (“LCE”), which is currently a jointly owned subsidiary of BG and ETP and following FID, will be 100% owned by BG. In July 2011, LCE obtained a DOE authorization to export LNG to countries with which the U.S. has or will have Free Trade Agreements (“FTA”) for trade in natural gas (the “FTA Authorization”). In August 2013, LCE obtained a conditional DOE authorization to export LNG to countries that do not have an FTA for trade in natural gas (the “Non-FTA Authorization”). The FTA Authorization and Non-FTA Authorization have 25- and 20-year terms, respectively. In January 2013, LCL filed for a secondary, non-cumulative FTA and Non-FTA Authorization to be held by LCL. FTA Authorization was granted in March 2013 and we expect the DOE to issue the Non-FTA Authorization to LCL in due course.
Prior to being authorized to export LNG, we must also receive wetlands permits from the U.S. Army Corps of Engineers (“USACE”) to perform wetlands mitigation work and to perform modification and dredging work for the temporary and permanent dock facilities at the Lake Charles LNG facilities. We expect to receive the wetlands permit from the USACE in the first quarter of 2016.
In December 2015, ETP announced that the Lake Charles LNG Project has received approval from the FERC to site, construct and operate a natural gas liquefaction and export facility in Lake Charles, Louisiana. On February 15, 2016, Royal Dutch Shell plc completed its acquisition of BG Group plc. Final investment decisions from Royal Dutch Shell plc and LCL are expected to be made in 2016, with construction to start immediately following an affirmative investment decision and first LNG export anticipated about four years later.

Competition
Natural Gas
The business of providing natural gas gathering, compression, treating, transporting, storing and marketing services is highly competitive. Since pipelines are generally the only practical mode of transportation for natural gas over land, the most significant competitors of our transportation and storage operations are other pipelines. Pipelines typically compete with each other based on location, capacity, price and reliability.
We face competition with respect to retaining and obtaining significant natural gas supplies under terms favorable to us for the gathering, treating and marketing portions of our business. Our competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport and market natural gas. Many of our competitors, such as major oil and gas and pipeline companies, have capital resources and control supplies of natural gas substantially greater than ours.
In marketing natural gas, we have numerous competitors, including marketing affiliates of interstate pipelines, major integrated oil companies, and local and national natural gas gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Local utilities and distributors of natural gas are, in some cases, engaged directly, and through affiliates, in marketing activities that compete with our marketing operations.
NGL
In markets served by our NGL pipelines, we face competition with other pipeline companies, including those affiliated with major oil, petrochemical and natural gas companies, and barge, rail and truck fleet operations. In general, our NGL pipelines compete with these entities in terms of transportation fees, reliability and quality of customer service. We face competition with other storage facilities based on fees charged and the ability to receive and distribute the customer’s products. We compete with a number of NGL fractionators in Texas and Louisiana. Competition for such services is primarily based on the fractionation fee charged.
Crude Oil and Products
In markets served by our products and crude oil pipelines, we face competition with other pipelines. Generally, pipelines are the lowest cost method for long-haul, overland movement of products and crude oil. Therefore, the most significant competitors for large volume shipments in the areas served by our pipelines are other pipelines. In addition, pipeline operations face competition from trucks that deliver products in a number of areas that our pipeline operations serve. While their costs may not be competitive for longer hauls or large volume shipments, trucks compete effectively for incremental and marginal volume in many areas served by our pipelines.
We also face competition among common carrier pipelines carrying crude oil. This competition is based primarily on transportation charges, access to crude oil supply and market demand. Similar to pipelines carrying products, the high capital costs deter competitors for the crude oil pipeline systems from building new pipelines. Competitive factors in crude oil purchasing and marketing include price and contract flexibility, quantity and quality of services, and accessibility to end markets.
Our refined product terminals compete with other independent terminals with respect to price, versatility and services provided. The competition primarily comes from integrated petroleum companies, refining and marketing companies, independent terminal companies and distribution companies with marketing and trading operations.
Retail Marketing
We face strong competition in the market for the sale of retail gasoline and merchandise. Our competitors include service stations of large integrated oil companies, independent gasoline service stations, convenience stores, fast food stores, and other similar retail outlets, some of which are well-recognized national or regional retail systems. The number of competitors varies depending on the geographical area. It also varies with gasoline and convenience store offerings. The principal competitive factors affecting our retail marketing operations include gasoline and diesel acquisition costs, site location, product price, selection and quality, site appearance and cleanliness, hours of operation, store safety, customer loyalty and brand recognition. We compete by pricing gasoline competitively, combining retail gasoline business with convenience stores that provide a wide variety of products, and using advertising and promotional campaigns. We believe that we are in a position to compete effectively as a marketer of refined products because of the location of our retail network, which is well integrated with the distribution system operated by Sunoco Logistics and Sunoco LP.

Credit Risk and Customers
Credit risk refers to the risk that a counterparty may default on its contractual obligations resulting in a loss to the Partnership. Credit policies have been approved and implemented to govern the Partnership’s portfolio of counterparties with the objective of mitigating credit losses. These policies establish guidelines, controls and limits to manage credit risk within approved tolerances by mandating an appropriate evaluation of the financial condition of existing and potential counterparties, monitoring agency credit ratings, and by implementing credit practices that limit exposure according to the risk profiles of the counterparties. Furthermore, the Partnership may at times require collateral under certain circumstances to mitigate credit risk as necessary. We also implement the use of industry standard commercial agreements which allow for the netting of positive and negative exposures associated with transactions executed under a single commercial agreement. Additionally, we utilize master netting agreements to offset credit exposure across multiple commercial agreements with a single counterparty or affiliated group of counterparties.
The Partnership’s counterparties consist of a diverse portfolio of customers across the energy industry, including petrochemical companies, commercial and industrials, oil and gas producers, municipalities, gas and electric utilities, midstream companies and independent power generators. Our overall exposure may be affected positively or negatively by macroeconomic or regulatory changes that impact our counterparties to one extent or another. Currently, management does not anticipate a material adverse effect in our financial position or results of operations as a consequence of counterparty non-performance.
Natural gas transportation and midstream revenues are derived significantly from companies that engage in exploration and production activities. The discovery and development of new shale formations across the United States has created an abundance of natural gas and crude oil resulting in a negative impact on prices in recent years for natural gas and in recent months for crude oil. As a result, some of our exploration and production customers have been negatively impacted; however, we are monitoring these customers and mitigating credit risk as necessary.
During the year ended December 31, 2015, none of our customers individually accounted for more than 10% of our consolidated revenues.
WMB operates in many of the same lines of the business as our subsidiaries and therefore has many of the same or similar counterparties.  For the year ended December 31, 2015, WMB has reported that one customer, Chesapeake Energy Corporation, and its affiliates, accounted for 18% of WMB’s total revenue.
Regulation of Interstate Natural Gas Pipelines.  The FERC has broad regulatory authority over the business and operations of interstate natural gas pipelines. Under the Natural Gas Act (“NGA”), the FERC generally regulates the transportation of natural gas in interstate commerce. For FERC regulatory purposes, “transportation” includes natural gas pipeline transmission (forwardhauls and backhauls), storage and other services. The Florida Gas Transmission, Transwestern, Panhandle Eastern, Trunkline Gas, Tiger, Fayetteville Express, Sea Robin, Gulf States and Midcontinent Express pipelines transport natural gas in interstate commerce and thus each qualifies as a “natural-gas company” under the NGA subject to the FERC’s regulatory jurisdiction. We also hold certain storage facilities that are subject to the FERC’s regulatory oversight.
The FERC’s NGA authority includes the power to:

•	approve the siting, construction and operation of new facilities;

•	review and approve transportation rates;

•	determine the types of services our regulated assets are permitted to perform;

•	regulate the terms and conditions associated with these services;

•	permit the extension or abandonment of services and facilities;

•	require the maintenance of accounts and records; and

•	authorize the acquisition and disposition of facilities.
Under the NGA, interstate natural gas companies must charge rates that are just and reasonable. In addition, the NGA prohibits natural gas companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service.
The maximum rates to be charged by NGA-jurisdictional natural gas companies and their terms and conditions for service are required to be on file with the FERC. Most natural gas companies are authorized to offer discounts from their FERC-approved maximum just and reasonable rates when competition warrants such discounts. Natural gas companies are also generally permitted to offer negotiated rates different from rates established in their tariff if, among other requirements, such companies’ tariffs offer a cost-based recourse rate available to a prospective shipper as an alternative to the negotiated rate. Natural gas companies must make offers of rate discounts and negotiated rates on a basis that is not unduly discriminatory. Existing tariff rates may be challenged by complaint or on FERC’s own motion, and if found unjust and unreasonable, may be altered on a prospective basis from no earlier than the date of the complaint or initiation of a proceeding by the FERC. The FERC must also approve all rate changes. We cannot guarantee that the FERC will allow us to charge rates that fully recover our costs or continue to pursue its approach of pro-competitive policies.
In 2011, in lieu of filing a new NGA Section 4 general rate case, Transwestern filed a proposed settlement with the FERC, which was approved by the FERC on October 31, 2011. In general, the settlement provides for the continued use of Transwestern’s currently effective transportation and fuel tariff rates, with the exception of certain San Juan Lateral fuel rates, which we were required to reduce over a three year period beginning in April 2012. On October 1, 2014, Transwestern filed a general NGA Section 4 rate case pursuant to a 2011 settlement agreement with its shippers.  On December 2, 2014, the FERC issued an order accepting and suspending the rates to be effective April 1, 2015, subject to refund, and setting a procedural schedule with a hearing scheduled in August 2015. Transwestern reached a settlement with its customers and filed a settlement on June 22, 2015.  The settlement also resolved certain non-rate matters and approved Transwestern’s use of certain previously approved accounting methodologies. The FERC approved the settlement by order dated October 15, 2015.
On October 31, 2014, FGT filed a general NGA Section 4 rate case pursuant to a 2010 settlement agreement with its shippers. On November 28, 2014, the FERC issued an order accepting and suspending the rates to be effective May 1, 2015, subject to refund, and setting a procedural schedule with a hearing scheduled in late 2015. FGT reached a settlement with its customers and filed a settlement on September 11, 2015.  The FERC approved the settlement by order dated December 4, 2015.
On December 2, 2013, Sea Robin filed a general NGA Section 4 rate case at the FERC as required by a previous rate case settlement. In the filing, Sea Robin sought to increase its authorized rates to recover costs related to asset retirement obligations, depreciation, and return and taxes. Filed rates were put into effect June 1, 2014 and estimated settlement rates were put into effect September 1, 2014, subject to refund. A settlement was reached with the shippers and a stipulation and agreement was filed with the FERC on July 23, 2014. The settlement was certified to the FERC by the administrative law judge on October 7, 2014 and the settlement, as modified on January 16, 2015, was approved by the FERC on June 26, 2015. In September 2015, related to the final settlement, Sea Robin made refunds to customers totaling $11 million, including interest.
The rates charged for services on the Fayetteville Express pipeline are largely governed by long-term negotiated rate agreements. The FERC also approved cost-based recourse rates available to prospective shippers as an alternative to negotiated rates.
The rates charged for services on the Tiger pipeline are largely governed by long-term negotiated rate agreements.
Pursuant to the FERC’s rules promulgated under the Energy Policy Act of 2005, it is unlawful for any entity, directly or indirectly, in connection with the purchase or sale of electric energy or natural gas or the purchase or sale of transmission or transportation services subject to FERC jurisdiction: (i) to defraud using any device, scheme or artifice; (ii) to make any untrue statement of material fact or omit a material fact; or (iii) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit. The Commodity Futures Trading Commission (“CFTC”) also holds authority to monitor certain segments of the physical and futures energy commodities market pursuant to the Commodity Exchange Act (“CEA”). With regard to our physical purchases and sales of natural gas, NGLs or other energy commodities; our gathering or transportation of these energy commodities; and any related hedging activities that we undertake, we are required to observe these anti-market manipulation laws and related regulations enforced by the FERC and/or the CFTC. These agencies hold substantial enforcement authority, including the ability to assess or seek civil penalties of up to $1 million per day per violation, to order disgorgement of profits and to recommend criminal penalties. Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third party damage claims by, among others, sellers, royalty owners and taxing authorities.
Failure to comply with the NGA, the Energy Policy Act of 2005, the CEA and the other federal laws and regulations governing our operations and business activities can result in the imposition of administrative, civil and criminal remedies.
Regulation of Intrastate Natural Gas and NGL Pipelines.  Intrastate transportation of natural gas and NGLs is largely regulated by the state in which such transportation takes place. To the extent that our intrastate natural gas transportation systems transport natural gas in interstate commerce, the rates and terms and conditions of such services are subject to FERC jurisdiction under Section 311 of the Natural Gas Policy Act (“NGPA”). The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline. The rates and terms and conditions of some transportation and storage services provided on the Oasis pipeline, HPL System, East Texas pipeline and ET Fuel System are subject to FERC regulation pursuant to Section 311 of the NGPA. Under Section 311, rates charged for intrastate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The terms and conditions of service set forth in the intrastate facility’s statement of operating conditions are also subject to FERC review and approval. Should the FERC determine not to authorize rates equal to or greater than our currently approved Section 311 rates, our business may be adversely affected. Failure to observe the service limitations applicable to transportation and storage services under Section 311, failure to comply with the rates approved by the FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline’s FERC-approved statement of operating conditions could result in an alteration of jurisdictional status, and/or the imposition of administrative, civil and criminal remedies.
Our intrastate natural gas operations are also subject to regulation by various agencies in Texas, principally the TRRC. Our intrastate pipeline and storage operations in Texas are also subject to the Texas Utilities Code, as implemented by the TRRC. Generally, the TRRC is vested with authority to ensure that rates, operations and services of gas utilities, including intrastate pipelines, are just and reasonable and not discriminatory. The rates we charge for transportation services are deemed just and reasonable under Texas law unless challenged in a customer or TRRC complaint. We cannot predict whether such a complaint will be filed against us or whether the TRRC will change its regulation of these rates. Failure to comply with the Texas Utilities Code can result in the imposition of administrative, civil and criminal remedies.
Our NGL pipelines and operations may also be or become subject to state public utility or related jurisdiction which could impose additional safety and operational regulations relating to the design, siting, installation, testing, construction, operation, replacement and management of NGL gathering facilities. In addition, the rates, terms and conditions for shipments of NGLs on our pipelines are subject to regulation by FERC under the Interstate Commerce Act (“ICA”) and the Energy Policy Act of 1992 (the “EPAct of 1992) if the NGLs are transported in interstate or foreign commerce whether by our pipelines or other means of transportation. Since we do not control the entire transportation path of all NGLs shipped on our pipelines, FERC regulation could be triggered by our customers’ transportation decisions.
Regulation of Sales of Natural Gas and NGLs.  The price at which we buy and sell natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. The price at which we sell NGLs is not subject to federal or state regulation.
To the extent that we enter into transportation contracts with natural gas pipelines that are subject to FERC regulation, we are subject to FERC requirements related to use of such capacity. Any failure on our part to comply with the FERC’s regulations and policies, or with an interstate pipeline’s tariff, could result in the imposition of civil and criminal penalties.
Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC is continually proposing and implementing new rules and regulations affecting those operations of the natural gas industry. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation. We cannot predict the ultimate impact of these regulatory changes to our natural gas marketing operations, and we note that some of the FERC’s regulatory changes may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. We do not believe that we will be affected by any such FERC action in a manner that is materially different from other natural gas marketers with whom we compete.
Regulation of Gathering Pipelines.  Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of the FERC under the NGA. We own a number of natural gas pipelines in Texas, Louisiana and West Virginia that we believe meet the traditional tests the FERC uses to establish a pipeline’s status as a gatherer not subject to FERC jurisdiction. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services has been the subject of substantial litigation and varying interpretations, so the classification and regulation of our gathering facilities could be subject to change based on future determinations by the FERC, the courts and Congress. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation.
In Texas, our gathering facilities are subject to regulation by the TRRC under the Texas Utilities Code in the same manner as described above for our intrastate pipeline facilities. Louisiana’s Pipeline Operations Section of the Department of Natural Resources’ Office of Conservation is generally responsible for regulating intrastate pipelines and gathering facilities in Louisiana and has authority to review and authorize natural gas transportation transactions and the construction, acquisition, abandonment and interconnection of physical facilities.
Historically, apart from pipeline safety, Louisiana has not acted to exercise this jurisdiction respecting gathering facilities. In Louisiana, our Chalkley System is regulated as an intrastate transporter, and the Louisiana Office of Conservation has determined that our Whiskey Bay System is a gathering system.
We are subject to state ratable take and common purchaser statutes in all of the states in which we operate. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting the right of an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas.
Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels. For example, the TRRC has approved changes to its regulations governing transportation and gathering services performed by intrastate pipelines and gatherers, which prohibit such entities from unduly discriminating in favor of their affiliates. Many of the producing states have adopted some form of complaint-based regulation that generally allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination allegations. Our gathering operations could be adversely affected should they be subject in the future to the application of additional or different state or federal regulation of rates and services. Our gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.
Regulation of Interstate Crude Oil and Products Pipelines. Interstate common carrier pipeline operations are subject to rate regulation by the FERC under the ICA, the EPAct of 1992, and related rules and orders. The ICA requires that tariff rates for petroleum pipelines be “just and reasonable” and not unduly discriminatory and that such rates and terms and conditions of service be filed with the FERC. This statute also permits interested persons to challenge proposed new or changed rates. The FERC is authorized to suspend the effectiveness of such rates for up to seven months, though rates are typically not suspended for the maximum allowable period. If the FERC finds that the new or changed rate is unlawful, it may require the carrier to pay refunds for the period that the rate was in effect. The FERC also may investigate, upon complaint or on its own motion, rates that are already in effect and may order a carrier to change its rates prospectively. Upon an appropriate showing, a shipper may obtain reparations for damages sustained for a period of up to two years prior to the filing of a complaint.
The FERC generally has not investigated interstate rates on its own initiative when those rates, like those we charge, have not been the subject of a protest or a complaint by a shipper. However, the FERC could investigate our rates at the urging of a third party if the third party is either a current shipper or has a substantial economic interest in the tariff rate level. Although no assurance can be given that the tariffs charged by us ultimately will be upheld if challenged, management believes that the tariffs now in effect for our pipelines are within the maximum rates allowed under current FERC policies and precedents.
For many locations served by our product and crude pipelines, we are able to establish negotiated rates.  Otherwise, we are permitted to charge cost-based rates, or in many cases, grandfathered rates based on historical charges or settlements with our customers.
Regulation of Intrastate Crude Oil and Products Pipelines. Some of our crude oil and products pipelines are subject to regulation by the TRRC, the PA PUC, and the Oklahoma Corporation Commission. The operations of our joint venture interests are also subject to regulation in the states in which they operate. The applicable state statutes require that pipeline rates be nondiscriminatory and provide no more than a fair return on the aggregate value of the pipeline property used to render services. State commissions generally have not initiated an investigation of rates or practices of petroleum pipelines in the absence of shipper complaints. Complaints to state agencies have been infrequent and are usually resolved informally. Although management cannot be certain that our intrastate rates ultimately would be upheld if challenged, we believe that, given this history, the tariffs now in effect are not likely to be challenged or, if challenged, are not likely to be ordered to be reduced.
Regulation of Pipeline Safety.  Our pipeline operations are subject to regulation by the DOT, through the PHMSA, pursuant to the Natural Gas Pipeline Safety Act of 1968, as amended (“NGPSA”), with respect to natural gas and the Hazardous Liquids Pipeline Safety Act of 1979, as amended (“HLPSA”), with respect to crude oil, NGLs and condensates. Both the NGPSA and the HLPSA were amended by the Pipeline Safety Improvement Act of 2002 (“PSI Act”) and the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006 (“PIPES Act”). The NGPSA and HLPSA, as amended, govern the design, installation, testing, construction, operation, replacement and management of natural gas as well as crude oil, NGL and condensate pipeline facilities. Pursuant to these acts, PHMSA has promulgated regulations governing pipeline wall thickness, design pressures, maximum operating pressures, pipeline patrols and leak surveys, minimum depth requirements, and emergency procedures, as well as other matters intended to ensure adequate protection for the public and to prevent accidents and failures. Additionally, PHMSA has established a series of rules requiring pipeline operators to develop and implement integrity management programs for certain gas and hazardous liquid pipelines that, in the event of a pipeline leak or rupture, could affect high consequence areas (“HCAs”), which are areas where a release could have the most significant adverse consequences, including high population areas, certain drinking water sources and unusually sensitive ecological areas. Failure to comply with the pipeline safety laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory, remedial or corrective action obligations, or the issuance of injunctions limiting or prohibiting some or all of our operations in the affected area.

The NGPSA and HLPSA were most recently amended in 2012 when President Obama signed into law the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (“2011 Pipeline Safety Act”) which re-authorized the federal pipeline safety programs of PHMSA through 2015 and increased pipeline safety regulation. Among other things, the legislation doubled the maximum administrative fines for safety violations from $100,000 to $200,000 for a single violation and from $1 million to $2 million for a related series of violations, but provided that these maximum penalty caps do not apply to certain civil enforcement actions; permitted the DOT Secretary to mandate automatic or remote controlled shut off valves on new or entirely replaced pipelines; required the DOT Secretary to evaluate whether integrity management system requirements should be expanded beyond HCAs; and provided for regulation of carbon dioxide transported by pipeline in a gaseous state and requires the DOT Secretary to prescribe minimum safety regulations for such transportation. New pipeline safety legislation that would reauthorize the federal pipeline safety programs of PHMSA through 2019 has been introduced and is expected to be considered by Congress in 2016. One bill entitled “Securing America’s Future Energy: Protecting Infrastructure of Pipelines and Enhancing Safety” (or “SAFE PIPES”) has already been approved by the Senate Committee on Commerce, Science, and Transportation and is now subject to consideration by the U.S. Senate. Passage of any new legislation reauthorizing the PHMSA pipeline safety programs is expected to require, among other things, pursuit of some or all of those legal mandates included in the 2011 Pipeline Safety Act but not acted upon by the DOT Secretary or PHMSA.
In addition, states have adopted regulations, similar to existing PHMSA regulations, for intrastate gathering and transmission lines. The states in which we conduct operations typically have developed regulatory programs that parallel the federal regulatory scheme and are applicable to intrastate pipelines transporting natural gas and NGLs. Under such state regulatory programs, states have the authority to conduct pipeline inspections, to investigate accidents and to oversee compliance and enforcement, safety programs and record maintenance and reporting. Congress, PHMSA and individual states may pass or implement additional safety requirements that could result in increased compliance costs for us and other companies in our industry. For example, federal construction, maintenance and inspection standards under the NGPSA that apply to pipelines in relatively populated areas may not apply to gathering lines running through rural regions. This “rural gathering exemption” under the NGPSA presently exempts substantial portions of our gathering facilities located outside of cities, towns or any area designated as residential or commercial from jurisdiction under the NGPSA, but does not apply to our intrastate natural gas pipelines. In recent years, the PHMSA has considered changes to this rural gathering exemption, including publishing an advance notice of proposed rulemaking relating to gas pipelines in 2011, in which the agency sought public comment on possible changes to the definition of “high consequence areas” and “gathering lines” and the strengthening of pipeline integrity management requirements. More recently, in October 2015, PHMSA issued a notice of proposed rulemaking relating to hazardous liquid pipelines that, among other things, proposes to extend its integrity management requirements to previously exempt pipelines, and to impose additional obligations on pipeline operators that are already subject to the integrity management requirements. Specifically, PHMSA proposes to extend reporting requirements to all gravity and gathering lines, require periodic inline integrity assessments of pipelines that are located outside of HCAs, and require the use of leak detection systems on pipelines in all locations, including outside of HCAs. The changes proposed by PHMSA in each of these proposals continue to remain under consideration by the agency. Historically our pipeline safety costs have not had a material adverse effect on our business or results of operations but there is no assurance that such costs will not be material in the future, whether due to elimination of the rural gathering exemption or otherwise due to changes in pipeline safety laws and regulations.
In another example of how future legal requirements could result in increased compliance costs, notwithstanding the applicability of the OSHA’s Process Safety Management (“PSM”) regulations and the EPA’s Risk Management Planning (“RMP”) requirements at regulated facilities, PHMSA and one or more state regulators, including the Texas Railroad Commission, have in the recent past, expanded the scope of their regulatory inspections to include certain in-plant equipment and pipelines found within NGL fractionation facilities and associated storage facilities, in order to assess compliance of such equipment and pipelines with hazardous liquid pipeline safety requirements. These recent actions by PHMSA are currently subject to judicial and administrative challenges by one or more midstream operators; however, to the extent that such legal challenges are unsuccessful, midstream operators of NGL fractionation facilities and associated storage facilities subject to such inspection may be required to make operational changes or modifications at their facilities to meet standards beyond current PSM and RMP requirements, which changes or modifications may result in additional capital costs, possible operational delays and increased costs of operation that, in some instances, may be significant.
Environmental Matters
General. Our operation of processing plants, pipelines and associated facilities, including compression, in connection with the gathering, processing, storage and transmission of natural gas and the storage and transportation of NGLs, crude oil and refined products is subject to stringent federal, tribal, state and local laws and regulations, including those governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and nonhazardous materials and wastes, and the cleanup of contamination. Noncompliance with such laws and regulations, or incidents resulting in environmental releases, could cause us to incur substantial costs, penalties, fines and criminal sanctions, third party claims for personal injury or property damage, capital expenditures to retrofit or upgrade our facilities and programs, or curtailment or cancellation of operations. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of doing business, including our cost of planning, constructing and operating our plants, pipelines and other facilities. Asa result of these laws and regulations our construction and operation costs include capital, operating and maintenance cost items necessary to maintain or upgrade our equipment and facilities.
We have implemented procedures to ensure that all governmental environmental approvals for both existing operations and those under construction are updated as circumstances require. Historically, our environmental compliance costs have not had a material adverse effect on our business, results of operations or financial condition; however, there can be no assurance that such costs will not be material in the future. For example, we cannot be certain that identification of presently unidentified conditions, more rigorous enforcement by regulatory agencies, enactment of more stringent environmental laws and regulations or other unanticipated events will not arise in the future and give rise to environmental liabilities that could have a material adverse effect on our business, financial condition or results of operations.
Hazardous Substances and Waste Materials. To a large extent, the environmental laws and regulations affecting our operations relate to the release of hazardous substances and waste materials into soils, groundwater and surface water and include measures to prevent, minimize or remediate contamination of the environment. These laws and regulations generally regulate the generation, storage, treatment, transportation and disposal of hazardous substances and waste materials and may require investigatory and remedial actions at sites where such material has been released or disposed. For example, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (“CERCLA”), also known as the “Superfund” law, and comparable state laws, impose liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to a release of a “hazardous substance” into the environment. These persons include the owner and operator of the site where a release occurred and companies that disposed or arranged for the disposal of the hazardous substance that has been released into the environment. Under CERCLA, these persons may be subject to strict, joint and several liability, without regard to fault, for, among other things, the costs of investigating and remediating the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA and comparable state law also authorize the federal EPA, its state counterparts, and, in some instances, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. Although “petroleum” as well as natural gas and NGLs are excluded from CERCLA’s definition of a “hazardous substance,” in the course of our ordinary operations we generate wastes that may fall within that definition or that may be subject to other waste disposal laws and regulations. We may be responsible under CERCLA or state laws for all or part of the costs required to clean up sites at which such substances or wastes have been disposed.
We also generate both hazardous and nonhazardous wastes that are subject to requirements of the federal Resource Conservation and Recovery Act, as amended, (“RCRA”), and comparable state statutes. We are not currently required to comply with a substantial portion of the RCRA hazardous waste requirements at many of our facilities because the minimal quantities of hazardous wastes generated there make us subject to less stringent nonhazardous management standards. From time to time, the EPA has considered or third parties have petitioned the agency on the adoption of stricter handling, storage and disposal standards for nonhazardous wastes, including certain wastes associated with the exploration, development and production of crude oil and natural gas. For example, in August 2015, several non-governmental organizations filed notice of intent to sue the EPA under RCRA for, among other things, the agency’s alleged failure to reconsider whether such RCRA exclusion for oilfield exploration, development and production wastes should continue to apply. It is possible that some wastes generated by us that are currently classified as nonhazardous may in the future be designated as “hazardous wastes,” resulting in the wastes being subject to more rigorous and costly disposal requirements, or that the full complement of RCRA standards could be applied to facilities that generate lesser amounts of hazardous waste. Changes such as these examples in applicable regulations may result in a material increase in our capital expenditures or plant operating and maintenance expense.
We currently own or lease sites that have been used over the years by prior owners or lessees and by us for various activities related to gathering, processing, storage and transmission of natural gas, NGLs, crude oil and products. Waste disposal practices within the oil and gas industry have improved over the years with the passage and implementation of various environmental laws and regulations. Nevertheless, some hydrocarbons and wastes have been disposed of or otherwise released on or under various sites during the operating history of those facilities that are now owned or leased by us. Notwithstanding the possibility that these releases may have occurred during the ownership or operation of these assets by others, these sites may be subject to CERCLA, RCRA and comparable state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or contamination (including soil and groundwater contamination) or to prevent the migration of contamination.
As of December 31, 2015 and 2014, accruals of $367 million and $401 million, respectively, were recorded in our consolidated balance sheets as accrued and other current liabilities and other non-current liabilities to cover estimated material environmental liabilities including, for example, certain matters assumed in connection with our acquisition of the HPL System, our acquisition of Transwestern, potential environmental liabilities for three sites that were formerly owned by Titan Energy Partners, L.P. or its predecessors, and the predecessor owner’s share of certain environmental liabilities of ETC OLP.
The Partnership is subject to extensive and frequently changing federal, tribal, state and local laws and regulations, including those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and composition of fuels. These laws and regulations require environmental assessment and remediation efforts at many of Sunoco, Inc.’s facilities and at formerly owned or third-party sites. Accruals for these environmental remediation activities amounted to $344 million and $363 million at December 31, 2015 and 2014, respectively, which is included in the total accruals above. These legacy sites that are subject to environmental assessments include formerly owned terminals and other logistics assets, retail sites that are no longer operated by Sunoco, Inc., closed and/or sold refineries and other formerly owned sites. In December 2013, a wholly-owned captive insurance company was established for these legacy sites that are no longer operating. The premiums paid to the captive insurance company include estimates for environmental claims that have been incurred but not reported, based on an actuarially determined fully developed claims expense estimate. In such cases, we accrue losses attributable to unasserted claims based on the discounted estimates that are used to develop the premiums paid to the captive insurance company. As of December 31, 2015 the captive insurance company held $238 million of cash and investments.
The Partnership’s accrual for environmental remediation activities reflects anticipated work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. The accrual for known claims is undiscounted and is based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. It is often extremely difficult to develop reasonable estimates of future site remediation costs due to changing regulations, changing technologies and their associated costs, and changes in the economic environment. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities.
Under various environmental laws, including the RCRA, the Partnership has initiated corrective remedial action at certain of its facilities and formerly owned facilities and at certain third-party sites. At the Partnership’s major manufacturing facilities, we have typically assumed continued industrial use and a containment/remediation strategy focused on eliminating unacceptable risks to human health or the environment. The remediation accruals for these sites reflect that strategy. Accruals include amounts designed to prevent or mitigate off-site migration and to contain the impact on the facility property, as well as to address known, discrete areas requiring remediation within the plants. Remedial activities include , for example, closure of RCRA waste management units, recovery of hydrocarbons, handling of impacted soil, mitigation of surface water impacts and prevention or mitigation of off-site migration. A change in this approach as a result of changing the intended use of a property or a sale to a third party could result in a comparatively higher cost remediation strategy in the future.
The Partnership currently owns or operates certain retail gasoline outlets where releases of petroleum products have occurred. Federal and state laws and regulations require that contamination caused by such certain of releases at these sites and at formerly owned sites be assessed and remediated to meet the applicable standards. Our obligation to remediate this type of contamination varies, depending on the extent of the release and the applicable laws and regulations. If the Partnership is eligible to participate, a portion of the remediation costs may be recoverable from the reimbursement fund of the applicable state, after any deductible has been met.
In general, a remediation site or issue is typically evaluated on an individual basis based upon information available for the site or issue and no pooling or statistical analysis is used to evaluate an aggregate risk for a group of similar items (for example, service station sites) in determining the amount of probable loss accrual to be recorded. The estimates of environmental remediation costs also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance allows us the minimum amount of the range to accrue. Accordingly, the low end of the range often represents the amount of loss which has been recorded.
In addition to the probable and estimable losses which have been recorded, management believes it is reasonably possible (that is, it is less than probable but greater than remote) that additional environmental remediation losses will be incurred. At December 31, 2015, the aggregate of such additional estimated maximum reasonably possible losses, which relate to numerous individual sites, totaled approximately $5 million, which amount is in excess of the $367 million in environmental accruals recorded on December 31, 2015. This estimate of reasonably possible losses comprises estimates for remediation activities at current logistics and retail assets, and in many cases, reflects the upper end of the loss ranges which are described above. Such estimates include potentially higher contractor costs for expected remediation activities, the potential need to use more costly or comprehensive remediation methods and longer operating and monitoring periods, among other things.
In summary, total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the nature of operations at each site, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of the Partnership’s liability at the sites, if any, in light of the number, participation level and financial viability of the other parties. The recognition of additional losses, if and when they were to occur, would likely extend over many years, but management can provide no assurance that it would be over many years. If changes in environmental laws or regulations occur or the assumptions used to estimate losses at multiple sites are adjusted, such changes could materially and adversely impact multiple facilities, formerly owned facilities and third-party sites at the same time.  As a result, from time to time, significant charges against income for environmental remediation may occur. And while management does not believe that any such charges would have a material adverse impact on the Partnership’s consolidated financial position, it can provide no assurance.
Transwestern conducts soil and groundwater remediation at a number of its facilities. Some of the cleanup activities include remediation of several compressor sites on the Transwestern system for contamination by PCBs, and the costs of this work are not eligible for recovery in rates. The total accrued future estimated cost of remediation activities expected to continue through 2025 is $7 million, which is included in the total environmental accruals mentioned above. Transwestern received FERC approval for rate recovery of projected soil and groundwater remediation costs not related to PCBs effective April 1, 2007. Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing potential PCB contamination. Future costs cannot be reasonably estimated because remediation activities are undertaken as potential claims are made by customers and former customers. Such future costs are not expected to have a material impact on our financial position, results of operations or cash flows, but management can provide no assurance.
Air Emissions. Our operations are subject to the federal Clean Air Act, as amended, and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our processing plants, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities, such as our processing plants and compression facilities, expected to produce air emissions or to result in the increase of existing air emissions, that we obtain and strictly comply with air permits containing various emissions and operational limitations, or that we utilize specific emission control technologies to limit emissions. We will incur capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. In addition, our processing plants, pipelines and compression facilities are subject to increasingly stringent regulations, including regulations that require the installation of control technology or the implementation of work practices to control hazardous air pollutants. Moreover, the Clean Air Act requires an operating permit for major sources of emissions and this requirement applies to some of our facilities. Historically, our costs for compliance with existing Clean Air Act and comparable state law requirements have not had a material adverse effect on our results of operations; however, there can be no assurance that such costs will not be material in the future. The EPA and state agencies are often considering, proposing or finalizing new regulations that could impact our existing operations and the costs and timing of new infrastructure development. For example, in October 2015, the EPA published a final rule under the Clean Air Act, lowering the National Ambient Air Quality Standard (“NAAQS”) for ground-level ozone to 70 parts per billion for the 8-hour primary and secondary ozone standards. The EPA anticipates designating new non-attainment areas by October 1, 2017, and requiring states to revise implementation plans by October 1, 2020, with compliance dates anticipated between 2021 and 2037 determined by the degree of non-attainment.  Compliance with this or other new regulations could, among other things, require installation of new emission controls on some of our equipment, result in longer permitting timelines, and significantly increase our capital expenditures and operating costs, which could adversely impact our business.
Clean Water Act. The Federal Water Pollution Control Act of 1972, as amended, also known as Clean Water Act and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including hydrocarbon-bearing wastes, into state waters and waters of the United States. Pursuant to the Clean Water Act and similar state laws, a National Pollutant Discharge Elimination System, or state permit, or both, must be obtained to discharge pollutants into federal and state waters. In addition, the Clean Water Act and comparable state laws require that individual permits or coverage under general permits be obtained by subject facilities for discharges of storm water runoff. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by permit. In May 2015, the EPA issued a final rule that attempts to clarify the federal jurisdictional reach over waters of the United States but this rule has been stayed nationwide by the U.S. Sixth Circuit Court of Appeals as that appellate court and numerous district courts ponder lawsuits opposing implementation of the rule. To the extent the rule expands the scope of the CWA’s jurisdiction, we could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas.
Spills. Our operations can result in the discharge of regulated substances, including NGLs, crude oil or other products. The Clean Water Act, as amended by the federal Oil Pollution Act of 1990, as amended, (“OPA”), and comparable state laws impose restrictions and strict controls regarding the discharge of regulated substances into state waters or waters of the United States. The Clean Water Act and comparable state laws can impose substantial administrative, civil and criminal penalties for non-compliance including spills and other non-authorized discharges. The OPA subjects owners of covered facilities to strict joint and potentially unlimited liability for removal costs and other consequences of a release of oil, where the release is into navigable waters, along shorelines or in the exclusive economic zone of the United States. Spill prevention control and countermeasure requirements of the Clean Water Act and some state laws require that containment dikes and similar structures be installed to help prevent the impact on navigable waters in the event of a release. The PHMSA, the EPA, or various state regulatory agencies, has approved our oil spill emergency response plans that one to be used in the event of a spill incident.
In addition, some states maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Our management believes that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our results of operations, financial position or expected cash flows.
Endangered Species Act. The Endangered Species Act, as amended, restricts activities that may affect endangered or threatened species or their habitat. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. We may operate in areas that are currently designated as a habitat for endangered or threatened species or where the discovery of previously unidentified endangered species, or the designation of additional species as endangered or threatened may occur in which event such one or more developments could cause us to incur additional costs, to develop habitat conservation plans, to become subject to expansion or operating restrictions, or bans in the affected areas. Moreover, such designation of previously unprotected species as threatened or endangered in areas where our oil and natural gas exploration and production customers operate could cause our customers to incur increased costs arising from species protection measures and could result in delays or limitations in our customers’ performance of operations, which could reduce demand for our services.
Climate Change. Based on findings made by the EPA that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the federal Clean Air Act that, among other things, establish Prevention of Significant Deterioration (“PSD”) and Title V permitting reviews for greenhouse gas emissions from certain large stationary sources that already are potential major sources of certain principal, or criteria, pollutant emissions. Facilities required to obtain PSD permits for their greenhouse gas emissions will be required to also reduce those emissions according to “best available control technology” standards for greenhouse gases, which are typically developed by the states. Any regulatory or permitting obligation that limits emissions of greenhouse gases could require us to incur costs to reduce or sequester emissions of greenhouse gases associated with our operations and also could adversely affect demand for the natural gas and other hydrocarbon products that we transport, process, or otherwise handle in connection with our services.
In addition, the EPA adopted regulations requiring the annual reporting of greenhouse gas emissions from certain petroleum and natural gas sources in the United States, including onshore oil and natural gas production, processing, transmission, storage and distribution facilities. On October 22, 2015, the EPA published a final rule that expands the petroleum and natural gas system sources for which annual greenhouse gas emissions reporting is currently required to include greenhouse gas emissions reporting beginning in the 2016 reporting year for certain onshore gathering and boosting systems consisting primarily of gathering pipelines, compressors and process equipment used to perform natural gas compression, dehydration and acid gas removal. We are monitoring greenhouse gas emissions from certain of our facilities pursuant to applicable greenhouse emissions reporting requirements, and management does not believe that the costs of these monitoring and reporting requirements will have a material adverse effect on our results of operations.
Various pieces of legislation to reduce emissions of, or to create cap and trade programs for, greenhouse gases have been proposed by the U.S. Congress over the past several years, but no proposal has yet passed. Numerous states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. The passage of legislation that limits emissions of greenhouse gases from our equipment and operations could require us to incur costs to reduce the greenhouse gas emissions from our own operations, and it could also adversely affect demand for our transportation, storage and processing services by reducing demand for oil, natural gas and NGLs. For example, in August 2015, the EPA announced proposed rules, expected to be finalized in 2016, that would establish new controls for methane emissions from certain new, modified or reconstructed equipment and processes in the oil and natural gas source category, including oil and natural gas production and natural gas processing and transmission facilities as part of an overall effort to reduce methane emissions by up to 45 percent from 2012 levels in 2025. On an international level, the United States is one of almost 200 nations that agreed in December 2015 to an international climate change agreement in Paris, France that calls for countries to set their own GHG emissions targets and be transparent about the measures each country will use to achieve its GHG emissions targets. Although it is not possible at this time to predict how new methane restrictions would impact our business or how or when the United State might impose restrictions on greenhouse gases as a result of the international agreement agreed to in Paris, any new legal requirements that impose more stringent requirements on the emission of greenhouse gases from our operations could result in increased compliance costs or additional operating restrictions, which could have an adverse effect on our business, financial condition and results of operations. Moreover, such new legislation or regulatory programs could also increase the cost to our oil and natural gas exploration and production customers and thereby reduce demand for oil and natural gas, which could reduce the demand for our services to our customers.
Some have suggested that one consequence of climate change could be increased severity of extreme weather, such as increased hurricanes and floods. If such effects were to occur, our operations could be adversely affected in various ways, including damages to our facilities from powerful winds or rising waters, or increased costs for insurance. Another possible consequence of climate change is increased volatility in seasonal temperatures. The market for our NGLs and natural gas is generally improved by periods of colder weather and impaired by periods of warmer weather, so any changes in climate could affect the market for the fuels that we produce. Despite the use of the term “global warming” as a shorthand for climate change, some studies indicate that climate change could cause some areas to experience temperatures substantially colder than their historical averages. As a result, it is difficult to predict how the market for our products could be affected by increased temperature volatility, although if there is an overall trend of warmer temperatures, it would be expected to have an adverse effect on our business.
Employee Health and Safety. We are subject to the requirements of the federal OSHA and comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our past costs for OSHA required activities, including general industry standards, recordkeeping requirements, and monitoring of occupational exposure to regulated substances, have not had a material adverse effect on our results of operations but there is no assurance that such costs will not be material in the future.
Employees
As of January 29, 2016, ETE and its consolidated subsidiaries employed an aggregate of 30,078 employees, 1,762 of which are represented by labor unions. We and our subsidiaries believe that our relations with our employees are satisfactory.
SEC Reporting
We file or furnish annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any related amendments and supplements thereto with the SEC. From time to time, we may also file registration and related statements pertaining to equity or debt offerings. You may read and copy any materials we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-732-0330. In addition, the SEC maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.
We provide electronic access, free of charge, to our periodic and current reports on our internet website located at http://www.energytransfer.com. These reports are available on our website as soon as reasonably practicable after we electronically file such materials with the SEC. Information contained on our website is not part of this report.
PART II
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(Tabular dollar and unit amounts, except per unit data, are in millions)
Energy Transfer Equity, L.P. is a Delaware limited partnership whose common units are publicly traded on the NYSE under the ticker symbol “ETE.” ETE was formed in September 2002 and completed its initial public offering in February 2006.
The following is a discussion of our historical consolidated financial condition and results of operations, and should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto included in “Item 8. Financial Statements and Supplementary Data” of this report. This discussion includes forward-looking statements that are subject to risk and uncertainties. Actual results may differ substantially from the statements we make in this section due to a number of factors that are discussed in “Item 1A. Risk Factors” of this report.
Unless the context requires otherwise, references to “we,” “us,” “our,” the “Partnership” and “ETE” mean Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include ETP, ETP GP, ETP LLC, Panhandle (or Southern Union prior to its merger into Panhandle in January 2014), Sunoco Logistics, Sunoco LP, Lake Charles LNG and ETP Holdco. References to the “Parent Company” mean Energy Transfer Equity, L.P. on a stand-alone basis.
All information in this document is reported as of February 29, 2016, the date the Partnership’s Form 10-K for the year ended December 31, 2015 was originally filed, except for (i) information where the context specifically states otherwise (e.g., fiscal year end information reported as of December 31, 2015) and (ii) information related to ETP’s contribution of the remaining 68.42%

interest in Sunoco, LLC and 100% interest in the legacy Sunoco, Inc. retail business, which contribution was effective January 1, 2016.

OVERVIEW
Energy Transfer Equity, L.P. directly and indirectly owns equity interests in ETP and SUN LP, both publicly traded master limited partnerships engaged in diversified energy-related services.
At December 31, 2015, our interests in ETP and Sunoco LP consisted of 100% of the respective general partner interests and IDRs, as well as 2.6 million ETP common units and 81.0 million ETP Class H units held by us or our wholly-owned subsidiaries.
We also own 0.1% of the general partner interests of Sunoco Logistics, while ETP owns the remaining general partner interests and IDRs. Additionally, ETE owns 100 ETP Class I Units, the distributions from which offset a portion of IDR subsidies ETE has previously provided to ETP.
The Parent Company’s principal sources of cash flow are derived from its direct and indirect investments in the limited partner and general partner interests in ETP and Sunoco LP, both of which are publicly traded master limited partnerships engaged in diversified energy-related services, and the Partnership’s ownership of Lake Charles LNG. The Parent Company’s primary cash requirements are for distributions to its partners, general and administrative expenses, debt service requirements and at ETE’s election, capital contributions to ETP and Sunoco LP in respect of ETE’s general partner interests in ETP and Sunoco LP. The Parent Company-only assets and liabilities are not available to satisfy the debts and other obligations of subsidiaries.
In order to fully understand the financial condition and results of operations of the Parent Company on a stand-alone basis, we have included discussions of Parent Company matters apart from those of our consolidated group.
General
Our primary objective is to increase the level of our distributable cash flow to our unitholders over time by pursuing a business strategy that is currently focused on growing our subsidiaries’ natural gas and liquids businesses through, among other things, pursuing certain construction and expansion opportunities relating to our subsidiaries’ existing infrastructure and acquiring certain strategic operations and businesses or assets. The actual amounts of cash that we will have available for distribution will primarily depend on the amount of cash our subsidiaries generate from their operations.
Our reportable segments are as follows:

•	Investment in ETP, including the consolidated operations of ETP;

•	Investment in Sunoco LP, including the consolidated operations of Sunoco LP;

•	Investment in Lake Charles LNG, including the operations of Lake Charles LNG; and

•	Corporate and Other, including the following:

•	activities of the Parent Company; and

•	the goodwill and property, plant and equipment fair value adjustments recorded as a result of the 2004 reverse acquisition of Heritage Propane Partners, L.P.
Each of the respective general partners of ETP and Sunoco LP have separate operating management and boards of directors. We control ETP and Sunoco LP through our ownership of their respective general partners.
Recent Developments
Lake Charles LNG
In December 2015, ETP announced that the Lake Charles LNG Project has received approval from the FERC to site, construct and operate a natural gas liquefaction and export facility in Lake Charles, Louisiana. On February 15, 2016, Royal Dutch Shell plc completed its acquisition of BG Group plc. Final investment decisions from Royal Dutch Shell plc and LCL are expected to be made in 2016, with construction to start immediately following an affirmative investment decision and first LNG export anticipated about four years later.
WMB Merger
On September 28, 2015, ETE, ETC, ETE Corp GP, LLC , the General Partner, Energy Transfer Equity GP, LLC (“ETE GP”) and WMB entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that WMB will be merged with and into ETC (the “WMB Merger”), with ETC surviving the WMB Merger. ETE formed ETC as a limited partnership that will elect to be treated as a corporation for U.S. federal income tax purposes.
At the effective time of the WMB Merger, each issued and outstanding share of common stock of WMB (the “WMB Common Stock”) (other than WMB shares held by WMB, subsidiaries of WMB, ETC and its affiliates and shares for which the holder thereof has perfected appraisal rights under Delaware law) will be cancelled and automatically converted into the right to receive, at the election of each holder and subject to proration as set forth in the Merger Agreement:

•	$8.00 in cash and 1.5274 common units representing limited partnership interests in ETC (“ETC common shares”) (the “Mixed Consideration”);

•	1.8716 ETC common shares (the “Stock Consideration”); or

•	$43.50 in cash (the “Cash Consideration”).
WMB stockholders that elect to receive the Stock Consideration or the Cash Consideration will be subject to proration to ensure that the aggregate number of ETC common shares and the aggregate amount of cash paid in the WMB Merger will be the same as if all electing shares received the Mixed Consideration. In addition, WMB is entitled to declare a special one-time dividend of $0.10 per share of WMB common stock, to be paid immediately prior to the closing of the WMB Merger and contingent upon consummation of the WMB Merger (the “Pre-Merger Special Dividend”).
Immediately following the effective time of the WMB Merger, the General Partner will merge with and into ETE GP (the “GP Merger”), with ETE GP continuing as the surviving limited liability company in the GP Merger and as the general partner of ETE. ETC will serve as the managing member of the ETE GP.
Concurrently with the effective time of the GP Merger, ETC, as the surviving entity in the WMB Merger, will contribute to ETE all of the assets and liabilities of WMB in exchange for the issuance by ETE to ETC of a number of ETE Class E common units equal to the number of ETC common shares issued to the WMB stockholders in the WMB Merger (the “Contribution,” and together with the WMB Merger and the other transactions contemplated by the Merger Agreement, the “Transactions”).
In connection with the Transactions, ETE will subscribe for a number of ETC common shares at the transaction price, in exchange for the amount of cash needed by ETC to fund the cash portion of the merger consideration (the “Parent Cash Deposit”), and, as a result, will own approximately 18% of the outstanding ETC common shares immediately after the Effective Time.
Each ETC common share issued in the WMB Merger, as well as the ETC common shares issued to ETE in connection with the Parent Cash Deposit, will have attached to it one contingent consideration right (a “CCR”). The CCR will provide that in the event that the daily volume weighted average trading price of ETC common share for the 23-month period following the 20th trading day after the closing of the WMB Merger (the “Measurement Period”) is less than the daily volume weighted average trading price of ETE common units during the Measurement Period, then ETC will make a one-time payment in an amount equal to such difference (the “Shortfall Amount”). Any Shortfall Amount will be settled in ETC common shares or cash at ETE’s election, and ETE will issue a proportionate amount of ETE Class E common units to ETC. If, however, the daily volume weighted average trading price of ETC common shares during the Measurement Period is equal to or greater than the daily volume weighted average trading price of ETE common units during the Measurement Period, then the CCR will expire with no value. Moreover, in the event that the daily volume weighted average trading price of ETC common shares during the Measurement Period is greater than the daily volume weighted average trading price of ETE common units during the Measurement Period, then ETC will return to ETE a portion of the ETE Class E common units held by it based on the amount of such difference, thereby reducing ETC’s ownership interest in ETE. The CCRs will automatically terminate prior to the end of the Measurement Period, without any payment to the holder of the CCRs or any payment between ETC and ETE, if (1) the daily volume weighted average trading price of ETC common shares is greater than the daily volume weighted average trading price of ETE common units for 20 consecutive trading days; and (2) no Shortfall Amount would be payable at the end of that 20-trading day period if the Shortfall Amount were calculated using a Measurement Period that commenced on the 20th trading day after the closing of the WMB Merger and ending on such 20th trading day. The CCRs will trade with the ETC common shares and will not be separable or separately traded and have no separate voting rights. The terms of the CCR are fully described in the form of CCR Agreement attached to the Merger Agreement as Exhibit H.
Completion of the Transactions is subject to the satisfaction or waiver of a number of customary closing conditions as set forth in the Merger Agreement, including approval of the WMB Merger by WMB’s stockholders, receipt of required regulatory approvals in connection with the Transactions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and effectiveness of a registration statement on Form S-4 registering the ETC common shares (and attached CCRs) to be issued in connection with the Transactions. ETE expects that the transaction will be completed in the first half of 2016.

The Merger Agreement may be terminated under certain limited circumstances, including the right of either party to terminate the Merger Agreement if the WMB Merger does not occur by June 28, 2016 (which date may be extended by ETE or WMB to September 28, 2016 to permit additional time to receive the required regulatory approvals) or if there is a final, non-appealable legal restraint in place preventing or making illegal consummation of the Transactions or if Williams’ stockholders fail to approve the WMB Merger. ETE also has the right to terminate the Merger Agreement due to the withdrawal or adverse change of the recommendation by the board of directors of WMB of the WMB Merger and WMB has the right to terminate the Merger Agreement to accept a superior proposal, subject to WMB’s compliance with certain covenants. WMB has agreed not to directly or indirectly solicit competing acquisition proposals or, subject to certain exceptions with respect to unsolicited proposals, to enter into discussions concerning, or provide confidential information in connection with, any alternative business combinations. A termination fee of $1.48 billion will be payable by WMB to ETE in connection with the termination of the Merger Agreement by WMB to accept a superior proposal, by ETE due to a change in the Williams board’s recommendation of the WMB Merger to WMB stockholders and certain other triggering events. The Merger Agreement also provides that, in connection with a termination of the Merger Agreement under specified circumstances, ETE will be required to pay WMB a termination fee of $410 million as reimbursement for a portion of the termination fee that was paid by WMB to WPZ in connection with the termination of the previously announced merger agreement, dated May 12, 2015 (the “WPZ Merger Agreement”), by and among WMB, WPZ, WPZ GP LLC and SCMS LLC, which termination occurred by mutual agreement of the parties thereto prior to the execution of the Merger Agreement by WMB, ETE and the other parties thereto.
On September 28, 2015, ETE entered into a bridge commitment letter (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Royal Bank of Canada, UBS AG, Stamford Branch and UBS Securities LLC (collectively, the “Commitment Parties”). Pursuant to the Commitment Letter, the Commitment Parties have committed to provide a 364-day senior bridge term loan credit facility in an aggregate principal amount of $6.05 billion (or such lesser amount that ETE may elect to borrow). The commitment is subject to customary conditions for commitments of this type, including the negotiation and execution of satisfactory definitive documentation.
We and our subsidiaries have a significant amount of debt outstanding and, in connection with our acquisition of WMB, we expect to incur an additional $6.05 billion of debt to fund the cash consideration for the transaction and to assume approximately $4.2 billion of debt outstanding under WMB’s senior notes. In light of the sustained commodity price environment and our current leverage and credit profile, there is a risk that the incurrence of such additional debt could adversely affect our credit ratings. Additionally, if, within 90 days of the closing date of the transaction, either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services downgrades the rating of WPZ’s outstanding 6.125% Senior Notes due 2022, 4.875% Senior Notes due 2023 and 4.875% Senior Notes due 2024, there will be a change of control under the indentures governing such notes. As a result, WPZ will be obligated to offer to purchase all or any part of such series of notes at a purchase price equal to 101% of the principal amount of thereof, plus accrued and unpaid interest thereon to the date of repurchase. The aggregate principal amount of the WPZ notes for which a change of control offer may be required is $3.0 billion. In order to manage our debt levels and maintain our credit ratings at current ratings levels, we may need to sell assets, issue additional equity securities, reduce cash distributions we pay to our unitholders, or a combination thereof. See “Risk Factors - Risks Inherent in an Investment in Us - Our debt level and debt agreements may limit our ability to make distributions, may limit our future financial and operating flexibility and may require asset sales.”
WMB, headquartered in Tulsa, Oklahoma, owns approximately 60% of WPZ, including all of the 2% general-partner interest in WPZ. WPZ is a master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petrochemical production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins and also in Canada, WPZ owns and operates more than 33,000 miles of pipelines system wide providing natural gas for clean-power generation, heating and industrial use.
Sunoco LLC to Sunoco LP
In April 2015, Sunoco LP acquired a 31.58% equity interest in Sunoco, LLC from Retail Holdings for $816 million. Sunoco, LLC distributes approximately 5.3 billion gallons of motor fuel per year to customers in the east, midwest and southwest regions of the United States. Sunoco LP paid $775 million in cash and issued $41 million of Sunoco LP common units to Retail Holdings, based on the five-day volume weighted average price of Sunoco LP’s common units as of March 20, 2015.
Susser to Sunoco LP
In July 2015, in exchange for the contribution of 100% of Susser from ETP to Sunoco LP, Sunoco LP paid $970 million in cash and issued to ETP subsidiaries 22 million Sunoco LP Class B units valued at $970 million. The Sunoco Class B units did not receive second quarter 2015 cash distributions from Sunoco LP and converted on a one-for-one basis into Sunoco LP common units on the day immediately following the record date for Sunoco LP’s second quarter 2015 distribution. In addition, (i) a Susser subsidiary exchanged its 79,308 Sunoco LP common units for 79,308 Sunoco LP Class A units, (ii) 10.9 million Sunoco LP subordinated units owned by Susser subsidiaries were converted into 10.9 million Sunoco LP Class A units and (iii) Sunoco LP issued 79,308 Sunoco LP common units and 10.9 million Sunoco LP subordinated units to subsidiaries of ETP. The Sunoco LP Class A units owned by the Susser subsidiaries were contributed to Sunoco LP as part of the transaction. Sunoco LP subsequently contributed its interests in Susser to one of its subsidiaries.
Sunoco LP to ETE
Effective July 1, 2015, ETE acquired 100% of the membership interests of Sunoco GP, the general partner of Sunoco LP, and all of the IDRs of Sunoco LP from ETP, and in exchange, ETP repurchased from ETE 21 million ETP common units owned by ETE (the “Sunoco LP Exchange”). In connection with ETP’s 2014 acquisition of Susser, ETE agreed to provide ETP a $35 million annual IDR subsidy for 10 years, which terminated upon the closing of ETE’s acquisition of Sunoco GP. In connection with the exchange and repurchase, ETE will provide ETP a $35 million annual IDR subsidy for two years beginning with the quarter ended September 30, 2015.
Sunoco, Inc. to Sunoco LP
In March 2016, ETP contributed to Sunoco LP its remaining 68.42% interest in Sunoco, LLC and 100% interest in the legacy Sunoco, Inc. retail business for $2.23 billion. Sunoco LP paid $2.20 billion in cash, including a working capital adjustment, and issued 5.7 million Sunoco LP common units to Retail Holdings, a wholly-owned subsidiary of ETP. The transaction was effective January 1, 2016.
Regency Merger
On April 30, 2015, a wholly-owned subsidiary of ETP merged with Regency, with Regency surviving as a wholly-owned subsidiary of ETP (the “Regency Merger”). Each Regency common unit and Class F unit was converted into the right to receive 0.4124 ETP common units. ETP issued 172.2 million ETP common units to Regency unitholders, including 15.5 million units issued to ETP subsidiaries. The 1.9 million outstanding Regency Preferred Units were converted into corresponding new ETP Series A Preferred Units on a one-for-one basis.
In connection with the Regency Merger, ETE agreed to reduce the incentive distributions it receives from ETP by a total of $320 million over a five-year period. The IDR subsidy was $80 million for the year ended December 31, 2015 and will total $60 million per year for the following four years.
Bakken Pipeline Transaction
In March 2015, ETE transferred 30.8 million ETP common units, ETE’s 45% interest in the Bakken Pipeline project, and $879 million in cash to ETP in exchange for 30.8 million newly issued ETP Class H Units that, when combined with the 50.2 million previously issued ETP Class H Units, generally entitle ETE to receive 90.05% of the cash distributions and other economic attributes of the general partner interest and IDRs of Sunoco Logistics. In connection with this transaction, ETP also issued to ETE 100 ETP Class I Units that provide distributions to ETE to offset IDR subsidies previously provided to ETP. These IDR subsidies, including the impact from distributions on ETP Class I Units, were reduced by $55 million in 2015 and $30 million in 2016.
In October 2015, Sunoco Logistics completed the previously announced acquisition of a 40% membership interest (the “Bakken Membership Interest”) in Bakken Holdings Company LLC (“Bakken Holdco”). Bakken Holdco, through its wholly-owned subsidiaries, owns a 75% membership interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC, which together intend to develop the Bakken Pipeline system to deliver crude oil from the Bakken/Three Forks production area in North Dakota to the Gulf Coast. ETP transferred the Bakken Membership Interest to Sunoco Logistics in exchange for approximately 9.4 million Class B Units representing limited partner interests in Sunoco Logistics and the payment by Sunoco Logistics to ETP of $382 million of cash, which represented reimbursement for its proportionate share of the total cash contributions made in the Bakken Pipeline project as of the date of closing of the exchange transaction.
ETE Unit Repurchase
In 2015, ETE repurchased approximately $1.06 billion of ETE common units under its $2.00 billion buyback program.

Results of Operations
We define Segment Adjusted EBITDA as earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, loss on extinguishment of debt, gain on deconsolidation and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Segment Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the Partnership’s proportionate ownership and amounts for less than wholly owned subsidiaries based on 100% of the subsidiaries’ results of operations.
Based on the following changes in our reportable segments, we have adjusted the presentation of our segment results for the prior years to be consistent with the current year presentation. We previously presented reportable segments for our investments in ETP and Regency. ETP completed its acquisition of Regency in April 2015; therefore, the Investment in ETP segment amounts have been retrospectively adjusted to reflect ETP’s consolidation of Regency for the periods presented. The Investment in Regency is no longer presented as a separate reportable segment.
The Investment in Sunoco LP segment reflects the results of Sunoco LP beginning August 29, 2014, the date that ETP originally obtained control of Sunoco LP. ETE’s consolidated results reflect the elimination of MACS, Sunoco, LLC, Susser and Sunoco Retail LLC for the periods during which those entities were included in the consolidated results of both ETP and Sunoco LP. In addition, subsequent to July 2015, ETP holds an equity method investment in Sunoco, LLC, and a continuing investment in Sunoco LP the equity in earnings from which is also eliminated in ETE’s consolidated financial statements.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014
Consolidated Results

	Years Ended December 31,
	2015	2014	Change
Segment Adjusted EBITDA:
Investment in ETP	$5,714	$5,710	$4
Investment in Sunoco LP	719	332	387
Investment in Lake Charles LNG	196	195	1
Corporate and other	(104)	(97)	(7)
Adjustments and eliminations	(590)	(300)	(290)
Total	5,935	5,840	95
Depreciation, depletion and amortization	(2,079)	(1,724)	(355)
Interest expense, net of interest capitalized	(1,643)	(1,369)	(274)
Gain on sale of AmeriGas common units	—	177	(177)
Impairment losses	(339)	(370)	31
Losses on interest rate derivatives	(18)	(157)	139
Non-cash compensation expense	(91)	(82)	(9)
Unrealized gains (losses) on commodity risk management activities	(65)	116	(181)
Inventory valuation adjustments	(249)	(473)	224
Losses on extinguishments of debt	(43)	(25)	(18)
Adjusted EBITDA related to discontinued operations	—	(27)	27
Adjusted EBITDA related to unconsolidated affiliates	(713)	(748)	35
Equity in earnings of unconsolidated affiliates	276	332	(56)
Other, net	22	(73)	95
Income from continuing operations before income tax expense	993	1,417	(424)
Income tax (expense) benefit from continuing operations	100	(357)	457
Income from continuing operations	1,093	1,060	33
Income from discontinued operations	—	64	(64)
Net income	$1,093	$1,124	$(31)
See the detailed discussion of Segment Adjusted EBITDA in the Segment Operating Results section below.
Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased primarily as a result of acquisitions and growth projects, including an increase of $260 million primarily due to assets recently placed in service and recent acquisitions from ETP, and an increase of $141 million primarily due to a full year of Sunoco LP depreciation expense in 2015 as well as recent acquisitions.
Interest Expense, Net of Interest Capitalized. Interest expense increased primarily due to the following:

•	an increase of $126 million related to ETP primarily due to ETP’s issuance of senior notes.

•	an increase of $59 million of expense recognized by Sunoco LP primarily due to the recognition of a partial period in 2014.

•	an increase of $89 million of expense recognized by the Parent Company primarily related to recent issuances of senior notes.
Gain on Sale of AmeriGas Common Units. During the year ended December 31, 2014, ETP sold 18.9 million of the AmeriGas common units that were originally received in connection with the contribution of its propane business to AmeriGas in January 2012. ETP recorded a gain based on the sale proceeds in excess of the carrying amount of the units sold. As of December 31, 2015, ETP’s remaining interest in AmeriGas common units consisted of 3.1 million units held by a wholly-owned captive insurance company.

Impairment Losses. In 2015, ETP recorded goodwill impairments of (i) $99 million related to Transwestern due primarily to the market declines in current and expected future commodity prices in the fourth quarter of 2015, (ii) $106 million related to Lone Star Refinery Services due primarily to changes in assumptions related to potential future revenues as well as the market declines in current and expected future commodity prices, (iii) $110 million of fixed asset impairments related to Lone Star NGL Refinery Services primarily due to the economic obsolescence identified as a result of low utilization and expected decrease in future cash flows, and (iv) $24 million of intangible asset impairments related to Lone Star NGL Refinery Services primarily due to the economic obsolescence identified as a result of expected decrease in future cash flows. In 2014, a $370 million goodwill impairment was recorded at ETP related to the Permian Basin gathering and processing operations. The decline in estimated fair value of that reporting unit was primarily driven by a significant decline in commodity prices in the fourth quarter of 2014, and the resulting impact to future commodity prices as well as increases in future estimated operations and maintenance expenses.
Losses on Interest Rate Derivatives. Our interest rate derivatives are not designated as hedges for accounting purposes; therefore, changes in fair value are recorded in earnings each period. Losses on interest rate derivatives during the year ended December 31, 2015 and 2014 resulted from decreases in forward interest rates, which caused our forward-starting swaps to decrease in value.
Unrealized Gains (Losses) on Commodity Risk Management Activities. See discussion of the unrealized gains (losses) on commodity risk management activities included in the discussion of segment results below.
Inventory Valuation Adjustments. Inventory valuation reserve adjustments were recorded for the inventory associated with Sunoco LP, Sunoco Logistics and ETP’s retail marketing operations as a result of commodity price changes between periods.
Adjusted EBITDA Related to Discontinued Operations. In 2014, amounts were related to a marketing business that was sold effective April 1, 2014.
Adjusted EBITDA Related to Unconsolidated Affiliates and Equity in Earnings of Unconsolidated Affiliates. See additional information in “Supplemental Information on Unconsolidated Affiliates” and “Segment Operation Results” below.
Other, net. Other, net in 2015 and 2014 primarily includes amortization of regulatory assets and other income and expense amounts.
Income Tax (Expense) Benefit from Continuing Operations. Income tax expense is based on the earnings of our taxable subsidiaries. For the year ended December 31, 2015, the Partnership’s income tax expense decreased from the prior year primarily due to lower earnings among the Partnership’s consolidated corporate subsidiaries. The year ended December 31, 2015 also reflected a benefit of $24 million of net state tax benefit attributable to statutory state rate changes resulting from the Regency Merger and sale of Susser to Sunoco LP, as well as a favorable impact of $11 million due to a reduction in the statutory Texas franchise tax rate which was enacted by the Texas legislature during the second quarter of 2015. For the year ended December 31, 2014, the Partnership’s income tax expense from continuing operations included unfavorable income tax adjustments of $87 million related to the Lake Charles LNG Transaction, which was treated as a sale for tax purposes.
Segment Operating Results
Investment in ETP

	Years Ended December 31,
	2015	2014	Change
Revenues	$34,292	$55,475	$(21,183)
Cost of products sold	27,029	48,414	(21,385)
Gross margin	7,263	7,061	202
Unrealized gains on commodity risk management activities	65	(112)	177
Operating expenses, excluding non-cash compensation expense	(2,265)	(2,065)	(200)
Selling, general and administrative expenses, excluding non-cash compensation expense	(468)	(508)	40
Inventory valuation adjustments	104	473	(369)
Adjusted EBITDA related to discontinued operations	—	27	(27)
Adjusted EBITDA related to unconsolidated affiliates	937	748	189
Other, net	78	86	(8)
Segment Adjusted EBITDA	$5,714	$5,710	$4

Segment Adjusted EBITDA. For the year ended December 31, 2015 compared to the prior year, Segment Adjusted EBITDA related to the Investment in ETP increased primarily as a result of the following:

•	an increase of $182 million from Sunoco Logistics due to:

•
an increase of $130 million from Sunoco Logistics’ NGL operations, primarily due to improved results from Sunoco Logistics’ NGL acquisition and marketing activities of $103 million, higher contributions from Sunoco Logistics’ NGL pipelines of $36 million, and an increase from NGLs terminalling activities at Sunoco Logistics’ Marcus Hook Industrial Complex of $8 million;

•
an increase of $65 million from Sunoco Logistics’ refined products pipelines, primarily attributable to higher results from the refined products pipelines driven by the commencement of operations on the Allegheny Access project in 2015; offset by

•
a decrease of $13 million from Sunoco Logistics’ crude oil operations, primarily attributable to lower results from Sunoco Logistics’ crude oil acquisition and marketing activities driven by reduced margins which were negatively impacted by contracted crude differential compared to the prior period; and

•
an increase of $140 million in ETP’s liquids transportation and services operations, primarily attributable to higher volumes transported out of West Texas and the Eagle Ford region, as well as increased processing and fractionation margin of $50 million due to the ramp-up of Lone Star’s second 100,000 Bbls/d fractionator at Mont Belvieu, Texas, and the additional volumes from producers in the West Texas and Eagle Ford regions. Additionally, the commissioning of the of the Mariner South LPG export project during February 2015 contributed an additional $50 million for the twelve months ended December 31, 2015. This was partially offset by a $17 million decrease in margin associated with the off-gas fractionator in Geismar, Louisiana, as NGL and olefin market prices decreased significantly for the comparable period.

These increases were partially offset by the following:

•
a decrease of $148 million in ETP’s retail marketing operations, caused by decreases of $124 million due to the deconsolidation of Sunoco LP as a result of the sale of Sunoco LP’s general partner interest to ETE, $121 million due to unfavorable fuel margins, and $9 million due to unfavorable volumes in the retail and wholesale channels, partially offset by favorable impact of $112 million from the acquisition of Susser in August 2014 and $43 million from other recent acquisitions;

•
a decrease of $68 million in ETP’s midstream operations, primarily due to a decrease of $88 million in non-fee based margins for natural gas and a $200 million decrease in non-fee based margins for crude oil and NGL due to lower natural gas prices and lower crude oil and NGL prices as well as an increase of $135 million in operating expenses primarily due to assets recently placed in service, including Rebel system in west Texas and King Ranch system in South Texas as well as the acquisition of Eagle Rock midstream assets in July 2014, partially offset by an increase of $120 million in fee-based margin from the acquisitions of the Eagle Rock, PVR, and King Ranch midstream assets;

•
a decrease of $57 million in ETP’s interstate transportation and storage operations, primarily due to lower revenues of $47 million as a result of higher basis differentials in 2014 driven by colder weather, lower revenues of $22 million and $7 million due to the expiration of a transportation rate schedule and lower sales of gas due to lower prices, respectively, on the Transwestern pipeline, and $15 million due to a managed contract roll off to facilitate the transfer of a line from Trunkline to an affiliate for its conversion from natural gas to crude oil service. These decreases were partially offset by sales of capacity at higher rates of $13 million on the Panhandle and Transwestern pipelines, as well as higher usage rates and volumes on the Transwestern pipeline;

•	a decrease of $16 million in ETP’s intrastate transportation and storage operations, primarily due to a decrease of $17 million in storage margin;

•	a decrease in Adjusted EBITDA related to discontinued operations of $27 million related to a marketing business that was sold effective April 1, 2014; and

•	a decrease of $29 million in ETP’s other operations due to a decrease of $56 million related to its investment in AmeriGas common units due to the sale of AmeriGas common units in 2014.
Unrealized Gains and Losses on Commodity Risk Management Activities. Unrealized gains on commodity risk management activities primarily reflected the net impact from unrealized gains and losses on natural gas storage and non-storage derivatives, as well as fair value adjustments to inventory. The change in unrealized gains and losses on commodity risk management activities for 2015 compared to 2014 was primarily attributable to natural gas storage inventory and related derivatives.

Operating Expenses, Excluding Non-Cash Compensation Expense. Operating expenses related to ETP’s retail marketing operations increased $69 million, primarily due to recent acquisitions. Operating expenses related to ETP’s midstream operations increased $135 million primarily due to a primarily due to assets recently placed in service, including Rebel system in west Texas and King Ranch system in South Texas, as well as the acquisition of Eagle Rock midstream assets in July 2014. Operating expenses also increased $24 million for ETP’s liquids transportation and services operations, primarily due to a higher employee expenses, ad valorem taxes, utilities expense, project costs and materials and supplies expense.
Selling, General and Administrative Expenses, Excluding Non-Cash Compensation Expense. Selling, general and administrative expenses related to ETP’s investment in Sunoco Logistics operations decreased $15 million, expenses related to ETP’s interstate transportation and storage operations decreased by $10 million, and expenses related to ETP’s midstream operations decreased $10 million.
Adjusted EBITDA Related to Discontinued Operations. In 2014, amounts were related to a marketing business that was sold effective April 1, 2014.
Adjusted EBITDA Related to Unconsolidated Affiliates. ETP’s Adjusted EBITDA related to unconsolidated affiliates for the years ended December 31, 2015 and 2014 consisted of the following:

	Years Ended December 31,
	2015	2014	Change
Citrus	$315	$305	$10
FEP	75	75	—
PES	86	86	—
MEP	96	102	(6)
HPC	61	53	8
AmeriGas	—	56	(56)
Sunoco, LLC	91	—	91
Sunoco LP	137	—	137
Other	76	71	5
Total Adjusted EBITDA related to unconsolidated affiliates	$937	$748	$189
These amounts represent ETP’s proportionate share of the Adjusted EBITDA of its unconsolidated affiliates and are based on ETP’s equity in earnings or losses of its unconsolidated affiliates adjusted for its proportionate share of the unconsolidated affiliates’ interest, depreciation, amortization, non-cash items and taxes.
Investment in Sunoco LP

	Years Ended December 31,
	2015	2014	Change
Revenues	$18,460	$7,343	$11,117
Cost of products sold	16,476	6,767	9,709
Gross margin	1,984	576	1,408
Unrealized losses (gains) on commodity risk management activities	2	(1)	3
Operating expenses, excluding non-cash compensation expense	(1,155)	(361)	(794)
Selling, general and administrative, excluding non-cash compensation expense	(209)	(86)	(123)
Inventory fair value adjustments	98	205	(107)
Other, net	(1)	(1)	—
Segment Adjusted EBITDA	$719	$332	$387
The Investment in Sunoco LP segment reflects the results of Sunoco LP beginning August 29, 2014, the date that ETP originally obtained control of Sunoco LP. Sunoco LP obtained control of MACS in October 2014, Sunoco, LLC in April 2015, Susser in July 2015, and Sunoco Retail LLC in March 2016. Because these entities were under common control, Sunoco LP recast its financial statements to retrospectively consolidate each of the entities beginning September 1, 2014. The segment results above are presented on the same basis as Sunoco LP’s standalone financial statements; therefore, the segment results above also include MACS, Sunoco, LLC, Susser and Sunoco Retail LLC beginning September 1, 2014. MACS, Sunoco, LLC, Susser and Sunoco Retail LLC were also consolidated by ETP until October 2014, April 2015, July 2015 and March 2016, respectively; therefore, the results from those entities are reflected in both the Investment in ETP and the Investment in Sunoco LP segments for the respective periods in 2014 and 2015. ETE’s consolidated results reflect the elimination of MACS, Sunoco, LLC, Susser and Sunoco Retail LLC for the periods during which those entities were included in the consolidated results of both ETP and Sunoco LP. In addition, subsequent to July 2015, ETP holds an equity method investment in Sunoco, LLC (through December 2015) and a continuing investment in Sunoco LP, the equity in earnings from which are also eliminated in ETE’s consolidated financial statements.
Segment Adjusted EBITDA. The increase in Segment Adjusted EBITDA for the year ended December 31, 2015 is primarily due to the presentation of only a partial period of results for Sunoco LP in 2014, as discussed above.
Investment in Lake Charles LNG

	Years Ended December 31,
	2015	2014	Change
Revenues	$216	$216	$—
Operating expenses, excluding non-cash compensation expense	(17)	(17)	—
Selling, general and administrative, excluding non-cash compensation expense	(3)	(4)	1
Segment Adjusted EBITDA	$196	$195	$1
Lake Charles LNG derives all of its revenue from a contract with a non-affiliated gas marketer.
Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013
Consolidated Results
Based on the change in our reportable segments, we have adjusted the presentation of our segment results for the prior years to be consistent with the current year presentation.
Eliminations in the tables below include the following:

•	ETP completed its acquisition of Regency in April 2015; therefore, the Investment in ETP segment amounts have been retrospectively adjusted to reflect Regency for the periods presented.

•
The Investment in Sunoco LP segment reflects the results of Sunoco LP beginning August 29, 2014, the date that ETP originally obtained control of Sunoco LP. ETE’s consolidated results reflect the elimination of MACS, Sunoco, LLC, Susser and Sunoco Retail LLC for the periods during which those entities were included in the consolidated results of both ETP and Sunoco LP. In addition, subsequent to July 2015, ETP holds an equity method investment in Sunoco, LLC, and a continuing investment in Sunoco LP the equity in earnings from which is also eliminated in ETE’s consolidated financial statements.

•
ETP’s Segment Adjusted EBITDA reflected the results of Lake Charles LNG prior to the Lake Charles LNG Transaction, which was effective January 1, 2014. The Investment in Lake Charles LNG segment reflected the results of operations of Lake Charles LNG for all periods presented. Consequently, the results of operations of Lake Charles LNG were reflected in two segments for the year ended December 31, 2013. Therefore, the results of Lake Charles LNG were included in eliminations for 2013.

	Years Ended December 31,
	2014	2013	Change
Segment Adjusted EBITDA:
Investment in ETP	$5,710	$4,404	$1,306
Investment in Sunoco LP	332	—	332
Investment in Lake Charles LNG	195	187	8
Corporate and Other	(97)	(43)	(54)
Adjustments and Eliminations	(300)	(181)	(119)
Total	5,840	4,367	1,473
Depreciation, depletion and amortization	(1,724)	(1,313)	(411)
Interest expense, net of interest capitalized	(1,369)	(1,221)	(148)
Gain on sale of AmeriGas common units	177	87	90
Impairment losses	(370)	(689)	319
Gains (losses) on interest rate derivatives	(157)	53	(210)
Non-cash compensation expense	(82)	(61)	(21)
Unrealized gains on commodity risk management activities	116	48	68
Inventory valuation adjustments	(473)	3	(476)
Losses on extinguishments of debt	(25)	(162)	137
Adjusted EBITDA related to discontinued operations	(27)	(76)	49
Adjusted EBITDA related to unconsolidated affiliates	(748)	(727)	(21)
Equity in earnings of unconsolidated affiliates	332	236	96
Non-operating environmental remediation	—	(168)	168
Other, net	(73)	(2)	(71)
Income from continuing operations before income tax expense	1,417	375	1,042
Income tax expense from continuing operations	(357)	(93)	(264)
Income from continuing operations	1,060	282	778
Income from discontinued operations	64	33	31
Net income	$1,124	$315	$809
See the detailed discussion of Segment Adjusted EBITDA in the Segment Operating Results section below.
Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased primarily due to additional depreciation from assets recently placed in service and recent acquisitions, including Regency’s acquisitions in 2014.
Interest Expense, Net of Interest Capitalized. Interest expense increased primarily due to the following:

•	an increase of $151 million related to issuances of senior notes; partially offset by

•
a reduction of $5 million for the Parent Company primarily related to a $1.1 billion principal paydown of the Parent Company’s $2 billion term loan in April 2013, net of interest related to incremental debt.

Gain on Sale of AmeriGas Common Units. During the year ended December 31, 2014 and 2013, ETP sold 18.9 million and 7.5 million, respectively, of the AmeriGas common units that were originally received in connection with the contribution of its propane business to AmeriGas in January 2012. ETP recorded a gain based on the sale proceeds in excess of the carrying amount of the units sold. As of December 31, 2014, ETP’s remaining interest in AmeriGas common units consisted of 3.1 million units held by a wholly-owned captive insurance company.
Impairment Losses. In 2014, a $370 million goodwill impairment was recorded related to the Permian Basin gathering and processing operations. The decline in estimated fair value of that reporting unit was primarily driven by a significant decline in commodity prices in the fourth quarter of 2014, and the resulting impact to future commodity prices as well as increases in future estimated operations and maintenance expenses.

In 2013, Lake Charles LNG recorded a $689 million goodwill impairment. The decline in the estimated fair value was primarily due to changes related to (i) the structure and capitalization of the planned LNG export project at Lake Charles LNG’s Lake Charles facility, (ii) an analysis of current macroeconomic factors, including global natural gas prices and relative spreads, as of the date of our assessment (iii) judgments regarding the prospect of obtaining regulatory approval for a proposed LNG export project and the uncertainty associated with the timing of such approvals, and (iv) changes in assumptions related to potential future revenues from the import facility and the proposed export facility.  An assessment of these factors in the fourth quarter of 2013 led to a conclusion that the estimated fair value of the Lake Charles LNG reporting unit was less than its carrying amount.
Gains (Losses) on Interest Rate Derivatives. Our interest rate derivatives are not designated as hedges for accounting purposes; therefore, changes in fair value are recorded in earnings each period. Losses on interest rate derivatives during the year ended December 31, 2014 resulted from decreases in forward interest rates, which caused our forward-starting swaps to decrease in value. Conversely, increases in forward interest rates resulted in gains on interest rate derivatives during the year ended December 31, 2013.
Unrealized Gains on Commodity Risk Management Activities. See discussion of the unrealized gains on commodity risk management activities included in the “Segment Operating Results” below.
Inventory Valuation Adjustments. Inventory valuation reserve adjustments were recorded for the inventory associated with Sunoco Logistics’ crude oil and products inventories and ETP’s retail marketing operations as a result of commodity price changes between periods.
Losses on Extinguishments of Debt. For the years ended December 31, 2014 and 2013, losses on debt extinguishments were related to ETE’s refinancing transactions completed in December 2013 as well as Regency’s repurchase of its senior notes during the respective periods.
Adjusted EBITDA Related to Discontinued Operations. In 2014, amounts were related to a marketing business that was sold effective April 1, 2014. In 2013, amounts primarily related to Southern Union’s local distribution operations.
Adjusted EBITDA Related to Unconsolidated Affiliates and Equity in Earnings of Unconsolidated Affiliates. See additional information in “Adjusted EBITDA Related to Unconsolidated Affiliates” and “Segment Operation Results” below.
Non-Operating Environmental Remediation. Non-operating environmental remediation was primarily due to Sunoco, Inc.’s recognition of environmental obligations related to closed sites.
Other, net. Includes amortization of regulatory assets, certain acquisition related costs and other income and expense amounts.
Income Tax Expense from Continuing Operations. Income tax expense is based on the earnings of our taxable subsidiaries. In addition, the year ended December 31, 2014 included the impact of the Lake Charles LNG Transaction, which was treated as a sale for tax purposes, resulting in $76 million of incremental income tax expense.
Segment Operating Results
Investment in ETP

	Years Ended December 31,
	2014	2013	Change
Revenues	$55,475	$48,335	$7,140
Cost of products sold	48,414	42,580	5,834
Gross margin	7,061	5,755	1,306
Unrealized gains on commodity risk management activities	(112)	(42)	(70)
Operating expenses, excluding non-cash compensation expense	(2,065)	(1,657)	(408)
Selling, general and administrative, excluding non-cash compensation expense	(508)	(439)	(69)
Inventory valuation adjustments	473	(3)	476
Adjusted EBITDA related to discontinued operations	27	76	(49)
Adjusted EBITDA related to unconsolidated affiliates	748	722	26
Other, net	86	(8)	94
Segment Adjusted EBITDA	$5,710	$4,404	$1,306

Segment Adjusted EBITDA. For the year ended December 31, 2014 compared to the prior year, Segment Adjusted EBITDA related to the Investment in ETP increased primarily as a result of the following:

•	an increase of $406 million related to ETP’s retail marketing operations due to the acquisition of Susser and MACS as well as favorable fuel margins;

•
an increase of $241 million in ETP’s liquids transportation and services operations, primarily attributable to higher volumes transported out of west Texas as well as increased processing and fractionation margin due to the completion of Lone Star’s fractionators in December 2013;

•
an increase of $38 million related to ETP’s intrastate transportation and storage operations primarily due to an increase of $23 million in natural gas sales and other margin, a decrease of $8 million in operating expenses due to lower ad valorem taxes, and an increase of $2 million in retention revenue;

•	an increase of $100 million related to ETP’s investment in Sunoco Logistics primarily due to improved results from Sunoco Logistics’ NGLs acquisition and marketing activities; and

•
an increase of $561 million related to ETP’s midstream operations primarily due to an increase of $669 million related to Regency’s gathering and processing operations, primarily due to Regency’s acquisitions of PVR, Eagle Rock midstream assets and Hoover in 2014, and an increase in fee-based revenues of $121 million from ETP’s legacy midstream assets due to increased production and increased capacity from assets recently placed in service in the Eagle Ford Shale; offset by

•
a decrease of $156 million related to ETP’s interstate transportation and storage operations primarily a result of the deconsolidation of Lake Charles LNG and the recognition in 2013 of $52 million received in connection with the buyout of a customer contract.

Unrealized (Gains) Losses on Commodity Risk Management Activities. Unrealized (gains) losses on commodity risk management activities primarily reflected the net impact from unrealized gains and losses on natural gas storage and non-storage derivatives, as well as fair value adjustments to inventory. The increase in unrealized gains on commodity risk management activities for 2014 compared to 2013 was primarily attributable to natural gas storage inventory and related derivatives.
Operating Expenses, Excluding Non-Cash Compensation Expense. Operating expenses related to ETP’s retail marketing operations increased $254 million, primarily due to recent acquisitions. In addition, Sunoco Logistics’ operating expenses increased $44 million, primarily due to lower pipeline operating gains, increased pipeline maintenance costs and higher employee costs. Operating expenses related to ETP’s midstream operations increased $123 million primarily due to a $76 million increase in pipeline and plant maintenance and materials due to organic growth on Regency’s assets in south and west Texas, as well as Regency’s acquisitions of PVR, Eagle Rock midstream assets and Hoover in 2014. Operating expenses also increased $18 million for ETP’s liquids transportation and services operations, primarily due to the start-up of Lone Star’s second fractionator in Mont Belvieu, Texas in October 2013. These increases were partially offset by decreases in ETP’s operating expenses due to its deconsolidation of certain operations during the periods, including Lake Charles LNG effective January 1, 2014 and SUGS in April 2013.
Selling, General and Administrative, Excluding Non-Cash Compensation Expense. Selling, general and administrative expenses related to ETP’s retail marketing operations increased $29 million, primarily due to recent acquisitions. In addition, Sunoco Logistics’ selling, general and administrative expenses increased $28 million. Selling, general and administrative expenses also increased for ETP’s liquids transportation and services operations due to higher employee-related costs. These increases were partially offset by decreases in ETP’s expenses due to its deconsolidation of Lake Charles LNG effective January 1, 2014.
Adjusted EBITDA Related to Discontinued Operations. In 2014, amounts were related to a marketing business that was sold effective April 1, 2014. In 2013, amounts primarily related to Southern Union’s distribution operations.

Adjusted EBITDA Related to Unconsolidated Affiliates. ETP’s Adjusted EBITDA related to unconsolidated affiliates for the years ended December 31, 2014 and 2013 consisted of the following:

	Years Ended December 31,
	2014	2013	Change
Citrus	$305	$296	$9
FEP	75	75	—
MEP	86	(30)	116
HPC	102	100	2
PES	53	51	2
AmeriGas	56	175	(119)
Other	71	55	16
Total Adjusted EBITDA related to unconsolidated affiliates	$748	$722	$26
These amounts represent ETP’s proportionate share of the Adjusted EBITDA of its unconsolidated affiliates and are based on ETP’s equity in earnings or losses of its unconsolidated affiliates adjusted for its proportionate share of the unconsolidated affiliates’ interest, depreciation, amortization, non-cash items and taxes.
Other. Other, net in 2014 primarily includes amortization of regulatory assets and other income and expense amounts. Other, net in 2013 was primarily related to biodiesel tax credits recorded by Sunoco, Inc., amortization of regulatory assets and other income and expense amounts.
Investment in Sunoco LP

	Years Ended December 31,
	2014	2013	Change
Revenues	$7,343	$—	$7,343
Cost of products sold	6,767	—	6,767
Gross margin	576	—	576
Unrealized gains on commodity risk management activities	(1)	—	(1)
Operating expenses, excluding non-cash compensation expense	(361)	—	(361)
Selling, general and administrative, excluding non-cash compensation expense	(86)	—	(86)
Inventory valuation adjustments	205	—	205
Other, net	(1)	—	(1)
Segment Adjusted EBITDA	$332	$—	$332
The Investment in Sunoco LP segment reflects the results of Sunoco LP beginning August 29, 2014, the date that ETP originally obtained control of Sunoco LP. Sunoco LP obtained control of MACS in October 2014, Sunoco, LLC in April 2015, Susser in July 2015, and Sunoco Retail LLC in March 2016. Because these entities were under common control, Sunoco LP recast its financial statements to retrospectively consolidate each of the entities beginning September 1, 2014. The segment results above are presented on the same basis as Sunoco LP’s standalone financial statements; therefore, the segment results above also include MACS, Sunoco, LLC, Susser and Sunoco Retail LLC beginning September 1, 2014. MACS, Sunoco, LLC, Susser and Sunoco Retail LLC were also consolidated by ETP until October 2014, April 2015, July 2015 and March 2016, respectively; therefore, the results from those entities are reflected in both the Investment in ETP and the Investment in Sunoco LP segments for the respective periods in 2014 and 2015. ETE’s consolidated results reflect the elimination of MACS, Sunoco, LLC, Susser and Sunoco Retail LLC for the periods during which those entities were included in the consolidated results of both ETP and Sunoco LP. In addition, subsequent to July 2015, ETP holds an equity method investment in Sunoco, LLC (through December 2015) and a continuing investment in Sunoco LP, the equity in earnings from which are also eliminated in ETE’s consolidated financial statements.
Segment Adjusted EBITDA. The increase in Segment Adjusted EBITDA for the year ended December 31, 2014 is due to the acquisition of Sunoco LP in 2014, as discussed above.

Investment in Lake Charles LNG

	Years Ended December 31,
	2014	2013	Change
Revenues	$216	$216	$—
Operating expenses, excluding non-cash compensation expense	(17)	(20)	3
Selling, general and administrative, excluding non-cash compensation expense	(4)	(9)	5
Segment Adjusted EBITDA	$195	$187	$8
Amounts reflected above include comparative amounts for the year ended December 31, 2013, which preceded ETE’s direct investment in Lake Charles LNG effective January 1, 2014.
Lake Charles LNG derives all of its revenue from a contract with a non-affiliated gas marketer.
LIQUIDITY AND CAPITAL RESOURCES
Overview
Parent Company Only
The Parent Company’s principal sources of cash flow are derived from its direct and indirect investments in the limited partner and general partner interests in ETP and Sunoco LP and cash flows from the operations of Lake Charles LNG. The amount of cash that ETP and Sunoco LP distribute to their respective partners, including the Parent Company, each quarter is based on earnings from their respective business activities and the amount of available cash, as discussed below. In connection with previous transactions, we have relinquished a portion of our incentive distributions to be received from ETP and Sunoco LP, see additional discussion under “Cash Distributions.”
The Parent Company’s primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners. The Parent Company currently expects to fund its short-term needs for such items with cash flows from its direct and indirect investments in ETP, Sunoco LP and Lake Charles LNG. The Parent Company distributes its available cash remaining after satisfaction of the aforementioned cash requirements to its Unitholders on a quarterly basis.
In connection with the WMB merger, the Parent Company has entered into an Amended and Restated Commitment Letter (the “Commitment Letter”) with a syndicate of 20 banks (collectively, the “Commitment Parties”). Pursuant to the Commitment Letter, the Commitment Parties have committed to provide a 364-day secured term loan credit facility in an aggregate principal amount of $6.05 billion (or such lesser amount that the Parent Company may elect to borrow). The total interest rate on such facility is capped at 5.50%, and the facility can be extended for an additional one year at the election of the Parent Company. To the extent commodity prices remain low or decline further, or we have limited access to the capital markets due to a credit ratings downgrade or other disruptions, the Parent Company’s ability to refinance the $6.05 billion facility or its $1.5 billion senior secured revolving credit facility, which matures in December 2018, on commercially reasonable terms or at all may be materially impacted.
As of December 31, 2015, the Parent Company had approximately $7.0 billion of debt outstanding under its senior notes and credit facilities. After giving effect to the debt that will be incurred or assumed by the Parent Company in the WMB merger, the Parent Company will have approximately $17.25 billion of debt outstanding.  The Parent Company’s significant level of debt may adversely affect its financial and operating flexibility and ability to make distributions to its Unitholders.  Please see “Item 1A. Risk Factors-Risks Inherent in an Investment in Us-Our debt level and debt agreements may limit our ability to make distributions to Unitholders and may limit our future financial and operating flexibility.”  In addition, if the Parent Company is not able to reduce its leverage ratio, then there is a risk that its credit ratings could be downgraded.  Any such downgrade or other changes to ETE’s financial metrics could also have a material impact on the Parent Company’s subsidiaries, including ETP, Sunoco Logistics, Sunoco LP and, assuming completion of the merger, WPZ.  Prior to and following the merger, the Parent Company may seek to retire or purchase its outstanding debt through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, tender offers or otherwise. Any repurchases or exchanges will depend on prevailing market conditions, contractual restrictions in the Parent Company’s debt and other agreements and other factors, and the amounts involved may be material.  The Parent Company may also make additional adjustments to its business plans to reduce its outstanding debt, including the sale of assets, the sale of equity securities, the reduction of cash distribution payments to its Unitholders at the current distribution rate or the suspension of such cash distributions for a certain period of time.  The Parent Company will continue to monitor the capital markets and its capital structure and make changes to its capital structure from time to time, with the goal of reducing outstanding debt and maintaining financial flexibility, preserving or improving liquidity and/or achieving cost efficiency.

The Parent Company expects ETP, Sunoco LP and Lake Charles LNG and their respective subsidiaries to utilize their resources, along with cash from their operations, to fund their announced growth capital expenditures and working capital needs; however, the Parent Company may issue debt or equity securities from time to time, as it deems prudent to provide liquidity for new capital projects of its subsidiaries or for other partnership purposes.
ETP
ETP’s ability to satisfy its obligations and pay distributions to its Unitholders will depend on its future performance, which will be subject to prevailing economic, financial, business and weather conditions, and other factors, many of which are beyond the control of ETP’s management.
ETP currently expects capital expenditures in 2016 to be within the following ranges:

	Growth		Maintenance
	Low	High	Low	High
Direct(1):
Intrastate transportation and storage(2)	$10	$20	$35	$40
Interstate transportation and storage(2)(3)	375	415	140	145
Midstream	1,200	1,250	110	120
Liquids transportation and services:
NGL	1,150	1,200	25	30
Crude(3)	1,275	1,325	—	—
All other (including eliminations)	65	75	20	25
Total direct capital expenditures(1)	4,075	4,285	330	360

(1)	Direct capital expenditures exclude those funded by ETP’s publicly traded subsidiary.

(2)	Net of amounts forecasted to be financed at the asset level with non-recourse debt of approximately $325 million.

(3)	Includes capital expenditures related to ETP’s proportionate ownership of the Bakken and Rover pipeline projects.
The assets used in ETP’s natural gas and liquids operations, including pipelines, gathering systems and related facilities, are generally long-lived assets and do not require significant maintenance capital expenditures. Accordingly, ETP does not have any significant financial commitments for maintenance capital expenditures in its businesses. From time to time it experiences increases in pipe costs due to a number of reasons, including but not limited to, delays from steel mills, limited selection of mills capable of producing large diameter pipe in a timely manner, higher steel prices and other factors beyond ETP’s control. However, ETP includes these factors in its anticipated growth capital expenditures for each year.
ETP generally funds its maintenance capital expenditures and distributions with cash flows from operating activities. ETP generally funds growth capital expenditures with proceeds from borrowings under credit facilities, long-term debt, the issuance of additional Common Units or a combination thereof.
As of December 31, 2015, in addition to $527 million of cash on hand, ETP had available capacity under its revolving credit facilities of $2.24 billion. Based on ETP’s current estimates, it expects to utilize capacity under the ETP Credit Facility, along with cash from operations, to fund its announced growth capital expenditures and working capital needs through the end of 2016; however, ETP may issue debt or equity securities prior to that time as it deems prudent to provide liquidity for new capital projects, to maintain investment grade credit metrics or other partnership purposes.
Sunoco Logistics’ primary sources of liquidity consist of cash generated from operating activities and borrowings under its $2.50 billion credit facility. At December 31, 2015, Sunoco Logistics had available borrowing capacity of $1.94 billion under its revolving credit facility. Sunoco Logistics’ capital position reflects crude oil and refined products inventories based on historical costs under the last-in, first-out (“LIFO”) method of accounting. Sunoco Logistics periodically supplements its cash flows from operations with proceeds from debt and equity financing activities.

Sunoco LP
Sunoco LP’s primary sources of liquidity consist of cash generated from operating activities and occasional assets sales, issuance of additional partnership units, and borrowings under its $1.50 billion credit facility. At December 31, 2015, Sunoco LP had available borrowing capacity of $1.03 billion under its revolving credit facility.
In 2016, Sunoco LP expects to invest between $390 million and $420 million in growth capital expenditures and between $100 million and $110 million in maintenance capital expenditures. Sunoco LP may revise the timing of these expenditures as necessary to adapt to economic conditions.
Cash Flows
Our cash flows may change in the future due to a number of factors, some of which we cannot control. These factors include regulatory changes, the price of our subsidiaries’ products and services, the demand for such products and services, margin requirements resulting from significant changes in commodity prices, operational risks, the successful integration of our acquisitions, and other factors.
Operating Activities
Changes in cash flows from operating activities between periods primarily result from changes in earnings (as discussed in “Results of Operations” above), excluding the impacts of non-cash items and changes in operating assets and liabilities. Non-cash items include recurring non-cash expenses, such as depreciation, depletion and amortization expense and non-cash compensation expense. The increase in depreciation, depletion and amortization expense during the periods presented primarily resulted from construction and acquisition of assets, while changes in non-cash unit-based compensation expense resulted from changes in the number of units granted and changes in the grant date fair value estimated for such grants. Cash flows from operating activities also differ from earnings as a result of non-cash charges that may not be recurring, such as impairment charges and allowance for equity funds used during construction. The allowance for equity funds used during construction increases in periods when ETP has a significant amount of interstate pipeline construction in progress. Changes in operating assets and liabilities between periods result from factors such as the changes in the value of price risk management assets and liabilities, timing of accounts receivable collection, payments on accounts payable, the timing of purchases and sales of inventories, and the timing of advances and deposits received from customers.
Following is a summary of operating activities by period:
Year Ended December 31, 2015
Cash provided by operating activities in 2015 was $3.07 billion and net income was $1.09 billion. The difference between net income and cash provided by operating activities in 2015 primarily consisted of net non-cash items totaling $2.73 billion and changes in operating assets and liabilities of $1.16 billion. The non-cash activity in 2015 consisted primarily of depreciation, depletion and amortization of $2.08 billion, impairment losses of $339 million, deferred income tax expense of $242 million, inventory valuation adjustments of 249 million, losses on extinguishments of debt of $43 million and non-cash compensation expense of $91 million.
Year Ended December 31, 2014
Cash provided by operating activities in 2014 was $3.18 billion and net income was $1.12 billion. The difference between net income and cash provided by operating activities in 2014 consisted of net non-cash items totaling $1.99 billion and changes in operating assets and liabilities of $231 million. The non-cash activity in 2014 consisted primarily of depreciation, depletion and amortization of $1.72 billion, impairment losses of $370 million, inventory valuation adjustments of $473 million, losses on extinguishments of debt of $25 million and non-cash compensation expense of $82 million, partially offset by the gain on the sale of AmeriGas common units of $177 million and a deferred income tax benefit of $50 million.
Year Ended December 31, 2013
Cash provided by operating activities in 2013 was $2.42 billion and net income was $315 million. The difference between net income and cash provided by operating activities in 2013 consisted of net non-cash items totaling $1.94 billion and changes in operating assets and liabilities of $149 million. The non-cash activity consisted primarily of depreciation, depletion and amortization of $1.31 billion, impairment losses of $689 million, deferred income taxes of $43 million, losses on extinguishments of debt of $162 million and non-cash compensation expense of $61 million.

Investing Activities
Cash flows from investing activities primarily consist of cash amounts paid for acquisitions, capital expenditures, and cash contributions to our joint ventures. Changes in capital expenditures between periods primarily result from increases or decreases in growth capital expenditures to fund their respective construction and expansion projects.
Following is a summary of investing activities by period:
Year Ended December 31, 2015
Cash used in investing activities in 2015 of $10.09 billion was comprised primarily of capital expenditures of $9.31 billion (excluding the allowance for equity funds used during construction and net of contributions in aid of construction costs). ETP invested $7.68 billion for growth capital expenditures and $485 million for maintenance capital expenditures during 2015. We paid net cash for acquisitions of $900 million, including the acquisition of a noncontrolling interest.
Year Ended December 31, 2014
Cash used in investing activities in 2014 of $6.80 billion was comprised primarily of capital expenditures of $5.34 billion (excluding the allowance for equity funds used during construction and net of contributions in aid of construction costs). ETP invested $5.05 billion for growth capital expenditures and $444 million for maintenance capital expenditures during 2014. Regency invested $1.20 billion for growth capital expenditures and $98 million for maintenance capital expenditures during 2014. We paid cash for acquisitions of $2.37 billion and received $814 million in cash received from the sale of AmeriGas common units.
Year Ended December 31, 2013
Cash used in investing activities in 2013 of $2.35 billion was comprised primarily of capital expenditures of $3.45 billion (excluding the allowance for equity funds used during construction and net of contributions in aid of construction costs). ETP invested $2.11 billion for growth capital expenditures and $343 million for maintenance capital expenditures during 2013. Regency invested $948 million for growth capital expenditures and $48 million for maintenance capital expenditures during 2013. These expenditures were partially offset by $1.01 billion and $346 million of cash received from the sale of the Missouri Gas Energy and New England Gas Company assets and the sale of AmeriGas common units, respectively. In addition, ETP paid net cash of $405 million for acquisitions.
Financing Activities
Changes in cash flows from financing activities between periods primarily result from changes in the levels of borrowings and equity issuances, which are primarily used to fund acquisitions and growth capital expenditures. Distributions increase between the periods based on increases in the number of common units outstanding or increases in the distribution rate.
Following is a summary of financing activities by period:
Year Ended December 31, 2015
Cash provided by financing activities was $6.79 billion in 2015. We had a consolidated increase in our debt level of $6.63 billion, primarily due to the issuance of Parent Company and subsidiary senior notes, as well as increases in our revolving credit facilities during 2015. Our subsidiaries also received $3.89 billion in proceeds from common unit offerings, including $1.43 billion from the issuance of ETP Common Units and $2.46 billion from the issuance of other subsidiary common units. We paid distributions to partners of $1.09 billion, and our subsidiaries paid $2.34 billion on limited partner interests other than those held by the Parent Company. We also paid $1.06 billion to repurchase common units during the year ended December 31, 2015.
Year Ended December 31, 2014
Cash provided by financing activities was $3.88 billion in 2014. We had a consolidated increase in our debt level of $4.49 billion, primarily due to Regency’s issuance of senior notes and assumption and debt, and Sunoco Logistics’ issuance of $2.00 billion in aggregate principal amount of senior notes in April 2014 and November 2014 (see Note 6 to our consolidated financial statements) and an increase of the Parent Company’s debt of $1.88 billion. Our subsidiaries also received $3.06 billion in proceeds from common unit offerings, including $1.38 billion from the issuance of ETP Common Units, $428 million from the issuance of Regency Common Units and $1.25 billion from the issuance of other subsidiary common units. We paid distributions to partners of $821 million, and our subsidiaries paid $1.91 billion on limited partner interests other than those held by the Parent Company. We also paid $1.00 billion to repurchase common units during the year ended December 31, 2014.
Year Ended December 31, 2013
Cash provided by financing activities was $146 million in 2013. We had a consolidated increase in our debt level of $983 million, primarily due to ETP’s issuance of $1.25 billion and $1.50 billion in aggregate principal amount of senior notes in January 2013 and September 2013, respectively, and Sunoco Logistics’ issuance of $700 million in aggregate principal amount of senior notes in January 2013 (see Note 6 to our consolidated financial statements). Our subsidiaries also received $1.76 billion in proceeds from common unit offerings, which consisted of $1.61 billion from the issuance of ETP Common Units and $149 million from the issuance of Regency Common Units. We paid distributions to partners of $733 million, and our subsidiaries paid $1.43 billion on limited partner interests other than those held by the Parent Company. We also paid $340 million to redeem our Preferred Units.
Description of Indebtedness
Our outstanding consolidated indebtedness was as follows:

	December 31,
	2015	2014
Parent Company Indebtedness:
ETE Senior Notes due October 2020	$1,187	$1,187
ETE Senior Notes due January 2024	1,150	1,150
ETE Senior Notes due June 2027	1,000	—
ETE Senior Secured Term Loan, due December 2019	2,190	1,400
ETE Senior Secured Revolving Credit Facility due December 2018	860	940
Subsidiary Indebtedness:
ETP Senior Notes	19,439	10,890
Panhandle Senior Notes	1,085	1,085
Regency Senior Notes(1)	—	5,089
Sunoco, Inc. Senior Notes	465	715
Sunoco Logistics Senior Notes(2)	4,975	3,975
Transwestern Senior Notes	782	782
Sunoco LP Senior Notes	1,400	—
Revolving Credit Facilities:
ETP $3.75 billion Revolving Credit Facility due November 2019	1,362	570
Regency $2.5 billion Revolving Credit Facility due November 2019(3)	—	1,504
Sunoco Logistics’ subsidiary $35 million Revolving Credit Facility due April 2015(4)	—	35
Sunoco Logistics $2.50 billion Revolving Credit Facility due March 2020	562	150
Sunoco LP $1.5 billion Revolving Credit Facility due September 2019	450	683
Other long-term debt	157	223
Unamortized premiums and fair value adjustments, net	141	283
Deferred debt issuance costs	(237)	(176)
Total debt	36,968	30,485
Less: current maturities of long-term debt	131	1,008
Long-term debt, less current maturities	$36,837	$29,477

(1)	The Regency senior notes were redeemed and/or assumed by ETP.

(2)
Sunoco Logistics’ 6.125% senior notes due May 15, 2016 were classified as long-term debt as of December 31, 2015 as Sunoco Logistics has the ability and intent to refinance such borrowings on a long-term basis.

(3)	On April 30, 2015, in connection with the Regency Merger, the Regency Revolving Credit Facility was paid off in full and terminated.

(4)	Sunoco Logistics’ subsidiary $35 million Revolving Credit Facility matured in April 2015 and was repaid with borrowings from the Sunoco Logistics $2.5 billion Revolving Credit Facility.
The terms of our consolidated indebtedness and our subsidiaries are described in more detail below and in Note 6 to our consolidated financial statements.

ETE Term Loan Facility
The Parent Company has a Senior Secured Term Loan Agreement (the “ETE Term Credit Agreement”), which has a scheduled maturity date of December 2, 2019, with an option to extend the term subject to the terms and conditions set forth therein. Pursuant to the ETE Term Credit Agreement, the lenders have provided senior secured financing in an aggregate principal amount of $1.0 billion (the “ETE Term Loan Facility”). The Parent Company shall not be required to make any amortization payments with respect to the term loans under the Term Credit Agreement. Under certain circumstances, the Partnership is required to repay the term loan in connection with dispositions of (a) incentive distribution rights in ETP or (b) equity interests of any Person which owns, directly or indirectly, incentive distribution rights in ETP, in each case, yielding net proceeds in excess of $50 million.
Under the Term Credit Agreement, the obligations of the Parent Company are secured by a lien on substantially all of the Parent Company’s and certain of its subsidiaries’ tangible and intangible assets, subject to certain exceptions and permitted liens. The ETE Term Loan Facility initially is not guaranteed by any of the Parent Company’s subsidiaries.
Interest accrues on advances at a LIBOR rate or a base rate plus an applicable margin based on the election of the Parent Company for each interest period. The applicable margin for LIBOR rate loans is 2.50% and the applicable margin for base rate loans is 1.50%.
In April 2014, the Parent Company amended the ETE Term Credit Agreement to increase the aggregate principal amount to $1.4 billion. The Parent Company used the proceeds from this $400 million increase to repay borrowings under its revolving credit facility and for general partnership purposes. No other significant changes were made to the terms of the ETE Term Credit Agreement, including maturity date and interest rate.
In March 2015, the Parent Company entered into a Senior Secured Term Loan C Agreement (the “ETE Term Loan C Agreement”), which increased the aggregate principal amount under the ETE Term Loan Facility to $2.25 billion, an increase of $850 million. The Parent Company used the proceeds (i) to fund the cash consideration for the Bakken Pipeline Transaction, (ii) to repay amounts outstanding under the Partnership’s revolving credit facility, and (iii) to pay transaction fees and expenses related to the Bakken Pipeline Transaction, the Term Loan Facility and other transactions incidental thereto. Under the ETE Term Loan C Agreement, interest accrues on advances at a LIBOR rate or a base rate plus an applicable margin based on the election of the Parent Company for each interest period; the applicable margin for LIBOR rate loans is 3.25% and the applicable margin for base rate loans is 2.25%.
For the $1.4 billion aggregate principal amount under the Senior Secured Term Loan B Agreement of the ETE Term Loan Facility, interest accrues on advances at a LIBOR rate or a base rate plus an applicable margin based on the election of the Parent Company for each interest period. The applicable margin for LIBOR rate loans is 2.50% and the applicable margin for base rate loans is 1.50%.
In October 2015, ETE entered into an Amended and Restated Commitment Letter with a syndicate of 20 banks for a senior secured credit facility in an aggregate principal amount of $6.05 billion in order to fund the cash portion of the WMB Merger. Under the terms of the facility, the banks have committed to provide a 364-day secured loan that can be extended at ETE’s option for an additional year. The interest rate on the facility is capped at 5.5%.
ETE Revolving Credit Facility
The Parent Company has a credit agreement (the “Revolving Credit Agreement”), which has a scheduled maturity date of December 2, 2018, with an option for the Partnership to extend the term subject to the terms and conditions set forth therein.
Pursuant to the Revolver Credit Agreement, the lenders have committed to provide advances up to an aggregate principal amount of $600 million at any one time outstanding (the “ETE Revolving Credit Facility”), and the Parent Company has the option to request increases in the aggregate commitments provided that the aggregate commitments never exceed $1.0 billion. In February 2014, the Partnership increased the capacity on the ETE Revolving Credit Facility to $800 million. In May 2014, the Parent Company amended its revolving credit facility to increase the capacity to $1.2 billion. In February 2015, the Parent Company amended its revolving credit facility to increase the capacity to $1.5 billion.
As part of the aggregate commitments under the facility, the Revolver Credit Agreement provides for letters of credit to be issued at the request of the Parent Company in an aggregate amount not to exceed a $150 million sublimit.
Under the Revolver Credit Agreement, the obligations of the Parent Company are secured by a lien on substantially all of the Parent Company’s and certain of its subsidiaries’ tangible and intangible assets. Borrowings under the Revolver Credit Agreement are not guaranteed by any of the Parent Company’s subsidiaries.

Interest accrues on advances at a LIBOR rate or a base rate plus an applicable margin based on the election of the Parent Company for each interest period. The issuing fees for all letters of credit are also based on an applicable margin. The applicable margin used in connection with interest rates and fees is based on the then applicable leverage ratio of the Parent Company. The applicable margin for LIBOR rate loans and letter of credit fees ranges from 1.75% to 2.50% and the applicable margin for base rate loans ranges from 0.75% to 1.50%. The Parent Company will also pay a fee based on its leverage ratio on the actual daily unused amount of the aggregate commitments.
Senior Notes
In May 2015, ETE issued $1 billion aggregate principal amount of its 5.5% senior secured notes maturing 2027.
Subsidiary Indebtedness
ETP Senior Notes Assumptions and Offerings
In June 2015, ETP issued $650 million aggregate principal amount of 2.50% senior notes due June 2018, $350 million aggregate principal amount of 4.15% senior notes due October 2020, $1.0 billion aggregate principal amount of 4.75% senior notes due January 2026 and $1.0 billion aggregate principal amount of 6.125% senior notes due December 2045. ETP used the net proceeds of $2.98 billion from the offering to repay outstanding borrowings under the ETP Credit Facility, to fund growth capital expenditures and for general partnership purposes.
In March 2015, ETP issued $1.0 billion aggregate principal amount of 4.05% senior notes due March 2025, $500 million aggregate principal amount of 4.90% senior notes due March 2035, and $1.0 billion aggregate principal amount of 5.15% senior notes due March 2045. ETP used the $2.48 billion net proceeds from the offering to repay outstanding borrowings under the ETP Credit Facility, to fund growth capital expenditures and for general partnership purposes.
At the time of the Regency Merger, Regency had outstanding $5.1 billion principal amount of senior notes. On June 1, 2015, Regency redeemed all of the outstanding $499 million aggregate principal amount of its 8.375% senior notes due June 2019.
On August 10, 2015, ETP entered into various supplemental indentures pursuant to which ETP has agreed to assume all of the obligations of Regency under the outstanding Regency senior notes.
On August 13, 2015, ETP redeemed in full the outstanding amount of the 8.375% senior notes due June 2020 and 6.5% senior notes due May 2021. The amount paid to redeem the 2020 notes included a make whole premium of approximately $40 million and the amount paid to redeem the 2021 notes included a make whole premium of approximately $24 million.
Sunoco Logistics Senior Notes Offerings
In November 2015, Sunoco Logistics issued $600 million aggregate principal amount of 4.40% senior notes due April 2021 and $400 million aggregate principal amount of 5.95% senior notes due December 2025.
Sunoco LP Senior Notes
In July 2015, Sunoco LP issued $600 million aggregate principal amount of 5.5% senior notes due August 2020. The net proceeds from the offering were used to fund a portion of the cash consideration for Sunoco LP’s acquisition of Susser.
In April 2015, Sunoco LP issued $800 million aggregate principal amount of 6.375% senior notes due April 2023. The net proceeds from the offering were used to fund the cash portion of the dropdown of Sunoco, LLC interests and to repay outstanding balances under the Sunoco LP revolving credit facility.
Credit Facilities
ETP Credit Facility
The ETP Credit Facility allows for borrowings of up to $3.75 billion and expires in November 2019. The indebtedness under the ETP Credit Facility is unsecured and not guaranteed by any of ETP’s subsidiaries and has equal rights to holders of ETP’s current and future unsecured debt. The indebtedness under the ETP Credit Facility has the same priority of payment as our other current and future unsecured debt. ETP uses the ETP Credit Facility to provide temporary financing for its growth projects, as well as for general partnership purposes.
ETP uses the ETP Credit Facility to provide temporary financing for its growth projects, as well as for general partnership purposes. ETP typically repays amounts outstanding under the ETP Credit Facility with proceeds from common unit offerings or long-term notes offerings. The timing of borrowings depends on ETP’s activities and the cash available to fund those activities. The repayments of amounts outstanding under the ETP Credit Facility depend on multiple factors, including market conditions and expectations of future working capital needs, and ultimately are a financing decision made by management. Therefore, the balance outstanding under the ETP Credit Facility may vary significantly between periods. ETP does not believe that such fluctuations indicate a significant change in its liquidity position, because it expects to continue to be able to repay amounts outstanding under the ETP Credit Facility with proceeds from common unit offerings or long-term note offerings.
As of December 31, 2015, the ETP Credit Facility had $1.36 billion outstanding, and the amount available for future borrowings was $2.24 billion taking into account letters of credit of $145 million. The weighted average interest rate on the total amount outstanding as of December 31, 2015 was 1.86%.
Sunoco Logistics Credit Facility
Sunoco Logistics maintains a $2.50 billion unsecured credit facility (the “Sunoco Logistics Credit Facility”) which matures in March 2020. The Sunoco Logistics Credit Facility contains an accordion feature, under which the total aggregate commitment may be extended to $3.25 billion under certain conditions.
The Sunoco Logistics Credit Facility is available to fund Sunoco Logistics’ working capital requirements, to finance acquisitions and capital projects, to pay distributions and for general partnership purposes. The Sunoco Logistics Credit Facility bears interest at LIBOR or the Base Rate, each plus an applicable margin. The credit facility may be prepaid at any time. As of December 31, 2015, the Sunoco Logistics Credit Facility had $562 million of outstanding borrowings.
Sunoco LP Credit Facility
Sunoco LP maintains a $1.5 billion revolving credit facility (the “Sunoco LP Credit Facility”), which expires in September 2019. The Sunoco LP Credit Facility can be increased from time to time upon Sunoco LP’s written request, subject to certain conditions, up to an additional $250 million. As of December 31, 2015, the Sunoco LP Credit Facility had $450 million of outstanding borrowings.
Covenants Related to Our Credit Agreements
Covenants Related to the Parent Company
The ETE Term Loan Facility and ETE Revolving Credit Facility contain customary representations, warranties, covenants, and events of default, including a change of control event of default and limitations on incurrence of liens, new lines of business, merger, transactions with affiliates and restrictive agreements.
The ETE Term Loan Facility and ETE Revolving Credit Facility contain financial covenants as follows:

•
Maximum Leverage Ratio – Consolidated Funded Debt of the Parent Company (as defined) to EBITDA (as defined in the agreements) of the Parent Company of not more than 6.0 to 1, with a permitted increase to 7 to 1 during a specified acquisition period following the close of a specified acquisition; and

•	EBITDA to interest expense of not less than 1.5 to 1.
Covenants Related to ETP

The agreements relating to the ETP senior notes contain restrictive covenants customary for an issuer with an investment-grade rating from the rating agencies, which covenants include limitations on liens and a restriction on sale-leaseback transactions
The credit agreement relating to the ETP Credit Facility contains covenants that limit (subject to certain exceptions) ETP’s and certain of ETP’s subsidiaries’ ability to, among other things:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make certain investments;

•	make Distributions (as defined in such credit agreement) during certain Defaults (as defined in such credit agreement) and during any Event of Default (as defined in such credit agreement);

•	engage in business substantially different in nature than the business currently conducted by ETP and its subsidiaries;

•	engage in transactions with affiliates; and

•	enter into restrictive agreements.
The credit agreement relating to the ETP Credit Facility also contains a financial covenant that provides that the Leverage Ratio, as defined in the ETP Credit Facility, shall not exceed 5.0 to 1 as of the end of each quarter, with a permitted increase to 5.5 to 1 during a Specified Acquisition Period, as defined in the ETP Credit Facility.
The agreements relating to the Transwestern senior notes contain certain restrictions that, among other things, limit the incurrence of additional debt, the sale of all or substantially all assets and the payment of dividends and specify a maximum debt to capitalization ratio.
Failure to comply with the various restrictive and affirmative covenants of our revolving credit facilities could require us to pay debt balances prior to scheduled maturity and could negatively impact the Operating Companies’ ability to incur additional debt and/or our ability to pay distributions.
Covenants Related to Panhandle
Panhandle is not party to any lending agreement that would accelerate the maturity date of any obligation due to a failure to maintain any specific credit rating, nor would a reduction in any credit rating, by itself, cause an event of default under any of Panhandle’s lending agreements. Financial covenants exist in certain of Panhandle’s debt agreements that require Panhandle to maintain a certain level of net worth, to meet certain debt to total capitalization ratios and to meet certain ratios of earnings before depreciation, interest and taxes to cash interest expense. A failure by Panhandle to satisfy any such covenant would give rise to an event of default under the associated debt, which could become immediately due and payable if Panhandle did not cure such default within any permitted cure period or if Panhandle did not obtain amendments, consents or waivers from its lenders with respect to such covenants.
Panhandle’s restrictive covenants include restrictions on debt levels, restrictions on liens securing debt and guarantees, restrictions on mergers and on the sales of assets, capitalization requirements, dividend restrictions, cross default and cross-acceleration and prepayment of debt provisions. A breach of any of these covenants could result in acceleration of Panhandle’s debt and other financial obligations and that of its subsidiaries.
In addition, Panhandle and/or its subsidiaries are subject to certain additional restrictions and covenants. These restrictions and covenants include limitations on additional debt at some of its subsidiaries; limitations on the use of proceeds from borrowing at some of its subsidiaries; limitations, in some cases, on transactions with its affiliates; limitations on the incurrence of liens; potential limitations on the abilities of some of its subsidiaries to declare and pay dividends and potential limitations on some of its subsidiaries to participate in Panhandle’s cash management program; and limitations on Panhandle’s ability to prepay debt.
Covenants Related to Sunoco Logistics
Sunoco Logistics’ $2.50 billion credit facility contains various covenants, including limitations on the creation of indebtedness and liens, and other covenants related to the operation and conduct of the business of Sunoco Logistics and its subsidiaries. The credit facility also limits Sunoco Logistics, on a rolling four-quarter basis, to a maximum total consolidated debt to consolidated Adjusted EBITDA ratio, as defined in the underlying credit agreement, of 5.0 to 1, which can generally be increased to 5.5 to 1 during an acquisition period. Sunoco Logistics’ ratio of total consolidated debt, excluding net unamortized fair value adjustments, to consolidated Adjusted EBITDA was 3.6 to 1 at December 31, 2015, as calculated in accordance with the credit agreements.
Covenants Related to Sunoco LP
The Sunoco LP Credit Facility requires Sunoco LP to maintain a leverage ratio of not more than 5.50 to 1. The maximum leverage ratio is subject to upwards adjustment of not more than 6.00 to 1 for a period not to exceed three fiscal quarters in the event Sunoco LP engages in an acquisition of assets, equity interests, operating lines or divisions by Sunoco LP, a subsidiary, an unrestricted subsidiary or a joint venture for a purchase price of not less than $50 million. Indebtedness under the Sunoco LP Credit Facility is secured by a security interest in, among other things, all of the Sunoco LP’s present and future personal property and all of the present and future personal property of its guarantors, the capital stock of its material subsidiaries (or 66% of the capital stock of material foreign subsidiaries), and any intercompany debt. Upon the first achievement by Sunoco LP of an investment grade credit rating, all security interests securing the Sunoco LP Credit Facility will be released.
Compliance with our Covenants
We are required to assess compliance quarterly and were in compliance with all requirements, limitations, and covenants relating to ETE’s and its subsidiaries’ debt agreements as of December 31, 2015.

Each of the agreements referred to above are incorporated herein by reference to our, ETP’s, Sunoco Logistics’ and Sunoco LP’s reports previously filed with the SEC under the Exchange Act. See “Item 1. Business – SEC Reporting.”
Off-Balance Sheet Arrangements
Contingent Residual Support Agreement – AmeriGas
In connection with the closing of the contribution of its propane operations in January 2012, ETP agreed to provide contingent, residual support of $1.55 billion of intercompany borrowings made by AmeriGas and certain of its affiliates with maturities through 2022 from a finance subsidiary of AmeriGas that have maturity dates and repayment terms that mirror those of an equal principal amount of senior notes issued by this finance company subsidiary to third party purchases.
PEPL Holdings Guarantee of Collection
Panhandle previously agreed to fully and unconditionally guarantee (the “Panhandle Guarantee”) all of the payment obligations of Regency and Regency Energy Finance Corp. under their $600 million in aggregate principal amount of 4.50% senior notes due November 2023. On May 28, 2015, ETP entered into a supplemental indenture relating to the senior notes pursuant to which it became a co-obligor with respect to such payment obligations thereunder. Accordingly, pursuant to the terms of such supplemental indentures the Panhandle Guarantee was terminated.
ETP Retail Holdings Guarantee of Sunoco LP Notes
In April 2015, Sunoco LP acquired a 31.58% equity interest in Sunoco, LLC from Retail Holdings for $775 million of cash and $41 million of Sunoco LP common units. The cash portion of the consideration was financed through Sunoco LP’s issuance of $800 million principal amount of 6.375% senior notes due 2023. Retail Holdings entered into a guarantee of collection with Sunoco LP and Sunoco Finance Corp., a wholly owned subsidiary of Sunoco LP, pursuant to which Retail Holdings has agreed to provide a guarantee of collection, but not of payment, to Sunoco LP with respect to the principal amount of the senior notes issued by Sunoco LP.
Contractual Obligations
The following table summarizes our long-term debt and other contractual obligations as of December 31, 2015:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt	$37,064	$308	$3,704	$9,736	$23,316
Interest on long-term debt(1)	30,696	3,252	6,318	5,763	15,363
Payments on derivatives	136	5	115	16	—
Purchase commitments(2)	8,863	5,066	2,273	639	885
Transportation, natural gas storage and fractionation contracts	69	26	39	4	—
Operating lease obligations	1,133	121	217	193	602
Distributions and redemption of preferred units of a subsidiary(3)	93	3	7	7	76
Other(4)	148	43	48	45	12
Total(5)	$78,202	$8,824	$12,721	$16,403	$40,254

(1)
Interest payments on long-term debt are based on the principal amount of debt obligations as of December 31, 2015. With respect to variable rate debt, the interest payments were estimated using the interest rate as of December 31, 2015. To the extent interest rates change, our contractual obligation for interest payments will change. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” for further discussion.

(2)
We define a purchase commitment as an agreement to purchase goods or services that is enforceable and legally binding (unconditional) on us that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions. We have long and short-term product purchase obligations for refined product and energy commodities with third-party suppliers. These purchase obligations are entered into at either variable or fixed prices. The purchase prices that we are obligated to pay under variable price contracts approximate market prices at the time we take delivery of the volumes. Our estimated future variable price contract payment obligations are based on the December 31, 2015 market price of the applicable commodity applied to future volume commitments. Actual future payment obligations may vary depending on market prices at the time of delivery. The purchase prices that we are obligated to pay under fixed price contracts are established at the inception of the contract. Our estimated future fixed price contract payment obligations are based on the contracted fixed price under each commodity contract. Obligations shown in the table represent estimated payment obligations under these contracts for the periods indicated.

(3)	Assumes the outstanding ETP Preferred Units are redeemed for cash on September 2, 2029.

(4)
Expected contributions to fund our pension and postretirement benefit plans were included in “Other” above. Environmental liabilities, asset retirement obligations, unrecognized tax benefits, contingency accruals and deferred revenue, which were included in “Other non-current liabilities” our consolidated balance sheets were excluded from the table above as such amounts do not represent contractual obligations or, in some cases, the amount and/or timing of the cash payments is uncertain.

(5)	Excludes net non-current deferred tax liabilities of $4.59 billion due to uncertainty of the timing of future cash flows for such liabilities.
Cash Distributions
Cash Distributions Paid by the Parent Company
Under the Parent Company Partnership Agreement, the Parent Company will distribute all of its Available Cash, as defined, within 50 days following the end of each fiscal quarter. Available cash generally means, with respect to any quarter, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner that is necessary or appropriate to provide for future cash requirements.
Distributions declared during the periods presented are as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2012	February 7, 2013	February 19, 2013	$0.1588
March 31, 2013	May 6, 2013	May 17, 2013	0.1613
June 30, 2013	August 5, 2013	August 19, 2013	0.1638
September 30, 2013	November 4, 2013	November 19, 2013	0.1681
December 31, 2013	February 7, 2014	February 19, 2014	0.1731
March 31, 2014	May 5, 2014	May 19, 2014	0.1794
June 30, 2014	August 4, 2014	August 19, 2014	0.1900
September 30, 2014	November 3, 2014	November 19, 2014	0.2075
December 31, 2014	February 6, 2015	February 19, 2015	0.2250
March 31, 2015	May 8, 2015	May 19, 2015	0.2450
June 30, 2015	August 6, 2015	August 19, 2015	0.2650
September 30, 2015	November 5, 2015	November 19, 2015	0.2850
December 31, 2015	February 4, 2016	February 19, 2016	0.2850
The total amounts of distributions declared during the periods presented (all from Available Cash from the Parent Company’s operating surplus and are shown in the period to which they relate) are as follows:

	Years Ended December 31,
	2015	2014	2013
Limited Partners	$1,139	$866	$748
General Partner interest	2	2	2
Class D units	3	2	—
Total Parent Company distributions	$1,144	$870	$750

Cash Distributions Received by the Parent Company
The Parent Company’s cash available for distributions is primarily generated from its direct and indirect interests in ETP and Sunoco LP. Lake Charles LNG’s wholly-owned subsidiaries also contribute to the Parent Company’s cash available for distributions. At December 31, 2015, our interests in ETP and Sunoco LP consisted of 100% of the respective general partner interests and IDRs, as well as 2.6 million ETP common units and 81.0 million ETP Class H units held by us or our wholly-owned subsidiaries.
We also own 0.1% of the general partner interests and IDRs of Sunoco Logistics, while ETP owns the remaining general partner interests and IDRs. Additionally, ETE owns 100 ETP Class I Units, the distributions from which offset a portion of IDR subsidies ETE has previously provided to ETP.
As the holder of ETP’s and Sunoco LP’s IDRs, the Parent Company is entitled to an increasing share of ETP’s total distributions above certain target levels. The following table summarizes the target levels (as a percentage of total distributions on common units, IDRs and the general partner interest). The percentage reflected in the table includes only the percentage related to the IDRs and excludes distributions to which the Parent Company would also be entitled through its direct or indirect ownership of ETP’s general partner interest, Class H units, Class I units and a portion of the outstanding ETP common units.

	Percentage of Total Distributions to IDRs	Quarterly Distribution Rate Target Amounts
		ETP
Minimum quarterly distribution	—%	$0.25
First target distribution	—%	$0.25 to $0.275
Second target distribution	13%	$0.275 to $0.3175
Third target distribution	23%	$0.3175 to $0.4125
Fourth target distribution	48%	Above $0.4125
The total amount of distributions to the Parent Company from its limited partner interests, general partner interest and incentive distributions (shown in the period to which they relate) for the periods ended as noted below is as follows:

	Years Ended December 31,
	2015	2014	2013
Distributions from ETP:
Limited Partners	$54	$119	$268
Class H Units	263	219	105
General Partner interest	31	21	20
IDRs	1,261	754	701
IDR relinquishments net of Class I Unit distributions	(111)	(250)	(199)
Total distributions from ETP	1,498	863	895
Distributions from Regency (1)	—	135	62
Distributions from Sunoco LP (2)	25	—	—
Total distributions received from subsidiaries	$1,523	$998	$957

(1)
ETP’s acquisition of Regency closed on April 30, 2015; therefore, no distributions in relation to the quarter ended March 31, 2015 or subsequent quarters were paid by Regency. Instead, distributions from ETP include distributions on the limited partner interests received by ETE as consideration in ETP’s acquisition of Regency.

(2)	Effective July 1, 2015, ETE acquired 100% of the membership interests of Sunoco GP, the general partner of Sunoco LP, and all of the IDRs of Sunoco LP from ETP.

In connection with previous transactions, including the Regency merger and Sunoco LP general partner and IDR exchange, ETE agreed to relinquish its right to the following amounts of incentive distributions in future periods, including distributions on Class I Units:

Total Year
2016	$137
2017	128
2018	105
2019	95
Cash Distributions Paid by ETP
ETP expects to use substantially all of its cash provided by operating and financing activities from its operating companies to provide distributions to its Unitholders. Under ETP’s partnership agreement, ETP will distribute to its partners within 45 days after the end of each calendar quarter, an amount equal to all of its Available Cash (as defined in ETP’s partnership agreement) for such quarter. Available Cash generally means, with respect to any quarter of ETP, all cash on hand at the end of such quarter less the amount of cash reserves established by ETP’s General Partner in its reasonable discretion that is necessary or appropriate to provide for future cash requirements. ETP’s commitment to its Unitholders is to distribute the increase in its cash flow while maintaining prudent reserves for its operations.
Distributions declared by ETP during the periods presented are as follows:

	Record Date	Payment Date	Rate
December 31, 2012	February 7, 2013	February 14, 2013	$0.8938
March 31, 2013	May 6, 2013	May 15, 2013	0.8938
June 30, 2013	August 5, 2013	August 14, 2013	0.8938
September 30, 2013	November 4, 2013	November 14, 2013	0.9050
December 31, 2013	February 7, 2014	February 14, 2014	0.9200
March 31, 2014	May 5, 2014	May 15, 2014	0.9350
June 30, 2014	August 4, 2014	August 14, 2014	0.9550
September 30, 2014	November 3, 2014	November 14, 2014	0.9750
December 31, 2014	February 6, 2015	February 13, 2015	0.9950
March 31, 2015	May 8, 2015	May 15, 2015	1.0150
June 30, 2015	August 6, 2015	August 14, 2015	1.0350
September 30, 2015	November 5, 2015	November 16, 2015	1.0550
December 31, 2015	February 8, 2016	February 16, 2016	1.0550
The total amounts of distributions declared during the periods presented (all from Available Cash from ETP’s operating surplus and are shown in the period to which they relate) are as follows (in millions):

	Years Ended December 31,
	2015	2014	2013
Limited Partners:
Common Units	$2,024	$1,298	$1,265
Class H Units	263	219	105
General Partner interest	31	21	20
IDRs	1,261	754	701
IDR relinquishments net of Class I Unit distributions	(111)	(250)	(199)
Total ETP distributions	$3,468	$2,042	$1,892

(1)	The increases for the year ended December 31, 2015 include the impacts from Common Units issued in the Regency Merger, as well as increases in distributions per unit.

Cash Distributions Paid by Sunoco Logistics
Sunoco Logistics is required by its partnership agreement to distribute all cash on hand at the end of each quarter, less appropriate reserves determined by its general partner.
Distributions declared during the periods presented were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2012	February 8, 2013	February 14, 2013	$0.2725
March 31, 2013	May 9, 2013	May 15, 2013	0.2863
June 30, 2013	August 8, 2013	August 14, 2013	0.3000
September 30, 2013	November 8, 2013	November 14, 2013	0.3150
December 31, 2013	February 10, 2014	February 14, 2014	0.3312
March 31, 2014	May 9, 2014	May 15, 2014	0.3475
June 30, 2014	August 8, 2014	August 14, 2014	0.3650
September 30, 2014	November 7, 2014	November 14, 2014	0.3825
December 31, 2014	February 9, 2015	February 13, 2015	0.4000
March 31, 2015	May 11, 2015	May 15, 2015	0.4190
June 30, 2015	August 10, 2015	August 14, 2015	0.4380
September 30, 2015	November 9, 2015	November 13, 2015	0.4580
December 31, 2015	February 8, 2016	February 12, 2016	0.4790
The total amounts of Sunoco Logistics distributions declared during the periods presented were as follows (all from Available Cash from Sunoco Logistics’ operating surplus and are shown in the period with respect to which they relate):

	Years Ended December 31,
	2015	2014	2013
Limited Partners
Common units held by public	$344	$225	$173
Common units held by ETP	120	100	82
General Partner interest held by ETP	12	10	5
Incentive distributions held by ETP	281	175	117
Total distributions declared	$757	$510	$377
Cash Distributions Paid by Sunoco LP
Sunoco LP is required by its partnership agreement to distribute all cash on hand at the end of each quarter, less appropriate reserves determined by its general partner.

Distributions declared by Sunoco LP during the periods presented were as follows:

Quarter Ended	Record Date	Payment Date	Rate
September 30, 2014	November 18, 2014	November 28, 2014	$0.5457
December 31, 2014	February 17, 2015	February 27, 2015	0.6000
March 31, 2015	May 19, 2015	May 29, 2015	0.6450
June 30, 2015	August 18, 2015	August 28, 2015	0.6934
September 30, 2015	November 17, 2015	November 27, 2015	0.7454
December 31, 2015	February 5, 2016	February 16, 2016	0.8013
The total amounts of Sunoco LP distributions declared during the periods presented were as follows (all from Available Cash from Sunoco LP’s operating surplus and are shown in the period with respect to which they relate):

	Years Ended December 31,
	2015	2014
Limited Partners:
Common units held by public	$90	$22
Common and subordinated units held by ETP(1)	89	17
Incentive distributions(2)	30	1
Total distributions declared	$209	$40

(1)	Includes Sunoco LP units issued to ETP in connection with Sunoco LP’s acquisition of Susser from ETP in July 2015.

(2)
The Sunoco LP IDRs were held by ETP until July 2015, at which time the IDRs were exchanged with ETE. The total incentive distributions from Sunoco LP for the year ended December 31, 2015 include $5 million to ETP and $25 million to ETE related to the respective periods during which each held the IDRs.

New Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB deferred the effective date of ASU 2014-09, which is now effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. ASU 2014-09 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. The Partnership is currently evaluating the impact, if any, that adopting this new accounting standard will have on our revenue recognition policies.
In February 2015, the FASB issued Accounting Standards Update No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”), which changed the requirements for consolidation analysis. Under ASU 2015-02, reporting entities are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for fiscal years beginning after December 15, 2015, and early adoption was permitted. We expect to adopt this standard for the year ended December 31, 2016, and we do not anticipate a material impact to our financial position or results of operations as a result of the adoption of this standard.
In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), which simplifies the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset. ASU 2015-03 is effective for annual reporting periods after December 15, 2015, including interim periods within that reporting period, with early adoption permitted for financial statements that have not been previously issued. Upon adoption, ASU 2015-03 must be applied retrospectively to all prior reporting period presented. We adopted and applied this standard to our consolidated financial statements for the years ended December 31, 2015, 2014 and 2013; there was not a material impact to our financial position or results of operations as a result of the adoption of this standard.

In August 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805) - Simplifying the Accounting for Measurement-Period Adjustments. This update requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Additionally, this update requires that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. Finally, this update requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The amendments in this update are effective for financial statements issued with fiscal years beginning after December 15, 2015, including interim periods within that reporting period. We do not anticipate a material impact to our financial position or results of operations as a result of the adoption of this standard.
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which is intended to improve how deferred taxes are classified on organizations’ balance sheets. The ASU eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations are now required to classify all deferred tax assets and liabilities as noncurrent. We adopted the provisions of ASU 2015-17 upon issuance and prior period amounts have been reclassified to conform to the current period presentation.
Estimates and Critical Accounting Policies
The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable rules, and we believe the proper implementation and consistent application of the accounting rules are critical. Our critical accounting policies are discussed below. For further details on our accounting policies, see Note 2 to our consolidated financial statements.
Use of Estimates.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream, NGL and intrastate transportation and storage operations are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for the year ended December 31, 2015 represent the actual results in all material respects.
Some of the other significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, the fair value of derivative instruments, useful lives for depreciation, depletion and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in the goodwill impairment test, market value of inventory, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.
Revenue Recognition.  Revenues for sales of natural gas and NGLs are recognized at the later of the time of delivery of the product to the customer or the time of sale. Revenues from service labor, transportation, treating, compression and gas processing, are recognized upon completion of the service. Transportation capacity payments are recognized when earned in the period the capacity is made available.
The results of ETP’s intrastate transportation and storage and interstate transportation operations are determined primarily by the amount of capacity ETP’s customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines. Under transportation contracts, ETP customers are charged (i) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay even if the customer does not transport natural gas on the respective pipeline, (ii) a transportation fee, which is based on the actual throughput of natural gas by the customer, (iii) fuel retention based on a percentage of gas transported on the pipeline, or (iv) a combination of the three, generally payable monthly. Excess fuel retained after consumption is typically valued at market prices.
ETP’s intrastate transportation and storage operations also generate revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and other marketing companies on the HPL System. Generally, ETP purchases natural gas from the market, including purchases from the midstream marketing operations, and from producers at the wellhead.

In addition, ETP’s intrastate transportation and storage operations generate revenues and margin from fees charged for storing customers’ working natural gas in our storage facilities. ETP also engages in natural gas storage transactions in which ETP seeks to find and profit from pricing differences that occur over time utilizing the Bammel storage reservoir. ETP purchases physical natural gas and then sells financial contracts at a price sufficient to cover ETP’s carrying costs and provide for a gross profit margin. ETP expects margins from natural gas storage transactions to be higher during the periods from November to March of each year and lower during the period from April through October of each year due to the increased demand for natural gas during colder weather. However, ETP cannot assure that management’s expectations will be fully realized in the future and in what time period, due to various factors including weather, availability of natural gas in regions in which we operate, competitive factors in the energy industry, and other issues.
Results from ETP’s midstream operations are determined primarily by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through ETP’s pipeline and gathering systems and the level of natural gas and NGL prices. ETP generates midstream revenues and gross margins principally under fee-based or other arrangements in which ETP receives a fee for natural gas gathering, compressing, treating or processing services. The revenue earned from these arrangements is directly related to the volume of natural gas that flows through ETP’s systems and is not directly dependent on commodity prices.
ETP also utilizes other types of arrangements in ETP’s midstream operations, including (i) discount-to-index price arrangements, which involve purchases of natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount, (ii) percentage-of-proceeds arrangements under which we gather and process natural gas on behalf of producers, sell the resulting residue gas and NGL volumes at market prices and remit to producers an agreed upon percentage of the proceeds based on an index price, and (iii) keep-whole arrangements where ETP gathers natural gas from the producer, processes the natural gas and sells the resulting NGLs to third parties at market prices. In many cases, ETP provides services under contracts that contain a combination of more than one of the arrangements described above. The terms of ETP’s contracts vary based on gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. ETP’s contract mix may change as a result of changes in producer preferences, expansion in regions where some types of contracts are more common and other market factors.
ETP conducts marketing activities in which ETP markets the natural gas that flows through ETP’s assets, referred to as on-system gas. ETP also attracts other customers by marketing volumes of natural gas that do not move through ETP’s assets, referred to as off-system gas. For both on-system and off-system gas, ETP purchases natural gas from natural gas producers and other supply points and sells that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.
ETP has a risk management policy that provides for oversight over ETP’s marketing activities. These activities are monitored independently by ETP’s risk management function and must take place within predefined limits and authorizations. As a result of ETP’s use of derivative financial instruments that may not qualify for hedge accounting, the degree of earnings volatility that can occur may be significant, favorably or unfavorably, from period to period. ETP attempts to manage this volatility through the use of daily position and profit and loss reports provided to senior management and predefined limits and authorizations set forth in ETP’s risk management policy.
ETP injects and holds natural gas in our Bammel storage facility to take advantage of contango markets, when the price of natural gas is higher in the future than the current spot price. ETP uses financial derivatives to hedge the natural gas held in connection with these arbitrage opportunities. At the inception of the hedge, ETP locks in a margin by purchasing gas in the spot market or off peak season and entering a financial contract to lock in the sale price. If ETP designates the related financial contract as a fair value hedge for accounting purposes, ETP values the hedged natural gas inventory at current spot market prices along with the financial derivative ETP uses to hedge it. Changes in the spread between the forward natural gas prices designated as fair value hedges and the physical inventory spot prices result in unrealized gains or losses until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains or losses associated with these positions are realized. Unrealized margins represent the unrealized gains or losses from our derivative instruments using mark-to-market accounting, with changes in the fair value of our derivatives being recorded directly in earnings. These margins fluctuate based upon changes in the spreads between the physical spot prices and forward natural gas prices. If the spread narrows between the physical and financial prices, ETP will record unrealized gains or lower unrealized losses. If the spread widens, ETP will record unrealized losses or lower unrealized gains. Typically, as ETP enters the winter months, the spread converges so that ETP recognizes in earnings the original locked in spread, either through mark-to-market or the physical withdrawal of natural gas.
ETP’s NGL storage and pipeline transportation revenues are recognized when services are performed or products are delivered, respectively. Fractionation and processing revenues are recognized when product is either loaded into a truck or injected into a third party pipeline, which is when title and risk of loss pass to the customer.

In ETP’s natural gas compression business, revenue is recognized for compressor packages and technical service jobs using the completed contract method which recognizes revenue upon completion of the job. Costs incurred on a job are deducted at the time revenue is recognized.
Terminalling and storage revenues are recognized at the time the services are provided. Pipeline revenues are recognized upon delivery of the barrels to the location designated by the shipper. Crude oil acquisition and marketing revenues, as well as refined product marketing revenues, are recognized when title to the product is transferred to the customer. Revenues are not recognized for crude oil exchange transactions, which are entered into primarily to acquire crude oil of a desired quality or to reduce transportation costs by taking delivery closer to end markets. Any net differential for exchange transactions is recorded as an adjustment of inventory costs in the purchases component of cost of products sold and operating expenses in the statements of operations.
Retail marketing operations sell gasoline and diesel in addition to a broad mix of merchandise such as groceries, fast foods and beverages at its convenience stores. A portion of our gasoline and diesel sales are to wholesale customers on a consignment basis, in which we retain title to inventory, control access to and sale of fuel inventory, and recognize revenue at the time the fuel is sold to the ultimate customer. We typically own the fuel dispensing equipment and underground storage tanks at consignment sites, and in some cases we own the entire site and have entered into an operating lease whit the wholesale customer operating the site. In addition, our retail outlets derive other income from lottery ticket sales, money orders, prepaid phone cards and wireless services, ATM transactions, car washes, movie rental and other ancillary product and service offerings. Some of Sunoco, Inc.’s retail outlets provide a variety of car care services. Revenues related to the sale of products are recognized when title passes, while service revenues are recorded on a net commission basis and are recognized when services are provided. Title passage generally occurs when products are shipped or delivered in accordance with the terms of the respective sales agreements. In addition, revenues are not recognized until sales prices are fixed or determinable and collectability is reasonably assured.
Regulatory Assets and Liabilities.  Certain of our subsidiaries are subject to regulation by certain state and federal authorities and have accounting policies that conform to FASB Accounting Standards Codification (“ASC”) Topic 980, Regulated Operations, which is in accordance with the accounting requirements and ratemaking practices of the regulatory authorities. The application of these accounting policies allows certain of our regulated entities to defer expenses and revenues on the balance sheet as regulatory assets and liabilities when it is probable that those expenses and revenues will be allowed in the ratemaking process in a period different from the period in which they would have been reflected in the consolidated statement of operations by an unregulated company. These deferred assets and liabilities will be reported in results of operations in the period in which the same amounts are included in rates and recovered from or refunded to customers. Management’s assessment of the probability of recovery or pass through of regulatory assets and liabilities will require judgment and interpretation of laws and regulatory commission orders. If, for any reason, we cease to meet the criteria for application of regulatory accounting treatment for all or part of our operations, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the consolidated balance sheet for the period in which the discontinuance of regulatory accounting treatment occurs.
Accounting for Derivative Instruments and Hedging Activities.  ETP utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit their exposure to margin fluctuations in natural gas, NGL and refined products. These contracts consist primarily of commodity futures and swaps. In addition, prior to ETP’s contribution of its retail propane activities to AmeriGas, ETP used derivatives to limit its exposure to propane market prices.
If ETP designates a derivative financial instrument as a cash flow hedge and it qualifies for hedge accounting, the change in the fair value is deferred in AOCI until the underlying hedged transaction occurs. Any ineffective portion of a cash flow hedge’s change in fair value is recognized each period in earnings. Gains and losses deferred in AOCI related to cash flow hedges remain in AOCI until the underlying physical transaction occurs, unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. For financial derivative instruments that do not qualify for hedge accounting, the change in fair value is recorded in cost of products sold in the consolidated statements of operations.
If ETP designates a hedging relationship as a fair value hedge, they record the changes in fair value of the hedged asset or liability in cost of products sold in the consolidated statement of operations. This amount is offset by the changes in fair value of the related hedging instrument. Any ineffective portion or amount excluded from the assessment of hedge ineffectiveness is also included in the cost of products sold in the consolidated statement of operations.
ETP utilizes published settlement prices for exchange-traded contracts, quotes provided by brokers, and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. Changes in the methods used to determine the fair value of these contracts could have a material effect on our results of operations. We do not anticipate future changes in the methods used to determine the fair value of these derivative contracts. See “Item 7A. Quantitative and Qualitative Disclosures about Market Risk,” for further discussion regarding our derivative activities.

Fair Value of Financial Instruments.  We have commodity derivatives, interest rate derivatives and embedded derivatives in the ETP Preferred Units that are accounted for as assets and liabilities at fair value in our consolidated balance sheets. We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of marketable securities and commodity derivatives transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We consider OTC commodity derivatives entered into directly with third parties as a Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. Additionally, we consider our options transacted through our clearing broker as having Level 2 inputs due to the level of activity of these contracts on the exchange in which they trade. We consider the valuation of our interest rate derivatives as Level 2 as the primary input, the LIBOR curve, is based on quotes from an active exchange of Eurodollar futures for the same period as the future interest swap settlements. Level 3 inputs are unobservable. Derivatives related to the embedded derivatives in our preferred units are valued using a binomial lattice model. The market inputs utilized in the model include credit spread, probabilities of the occurrence of certain events, common unit price, dividend yield, and expected value, and are considered level 3. See further information on our fair value assets and liabilities in Note 2 of our consolidated financial statements.
Impairment of Long-Lived Assets and Goodwill.  Long-lived assets are required to be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Goodwill and intangibles with indefinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. An impairment loss should be recognized only if the carrying amount of the asset/goodwill is not recoverable and exceeds its fair value.
In order to test for recoverability when performing a quantitative impairment test, we must make estimates of projected cash flows related to the asset, which include, but are not limited to, assumptions about the use or disposition of the asset, estimated remaining life of the asset, and future expenditures necessary to maintain the asset’s existing service potential. In order to determine fair value, we make certain estimates and assumptions, including, among other things, changes in general economic conditions in regions in which our markets are located, the availability and prices of natural gas, our ability to negotiate favorable sales agreements, the risks that natural gas exploration and production activities will not occur or be successful, our dependence on certain significant customers and producers of natural gas, and competition from other companies, including major energy producers. While we believe we have made reasonable assumptions to calculate the fair value, if future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.
Property, Plant and Equipment.  Expenditures for maintenance and repairs that do not add capacity or extend the useful life are expensed as incurred. Expenditures to refurbish assets that either extend the useful lives of the asset or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. Additionally, ETP capitalizes certain costs directly related to the construction of assets including internal labor costs, interest and engineering costs. Upon disposition or retirement of pipeline components or natural gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in the consolidated statement of operations. Depreciation of property, plant and equipment is provided using the straight-line method based on their estimated useful lives ranging from 1 to 99 years. Changes in the estimated useful lives of the assets could have a material effect on our results of operation. We do not anticipate future changes in the estimated useful lives of our property, plant and equipment.
Asset Retirement Obligations.   We have determined that we are obligated by contractual or regulatory requirements to remove facilities or perform other remediation upon retirement of certain assets. The fair value of any ARO is determined based on estimates and assumptions related to retirement costs, which the Partnership bases on historical retirement costs, future inflation rates and credit-adjusted risk-free interest rates. These fair value assessments are considered to be level 3 measurements, as they are based on both observable and unobservable inputs. Changes in the liability are recorded for the passage of time (accretion) or for revisions to cash flows originally estimated to settle the ARO.
An ARO is required to be recorded when a legal obligation to retire an asset exists and such obligation can be reasonably estimated. We will record an asset retirement obligation in the periods in which management can reasonably estimate the settlement dates.
Except for certain amounts recorded by Panhandle, Sunoco Logistics and ETP’s retail marketing operations discussed below, management was not able to reasonably measure the fair value of asset retirement obligations as of December 31, 2015 and 2014, in most cases because the settlement dates were indeterminable. Although a number of other onshore assets in Panhandle’s system are subject to agreements or regulations that give rise to an ARO upon Panhandle’s discontinued use of these assets, AROs were not recorded because these assets have an indeterminate removal or abandonment date given the expected continued use of the assets with proper maintenance or replacement. Sunoco, Inc. has legal asset retirement obligations for several other assets at its refineries, pipelines and terminals, for which it is not possible to estimate when the obligations will be settled. Consequently, the retirement obligations for these assets cannot be measured at this time. At the end of the useful life of these underlying assets, Sunoco, Inc. is legally or contractually required to abandon in place or remove the asset. Sunoco Logistics believes it may have additional asset retirement obligations related to its pipeline assets and storage tanks, for which it is not possible to estimate whether or when the retirement obligations will be settled. Consequently, these retirement obligations cannot be measured at this time.
Individual component assets have been and will continue to be replaced, but the pipeline and the natural gas gathering and processing systems will continue in operation as long as supply and demand for natural gas exists. Based on the widespread use of natural gas in industrial and power generation activities, management expects supply and demand to exist for the foreseeable future.  We have in place a rigorous repair and maintenance program that keeps the pipelines and the natural gas gathering and processing systems in good working order. Therefore, although some of the individual assets may be replaced, the pipelines and the natural gas gathering and processing systems themselves will remain intact indefinitely.
Long-lived assets related to AROs aggregated $18 million and were reflected as property, plant and equipment on our balance sheet as of December 31, 2015 and 2014. In addition, Panhandle has $6 million of restricted funds for settlement of AROs that was reflected as other non-current assets as of December 31, 2015.
Pensions and Other Postretirement Benefit Plans. We are required to measure plan assets and benefit obligations as of its fiscal year-end balance sheet date. We recognize the changes in the funded status of our defined benefit postretirement plans through AOCI or are reflected as a regulatory asset or regulatory liability for regulated subsidiaries.
The calculation of the net periodic benefit cost and benefit obligation requires the use of a number of assumptions. Changes in these assumptions can have a significant effect on the amounts reported in the financial statements. The Partnership believes that the two most critical assumptions are the assumed discount rate and the expected rate of return on plan assets.
The discount rate is established by using a hypothetical portfolio of high-quality debt instruments that would provide the necessary cash flows to pay the benefits when due. Net periodic benefit cost and benefit obligation increases and equity correspondingly decreases as the discount rate is reduced.
The expected rate of return on plan assets is based on long-term expectations given current investment objectives and historical results. Net periodic benefit cost increases as the expected rate of return on plan assets is correspondingly reduced.
Legal Matters.  We are subject to litigation and regulatory proceedings as a result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from claims, orders, judgments or settlements. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. We expense legal costs as incurred, and all recorded legal liabilities are revised as required as better information becomes available to us. The factors we consider when recording an accrual for contingencies include, among others: (i) the opinions and views of our legal counsel; (ii) our previous experience; and (iii) the decision of our management as to how we intend to respond to the complaints.
For more information on our litigation and contingencies, see Note 11 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in this report.
Environmental Remediation Activities. The Partnership’s accrual for environmental remediation activities reflects anticipated work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. The accrual for known claims is undiscounted and is based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. It is often extremely difficult to develop reasonable estimates of future site remediation costs due to changing regulations, changing technologies and their associated costs, and changes in the economic environment. Engineering studies, historical experience and other factors are used to identify and evaluate remediation alternatives and their related costs in determining the estimated accruals for environmental remediation activities.
Losses attributable to unasserted claims are generally reflected in the accruals on an undiscounted basis, to the extent they are probable of occurrence and reasonably estimable. ETP has established a wholly-owned captive insurance company to bear certain risks associated with environmental obligations related to certain sites that are no longer operating. The premiums paid to the captive insurance company include estimates for environmental claims that have been incurred but not reported, based on an actuarially determined fully developed claims expense estimate. In such cases, ETP accrues losses attributable to unasserted claims based on the discounted estimates that are used to develop the premiums paid to the captive insurance company.
In general, each remediation site/issue is evaluated individually based upon information available for the site/issue and no pooling or statistical analysis is used to evaluate an aggregate risk for a group of similar items (e.g., service station sites) in determining the amount of probable loss accrual to be recorded. ETP’s estimates of environmental remediation costs also frequently involve evaluation of a range of estimates. In many cases, it is difficult to determine that one point in the range of loss estimates is more likely than any other. In these situations, existing accounting guidance requires that the minimum of the range be accrued. Accordingly, the low end of the range often represents the amount of loss which has been recorded.
In addition to the probable and estimable losses which have been recorded, management believes it is reasonably possible (i.e., less than probable but greater than remote) that additional environmental remediation losses will be incurred. At December 31, 2015, the aggregate of the estimated maximum additional reasonably possible losses, which relate to numerous individual sites, totaled approximately $5 million. This estimate of reasonably possible losses comprises estimates for remediation activities at current logistics and retail assets and, in many cases, reflects the upper end of the loss ranges which are described above. Such estimates include potentially higher contractor costs for expected remediation activities, the potential need to use more costly or comprehensive remediation methods and longer operating and monitoring periods, among other things.
Total future costs for environmental remediation activities will depend upon, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the nature of operations at each site, the technology available and needed to meet the various existing legal requirements, the nature and terms of cost-sharing arrangements with other potentially responsible parties, the availability of insurance coverage, the nature and extent of future environmental laws and regulations, inflation rates, terms of consent agreements or remediation permits with regulatory agencies and the determination of the Partnership’s liability at the sites, if any, in light of the number, participation level and financial viability of the other parties. The recognition of additional losses, if and when they were to occur, would likely extend over many years. Management believes that the Partnership’s exposure to adverse developments with respect to any individual site is not expected to be material. However, if changes in environmental laws or regulations occur or the assumptions used to estimate losses at multiple sites are adjusted, such changes could impact multiple facilities, formerly owned facilities and third-party sites at the same time. As a result, from time to time, significant charges against income for environmental remediation may occur; however, management does not believe that any such charges would have a material adverse impact on the Partnership’s consolidated financial position.
Deferred Income Taxes. ETE recognizes benefits in earnings and related deferred tax assets for net operating loss carryforwards (“NOLs”) and tax credit carryforwards. If necessary, a charge to earnings and a related valuation allowance are recorded to reduce deferred tax assets to an amount that is more likely than not to be realized by the Partnership in the future. Deferred income tax assets attributable to state and federal NOLs and federal tax alternative minimum tax credit carryforwards totaling $217 million have been included in ETE’s consolidated balance sheet as of December 31, 2015. All of the deferred income tax assets attributable to state and federal NOL benefits expire before 2034 as more fully described below. The state NOL carryforward benefits of $123 million (net of federal benefit) begin to expire in 2016 with a substantial portion expiring between 2029 and 2035. The federal NOLs of $191 million ($67 million in benefits) will expire in 2033 and 2035. Federal tax alternative minimum tax credit carryforwards of $27 million remained at December 31, 2015. We have determined that a valuation allowance totaling $122 million (net of federal income tax effects) is required for the state NOLs at December 31, 2015 primarily due to significant restrictions on their use in the Commonwealth of Pennsylvania. In making the assessment of the future realization of the deferred tax assets, we rely on future reversals of existing taxable temporary differences, tax planning strategies and forecasted taxable income based on historical and projected future operating results. The potential need for valuation allowances is regularly reviewed by management. If it is more likely than not that the recorded asset will not be realized, additional valuation allowances which increase income tax expense may be recognized in the period such determination is made. Likewise, if it is more likely than not that additional deferred tax assets will be realized, an adjustment to the deferred tax asset will increase income in the period such determination is made.
Forward-Looking Statements
This annual report contains various forward-looking statements and information that are based on our beliefs and those of our General Partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this annual report, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “estimate,” “intend,” “could,” “believe,” “may,” “will” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our General Partner believe that the expectations on which such forward-looking statements are reasonable, neither we nor our General Partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the volumes transported on our subsidiaries’ pipelines and gathering systems;

•	the level of throughput in our subsidiaries’ processing and treating facilities;

•	the fees our subsidiaries charge and the margins they realize for their gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and NGLs;

•	energy prices generally;

•	the prices of natural gas and NGLs compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of NGL supplies;

•	the level of domestic oil, natural gas and NGL production;

•	the availability of imported oil, natural gas and NGLs;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and NGLs;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our subsidiaries’ interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs;

•	competition from other midstream companies and interstate pipeline companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with our subsidiaries pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of our subsidiaries liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our subsidiaries’ customers;

•
regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our subsidiaries’ internal growth projects, such as our subsidiaries’ construction of additional pipeline systems;

•
risks associated with the construction of new pipelines and treating and processing facilities or additions to our subsidiaries’ existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our subsidiaries’ ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•	risks associated with our significant level of stand-alone and consolidated debt and the incurrence or assumption of additional debt in connection with our proposed acquisition of WMB;

•
risks associated with the assets and operations of entities in which our subsidiaries own less than a controlling interests, including risks related to management actions at such entities that our subsidiaries may not be able to control or exert influence;

•
the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses, including our proposed acquisition of WMB and the integration of WMB’s and WPZ’s businesses;

•
changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.
You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risks described under “Item 1A. Risk Factors” in this annual report. Any forward-looking statement made by us in this Annual Report on Form 10-K is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Inflation
Interest rates on existing and future credit facilities and future debt offerings could be significantly higher than current levels, causing our financing costs to increase accordingly. Although increased financing costs could limit our ability to raise funds in the capital markets, we expect to remain competitive with respect to acquisitions and capital projects since our competitors would face similar circumstances.
Inflation in the United States has been relatively low in recent years and has not had a material effect on our results of operations. It may in the future, however, increase the cost to acquire or replace property, plant and equipment and may increase the costs of labor and supplies. Our operating revenues and costs are influenced to a greater extent by commodity price changes. To the extent permitted by competition, regulation and our existing agreements, we have and will continue to pass along a portion of increased costs to our customers in the form of higher fees.
ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS
Energy Transfer Equity, L.P. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Partners
Energy Transfer Equity, L.P.
We have audited the accompanying consolidated balance sheets of Energy Transfer Equity, L.P. (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Sunoco LP and Susser Holdings Corporation, both consolidated subsidiaries, as of December 31, 2014 and for the period from September 1, 2014 to December 31, 2014, whose combined statements reflect total assets constituting 7 percent of consolidated total assets as of December 31, 2014, and total revenues of 5 percent of consolidated total revenues for the year then ended. Those statements were audited by other auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Sunoco LP and Susser Holdings Corporation as of December 31, 2014 and for the period from September 1, 2014 to December 31, 2014, is based solely on the reports of the other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Dallas, Texas
February 29, 2016 (except for Note 15, as to which the date is February 3, 2017)

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$606	$847
Accounts receivable, net	2,400	3,378
Accounts receivable from related companies	119	35
Inventories	1,636	1,467
Exchanges receivable	31	44
Derivative assets	46	81
Other current assets	572	287
Total current assets	5,410	6,139

Property, plant and equipment	54,979	45,018
Accumulated depreciation and depletion	(6,296)	(4,726)
	48,683	40,292

Advances to and investments in unconsolidated affiliates	3,462	3,659
Non-current derivative assets	—	10
Other non-current assets, net	730	732
Intangible assets, net	5,431	5,582
Goodwill	7,473	7,865
Total assets	$71,189	$64,279

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	December 31,
	2015	2014
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,274	$3,349
Accounts payable to related companies	28	19
Exchanges payable	106	184
Derivative liabilities	69	21
Accrued and other current liabilities	2,302	2,102
Current maturities of long-term debt	131	1,008
Total current liabilities	4,910	6,683

Long-term debt, less current maturities	36,837	29,477
Deferred income taxes	4,590	4,410
Non-current derivative liabilities	137	154
Other non-current liabilities	1,069	1,193

Commitments and contingencies
Preferred units of subsidiary (Note 7)	33	33
Redeemable noncontrolling interests	15	15

Equity:
General Partner	(2)	(1)
Limited Partners:
Common Unitholders (1,044,767,336 and 1,077,533,798 units authorized, issued and outstanding as of December 31, 2015 and 2014, respectively)	(952)	648
Class D Units (2,156,000 and 3,080,000 units authorized, issued and outstanding as of December 31, 2015 and 2014, respectively)	22	22
Accumulated other comprehensive loss	—	(5)
Total partners’ capital	(932)	664
Noncontrolling interest	24,530	21,650
Total equity	23,598	22,314
Total liabilities and equity	$71,189	$64,279

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per unit data)

	Years Ended December 31,
	2015	2014	2013
REVENUES:
Natural gas sales	$3,671	$5,386	$3,842
NGL sales	3,935	5,845	3,618
Crude sales	8,378	16,416	15,477
Gathering, transportation and other fees	4,200	3,733	3,097
Refined product sales	15,672	19,437	18,479
Other	6,270	4,874	3,822
Total revenues	42,126	55,691	48,335
COSTS AND EXPENSES:
Cost of products sold	34,009	48,414	42,580
Operating expenses	2,661	2,102	1,669
Depreciation, depletion and amortization	2,079	1,724	1,313
Selling, general and administrative	639	611	533
Impairment losses	339	370	689
Total costs and expenses	39,727	53,221	46,784
OPERATING INCOME	2,399	2,470	1,551
OTHER INCOME (EXPENSE):
Interest expense, net	(1,643)	(1,369)	(1,221)
Equity in earnings from unconsolidated affiliates	276	332	236
Gain on sale of AmeriGas common units	—	177	87
Losses on extinguishments of debt	(43)	(25)	(162)
Gains (losses) on interest rate derivatives	(18)	(157)	53
Non-operating environmental remediation	—	—	(168)
Other, net	22	(11)	(1)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	993	1,417	375
Income tax expense (benefit) from continuing operations	(100)	357	93
INCOME FROM CONTINUING OPERATIONS	1,093	1,060	282
Income from discontinued operations	—	64	33
NET INCOME	1,093	1,124	315
Less: Net income (loss) attributable to noncontrolling interest	(96)	491	119
NET INCOME ATTRIBUTABLE TO PARTNERS	1,189	633	196
General Partner’s interest in net income	3	2	—
Class D Unitholder’s interest in net income	3	2	—
Limited Partners’ interest in net income	$1,183	$629	$196
INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT:
Basic	$1.11	$0.58	$0.17
Diluted	$1.11	$0.57	$0.17
NET INCOME PER LIMITED PARTNER UNIT:
Basic	$1.11	$0.58	$0.18
Diluted	$1.11	$0.57	$0.18

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in millions)

	Years Ended December 31,
	2015	2014	2013
Net income	$1,093	$1,124	$315
Other comprehensive income (loss), net of tax:
Reclassification to earnings of gains and losses on derivative instruments accounted for as cash flow hedges	—	3	(4)
Change in value of derivative instruments accounted for as cash flow hedges	—	—	(1)
Change in value of available-for-sale securities	(3)	1	2
Actuarial gain (loss) relating to pension and other postretirement benefits	65	(113)	66
Foreign currency translation adjustment	(1)	(2)	(1)
Change in other comprehensive income from unconsolidated affiliates	(1)	(6)	17
	60	(117)	79
Comprehensive income	1,153	1,007	394
Less: Comprehensive income (loss) attributable to noncontrolling interest	(41)	388	181
Comprehensive income attributable to partners	$1,194	$619	$213

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(Dollars in millions)

	General Partner	Common Unitholders	Class D Units	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total
Balance, December 31, 2012	—	2,125	—	(12)	14,237	16,350
Distributions to partners	(2)	(731)	—	—	—	(733)
Distributions to noncontrolling interest	—	—	—	—	(1,428)	(1,428)
Subsidiary equity offerings, net of issue costs	—	122	—	—	1,637	1,759
Subsidiary units issued in acquisition	(1)	(506)	—	—	507	—
Non-cash compensation expense, net of units tendered by employees for tax withholdings	—	1	6	—	47	54
Capital contributions received from noncontrolling interest	—	—	—	—	18	18
Other, net	—	—	—	4	(39)	(35)
Conversion of Regency Preferred Units for Regency Common Units	—	—	—	—	41	41
Deemed distribution related to SUGS Transaction	—	(141)	—	—	—	(141)
Other comprehensive income, net of tax	—	—	—	17	62	79
Net income	—	196	—	—	119	315
Balance, December 31, 2013	(3)	1,066	6	9	15,201	16,279
Distributions to partners	(2)	(817)	(2)	—	—	(821)
Distributions to noncontrolling interest	—	—	—	—	(1,905)	(1,905)
Subsidiary units issued for cash	—	148	2	—	2,907	3,057
Subsidiary units issued in certain acquisitions	—	211	—	—	5,604	5,815
Subsidiary units redeemed in Lake Charles LNG Transaction	2	480	—	—	(482)	—
Purchase of additional Regency Units	—	(99)	—	—	99	—
Subsidiary acquisition of a noncontrolling interest	—	—	—	—	(319)	(319)
Non-cash compensation expense, net of units tendered by employees for tax withholdings	—	—	14	—	51	65
Capital contributions received from noncontrolling interest	—	—	—	—	139	139
Other, net	—	30	—	—	(33)	(3)
Units repurchased under buyback program	—	(1,000)	—	—	—	(1,000)
Other comprehensive loss, net of tax	—	—	—	(14)	(103)	(117)
Net income	2	629	2	—	491	1,124
Balance, December 31, 2014	$(1)	$648	$22	$(5)	$21,650	$22,314
Distributions to partners	(3)	(1,084)	(3)	—	—	(1,090)
Distributions to noncontrolling interest	—	—	—	—	(2,335)	(2,335)
Subsidiary units issued for cash	(1)	(524)	(1)	—	4,415	3,889
Conversion of Class D Units to ETE Common Units	—	7	(7)	—	—	—
Non-cash compensation expense, net of units tendered by employees for tax withholdings	—	—	8	—	62	70
Capital contributions received from noncontrolling interest	—	—	—	—	875	875
Units repurchased under buyback program	—	(1,064)	—	—	—	(1,064)
Acquisition and disposition of noncontrolling interest	—	—	—	—	(65)	(65)
Other comprehensive income, net of tax	—	—	—	5	55	60
Other, net	—	(118)	—	—	(31)	(149)
Net income (loss)	3	1,183	3	—	(96)	1,093
Balance, December 31, 2015	$(2)	$(952)	$22	$—	$24,530	$23,598

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Years Ended December 31,
	2015	2014	2013
OPERATING ACTIVITIES:
Net income	$1,093	$1,124	$315
Reconciliation of net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,079	1,724	1,313
Deferred income taxes	242	(50)	43
Amortization included in interest expense	(21)	(51)	(55)
Unit-based compensation expense	91	82	61
Impairment losses	339	370	689
Gain on sale of AmeriGas common units	—	(177)	(87)
Losses on extinguishments of debt	43	25	162
(Gains) losses on disposal of assets	(8)	(1)	2
Equity in earnings of unconsolidated affiliates	(276)	(332)	(236)
Distributions from unconsolidated affiliates	409	291	313
Inventory valuation adjustments	249	473	(3)
Other non-cash	(8)	(72)	51
Net change in operating assets and liabilities, net of effects of acquisitions and deconsolidations	(1,164)	(231)	(149)
Net cash provided by operating activities	3,068	3,175	2,419
INVESTING ACTIVITIES:
Proceeds from sale of noncontrolling interest	64	—	—
Proceeds from the sale of AmeriGas common units	—	814	346
Cash paid for acquisitions, net of cash received	(835)	(2,367)	(405)
Cash paid for acquisition of a noncontrolling interest	(129)	—	—
Capital expenditures (excluding allowance for equity funds used during construction)	(9,386)	(5,381)	(3,505)
Contributions in aid of construction costs	80	45	52
Contributions to unconsolidated affiliates	(45)	(334)	(3)
Distributions from unconsolidated affiliates in excess of cumulative earnings	128	136	419
Proceeds from the sale of discontinued operations	—	77	1,008
Proceeds from the sale of other assets	26	62	89
Change in restricted cash	19	172	(348)
Other	(16)	(19)	—
Net cash used in investing activities	(10,094)	(6,795)	(2,347)
FINANCING ACTIVITIES:
Proceeds from borrowings	26,455	18,375	12,934
Repayments of long-term debt	(19,828)	(13,886)	(11,951)
Subsidiary units issued for cash	3,889	3,057	1,759
Distributions to partners	(1,090)	(821)	(733)
Distributions to noncontrolling interests	(2,335)	(1,905)	(1,428)
Debt issuance costs	(75)	(77)	(87)
Capital contributions from noncontrolling interest	841	139	18
Redemption of Preferred Units	—	—	(340)
Units repurchased under buyback program	(1,064)	(1,000)	—
Other, net	(8)	(5)	(26)
Net cash provided by financing activities	6,785	3,877	146
Increase (decrease) in cash and cash equivalents	(241)	257	218
Cash and cash equivalents, beginning of period	847	590	372
Cash and cash equivalents, end of period	$606	$847	$590

The accompanying notes are an integral part of these consolidated financial statements.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollar and unit amounts, except per unit data, are in millions)

1.	OPERATIONS AND ORGANIZATION:
Financial Statement Presentation
The consolidated financial statements of Energy Transfer Equity, L.P. (the “Partnership,” “we” or “ETE”) presented herein for the years ended December 31, 2015, 2014, and 2013, have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC. We consolidate all majority-owned subsidiaries and limited partnerships, which we control as the general partner or owner of the general partner. All significant intercompany transactions and accounts are eliminated in consolidation.
Unless the context requires otherwise, references to “we,” “us,” “our,” the “Partnership” and “ETE” mean Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include ETP, ETP GP, ETP LLC, ETE Common Holdings, LLC, Panhandle (or Southern Union prior to its merger into Panhandle in January 2014), Sunoco Logistics, Sunoco LP and ETP Holdco. References to the “Parent Company” mean Energy Transfer Equity, L.P. on a stand-alone basis.
As discussed in Note 8, in January 2014 and July 2015, the Partnership completed two-for-one splits of ETE Common Units. All references to unit and per unit amounts in the consolidated financial statements and in these notes to the consolidated financial statements have been adjusted to reflect the effects of the unit splits for all periods presented.
At December 31, 2015, our interests in ETP and Sunoco LP consisted of 100% of the respective general partner interests and IDRs, as well as 2.6 million ETP common units and 81.0 million ETP Class H units held by us or our wholly-owned subsidiaries. We also own 0.1% of Sunoco Partners LLC, the entity that owns the general partner interest and IDRs of Sunoco Logistics, while ETP owns the remaining 99.9% of Sunoco Partners LLC. Additionally, ETE owns 100 ETP Class I Units, the distributions from which offset a portion of IDR subsidies ETE has previously provided to ETP.
The consolidated financial statements of ETE presented herein include the results of operations of:

•	the Parent Company;

•	our controlled subsidiaries, ETP and Sunoco LP (see description of their respective operations below under “Business Operations”);

•	ETP’s and Sunoco LP’s consolidated subsidiaries and our wholly-owned subsidiaries that own the general partner and IDR interests in ETP and Sunoco LP; and

•	our wholly-owned subsidiary, Lake Charles LNG.
Our subsidiaries also own varying undivided interests in certain pipelines. Ownership of these pipelines has been structured as an ownership of an undivided interest in assets, not as an ownership interest in a partnership, limited liability company, joint venture or other forms of entities. Each owner controls marketing and invoices separately, and each owner is responsible for any loss, damage or injury that may occur to their own customers. As a result, we apply proportionate consolidation for our interests in these entities.
Certain prior period amounts have been reclassified to conform to the 2015 presentation. These reclassifications had no impact on net income or total equity.
Business Operations
The Parent Company’s principal sources of cash flow are derived from its direct and indirect investments in the limited partner and general partner interests in ETP and Sunoco LP. The Parent Company’s primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners. Parent Company-only assets are not available to satisfy the debts and other obligations of ETE’s subsidiaries. In order to understand the financial condition of the Parent Company on a stand-alone basis, see Note 17 for stand-alone financial information apart from that of the consolidated partnership information included herein.

ETP is a publicly traded partnership whose operations comprise the following:

•
the gathering and processing, compression, treating and transportation of natural gas, focusing on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Eagle Ford, Haynesville, Barnett, Fayetteville, Marcellus, Utica, Bone Spring, and Avalon shales;

•
intrastate transportation and storage natural gas operations that own and operate natural gas pipeline systems that are engaged in the business of purchasing, gathering, transporting, processing, and marketing natural gas and NGLs in the states of Texas, Louisiana, New Mexico and West Virginia;

•	interstate pipelines that are owned and operated, either directly or through equity method investments, that transport natural gas to various markets in the United States; and

•	a controlling interest in Sunoco Logistics, a publicly traded Delaware limited partnership that owns and operates a logistics business, consisting of crude oil, NGL and refined products pipelines.
ETP also owns and operates retail marketing assets, which sell gasoline and middle distillates at retail locations and operates convenience stores primarily on the east coast and in the midwest region of the United States. In March 2016, ETP contributed to Sunoco LP its remaining 68.42% interest in Sunoco, LLC and 100% interest in the legacy Sunoco, Inc. retail business for $2.23 billion. Sunoco LP paid $2.20 billion in cash, including a working capital adjustment, and issued 5.7 million Sunoco LP common units to Retail Holdings, a wholly-owned subsidiary of ETP. The transaction was effective January 1, 2016.
Effective July 1, 2015, ETE acquired 100% of the membership interests of Sunoco GP, the general partner of Sunoco LP, and all of the IDRs of Sunoco LP from ETP, and in exchange, ETP repurchased from ETE 21 million ETP common units owned by ETE.
Lake Charles LNG operates a LNG import terminal, which has approximately 9.0 Bcf of above ground LNG storage capacity and re-gasification facilities on Louisiana’s Gulf Coast near Lake Charles, Louisiana. Lake Charles LNG is engaged in interstate commerce and is subject to the rules, regulations and accounting requirements of the FERC.
Our financial statements reflect the following reportable business segments:
•Investment in ETP, including the consolidated operations of ETP;
•Investment in Sunoco LP, including the consolidated operations of Sunoco LP;
•Investment in Lake Charles LNG, including the operations of Lake Charles LNG; and
•Corporate and Other including the following:
•activities of the Parent Company; and

•	the goodwill and property, plant and equipment fair value adjustments recorded as a result of the 2004 reverse acquisition of Heritage Propane Partners, L.P.
Regency Merger. On April 30, 2015, a wholly-owned subsidiary of ETP merged with Regency, with Regency surviving as a wholly owned subsidiary of ETP (the “Regency Merger”). Regency previously was a direct subsidiary of ETE and had been presented as a separate reportable segment. Each Regency common unit and Class F unit was converted into the right to receive 0.4124 ETP common units. ETP issued 172.2 million ETP common units to Regency unitholders, including 15.5 million units issued to subsidiaries of ETP. The 1.9 million outstanding Regency Preferred Units were converted into corresponding new ETP Series A Preferred Units on a one-for-one basis. In connection with the Regency Merger, ETE agreed to reduce the incentive distributions it receives from ETP by a total of $320 million over a five-year period. The IDR subsidy was $80 million for the year ended December 31, 2015 and will total $60 million per year for the following four years.

2.	ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET DETAIL:
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream, NGL and intrastate transportation and storage operations are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the estimated operating results represent the actual results in all material respects.
Some of the other significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, the fair value of derivative instruments, useful lives for depreciation, amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in the goodwill impairment test, market value of inventory, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.
New Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB deferred the effective date of ASU 2014-09, which is now effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within those annual periods. ASU 2014-09 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. The Partnership is currently evaluating the impact, if any, that adopting this new accounting standard will have on our revenue recognition policies.
In February 2015, the FASB issued Accounting Standards Update No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”), which changed the requirements for consolidation analysis. Under ASU 2015-02, reporting entities are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for fiscal years beginning after December 15, 2015, and early adoption was permitted. We expect to adopt this standard for the year ended December 31, 2016, and we do not anticipate a material impact to our financial position or results of operations as a result of the adoption of this standard.
In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), which simplifies the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset. ASU 2015-03 is effective for annual reporting periods after December 15, 2015, including interim periods within that reporting period, with early adoption permitted for financial statements that have not been previously issued. Upon adoption, ASU 2015-03 must be applied retrospectively to all prior reporting periods presented. We adopted and applied this standard to all consolidated financial statements presented and there was not a material impact to our financial position or results of operations as a result of the adoption of this standard.
In August 2015, the FASB issued ASU No. 2015-16 "Business Combinations (Topic 805) - Simplifying the Accounting for Measurement-Period Adjustments." This update requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Additionally, this update requires that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. Finally, this update requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The amendments in this update are effective for financial statements issued with fiscal years beginning after December 15, 2015, including interim periods within that reporting period. We do not anticipate a material impact to our financial position or results of operations as a result of the adoption of this standard.
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which is intended to improve how deferred taxes are classified on organizations’ balance sheets. The ASU eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations are now required to classify all deferred tax assets and liabilities as noncurrent. We adopted the provisions of ASU 2015-17 upon issuance and prior period amounts have been reclassified to conform to the current period presentation. As a result of the early adoption and retrospective application of ASU 2015-17,

$85 million of deferred tax liability previously presented as an other current liability as of December 31, 2014 has been reclassified to other non-current liabilities in our consolidated financial statements.
Revenue Recognition
Our segments are engaged in multiple revenue-generating activities. To the extent that those activities are similar among our segments, revenue recognition policies are similar. Below is a description of revenue recognition policies for significant revenue-generating activities within our segments.
Investment in ETP
Revenues for sales of natural gas and NGLs are recognized at the later of the time of delivery of the product to the customer or the time of sale or installation. Revenues from service labor, transportation, treating, compression and gas processing are recognized upon completion of the service. Transportation capacity payments are recognized when earned in the period the capacity is made available.
The results of ETP’s intrastate transportation and storage and interstate transportation and storage operations are determined primarily by the amount of capacity customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines. Under transportation contracts, customers are charged (i) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay even if the customer does not transport natural gas on the respective pipeline, (ii) a transportation fee, which is based on the actual throughput of natural gas by the customer, (iii) fuel retention based on a percentage of gas transported on the pipeline, or (iv) a combination of the three, generally payable monthly. Fuel retained for a fee is typically valued at market prices.
ETP’s intrastate transportation and storage operations also generate revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and other marketing companies on the HPL System. Generally, ETP purchases natural gas from the market, including purchases from ETP’s marketing operations, and from producers at the wellhead.
In addition, ETP’s intrastate transportation and storage operations generate revenues and margin from fees charged for storing customers’ working natural gas in ETP’s storage facilities. ETP also engages in natural gas storage transactions in which ETP seeks to find and profit from pricing differences that occur over time utilizing the Bammel storage reservoir. ETP purchases physical natural gas and then sells financial contracts at a price sufficient to cover ETP’s carrying costs and provide for a gross profit margin. ETP expects margins from natural gas storage transactions to be higher during the periods from November to March of each year and lower during the period from April through October of each year due to the increased demand for natural gas during colder weather. However, ETP cannot assure that management’s expectations will be fully realized in the future and in what time period, due to various factors including weather, availability of natural gas in regions in which ETP operate, competitive factors in the energy industry, and other issues.
Results from ETP’s midstream operations are determined primarily by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through ETP’s pipeline and gathering systems and the level of natural gas and NGL prices. ETP generates midstream revenues and gross margins principally under fee-based or other arrangements in which ETP receives a fee for natural gas gathering, compressing, treating or processing services. The revenue earned from these arrangements is directly related to the volume of natural gas that flows through ETP’s systems and is not directly dependent on commodity prices.
ETP also utilizes other types of arrangements in ETP’s midstream operations, including (i) discount-to-index price arrangements, which involve purchases of natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount, (ii) percentage-of-proceeds arrangements under which ETP gathers and processes natural gas on behalf of producers, sells the resulting residue gas and NGL volumes at market prices and remits to producers an agreed upon percentage of the proceeds based on an index price, (iii) keep-whole arrangements where ETP gathers natural gas from the producer, processes the natural gas and sells the resulting NGLs to third parties at market prices, (iv) purchasing all or a specified percentage of natural gas and/or NGL delivered from producers and treating or processing ETP’s plant facilities, and (v) making other direct purchases of natural gas and/or NGL at specified delivery points to meet operational or marketing objectives. In many cases, ETP provides services under contracts that contain a combination of more than one of the arrangements described above. The terms of ETP’s contracts vary based on gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. ETP’s contract mix may change as a result of changes in producer preferences, expansion in regions where some types of contracts are more common and other market factors.

NGL storage and pipeline transportation revenues are recognized when services are performed or products are delivered, respectively. Fractionation and processing revenues are recognized when product is either loaded into a truck or injected into a third party pipeline, which is when title and risk of loss pass to the customer.
In ETP’s natural gas compression business, revenue is recognized for compressor packages and technical service jobs using the completed contract method which recognizes revenue upon completion of the job. Costs incurred on a job are deducted at the time revenue is recognized.
ETP conducts marketing activities in which ETP markets the natural gas that flows through ETP’s assets, referred to as on-system gas. ETP also attracts other customers by marketing volumes of natural gas that do not move through ETP’s assets, referred to as off-system gas. For both on-system and off-system gas, ETP purchases natural gas from natural gas producers and other supply points and sells that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.
Terminalling and storage revenues are recognized at the time the services are provided. Pipeline revenues are recognized upon delivery of the barrels to the location designated by the shipper. Crude oil acquisition and marketing revenues, as well as refined product marketing revenues, are recognized when title to the product is transferred to the customer. Revenues are not recognized for crude oil exchange transactions, which are entered into primarily to acquire crude oil of a desired quality or to reduce transportation costs by taking delivery closer to end markets. Any net differential for exchange transactions is recorded as an adjustment of inventory costs in the purchases component of cost of products sold and operating expenses in the statements of operations.
ETP’s retail marketing operations sell gasoline and diesel in addition to a broad mix of merchandise such as groceries, fast foods and beverages at its convenience stores. A portion of our gasoline and diesel sales are to wholesale customers on a consignment basis, in which we retain title to inventory, control access to and sale of fuel inventory, and recognize revenue at the time the fuel is sold to the ultimate customer. We typically own the fuel dispensing equipment and underground storage tanks at consignment sites, and in some cases we own the entire site and have entered into an operating lease with the wholesale customer operating the site. In addition, our retail outlets derive other income from lottery ticket sales, money orders, prepaid phone cards and wireless services, ATM transactions, car washes, movie rental and other ancillary product and service offerings. Some of Sunoco, Inc.’s retail outlets provide a variety of car care services. Revenues related to the sale of products are recognized when title passes, while service revenues are recorded on a net commission basis and are recognized when services are provided. Title passage generally occurs when products are shipped or delivered in accordance with the terms of the respective sales agreements. In addition, revenues are not recognized until sales prices are fixed or determinable and collectability is reasonably assured.
Investment in Sunoco LP

Revenues from our two primary product categories, motor fuel and merchandise, are recognized either at the time fuel is delivered to the customer or at the time of sale. Revenue recognition on consignment sales differ from this and are discussed in greater detail below. Shipment and delivery of motor fuel generally occurs on the same day. Sunoco LP charges its wholesale customers for third-party transportation costs, which are recorded net in cost of sales. Through PropCo, Sunoco LP’s wholly owned corporate subsidiary, Sunoco LP may sell motor fuel to wholesale customers on a consignment basis, in which Sunoco LP retains title to inventory, control access to and sale of fuel inventory, and recognize revenue at the time the fuel is sold to the ultimate customer. Sunoco LP derives other income from rental income, propane and lubricating oils and other ancillary product and service offerings. Sunoco LP derives other income from lottery ticket sales, money orders, prepaid phone cards and wireless services, ATM transactions, car washes, movie rentals and other ancillary product and service offerings. Sunoco LP records revenue on a net commission basis when the product is sold and/or services are rendered. Rental income from operating leases is recognized on a straight line basis over the term of the lease.

Investment in Lake Charles LNG
Lake Charles LNG’s revenues from storage and re-gasification of natural gas are based on capacity reservation charges and, to a lesser extent, commodity usage charges. Reservation revenues are based on contracted rates and capacity reserved by the customers and recognized monthly. Revenues from commodity usage charges are also recognized monthly and represent the recovery of electric power charges at Lake Charles LNG’s terminal.
Regulatory Accounting – Regulatory Assets and Liabilities
ETP’s interstate transportation and storage operations are subject to regulation by certain state and federal authorities and certain subsidiaries in those operations have accounting policies that conform to the accounting requirements and ratemaking practices of the regulatory authorities. The application of these accounting policies allows certain of ETP’s regulated entities to defer expenses and revenues on the balance sheet as regulatory assets and liabilities when it is probable that those expenses and revenues will be allowed in the ratemaking process in a period different from the period in which they would have been reflected in the consolidated statement of operations by an unregulated company. These deferred assets and liabilities will be reported in results of operations in the period in which the same amounts are included in rates and recovered from or refunded to customers. Management’s assessment of the probability of recovery or pass through of regulatory assets and liabilities will require judgment and interpretation of laws and regulatory commission orders. If, for any reason, ETP ceases to meet the criteria for application of regulatory accounting treatment for these entities, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the consolidated balance sheet for the period in which the discontinuance of regulatory accounting treatment occurs.
Although Panhandle’s natural gas transmission systems and storage operations are subject to the jurisdiction of FERC in accordance with the NGA and NGPA, it does not currently apply regulatory accounting policies in accounting for its operations.  In 1999, prior to its acquisition by Southern Union, Panhandle discontinued the application of regulatory accounting policies primarily due to the level of discounting from tariff rates and its inability to recover specific costs.
Cash, Cash Equivalents and Supplemental Cash Flow Information
Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.
We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.
The net change in operating assets and liabilities (net of effects of acquisitions, dispositions and deconsolidation) included in cash flows from operating activities was comprised as follows:

	Years Ended December 31,
	2015	2014	2013
Accounts receivable	$856	$600	$(556)
Accounts receivable from related companies	(5)	30	64
Inventories	(430)	51	(254)
Exchanges receivable	14	18	(8)
Other current assets	(239)	133	(81)
Other non-current assets, net	250	(6)	(23)
Accounts payable	(1,127)	(850)	541
Accounts payable to related companies	400	5	(140)
Exchanges payable	(79)	(99)	128
Accrued and other current liabilities	(618)	(59)	192
Other non-current liabilities	(261)	(73)	147
Derivative assets and liabilities, net	75	19	(159)
Net change in operating assets and liabilities, net of effects of acquisitions and deconsolidations	$(1,164)	$(231)	$(149)

Non-cash investing and financing activities and supplemental cash flow information were as follows:

	Years Ended December 31,
	2015	2014	2013
NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	$910	$643	$226
Net gains (losses) from subsidiary common unit transactions	(526)	744	(384)
NON-CASH FINANCING ACTIVITIES:
Contribution of property, plant and equipment from noncontrolling interest	$34	$—	$—
Subsidiary issuances of common units in connection with PVR, Hoover and Eagle Rock Midstream acquisitions	—	4,281	—
Subsidiary issuances of common units in connection with the Susser Merger	—	908	—
Long-term debt assumed in PVR Acquisition	—	1,887	—
Long-term debt exchanged in Eagle Rock Midstream Acquisition	—	499	—
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of interest capitalized	$1,800	$1,416	$1,256
Cash paid for income taxes	72	345	58
Accounts Receivable
Our subsidiaries assess the credit risk of their customers and take steps to mitigate risk as necessary. Management reviews accounts receivable and an allowance for doubtful accounts is determined based on the overall creditworthiness of customers, historical write-off experience, general and specific economic trends, and identification of specific customers with payment issues.
Inventories
Inventories consist principally of natural gas held in storage, crude oil, refined products and spare parts. Natural gas held in storage is valued at the lower of cost or market utilizing the weighted-average cost method. The cost of crude oil and refined products is determined using the last-in, first out method. The cost of spare parts is determined by the first-in, first-out method.
Inventories consisted of the following:

	December 31,
	2015	2014
Natural gas and NGLs	$415	$392
Crude oil	424	364
Refined products	420	392
Spare parts and other	377	319
Total inventories	$1,636	$1,467
During the year ended December 31, 2015, the Partnership recorded write downs of $249 million on its crude oil, refined products and NGL inventories as a result of a decline in the market price of these products. The write-down was calculated based upon current replacement costs.
ETP utilizes commodity derivatives to manage price volatility associated with certain of its natural gas inventory and designates certain of these derivatives as fair value hedges for accounting purposes. Changes in fair value of the designated hedged inventory have been recorded in inventory on our consolidated balance sheets and in cost of products sold in our consolidated statements of operations.
Exchanges
Exchanges consist of natural gas and NGL delivery imbalances (over and under deliveries) with others. These amounts, which are valued at market prices or weighted average market prices pursuant to contractual imbalance agreements, turn over monthly and are recorded as exchanges receivable or exchanges payable on our consolidated balance sheets. These imbalances are generally settled by deliveries of natural gas or NGLs, but may be settled in cash, depending on contractual terms.
Other Current Assets
Other current assets consisted of the following:

	December 31,
	2015	2014
Deposits paid to vendors	$74	$65
Income taxes receivable	326	17
Prepaid expenses and other	172	205
Total other current assets	$572	$287
Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful or FERC mandated lives of the assets, if applicable. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are expensed as incurred. Expenditures to refurbish assets that either extend the useful lives of the asset or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. Natural gas and NGLs used to maintain pipeline minimum pressures is capitalized and classified as property, plant and equipment. Additionally, our subsidiaries capitalize certain costs directly related to the construction of assets including internal labor costs, interest and engineering costs. For the Lake Charles LNG project, a portion of the management fees are capitalized. Upon disposition or retirement of pipeline components or natural gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in our consolidated statements of operations.
Property, plant and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, we reduce the carrying amount of such assets to fair value. In 2015, we recorded $110 million fixed asset impairments related to ETP’s liquids transportation and services operations primarily due to an expected decrease in future cash flows. No other fixed asset impairments were identified or recorded for our reporting units.
Capitalized interest is included for pipeline construction projects, except for certain interstate projects for which an allowance for funds used during construction (“AFUDC”) is accrued. Interest is capitalized based on the current borrowing rate of our revolving credit facilities when the related costs are incurred. AFUDC is calculated under guidelines prescribed by the FERC and capitalized as part of the cost of utility plant for interstate projects. It represents the cost of servicing the capital invested in construction work-in-process. AFUDC is segregated into two component parts – borrowed funds and equity funds.

Components and useful lives of property, plant and equipment were as follows:

	December 31,
	2015	2014
Land and improvements	$686	$1,307
Buildings and improvements (1 to 45 years)	1,526	1,922
Pipelines and equipment (5 to 83 years)	32,677	27,149
Natural gas and NGL storage facilities (5 to 46 years)	390	1,214
Bulk storage, equipment and facilities (2 to 83 years)	2,853	4,010
Tanks and other equipment (5 to 40 years)	1,488	58
Retail equipment (2 to 99 years)	401	515
Vehicles (1 to 25 years)	220	203
Right of way (20 to 83 years)	2,573	2,451
Furniture and fixtures (2 to 25 years)	57	59
Linepack	61	119
Pad gas	44	44
Natural resources	484	454
Other (1 to 30 years)	3,675	999
Construction work-in-process	7,844	4,514
	54,979	45,018
Less – Accumulated depreciation and depletion	(6,296)	(4,726)
Property, plant and equipment, net	$48,683	$40,292
We recognized the following amounts for the periods presented:

	Years Ended December 31,
	2015	2014	2013
Depreciation and depletion expense	$1,776	$1,457	$1,128
Capitalized interest, excluding AFUDC	$163	$113	$43
Advances to and Investments in Affiliates
Certain of our subsidiaries own interests in a number of related businesses that are accounted for by the equity method. In general, we use the equity method of accounting for an investment for which we exercise significant influence over, but do not control, the investee’s operating and financial policies.
Other Non-Current Assets, net
Other non-current assets, net are stated at cost less accumulated amortization. Other non-current assets, net consisted of the following:

	December 31,
	2015	2014
Unamortized financing costs(1)	$29	$41
Regulatory assets	90	85
Deferred charges	198	220
Restricted funds	192	177
Other	221	209
Total other non-current assets, net	$730	$732
(1)Includes unamortized financing costs related to the Partnership’s revolving credit facilities.

Restricted funds primarily consisted of restricted cash held in our wholly-owned captive insurance companies.
Intangible Assets
Intangible assets are stated at cost, net of amortization computed on the straight-line method. The Partnership removes the gross carrying amount and the related accumulated amortization for any fully amortized intangibles in the year they are fully amortized.
Components and useful lives of intangible assets were as follows:

	December 31, 2015		December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Customer relationships, contracts and agreements (3 to 46 years)	$5,254	$(738)	$5,144	$(485)
Trade names (15 years)	559	(25)	556	(15)
Patents (9 years)	48	(16)	48	(11)
Other (1 to 15 years)	15	(7)	36	(7)
Total amortizable intangible assets	5,876	(786)	5,784	(518)
Non-amortizable intangible assets:
Trademarks	341	—	316	—
Total intangible assets	$6,217	$(786)	$6,100	$(518)
Aggregate amortization expense of intangibles assets was as follows:

	Years Ended December 31,
	2015	2014	2013
Reported in depreciation, depletion and amortization	$303	$219	$120
Estimated aggregate amortization expense of intangible assets for the next five years was as follows:

Years Ending December 31:
2016	$242
2017	242
2018	241
2019	239
2020	239
We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. We review non-amortizable intangible assets for impairment annually, or more frequently if circumstances dictate.
In 2015, we recorded $24 million of intangible asset impairments related to ETP’s liquids transportation and services operations primarily due to an expected decrease in future cash flows.
Goodwill
Goodwill is tested for impairment annually or more frequently if circumstances indicate that goodwill might be impaired. The annual impairment test is performed during the fourth quarter.

Changes in the carrying amount of goodwill were as follows:

	Investment in ETP	Investment in Sunoco LP	Investment in Lake Charles LNG	Corporate, Other and Eliminations	Total
Balance, December 31, 2013	$5,856	$—	$184	$(146)	$5,894
Goodwill acquired	2,340	3,143	—	(3,143)	2,340
Lake Charles LNG Transaction (1)	(184)	—	—	184	—
Goodwill impairment	(370)	—	—	—	(370)
Other	—	—	—	1	1
Balance, December 31, 2014	7,642	3,143	184	(3,104)	7,865
Goodwill acquired	—	31	—	—	31
Sunoco LP Exchange	(2,018)	—	—	2,018	—
Goodwill impairment	(205)	—	—	—	(205)
Other	9	(63)	—	(164)	(218)
Balance, December 31, 2015	$5,428	$3,111	$184	$(1,250)	$7,473

(1)
As discussed in Note 3, ETP completed the transfer to ETE of Lake Charles LNG on February 19, 2014. Therefore, the December 31, 2013 goodwill balances include goodwill attributable to Lake Charles LNG of $184 million in both the investment in ETP and investment in Lake Charles LNG segments that was correspondingly included in the elimination column. The transaction was effective January 1, 2014.

Goodwill is recorded at the acquisition date based on a preliminary purchase price allocation and generally may be adjusted when the purchase price allocation is finalized. We recorded a net decrease in goodwill of $392 million during the year ended December 31, 2015 primarily due to the impairments discussed below as well as purchase price allocation adjustments.
During 2015, the Partnership voluntarily changed the date of the annual goodwill impairment testing to the first day of the fourth quarter. The Partnership believes this new date is preferable because it allows for more timely completion of the annual goodwill impairment test prior to the end of the annual financial reporting period. This change in accounting principle does not delay, accelerate or avoid any potential impairment loss, nor does the change have a cumulative effect on income from continuing operations, net income or loss, or net assets.  This change was not applied retrospectively, as doing so would require the use of significant estimates and assumptions that include hindsight. Accordingly, the Partnership applied the change in annual goodwill impairment testing date prospectively beginning October 1, 2015.
During the fourth quarter of 2015, ETP performed goodwill impairment tests on its reporting units and recognized goodwill impairments of: (i) $99 million in the Transwestern reporting unit due primarily to the market declines in current and expected future commodity prices in the fourth quarter of 2015, and (ii) $106 million in the Lone Star Refinery Services reporting unit due primarily to changes in assumptions related to potential future revenues decrease as well as the market declines in current and expected future commodity prices.
During the fourth quarter of 2014, a $370 million goodwill impairment was recorded related to Regency’s Permian Basin gathering and processing operations. The decline in estimated fair value of that reporting unit was primarily driven by the significant decline in commodity prices in the fourth quarter of 2014, and the resulting impact to future commodity prices as well as increases in future estimated operations and maintenance expenses.
The Partnership determined the fair value of our reporting units using a weighted combination of the discounted cash flow method and the guideline company method. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, weighted average costs of capital and future market conditions, among others. The Partnership believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. Under the discounted cash flow method, the Partnership determined fair value based on estimated future cash flows of each reporting unit including estimates for capital expenditures, discounted to present value using the risk-adjusted industry rate, which reflect the overall level of inherent risk of the reporting unit. Cash flow projections are derived from one year budgeted amounts and five year operating forecasts plus an estimate of later period cash flows, all of which are evaluated by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Under the guideline company method, the Partnership determined the estimated fair value of each of our reporting units by applying valuation multiples of comparable publicly-traded companies to each reporting unit’s projected EBITDA and then averaging that estimate with similar historical calculations using a three year average. In addition, the Partnership estimated a reasonable control premium representing the incremental value that accrues to the majority owner from the opportunity to dictate the strategic and operational actions of the business.
Asset Retirement Obligations
We have determined that we are obligated by contractual or regulatory requirements to remove facilities or perform other remediation upon retirement of certain assets. The fair value of any ARO is determined based on estimates and assumptions related to retirement costs, which the Partnership bases on historical retirement costs, future inflation rates and credit-adjusted risk-free interest rates. These fair value assessments are considered to be Level 3 measurements, as they are based on both observable and unobservable inputs. Changes in the liability are recorded for the passage of time (accretion) or for revisions to cash flows originally estimated to settle the ARO.
An ARO is required to be recorded when a legal obligation to retire an asset exists and such obligation can be reasonably estimated. We will record an asset retirement obligation in the periods in which management can reasonably estimate the settlement dates.
Except for certain amounts recorded by Panhandle, Sunoco Logistics and ETP’s retail marketing operations, discussed below, management was not able to reasonably measure the fair value of asset retirement obligations as of December 31, 2015 and 2014, in most cases because the settlement dates were indeterminable. Although a number of other onshore assets in Panhandle’s system are subject to agreements or regulations that give rise to an ARO upon Panhandle’s discontinued use of these assets, AROs were not recorded because these assets have an indeterminate removal or abandonment date given the expected continued use of the assets with proper maintenance or replacement. Sunoco, Inc. has legal asset retirement obligations for several other assets at its previously owned refineries, pipelines and terminals, for which it is not possible to estimate when the obligations will be settled. Consequently, the retirement obligations for these assets cannot be measured at this time. At the end of the useful life of these underlying assets, Sunoco, Inc. is legally or contractually required to abandon in place or remove the asset. Sunoco Logistics believes it may have additional asset retirement obligations related to its pipeline assets and storage tanks, for which it is not possible to estimate whether or when the retirement obligations will be settled. Consequently, these retirement obligations cannot be measured at this time.
Below is a schedule of AROs by segment recorded as other non-current liabilities in our consolidated balance sheets:

	December 31,
	2015	2014
Investment in ETP:
Interstate transportation and storage operations	$58	$60
Investment in Sunoco Logistics	88	41
Retail marketing operations	66	87
	$212	$188

Individual component assets have been and will continue to be replaced, but the pipeline and the natural gas gathering and processing systems will continue in operation as long as supply and demand for natural gas exists. Based on the widespread use of natural gas in industrial and power generation activities, management expects supply and demand to exist for the foreseeable future.  We have in place a rigorous repair and maintenance program that keeps the pipelines and the natural gas gathering and processing systems in good working order. Therefore, although some of the individual assets may be replaced, the pipelines and the natural gas gathering and processing systems themselves will remain intact indefinitely.
Long-lived assets related to AROs aggregated $18 million and were reflected as property, plant and equipment on our balance sheet as of December 31, 2015 and 2014. In addition, Panhandle had $6 million legally restricted funds for the purpose of settling AROs that was reflected as other non-current assets as of December 31, 2015.

Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following:

	December 31,
	2015	2014
Interest payable	$519	$440
Customer advances and deposits	114	103
Accrued capital expenditures	743	673
Accrued wages and benefits	218	233
Taxes payable other than income taxes	76	236
Other	632	417
Total accrued and other current liabilities	$2,302	$2,102
Deposits or advances are received from customers as prepayments for natural gas deliveries in the following month. Prepayments and security deposits may also be required when customers exceed their credit limits or do not qualify for open credit.
Redeemable Noncontrolling Interests
The noncontrolling interest holders in one of Sunoco Logistics’ consolidated subsidiaries have the option to sell their interests to Sunoco Logistics.  In accordance with applicable accounting guidance, the noncontrolling interest is excluded from total equity and reflected as redeemable interest on the consolidated balance sheet.
Environmental Remediation
We accrue environmental remediation costs for work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. Such accruals are undiscounted and are based on currently available information, estimated timing of remedial actions and related inflation assumptions, existing technology and presently enacted laws and regulations. If a range of probable environmental cleanup costs exists for an identified site, the minimum of the range is accrued unless some other point in the range is more likely in which case the most likely amount in the range is accrued.
Fair Value of Financial Instruments
The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value.
Based on the estimated borrowing rates currently available to us and our subsidiaries for loans with similar terms and average maturities, the aggregate fair value and carrying amount of our consolidated debt obligations as of December 31, 2015 was $33.22 billion and $36.97 billion, respectively. As of December 31, 2014, the aggregate fair value and carrying amount of our consolidated debt obligations was $31.68 billion and $30.49 billion, respectively. The fair value of our consolidated debt obligations is a Level 2 valuation based on the observable inputs used for similar liabilities.
We have commodity derivatives, interest rate derivatives and embedded derivatives in the ETP Preferred Units that are accounted for as assets and liabilities at fair value in our consolidated balance sheets. We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of marketable securities and commodity derivatives transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We consider OTC commodity derivatives entered into directly with third parties as a Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. Additionally, we consider our options transacted through our clearing broker as having Level 2 inputs due to the level of activity of these contracts on the exchange in which they trade. We consider the valuation of our interest rate derivatives as Level 2 as the primary input, the LIBOR curve, is based on quotes from an active exchange of Eurodollar futures for the same period as the future interest swap settlements. Level 3 inputs are unobservable. Derivatives related to the embedded derivatives in our preferred units are valued using a binomial lattice model. The market inputs utilized in the model include credit spread, probabilities of the occurrence of certain events, common unit price, dividend yield, and expected value, and are considered Level 3. During the year ended December 31, 2015, no transfers were made between any levels within the fair value hierarchy.

The following tables summarize the fair value of our financial assets and liabilities measured and recorded at fair value on a recurring basis as of December 31, 2015 and 2014 based on inputs used to derive their fair values:

	Fair Value Measurements at December 31, 2015
	Fair Value Total	Level 1	Level 2	Level 3
Assets:
Interest rate derivatives	$—	$—	$—	$—
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	16	16	—	—
Swing Swaps IFERC	10	2	8	—
Fixed Swaps/Futures	274	274	—	—
Forward Physical Swaps	4	—	4	—
Power:
Forwards	22	—	22	—
Futures	3	3	—	—
Options — Calls	1	1	—	—
Options — Puts	1	1	—	—
Natural Gas Liquids — Forwards/Swaps	99	99	—	—
Refined Products – Futures	15	15	—	—
Crude – Futures	9	9	—	—
Total commodity derivatives	454	420	34	—
Total assets	$454	$420	$34	$—
Liabilities:
Interest rate derivatives	$(171)	$—	$(171)	$—
Embedded derivatives in the ETP Preferred Units	(5)	—	—	(5)
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	(16)	(16)	—	—
Swing Swaps IFERC	(12)	(2)	(10)	—
Fixed Swaps/Futures	(203)	(203)	—	—
Power:
Forwards	(22)	—	(22)	—
Futures	(2)	(2)	—	—
Options — Puts	(1)	(1)	—	—
Natural Gas Liquids — Forwards/Swaps	(89)	(89)	—	—
Refined Products – Futures	(6)	(6)	—	—
Crude — Futures	(5)	(5)	—	—
Total commodity derivatives	(356)	(324)	(32)	—
Total liabilities	$(532)	$(324)	$(203)	$(5)

	Fair Value Measurements at December 31, 2014
	Fair Value Total	Level 1	Level 2	Level 3
Assets:
Interest rate derivatives	$3	$—	$3	$—
Commodity derivatives:
Condensate — Forward Swaps	36	—	36	—
Natural Gas:
Basis Swaps IFERC/NYMEX	19	19	—	—
Swing Swaps IFERC	26	1	25	—
Fixed Swaps/Futures	566	541	25	—
Forward Physical Contracts	1	—	1	—
Power:
Forwards	3	—	3	—
Futures	4	4	—	—
Natural Gas Liquids — Forwards/Swaps	69	46	23	—
Refined Products – Futures	21	21	—	—
Total commodity derivatives	745	632	113	—
Total assets	$748	$632	$116	$—
Liabilities:
Interest rate derivatives	$(155)	$—	$(155)	$—
Embedded derivatives in the ETP Preferred Units	(16)	—	—	(16)
Commodity derivatives:
Natural Gas:
Basis Swaps IFERC/NYMEX	(18)	(18)	—	—
Swing Swaps IFERC	(25)	(2)	(23)	—
Fixed Swaps/Futures	(490)	(490)	—	—
Power:
Forwards	(4)	—	(4)	—
Futures	(2)	(2)	—	—
Natural Gas Liquids — Forwards/Swaps	(32)	(32)	—	—
Refined Products – Futures	(7)	(7)	—	—
Total commodity derivatives	(578)	(551)	(27)	—
Total liabilities	$(749)	$(551)	$(182)	$(16)
The following table presents the material unobservable inputs used to estimate the fair value of ETP’s Preferred Units and the embedded derivatives in ETP’s Preferred Units:

	Unobservable Input	December 31, 2015
Embedded derivatives in the ETP Preferred Units	Credit Spread	5.33%
	Volatility	37.00%
Changes in the remaining term of the Preferred Units, U.S. Treasury yields and valuations in related instruments would cause a change in the yield to value the Preferred Units. Changes in ETP’s cost of equity and U.S. Treasury yields would cause a change in the credit spread used to value the embedded derivatives in the ETP Preferred Units. Changes in ETP’s historical unit price volatility would cause a change in the volatility used to value the embedded derivatives.

The following table presents a reconciliation of the beginning and ending balances for our Level 3 financial instruments measured at fair value on a recurring basis using significant unobservable inputs for the year ended December 31, 2015.

Balance, December 31, 2014	$(16)
Net unrealized gains included in other income (expense)	11
Balance, December 31, 2015	$(5)
Contributions in Aid of Construction Cost
On certain of our capital projects, third parties are obligated to reimburse us for all or a portion of project expenditures. The majority of such arrangements are associated with pipeline construction and production well tie-ins. Contributions in aid of construction costs (“CIAC”) are netted against our project costs as they are received, and any CIAC which exceeds our total project costs, is recognized as other income in the period in which it is realized.
Shipping and Handling Costs
Shipping and handling costs are included in cost of products sold, except for shipping and handling costs related to fuel consumed for compression and treating which are included in operating expenses.
Costs and Expenses
Costs of products sold include actual cost of fuel sold, adjusted for the effects of hedging and other commodity derivative activities, and the cost of appliances, parts and fittings. Operating expenses include all costs incurred to provide products to customers, including compensation for operations personnel, insurance costs, vehicle maintenance, advertising costs, purchasing costs and plant operations. Selling, general and administrative expenses include all partnership related expenses and compensation for executive, partnership, and administrative personnel.
We record the collection of taxes to be remitted to governmental authorities on a net basis except for our retail marketing operations in which consumer excise taxes on sales of refined products and merchandise are included in both revenues and costs and expenses in the consolidated statements of operations, with no effect on net income (loss). Excise taxes collected by our retail marketing operations were $3.05 billion, $2.46 billion and $2.22 billion for the years ended December 31, 2015, 2014 and 2013, respectively.
Issuances of Subsidiary Units
We record changes in our ownership interest of our subsidiaries as equity transactions, with no gain or loss recognized in consolidated net income or comprehensive income. For example, upon our subsidiaries’ issuance of common units in a public offering, we record any difference between the amount of consideration received or paid and the amount by which the noncontrolling interest is adjusted as a change in partners’ capital.
Income Taxes
ETE is a publicly traded limited partnership and is not taxable for federal and most state income tax purposes. As a result, our earnings or losses, to the extent not included in a taxable subsidiary, for federal and state income tax purposes are included in the tax returns of the individual partners. Net earnings for financial statement purposes may differ significantly from taxable income reportable to Unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities, in addition to the allocation requirements related to taxable income under our Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”).
As a publicly traded limited partnership, we are subject to a statutory requirement that our “qualifying income” (as defined by the Internal Revenue Code, related Treasury Regulations, and IRS pronouncements) exceed 90% of our total gross income, determined on a calendar year basis. If our qualifying income does not meet this statutory requirement, we would be taxed as a corporation for federal and state income tax purposes. For the years ended December 31, 2015, 2014, and 2013, our qualifying income met the statutory requirement.
The Partnership conducts certain activities through corporate subsidiaries which are subject to federal, state and local income taxes. These corporate subsidiaries include ETP Holdco, Oasis Pipeline Company, Susser Petroleum Property Company, Aloha Petroleum and Susser Holding Corporation. The Partnership and its corporate subsidiaries account for income taxes under the asset and liability method.

Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.
The determination of the provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in our financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities. When facts and circumstances change, we reassess these probabilities and record any changes through the provision for income taxes.
Accounting for Derivative Instruments and Hedging Activities
For qualifying hedges, we formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment and the gains and losses offset related results on the hedged item in the statement of operations. The market prices used to value our financial derivatives and related transactions have been determined using independent third party prices, readily available market information, broker quotes and appropriate valuation techniques.
At inception of a hedge, we formally document the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness and how any ineffectiveness will be measured and recorded. We also assess, both at the inception of the hedge and on a quarterly basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows. If we determine that a derivative is no longer highly effective as a hedge, we discontinue hedge accounting prospectively by including changes in the fair value of the derivative in net income for the period.
If we designate a commodity hedging relationship as a fair value hedge, we record the changes in fair value of the hedged asset or liability in cost of products sold in the consolidated statement of operations. This amount is offset by the changes in fair value of the related hedging instrument. Any ineffective portion or amount excluded from the assessment of hedge ineffectiveness is also included in the cost of products sold in the consolidated statement of operations.
Cash flows from derivatives accounted for as cash flow hedges are reported as cash flows from operating activities, in the same category as the cash flows from the items being hedged.
If we designate a derivative financial instrument as a cash flow hedge and it qualifies for hedge accounting, a change in the fair value is deferred in AOCI until the underlying hedged transaction occurs. Any ineffective portion of a cash flow hedge’s change in fair value is recognized each period in earnings. Gains and losses deferred in AOCI related to cash flow hedges remain in AOCI until the underlying physical transaction occurs, unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. For financial derivative instruments that do not qualify for hedge accounting, the change in fair value is recorded in cost of products sold in the consolidated statements of operations.
We previously have managed a portion of our interest rate exposures by utilizing interest rate swaps and similar instruments. Certain of our interest rate derivatives are accounted for as either cash flow hedges or fair value hedges. For interest rate derivatives accounted for as either cash flow or fair value hedges, we report realized gains and losses and ineffectiveness portions of those hedges in interest expense. For interest rate derivatives not designated as hedges for accounting purposes, we report realized and unrealized gains and losses on those derivatives in “Gains (losses) on interest rate derivatives” in the consolidated statements of operations.
Unit-Based Compensation
For awards of restricted units, we recognize compensation expense over the vesting period based on the grant-date fair value, which is determined based on the market price of our common units on the grant date. For awards of cash restricted units, we remeasure the fair value of the award at the end of each reporting period based on the market price of our common units as of the reporting date, and the fair value is recorded in other non-current liabilities on our consolidated balance sheets.
Pensions and Other Postretirement Benefit Plans
Employers are required to recognize in their balance sheets the overfunded or underfunded status of defined benefit pension and other postretirement plans, measured as the difference between the fair value of the plan assets and the benefit obligation

(the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans).  Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability.   Employers must recognize the change in the funded status of the plan in the year in which the change occurs within AOCI in equity or, for entities applying regulatory accounting, as a regulatory asset or regulatory liability.
Allocation of Income
For purposes of maintaining partner capital accounts, our Partnership Agreement specifies that items of income and loss shall generally be allocated among the partners in accordance with their percentage interests.

3.	ACQUISITIONS AND RELATED TRANSACTIONS:
Pending Transactions
WMB Merger
In September 2015, ETE, ETC and WMB entered into a merger agreement. The merger agreement provides that WMB will be merged with and into ETC, with ETC surviving the merger. ETC is a recently formed limited partnership that will elect to be treated as a corporation for federal income tax purposes and, upon closing, will own the managing member interest in our general partner and limited partner interests in ETE. At the time of the merger, each issued and outstanding share of WMB common stock will be exchanged for (i) $8.00 in cash and 1.5274 ETC common shares, (ii) 1.8716 ETC common shares, or (iii) $43.50 in cash.
The closing of the transaction is subject to customary conditions, including the receipt of approval of the merger from WMB’s stockholders and all required regulatory approvals, including approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. ETE and WMB anticipate that the transaction will be completed in the first half of 2016.
WMB, headquartered in Tulsa, Oklahoma, owns approximately 60% of WPZ, including all of the 2% general-partner interest in WPZ. WPZ is a master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petrochemical production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins and also in Canada, WPZ owns and operates more than 33,000 miles of pipelines system wide providing natural gas for clean-power generation, heating and industrial use.
Sunoco, Inc. to Sunoco LP
In March 2016, ETP contributed to Sunoco LP its remaining 68.42% interest in Sunoco, LLC and 100% interest in the legacy Sunoco, Inc. retail business for $2.23 billion. Sunoco LP paid $2.20 billion in cash, including a working capital adjustment, and issued 5.7 million Sunoco LP common units to Retail Holdings, a wholly-owned subsidiary of ETP. The transaction was effective January 1, 2016.
2015 Transactions
Sunoco LLC to Sunoco LP
In April 2015, Sunoco LP acquired a 31.58% equity interest in Sunoco, LLC from Retail Holdings for $816 million. Sunoco, LLC distributes approximately 5.3 billion gallons of motor fuel per year to customers in the east, midwest and southwest regions of the United States. Sunoco LP paid $775 million in cash and issued $41 million of Sunoco LP common units to Retail Holdings, based on the five-day volume weighted average price of Sunoco LP’s common units as of March 20, 2015.
Susser to Sunoco LP
In July 2015, in exchange for the contribution of 100% of Susser from ETP to Sunoco LP, Sunoco LP paid $970 million in cash and issued to ETP subsidiaries 22 million Sunoco LP Class B units valued at $970 million. The Sunoco Class B units did not receive second quarter 2015 cash distributions from Sunoco LP and converted on a one-for-one basis into Sunoco LP common units on the day immediately following the record date for Sunoco LP’s second quarter 2015 distribution. In addition, (i) a Susser subsidiary exchanged its 79,308 Sunoco LP common units for 79,308 Sunoco LP Class A units, (ii) 10.9 million Sunoco LP subordinated units owned by Susser subsidiaries were converted into 10.9 million Sunoco LP Class A units and (iii) Sunoco LP issued 79,308 Sunoco LP common units and 10.9 million Sunoco LP subordinated units to subsidiaries of ETP. The Sunoco LP Class A units owned by the Susser subsidiaries were contributed to Sunoco LP as part of the transaction. Sunoco LP subsequently contributed its interests in Susser to one of its subsidiaries.

Sunoco LP to ETE
Effective July 1, 2015, ETE acquired 100% of the membership interests of Sunoco GP, the general partner of Sunoco LP, and all of the IDRs of Sunoco LP from ETP, and in exchange, ETP repurchased from ETE 21 million ETP common units owned by ETE. In connection with ETP’s 2014 acquisition of Susser, ETE agreed to provide ETP a $35 million annual IDR subsidy for 10 years, which terminated upon the closing of ETE’s acquisition of Sunoco GP. In connection with the exchange and repurchase, ETE will provide ETP a $35 million annual IDR subsidy for two years beginning with the quarter ended September 30, 2015.
Bakken Pipeline
In March 2015, ETE transferred 30.8 million ETP common units, ETE’s 45% interest in the Bakken Pipeline project, and $879 million in cash to ETP in exchange for 30.8 million newly issued ETP Class H Units that, when combined with the 50.2 million previously issued ETP Class H Units, generally entitle ETE to receive 90.05% of the cash distributions and other economic attributes of the general partner interest and IDRs of Sunoco Logistics (the “Bakken Pipeline Transaction”). In connection with this transaction, ETP also issued to ETE 100 ETP Class I Units that provide distributions to ETE to offset IDR subsidies previously provided to ETP. These IDR subsidies, including the impact from distributions on ETP Class I Units, were reduced by $55 million in 2015 and $30 million in 2016.
In October 2015, Sunoco Logistics completed the previously announced acquisition of a 40% membership interest (the “Bakken Membership Interest”) in Bakken Holdings Company LLC (“Bakken Holdco”). Bakken Holdco, through its wholly-owned subsidiaries, owns a 75% membership interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC, which together intend to develop the Bakken Pipeline system to deliver crude oil from the Bakken/Three Forks production area in North Dakota to the Gulf Coast. ETP transferred the Bakken Membership Interest to Sunoco Logistics in exchange for approximately 9.4 million Class B Units representing limited partner interests in Sunoco Logistics and the payment by Sunoco Logistics to ETP of $382 million of cash, which represented reimbursement for its proportionate share of the total cash contributions made in the Bakken Pipeline project as of the date of closing of the exchange transaction.
Regency Merger
On April 30, 2015, a wholly-owned subsidiary of ETP merged with Regency, with Regency surviving as a wholly-owned subsidiary of ETP (the “Regency Merger”). Each Regency common unit and Class F unit was converted into the right to receive 0.4124 common units of ETP. ETP issued 172.2 million ETP common units to Regency unitholders, including 15.5 million units issued to ETP subsidiaries. The 1.9 million outstanding Regency Preferred Units were converted into corresponding new ETP Series A Preferred Units on a one-for-one basis.
In connection with the Regency Merger, ETE agreed to reduce the incentive distributions it receives from ETP by a total of $320 million over a five-year period. The IDR subsidy was $80 million for the year ended December 31, 2015 and will total $60 million per year for the following four years.
ETP has assumed all of the obligations of Regency and Regency Energy Finance Corp., of which ETP was previously a co-obligor or parent guarantor.
2014 Transactions
Susser Merger
In August 2014, ETP and Susser completed the merger of an indirect wholly-owned subsidiary of ETP, with and into Susser, with Susser surviving the merger as a subsidiary of ETP for total consideration valued at approximately $1.8 billion (the “Susser Merger”). The total consideration paid in cash was approximately $875 million and the total consideration paid in equity was approximately 15.8 million ETP Common Units. The Susser Merger broadens ETP’s retail geographic footprint and provides synergy opportunities and a platform for future growth.
In connection with the Susser Merger, ETP acquired an indirect 100% equity interest in Susser and the general partner interest and the incentive distribution rights in Sunoco LP, approximately 11 million Sunoco LP common and subordinated units, and Susser’s existing retail operations, consisting of 630 convenience store locations.
Effective with the closing of the transaction, Susser ceased to be a publicly traded company and its common stock discontinued trading on the NYSE.

Summary of Assets Acquired and Liabilities Assumed
ETP accounted for the Susser Merger using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date.
The following table summarizes the assets acquired and liabilities assumed recognized as of the merger date:

Susser
Total current assets	$446
Property, plant and equipment	1,069
Goodwill(1)	1,734
Intangible assets	611
Other non-current assets	17
3,877

Total current liabilities	377
Long-term debt, less current maturities	564
Deferred income taxes	488
Other non-current liabilities	39
Noncontrolling interest	626
2,094
Total consideration	1,783
Cash received	67
Total consideration, net of cash received	$1,716

(1)	None of the goodwill is expected to be deductible for tax purposes.
The fair values of the assets acquired and liabilities assumed were determined using various valuation techniques, including the income and market approaches.
ETP incurred merger related costs related to the Susser Merger of $25 million during the year ended December 31, 2014. Our consolidated statements of operations for the year ended December 31, 2014 reflected revenue and net income related to Susser of $2.32 billion and $105 million, respectively.
No pro forma information has been presented for the Susser Merger, as the impact of this acquisition was not material in relation to our consolidated results of operations.
MACS to Sunoco LP
In October 2014, Sunoco LP acquired MACS from a subsidiary of ETP in a transaction valued at approximately $768 million (the “MACS Transaction”). The transaction included approximately 110 company-operated retail convenience stores and 200 dealer-operated and consignment sites from MACS, which had originally been acquired by ETP in October 2013. The consideration paid by Sunoco LP consisted of approximately 4 million Sunoco LP common units issued to ETP and $556 million in cash, subject to customary closing adjustments. Sunoco LP initially financed the cash portion by utilizing availability under its revolving credit facility. In October 2014 and November 2014, Sunoco LP partially repaid borrowings on its revolving credit facility with aggregate net proceeds of $405 million from a public offering of 9.1 million Sunoco LP common units.
Lake Charles LNG Transaction
On February 19, 2014, ETP completed the transfer to ETE of Lake Charles LNG, the entity that owns a LNG regasification facility in Lake Charles, Louisiana, in exchange for the redemption by ETP of 18.7 million ETP Common Units held by ETE (the “Lake Charles LNG Transaction”). The transaction was effective as of January 1, 2014, at which time ETP deconsolidated Lake Charles LNG.
In connection with ETE’s acquisition of Lake Charles LNG, ETP agreed to continue to provide management services for ETE through 2015 in relation to both Lake Charles LNG’s regasification facility and the development of a liquefaction project at

Lake Charles LNG’s facility, for which ETE has agreed to pay incremental management fees to ETP of $75 million per year for the years ending December 31, 2014 and 2015. ETE also agreed to provide additional subsidies to ETP through the relinquishment of future incentive distributions, as discussed further in Note 8.
Panhandle Merger
On January 10, 2014, Panhandle consummated a merger with Southern Union, the indirect parent of Panhandle at the time of the merger, and PEPL Holdings, a wholly-owned subsidiary of Southern Union and the sole limited partner of Panhandle at the time of the merger, pursuant to which each of Southern Union and PEPL Holdings were merged with and into Panhandle (the “Panhandle Merger”), with Panhandle surviving the Panhandle Merger. In connection with the Panhandle Merger, Panhandle assumed Southern Union’s obligations under its 7.6% senior notes due 2024, 8.25% senior notes due 2029 and the junior subordinated notes due 2066. At the time of the Panhandle Merger, Southern Union did not have material operations of its own, other than its ownership of Panhandle and noncontrolling interests in PEI Power II, LLC, Regency (31.4 million Regency Common Units and 6.3 million Regency Class F Units), and ETP (2.2 million ETP Common Units). In connection with the Panhandle Merger, Panhandle also assumed PEPL Holdings’ guarantee of $600 million of Regency senior notes.
Regency’s Acquisition of PVR Partners, L.P.
On March 21, 2014, Regency acquired PVR for a total purchase price of $5.7 billion (based on Regency’s closing price of $27.82 per Regency Common Unit on March 21, 2014), including $1.8 billion principal amount of assumed debt (the “PVR Acquisition”). PVR unitholders received (on a per unit basis) 1.02 Regency Common Units and a one-time cash payment of $36 million, which was funded through borrowings under Regency’s revolving credit facility. The PVR Acquisition enhances Regency’s geographic diversity with a strategic presence in the Marcellus and Utica shales in the Appalachian Basin and the Granite Wash in the Mid-Continent region. Our consolidated statement of operations for the year ended December 31, 2014 included revenues and net income attributable to PVR’s operations of $956 million and $166 million, respectively.
Regency completed the evaluation of the assigned fair values to the assets acquired and liabilities assumed. The total purchase price was allocated as follows:

Assets	At March 21, 2014
Current assets	$149
Property, plant and equipment	2,716
Investment in unconsolidated affiliates	62
Intangible assets (average useful life of 30 years)	2,717
Goodwill(1)	370
Other non-current assets	18
Total assets acquired	6,032
Liabilities
Current liabilities	168
Long-term debt	1,788
Premium related to senior notes	99
Non-current liabilities	30
Total liabilities assumed	2,085
Net assets acquired	$3,947
(1)None of the goodwill is expected to be deductible for tax purposes.
The fair values of the assets acquired and liabilities assumed were determined using various valuation techniques, including the income and market approaches.

Regency’s Acquisition of Eagle Rock’s Midstream Business
On July 1, 2014, Regency acquired Eagle Rock’s midstream business (the “Eagle Rock Midstream Acquisition”) for $1.3 billion, including the assumption of $499 million of Eagle Rock’s 8.375% senior notes due 2019. The remainder of the purchase price was funded by $400 million in Regency Common Units sold to a wholly-owned subsidiary of ETE, 8.2 million Regency Common Units issued to Eagle Rock and borrowings under Regency’s revolving credit facility. Our consolidated statement of operations for the year ended December 31, 2014 included revenues and net income attributable to Eagle Rock’s operations of $903 million and $30 million, respectively.
The total purchase price was allocated as follows:

Assets	At July 1, 2014
Current assets	$120
Property, plant and equipment	1,295
Other non-current assets	4
Goodwill	49
Total assets acquired	1,468
Liabilities
Current liabilities	116
Long-term debt	499
Other non-current liabilities	12
Total liabilities assumed	627

Net assets acquired	$841
The fair values of the assets acquired and liabilities assumed were determined using various valuation techniques, including the income and market approaches.
2013 Transactions
Sale of Southern Union’s Distribution Operations
In December 2012, Southern Union entered into a purchase and sale agreement with The Laclede Group, Inc., pursuant to which Laclede Missouri agreed to acquire the assets of Southern Union’s Missouri Gas Energy division and Laclede Massachusetts agreed to acquire the assets of Southern Union New England Gas Company division (together, the “LDC Disposal Group”). Laclede Gas Company, a subsidiary of The Laclede Group, Inc., subsequently assumed all of Laclede Missouri’s rights and obligations under the purchase and sale agreement. In February 2013, The Laclede Group, Inc. entered into an agreement with Algonquin Power & Utilities Corp (“APUC”) that allowed a subsidiary of APUC to assume the rights of The Laclede Group, Inc. to purchase the assets of Southern Union’s New England Gas Company division.
In September 2013, Southern Union completed its sale of the assets of Missouri Gas Energy for an aggregate purchase price of $975 million, subject to customary post-closing adjustments. In December 2013, Southern Union completed its sale of the assets of New England Gas Company for cash proceeds of $40 million, subject to customary post-closing adjustments, and the assumption of $20 million of debt.
The LDC Disposal Group’s operations have been classified as discontinued operations for all periods in the consolidated statements of operations.
The following table summarizes selected financial information related to Southern Union’s distribution operations in 2013 through Missouri Gas Energy and New England Gas Company’s sale dates in September 2013 and December 2013, respectively:

Year Ended December 31, 2013
Revenue from discontinued operations	$415
Net income of discontinued operations, excluding effect of taxes and overhead allocations	65

SUGS Contribution
On April 30, 2013, Southern Union completed its contribution to Regency of all of the issued and outstanding membership interest in Southern Union Gathering Company, LLC, and its subsidiaries, including SUGS (the “SUGS Contribution”). The general partner and IDRs of Regency are owned by ETE. The consideration paid by Regency in connection with this transaction consisted of (i) the issuance of approximately 31.4 million Regency common units to Southern Union, (ii) the issuance of approximately 6.3 million Regency Class F units (which have subsequently converted to ETP common units in the Regency Merger) to Southern Union, (iii) the distribution of $463 million in cash to Southern Union, net of closing adjustments, and (iv) the payment of $30 million in cash to a subsidiary of ETP. This transaction was between commonly controlled entities; therefore, the amounts recorded in the consolidated balance sheet for the investment in Regency and the related deferred tax liabilities were based on the historical book value of SUGS. In addition, PEPL Holdings, provided a guarantee of collection with respect to the payment of the principal amounts of Regency’s debt related to the SUGS Contribution.

4.	ADVANCES TO AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES:
The carrying values of the Partnership’s investments in unconsolidated affiliates as of December 31, 2015 and 2014, were as follows:

	December 31,
	2015	2014
Citrus	$1,739	$1,823
AmeriGas	80	94
FEP	115	130
MEP	660	695
HPC	402	422
Others	466	495
Total	$3,462	$3,659
Citrus
ETP owns CrossCountry, which owns a 50% interest in Citrus. The other 50% interest in Citrus is owned by a subsidiary of Kinder Morgan, Inc. Citrus owns 100% of FGT, a natural gas pipeline system that originates in Texas and delivers natural gas to the Florida peninsula. In 2012, ETP recorded its investment in Citrus at $2.0 billion, which exceeded its proportionate share of Citrus’ equity by $1.03 billion, all of which is treated as equity method goodwill due to the application of regulatory accounting.
AmeriGas
In 2012, ETP received 29.6 million AmeriGas common units in connection with the contribution of its propane operations. During the years ended December 31, 2014 and 2013, ETP sold 18.9 million and 7.5 million AmeriGas common units, respectively, for net proceeds of $814 million and $346 million, respectively. Subsequent to the sales, ETP’s remaining interest in AmeriGas common units consisted of 3.1 million units held by a wholly-owned captive insurance company.
FEP
ETP has a 50% interest in FEP which owns an approximately 185-mile natural gas pipeline that originates in Conway County, Arkansas, continues eastward through White County, Arkansas and terminates at an interconnect with Trunkline Gas Company in Panola County, Mississippi.
MEP
ETP owns a 50% interest in MEP, which owns approximately 500 miles of natural gas pipeline that extends from Southeast Oklahoma, across Northeast Texas, Northern Louisiana and Central Mississippi to an interconnect with the Transcontinental natural gas pipeline system in Butler, Alabama.
HPC
ETP owns a 49.99% interest in HPC, which, through its ownership of RIGS, delivers natural gas from Northwest Louisiana to downstream pipelines and markets through a 450-mile intrastate pipeline system.

Summarized Financial Information
The following tables present aggregated selected balance sheet and income statement data for our unconsolidated affiliates, including AmeriGas, Citrus, FEP, HPC and MEP (on a 100% basis) for all periods presented:

	December 31,
	2015	2014
Current assets	$632	$889
Property, plant and equipment, net	10,213	10,520
Other assets	2,649	2,687
Total assets	$13,494	$14,096

Current liabilities	$841	$1,983
Non-current liabilities	7,950	7,359
Equity	4,703	4,754
Total liabilities and equity	$13,494	$14,096

	Years Ended December 31,
	2015	2014	2013
Revenue	$4,026	$4,925	$4,695
Operating income	1,302	1,071	1,197
Net income	807	577	699
In addition to the equity method investments described above our subsidiaries have other equity method investments which are not significant to our consolidated financial statements.

5.	NET INCOME PER LIMITED PARTNER UNIT:
Basic net income per limited partner unit is computed by dividing net income, after considering the General Partner’s interest, by the weighted average number of limited partner interests outstanding. Diluted net income per limited partner unit is computed by dividing net income (as adjusted as discussed herein), after considering the General Partner’s interest, by the weighted average number of limited partner interests outstanding and the assumed conversion of our Preferred Units, see Note 7. For the diluted earnings per share computation, income allocable to the limited partners is reduced, where applicable, for the decrease in earnings from ETE’s limited partner unit ownership in ETP or Sunoco LP that would have resulted assuming the incremental units related to ETP’s or Sunoco LP’s equity incentive plans, as applicable, had been issued during the respective periods. Such units have been determined based on the treasury stock method.
A reconciliation of net income and weighted average units used in computing basic and diluted net income per unit is as follows:

	Years Ended December 31,
	2015	2014	2013
Income from continuing operations	$1,093	$1,060	$282
Less: Income (loss) from continuing operations attributable to noncontrolling interest	(96)	434	99
Income from continuing operations, net of noncontrolling interest	1,189	626	183
Less: General Partner’s interest in income from continuing operations	3	2	—
Less: Class D Unitholder’s interest in income from continuing operations	3	2	—
Income from continuing operations available to Limited Partners	$1,183	$622	$183
Basic Income from Continuing Operations per Limited Partner Unit:
Weighted average limited partner units	1,062.8	1,088.6	1,121.8
Basic income from continuing operations per Limited Partner unit	$1.11	$0.58	$0.17
Basic income from discontinued operations per Limited Partner unit	$—	$—	$0.01
Diluted Income from Continuing Operations per Limited Partner Unit:
Income from continuing operations available to Limited Partners	$1,183	$622	$183
Dilutive effect of equity-based compensation of subsidiaries and distributions to Class D Unitholder	(2)	(2)	—
Diluted income from continuing operations available to Limited Partners	1,181	620	183
Weighted average limited partner units	1,062.8	1,088.6	1,121.8
Dilutive effect of unconverted unit awards	1.6	2.2	—
Weighted average limited partner units, assuming dilutive effect of unvested unit awards	1,064.4	1,090.8	1,121.8
Diluted income from continuing operations per Limited Partner unit	$1.11	$0.57	$0.17
Diluted income from discontinued operations per Limited Partner unit	$—	$—	$0.01

6.	DEBT OBLIGATIONS:
Our debt obligations consist of the following:

	December 31,
	2015	2014
Parent Company Indebtedness:
7.50% Senior Notes, due October 15, 2020	$1,187	$1,187
5.875% Senior Notes, due January 15, 2024	1,150	1,150
5.5% Senior Notes due June 1, 2027	1,000	—
ETE Senior Secured Term Loan, due December 2, 2019	2,190	1,400
ETE Senior Secured Revolving Credit Facility due December 18, 2018	860	940
Unamortized premiums, discounts and fair value adjustments, net	(17)	3
Deferred debt issuance costs	(38)	(34)
	6,332	4,646

Subsidiary Indebtedness:
ETP Debt
5.95% Senior Notes due February 1, 2015	—	750
6.125% Senior Notes due February 15, 2017	400	400
2.5% Senior Notes due June 15, 2018	650	—
6.7% Senior Notes due July 1, 2018	600	600
9.7% Senior Notes due March 15, 2019	400	400
9.0% Senior Notes due April 15, 2019	450	450
5.75% Senior Notes due September 1, 2020 (assumed from Regency)	400	—
4.15% Senior Notes due October 1, 2020	1,050	700
6.5% Senior Notes due May 15, 2021 (assumed from Regency)	500	—
4.65% Senior Notes due June 1, 2021	800	800
5.20% Senior Notes due February 1, 2022	1,000	1,000
5.875% Senior Notes due March 1, 2022 (assumed from Regency)	900	—
5.0% Senior Notes due October 1, 2022 (assumed from Regency)	700	—
3.60% Senior Notes due February 1, 2023	800	800
5.5% Senior Notes due April 15, 2023 (assumed from Regency)	700	—
4.5% Senior Notes due November 1, 2023 (assumed from Regency)	600	—
4.9% Senior Notes due February 1, 2024	350	350
7.6% Senior Notes due February 1, 2024	277	277
4.05% Senior Notes due March 15, 2025	1,000	—
4.75% Senior Notes due January 15, 2026	1,000	—
8.25% Senior Notes due November 15, 2029	267	267
4.90% Senior Notes due March 15, 2035	500	—
6.625% Senior Notes due October 15, 2036	400	400
7.5% Senior Notes due July 1, 2038	550	550
6.05% Senior Notes due June 1, 2041	700	700
6.50% Senior Notes due February 1, 2042	1,000	1,000
5.15% Senior Notes due February 1, 2043	450	450
5.95% Senior Notes due October 1, 2043	450	450
5.15% Senior Notes due March 15, 2045	1,000	—
6.125% Senior Notes due December 15, 2045	1,000	—
Floating Rate Junior Subordinated Notes due November 1, 2066	545	546
ETP $3.75 billion Revolving Credit Facility due November 2019	1,362	570
Unamortized premiums, discounts and fair value adjustments, net	(21)	(1)
Deferred debt issuance costs	(147)	(55)
	20,633	11,404

Transwestern Debt
5.54% Senior Notes due November 17, 2016	125	125
5.64% Senior Notes due May 24, 2017	82	82
5.36% Senior Notes due December 9, 2020	175	175
5.89% Senior Notes due May 24, 2022	150	150

5.66% Senior Notes due December 9, 2024	175	175
6.16% Senior Notes due May 24, 2037	75	75
Unamortized premiums, discounts and fair value adjustments, net	(1)	(1)
Deferred debt issuance costs	(2)	(3)
	779	778

Panhandle Debt
6.20% Senior Notes due November 1, 2017	300	300
7.00% Senior Notes due June 15, 2018	400	400
8.125% Senior Notes due June 1, 2019	150	150
7.60% Senior Notes due February 1, 2024	82	82
7.00% Senior Notes due July 15, 2029	66	66
8.25% Senior Notes due November 14, 2029	33	33
Floating Rate Junior Subordinated Notes due November 1, 2066	54	54
Unamortized premiums, discounts and fair value adjustments, net	75	99
	1,160	1,184

Sunoco, Inc. Debt
9.625% Senior Notes due April 15, 2015	—	250
5.75% Senior Notes due January 15, 2017	400	400
9.00% Debentures due November 1, 2024	65	65
Unamortized premiums, discounts and fair value adjustments, net	20	35
	485	750

Sunoco Logistics Debt
6.125% Senior Notes due May 15, 2016(1)	175	175
5.50% Senior Notes due February 15, 2020	250	250
4.4% Senior Notes due April 1,2021	600	—
4.65% Senior Notes due February 15, 2022	300	300
3.45% Senior Notes due January 15, 2023	350	350
4.25% Senior Notes due April 1, 2024	500	500
5.95% Senior Notes due December 1, 2025	400	—
6.85% Senior Notes due February 1, 2040	250	250
6.10% Senior Notes due February 15, 2042	300	300
4.95% Senior Notes due January 15, 2043	350	350
5.30% Senior Notes due April 1, 2044	700	700
5.35% Senior Notes due May 15, 2045	800	800
Sunoco Logistics $35 million Revolving Credit Facility due April 30, 2015(2)	—	35
Sunoco Logistics $2.50 billion Revolving Credit Facility due March 2020	562	150
Unamortized premiums, discounts and fair value adjustments, net	85	100
Deferred debt issuance costs	(32)	(26)
	5,590	4,234

Sunoco LP Debt
5.5% Senior Notes Due August 1, 2020	600	—
6.375% Senior Notes due April 1, 2023	800	—
Sunoco LP $1.50 billion Revolving Credit Facility due September 25, 2019	450	683
Deferred debt issuance costs	(18)	—
	1,832	683

Regency Debt, net of deferred debt issuance costs of $58 million(3)	—	6,583

Other	157	223
	36,968	30,485
Less: current maturities	131	1,008
	$36,837	$29,477

(1)
Sunoco Logistics’ 6.125% senior notes due May 15, 2016 were classified as long-term debt as of December 31, 2015 as Sunoco Logistics has the ability and intent to refinance such borrowings on a long-term basis.

(2)	Sunoco Logistics’ subsidiary $35 million Revolving Credit Facility matured in April 2015 and was repaid with borrowings from the Sunoco Logistics $2.50 billion Revolving Credit Facility.

(3)	The Regency senior notes were redeemed and/or assumed by ETP. On April 30, 2015, in connection with the Regency Merger, the Regency Revolving Credit Facility was paid off in full and terminated.
The following table reflects future maturities of long-term debt for each of the next five years and thereafter. These amounts exclude $96 million in unamortized premiums, fair value adjustments and deferred debt issuance costs, net:

2016	$308
2017	1,189
2018	2,515
2019	5,007
2020	4,729
Thereafter	23,316
Total	$37,064
Long-term debt reflected on our consolidated balance sheets includes fair value adjustments related to interest rate swaps, which represent fair value adjustments that had been recorded in connection with fair value hedge accounting prior to the termination of the interest rate swap.
Notes and Debentures
ETE Senior Notes
The ETE Senior Notes are the Parent Company’s senior obligations, ranking equally in right of payment with our other existing and future unsubordinated debt and senior to any of its future subordinated debt. The Parent Company’s obligations under the ETE Senior Notes are secured on a first-priority basis with its obligations under the Revolver Credit Agreement and the ETE Term Loan Facility, by a lien on substantially all of the Parent Company’s and certain of its subsidiaries’ tangible and intangible assets, subject to certain exceptions and permitted liens. The ETE Senior Notes are not guaranteed by any of the Parent Company’s subsidiaries.
The covenants related to the ETE Senior Notes include a limitation on liens, a limitation on transactions with affiliates, a restriction on sale-leaseback transactions and limitations on mergers and sales of all or substantially all of the Parent Company’s assets.
As discussed above, the Parent Company’s outstanding senior notes are collateralized by its interests in certain of its subsidiaries. SEC Rule 3-16 of Regulation S-X (“Rule 3-16”) requires a registrant to file financial statements for each of its affiliates whose securities constitute a substantial portion of the collateral for registered securities. The Parent Company’s limited partner interests in ETP constitute substantial portions of the collateral for the Parent Company’s outstanding senior notes; accordingly, financial statements of ETP are required under Rule 3-16 to be included in this Annual Report on Form 10-K and have been included herein.
The Parent Company’s interests in ETP GP and ETE Common Holdings, LLC, (collectively, the “Non-Reporting Entities”) also constitute substantial portions of the collateral for the Parent Company’s outstanding senior notes. Accordingly, the financial statements of the Non-Reporting Entities would be required under Rule 3-16 to be included in the Parent Company’s Annual Report on Form 10-K. None of the Non-Reporting Entities has substantive operations of its own; rather, each of the Non-Reporting Entities holds only direct or indirect interests in ETP and/or the consolidated subsidiaries of ETP. Following is a summary of the interests held by each of the Non-Reporting Entities, as well as a summary of the significant differences between each of the Non-Reporting Entities compared to ETP:

•
ETP GP owns 100% of the general partner interest in ETP. ETP GP does not own limited partner interests in ETP; therefore, the limited partner interests in ETP, which had a carrying value of $20.53 billion and $11.94 billion as of December 31, 2015 and 2014, respectively, would be reflected as noncontrolling interests on ETP GP’s balance sheets. Likewise, ETP’s income (loss) attributable to limited partners (including common unitholders, Class H unitholders and Class I unitholders) of $334 million, $823 million and $(50) million for the years ended December 31, 2015, 2014 and 2013, respectively, would be reflected as income attributable to noncontrolling interest in ETP GP’s statements of operations.

•
As of December 31, 2014, ETE Common Holdings, LLC (“ETE Common Holdings”) owned 5.2 million ETP Common Units, representing approximately 1.5% of the total outstanding ETP Common Units, and 50.2 million ETP Class H Units, representing 100% of the total outstanding ETP Class H Units. ETE Common Holdings also owned 30.9 million Regency Common Units, representing approximately 7.5% of the total outstanding Regency Common Units; ETE Common Holdings’ interest in Regency was acquired in 2014. During 2015, all of the units held by ETE Common Holdings were redeemed by ETP. ETE Common Holdings does not own the general partner interests in ETP; therefore, the financial statements of ETE Common Holdings would only reflect equity method investments in ETP. The carrying values of ETE Common Holdings’ investments in ETP was $1.72 billion as of December 31, 2014, and ETE Common Holdings’ equity in earnings from its investments in ETP was $292 million for the year ended December 31, 2014.

ETP’s general partner interest, Common Units and Class H Units are reflected separately in ETP’s financial statements. As a result, the financial statements of the Non-Reporting Entities would substantially duplicate information that is available in the financial statements of ETP. Therefore, the financial statements of the Non-Reporting Entities have been excluded from this Annual Report on Form 10-K.
In May 2015, ETE issued $1 billion aggregate principal amount of its 5.5% senior notes maturing June 1, 2027.
ETP as Co-Obligor of Sunoco, Inc. Debt
In connection with the Sunoco Merger and ETP Holdco Transaction, ETP became a co-obligor on approximately $965 million of aggregate principal amount of Sunoco, Inc.’s existing senior notes and debentures. The balance of these notes was $465 million as of December 31, 2015.
Panhandle Junior Subordinated Notes
The interest rate on the remaining portion of Panhandle’s junior subordinated notes due 2066 is a variable rate based upon the three-month LIBOR rate plus 3.0175%. The balance of the variable rate portion of the junior subordinated notes was $54 million at an effective interest rate of 3.65% at December 31, 2015.
ETP Senior Notes
The ETP senior notes were registered under the Securities Act of 1933 (as amended). ETP may redeem some or all of the ETP senior notes at any time, or from time to time, pursuant to the terms of the indenture and related indenture supplements related to the ETP senior notes. The balance is payable upon maturity. Interest on the ETP senior notes is paid semi-annually.
The ETP senior notes are unsecured obligations of ETP and the obligation of ETP to repay the ETP senior notes is not guaranteed by us or any of ETP’s subsidiaries. As a result, the ETP senior notes effectively rank junior to any future indebtedness of ours or our subsidiaries that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the ETP senior notes effectively rank junior to all indebtedness and other liabilities of our existing and future subsidiaries.
In June 2015, ETP issued $650 million aggregate principal amount of 2.50% senior notes due June 2018, $350 million aggregate principal amount of 4.15% senior notes due October 2020, $1.0 billion aggregate principal amount of 4.75% senior notes due January 2026 and $1.0 billion aggregate principal amount of 6.125% senior notes due December 2045. ETP used the net proceeds of $2.98 billion from the offering to repay outstanding borrowings under the ETP Credit Facility, to fund growth capital expenditures and for general partnership purposes.
In March 2015, ETP issued $1.0 billion aggregate principal amount of 4.05% senior notes due March 2025, $500 million aggregate principal amount of 4.90% senior notes due March 2035, and $1.0 billion aggregate principal amount of 5.15% senior notes due March 2045. ETP used the $2.48 billion net proceeds from the offering to repay outstanding borrowings under the ETP Credit Facility, to fund growth capital expenditures and for general partnership purposes.
At the time of the Regency Merger, Regency had outstanding $5.1 billion principal amount of senior notes. On June 1, 2015, Regency redeemed all of the outstanding $499 million aggregate principal amount of its 8.375% senior notes due June 2019.
Panhandle previously agreed to fully and unconditionally guarantee (the “Panhandle Guarantee”) all of the payment obligations of Regency and Regency Energy Finance Corp. under their $600 million in aggregate principal amount of 4.50% senior notes due November 2023. On May 28, 2015, ETP entered into a supplemental indenture relating to the senior notes pursuant to which it became a co-obligor with respect to such payment obligations thereunder. Accordingly, pursuant to the terms of such supplemental indentures the Panhandle Guarantee was terminated.

On August 10, 2015, ETP entered into various supplemental indentures pursuant to which ETP has agreed to assume all of the obligations of Regency under the outstanding Regency senior notes.
On August 13, 2015, ETP redeemed in full the outstanding amount of the 8.375% senior notes due June 2020 (“the 2020 notes”) and 6.50% senior notes due May 2021 (“the 2021 notes”). The amount paid to redeem the 2020 Notes included a make whole premium of $40 million and the amount paid to redeem the 2021 Notes included a make whole premium of $24 million.
Transwestern Senior Notes
The Transwestern senior notes are redeemable at any time in whole or pro rata in part, subject to a premium or upon a change of control event or an event of default, as defined. The balance is payable upon maturity. Interest is payable semi-annually.
Sunoco Logistics Senior Notes Offerings
In November 2015, Sunoco Logistics issued $600 million aggregate principal amount of 4.40% senior notes due April 2021 and $400 million aggregate principal amount of 5.95% senior notes due December 2025.
Sunoco LP Senior Notes
In July 2015, Sunoco LP issued $600 million aggregate principal amount of 5.5% senior notes due August 2020. The net proceeds from the offering were used to fund a portion of the cash consideration for Sunoco LP’s acquisition of Susser.
In April 2015, Sunoco LP issued $800 million aggregate principal amount of 6.375% senior notes due April 2023. The net proceeds from the offering were used to fund the cash portion of the dropdown of Sunoco, LLC interests and to repay outstanding balances under the Sunoco LP revolving credit facility.
Term Loans and Credit Facilities
ETE Term Loan Facility
The Parent Company has a Senior Secured Term Loan Agreement (the “ETE Term Credit Agreement”), which has a scheduled maturity date of December 2, 2019, with an option to extend the term subject to the terms and conditions set forth therein. Pursuant to the ETE Term Credit Agreement, the lenders have provided senior secured financing in an aggregate principal amount of $1.0 billion (the “ETE Term Loan Facility”). The Parent Company shall not be required to make any amortization payments with respect to the term loans under the Term Credit Agreement. Under certain circumstances, the Partnership is required to repay the term loan in connection with dispositions of (a) incentive distribution rights in ETP or Regency, (b) general partnership interests in Regency or (c) equity interests of any Person which owns, directly or indirectly, incentive distribution rights in ETP or Regency or general partnership interests in Regency, in each case, yielding net proceeds in excess of $50 million.
Under the Term Credit Agreement, the obligations of the Parent Company are secured by a lien on substantially all of the Parent Company’s and certain of its subsidiaries’ tangible and intangible assets, subject to certain exceptions and permitted liens. The ETE Term Loan Facility initially is not guaranteed by any of the Parent Company’s subsidiaries.
Interest accrues on advances at a LIBOR rate or a base rate plus an applicable margin based on the election of the Parent Company for each interest period. The applicable margin for LIBOR rate loans is 2.50% and the applicable margin for base rate loans is 1.50%.
In April 2014, the Parent Company amended its Senior Secured Term Loan Agreement to increase the aggregate principal amount to $1.4 billion. The Parent Company used the proceeds from this $400 million increase to repay borrowings under its revolving credit facility and for general partnership purposes. No other significant changes were made to the terms of the ETE Term Credit Agreement, including maturity date and interest rate.
In March 2015, the Parent Company entered into a Senior Secured Term Loan C Agreement (the “ETE Term Loan C Agreement”), which increased the aggregate principal amount under the ETE Term Loan Facility to $2.25 billion, an increase of $850 million. The Parent Company used the proceeds (i) to fund the cash consideration for the Bakken Pipeline Transaction, (ii) to repay amounts outstanding under the Partnership’s revolving credit facility, and (iii) to pay transaction fees and expenses related to the Bakken Pipeline Transaction, the Term Loan Facility and other transactions incidental thereto. Under the ETE Term Loan C Agreement, interest accrues on advances at a LIBOR rate or a base rate plus an applicable margin based on the election of the Parent Company for each interest period; the applicable margin for LIBOR rate loans is 3.25% and the applicable margin for base rate loans is 2.25%.

For the $1.4 billion aggregate principal amount under the Senior Secured Term Loan B Agreement of the ETE Term Loan Facility, interest accrues on advances at a LIBOR rate or a base rate plus an applicable margin based on the election of the Parent Company for each interest period. The applicable margin for LIBOR rate loans is 2.50% and the applicable margin for base rate loans is 1.50%.
In October 2015, ETE entered into an Amended and Restated Commitment Letter with a syndicate of 20 banks for a senior secured credit facility in an aggregate principal amount of $6.05 billion in order to fund the cash portion of the WMB Merger. Under the terms of the facility, the banks have committed to provide a 364-day secured loan that can be extended at ETE’s option for an additional year. The interest rate on the facility is capped at 5.5%.
ETE Revolving Credit Facility
The Parent Company has a credit agreement (the “Revolving Credit Agreement”) which has a scheduled maturity date of December 2, 2018, with an option for the Partnership to extend the term subject to the terms and conditions set forth therein.
Pursuant to the Revolver Credit Agreement, the lenders have committed to provide advances up to an aggregate principal amount of $600 million at any one time outstanding (the “ETE Revolving Credit Facility”), and the Parent Company has the option to request increases in the aggregate commitments provided that the aggregate commitments never exceed $1.0 billion. In February 2014, the Partnership increased the capacity on the ETE Revolving Credit Facility to $800 million. In May 2014, the Parent Company amended its revolving credit facility to increase the capacity to $1.2 billion. In February 2015, the Parent Company amended its revolving credit facility to increase the capacity to $1.5 billion.
As part of the aggregate commitments under the facility, the Revolver Credit Agreement provides for letters of credit to be issued at the request of the Parent Company in an aggregate amount not to exceed a $150 million sublimit.
Under the Revolver Credit Agreement, the obligations of the Parent Company are secured by a lien on substantially all of the Parent Company’s and certain of its subsidiaries’ tangible and intangible assets. Borrowings under the Revolver Credit Agreement are not guaranteed by any of the Parent Company’s subsidiaries.
Interest accrues on advances at a LIBOR rate or a base rate plus an applicable margin based on the election of the Parent Company for each interest period. The issuing fees for all letters of credit are also based on an applicable margin. The applicable margin used in connection with interest rates and fees is based on the then applicable leverage ratio of the Parent Company. The applicable margin for LIBOR rate loans and letter of credit fees ranges from 1.75% to 2.50% and the applicable margin for base rate loans ranges from 0.75% to 1.50%. The Parent Company will also pay a fee based on its leverage ratio on the actual daily unused amount of the aggregate commitments.
ETP Credit Facility
The ETP Credit Facility allows for borrowings of up to $3.75 billion and expires in November 2019. The indebtedness under the ETP Credit Facility is unsecured and not guaranteed by any of ETP’s subsidiaries and has equal rights to holders of our current and future unsecured debt. The indebtedness under the ETP Credit Facility has the same priority of payment as ETP’s other current and future unsecured debt. ETP uses the ETP Credit Facility to provide temporary financing for ETP’s growth projects, as well as for general partnership purposes.
As of December 31, 2015, the ETP Credit Facility had $1.36 billion outstanding, and the amount available for future borrowings was $2.24 billion after taking into account letters of credit of $145 million. The weighted average interest rate on the total amount outstanding as of December 31, 2015 was 1.86%.
Sunoco Logistics Credit Facilities
Sunoco Logistics maintains a $2.50 billion unsecured credit facility (the “Sunoco Logistics Credit Facility”) which matures in March 2020. The Sunoco Logistics Credit Facility contains an accordion feature, under which the total aggregate commitment may be extended to $3.25 billion under certain conditions.
The Sunoco Logistics Credit Facility is available to fund Sunoco Logistics’ working capital requirements, to finance acquisitions and capital projects, to pay distributions and for general partnership purposes. The Sunoco Logistics Credit Facility bears interest at LIBOR or the Base Rate, each plus an applicable margin. The credit facility may be prepaid at any time. As of December 31, 2015, the Sunoco Logistics Credit Facility had $562 million of outstanding borrowings.

Sunoco LP Credit Facility
In September 2014, Sunoco LP entered into a $1.25 billion revolving credit agreement (the “Sunoco LP Credit Facility”), which matures in September 2019. The Sunoco LP Credit Facility can be increased from time to time upon Sunoco LP’s written request, subject to certain conditions, up to an additional $250 million. The Sunoco LP Credit Facility was amended to $1.50 billion in April 2015. As of December 31, 2015, the Sunoco LP Credit Facility had $450 million of outstanding borrowings.
Covenants Related to Our Credit Agreements
Covenants Related to the Parent Company
The ETE Term Loan Facility and ETE Revolving Credit Facility contain customary representations, warranties, covenants and events of default, including a change of control event of default and limitations on incurrence of liens, new lines of business, merger, transactions with affiliates and restrictive agreements.
The ETE Term Loan Facility and ETE Revolving Credit Facility contain financial covenants as follows:

•
Maximum Leverage Ratio – Consolidated Funded Debt of the Parent Company (as defined) to EBITDA (as defined in the agreements) of the Parent Company of not more than 6.0 to 1, with a permitted increase to 7 to 1 during a specified acquisition period following the close of a specified acquisition; and

•	EBITDA to interest expense of not less than 1.5 to 1.
Covenants Related to ETP
The agreements relating to the ETP senior notes contain restrictive covenants customary for an issuer with an investment-grade rating from the rating agencies, which covenants include limitations on liens and a restriction on sale-leaseback transactions.
The credit agreement relating to the ETP Credit Facility contains covenants that limit (subject to certain exceptions) the ETP’s and certain of the ETP’s subsidiaries’ ability to, among other things:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make certain investments;

•	make Distributions (as defined in such credit agreement) during certain Defaults (as defined in such credit agreement) and during any Event of Default (as defined in such credit agreement);

•	engage in business substantially different in nature than the business currently conducted by ETP and its subsidiaries;

•	engage in transactions with affiliates; and

•	enter into restrictive agreements.
The credit agreement relating to the ETP Credit Facility also contains a financial covenant that provides that the Leverage Ratio, as defined in the ETP Credit Facility, shall not exceed 5 to 1 as of the end of each quarter, with a permitted increase to 5.5 to 1 during a Specified Acquisition Period, as defined in the ETP Credit Facility.
The agreements relating to the Transwestern senior notes contain certain restrictions that, among other things, limit the incurrence of additional debt, the sale of assets and the payment of dividends and specify a maximum debt to capitalization ratio.
Covenants Related to Panhandle
Panhandle is not party to any lending agreement that would accelerate the maturity date of any obligation due to a failure to maintain any specific credit rating, nor would a reduction in any credit rating, by itself, cause an event of default under any of Panhandle’s lending agreements. Financial covenants exist in certain of Panhandle’s debt agreements that require Panhandle to maintain a certain level of net worth, to meet certain debt to total capitalization ratios and to meet certain ratios of earnings before depreciation, interest and taxes to cash interest expense. A failure by Panhandle to satisfy any such covenant would give rise to an event of default under the associated debt, which could become immediately due and payable if Panhandle did not cure such default within any permitted cure period or if Panhandle did not obtain amendments, consents or waivers from its lenders with respect to such covenants.
Panhandle’s restrictive covenants include restrictions on debt levels, restrictions on liens securing debt and guarantees, restrictions on mergers and on the sales of assets, capitalization requirements, dividend restrictions, cross default and cross-acceleration and prepayment of debt provisions. A breach of any of these covenants could result in acceleration of Panhandle’s debt and other financial obligations and that of its subsidiaries.
In addition, Panhandle and/or its subsidiaries are subject to certain additional restrictions and covenants. These restrictions and covenants include limitations on additional debt at some of its subsidiaries; limitations on the use of proceeds from borrowing at some of its subsidiaries; limitations, in some cases, on transactions with its affiliates; limitations on the incurrence of liens; potential limitations on the abilities of some of its subsidiaries to declare and pay dividends and potential limitations on some of its subsidiaries to participate in Panhandle’s cash management program; and limitations on Panhandle’s ability to prepay debt.
Covenants Related to Sunoco Logistics
Sunoco Logistics’ $2.50 billion credit facility contains various covenants, including limitations on the creation of indebtedness and liens, and other covenants related to the operation and conduct of the business of Sunoco Logistics and its subsidiaries. The credit facility also limits Sunoco Logistics, on a rolling four-quarter basis, to a maximum total consolidated debt to consolidated Adjusted EBITDA ratio, as defined in the underlying credit agreement, of 5.0 to 1, which can generally be increased to 5.5 to 1 during an acquisition period. Sunoco Logistics’ ratio of total consolidated debt, excluding net unamortized fair value adjustments, to consolidated Adjusted EBITDA was 3.6 to 1 at December 31, 2015, as calculated in accordance with the credit agreements.
Covenants Related to Sunoco LP
The Sunoco LP Credit Facility requires Sunoco LP to maintain a leverage ratio of not more than 5.50 to 1. The maximum leverage ratio is subject to upwards adjustment of not more than 6.00 to 1 for a period not to exceed three fiscal quarters in the event Sunoco LP engages in an acquisition of assets, equity interests, operating lines or divisions by Sunoco LP, a subsidiary, an unrestricted subsidiary or a joint venture for a purchase price of not less than $50 million. Indebtedness under the Sunoco LP Credit Facility is secured by a security interest in, among other things, all of the Sunoco LP’s present and future personal property and all of the present and future personal property of its guarantors, the capital stock of its material subsidiaries (or 66% of the capital stock of material foreign subsidiaries), and any intercompany debt. Upon the first achievement by Sunoco LP of an investment grade credit rating, all security interests securing the Sunoco LP Credit Facility will be released.
Compliance With Our Covenants
Failure to comply with the various restrictive and affirmative covenants of our revolving credit facilities and note agreements could require us or our subsidiaries to pay debt balances prior to scheduled maturity and could negatively impact the subsidiaries ability to incur additional debt and/or our ability to pay distributions.
We and our subsidiaries are required to assess compliance quarterly and were in compliance with all requirements, tests, limitations, and covenants related to our debt agreements as of December 31, 2015.

7.	REDEEMABLE PREFERRED UNITS:
In connection with the closing of the Regency Merger, Regency’s 1.9 million outstanding series A cumulative convertible preferred units were converted into corresponding newly issued ETP cumulative convertible series A preferred units on a one-for-one basis. If outstanding, the ETP Preferred Units are mandatorily redeemable on September 2, 2029 for $35 million plus all accrued but unpaid distributions and interest thereon and are reflected as long-term liabilities in our consolidated balance sheets. The ETP Preferred Units are entitled to a preferential quarterly cash distribution of $0.445 per ETP Preferred Unit if outstanding on the record dates of ETP’s common unit distributions. Holders of the ETP Preferred Units can elect to convert the ETP Preferred Units to ETP Common Units at any time in accordance with ETP’s partnership agreement. The number of ETP common units issuable upon conversion of the ETP Preferred Units is equal to the issue price of $18.30, plus all accrued but unpaid distributions and interest thereon, divided by the conversion price of $44.37. As of December 31, 2015, the ETP Preferred Units were convertible into 0.9 million ETP Common Units.

8.	EQUITY:
Limited Partner Units
Limited partner interests in the Partnership are represented by Common Units that entitle the holders thereof to the rights and privileges specified in the Partnership Agreement. The Partnership’s Common Units are registered under the Securities Exchange Act of 1934 (as amended) and are listed for trading on the NYSE. Each holder of a Common Unit is entitled to one vote per unit on all matters presented to the Limited Partners for a vote. In addition, if at any time any person or group (other than the Partnership’s General Partner and its affiliates) owns beneficially 20% or more of all Common Units, any Common Units owned by that person or group may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of Unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the Partnership Agreement. The Common Units are entitled to distributions of Available Cash as described below under “Parent Company Quarterly Distributions of Available Cash.”
As of December 31, 2015, there were issued and outstanding 1.04 billion Common Units representing an aggregate 99.53% limited partner interest in the Partnership.
Our Partnership Agreement contains specific provisions for the allocation of net earnings and losses to the partners for purposes of maintaining the partner capital accounts. For any fiscal year that the Partnership has net profits, such net profits are first allocated to the General Partner until the aggregate amount of net profits for the current and all prior fiscal years equals the aggregate amount of net losses allocated to the General Partner for the current and all prior fiscal years. Second, such net profits shall be allocated to the Limited Partners pro rata in accordance with their respective sharing ratios. For any fiscal year in which the Partnership has net losses, such net losses shall be first allocated to the Limited Partners in proportion to their respective adjusted capital account balances, as defined by the Partnership Agreement, (before taking into account such net losses) until their adjusted capital account balances have been reduced to zero. Second, all remaining net losses shall be allocated to the General Partner. The General Partner may distribute to the Limited Partners funds of the Partnership that the General Partner reasonably determines are not needed for the payment of existing or foreseeable Partnership obligations and expenditures.
Common Units
The change in ETE Common Units during the years ended December 31, 2015, 2014 and 2013 was as follows:

	Years Ended December 31,
	2015	2014	2013
Number of Common Units, beginning of period	1,077.5	1,119.8	1,119.8
Conversion of Class D Units to ETE Common Units	0.9	—	—
Repurchase of common units under buyback program	(33.6)	(42.3)	—
Number of Common Units, end of period	1,044.8	1,077.5	1,119.8
Common Unit Split
On December 23, 2013, ETE announced that the board of directors of its general partner approved a two-for-one split of the Partnership’s outstanding common units (the “2014 Split”). The 2014 Split was completed on January 27, 2014. The 2014 Split was effected by a distribution of one ETE Common Unit for each common unit outstanding and held by unitholders of record at the close of business on January 13, 2014.
On May 28, 2015, ETE announced that the board of directors its general partner approved a two-for-one split of the Partnership’s outstanding common units (the “2015 Split”). The 2015 Split was completed on July 27, 2015. The 2015 Split was effected by a distribution of one ETE common unit for each common unit outstanding and held by unitholders of record at the close of business on July 15, 2015.
Repurchase Program
In December 2013, the Partnership announced a common unit repurchase program, whereby the Partnership may repurchase up to $1 billion of ETE Common Units in the open market at the Partnership’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements. The Partnership repurchased 42.3 million ETE Common Units under this program through May 23, 2014, and the program was completed.

In February 2015, the Partnership announced a common unit repurchase program, whereby the Partnership may repurchase up to an additional $2 billion of ETE Common Units in the open market at the Partnership’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements. The Partnership repurchased 33.6 million ETE Common Units under this program in 2015, and there was $936 million available to use under the program as of December 31, 2015.
Class D Units
On May 1, 2013, Jamie Welch was appointed Group Chief Financial Officer and Head of Corporate Development of LE GP, LLC, the general partner of ETE, effective June 24, 2013. Pursuant to an equity award agreement between Mr. Welch and the Partnership dated April 23, 2013, Mr. Welch received 3,000,000 restricted ETE common units representing limited partner interest. The restricted ETE common units were subject to vesting, based on continued employment with ETE. On December 23, 2013, ETE and Mr. Welch entered into (i) a rescission agreement in order to rescind the original offer letter to the extent it relates to the award of 3,000,000 common units of ETE to Mr. Welch, the original award agreements, and the receipt of cash amounts by Mr. Welch with respect to such awarded units and (ii) a new Class D Unit Agreement between ETE and Mr. Welch providing for the issuance to Mr. Welch of an aggregate of 3,080,000 Class D Units of ETE, which number of Class D Units includes an additional 80,000 Class D Units that were issued to Mr. Welch in connection with other changes to his original offer letter.
Under the terms of the Class D Unit Agreement, as amended, 30% of the Class D Units converted to ETE common units on a one-for-one basis on March 31, 2015, 35% were scheduled to convert to ETE common units on a one-for-one-basis on March 31, 2018, and the remaining 35% were scheduled to convert to ETE common units on a one-for-one basis on March 31, 2020, subject in each case to (i) Mr. Welch being in Good Standing with ETE (as defined in the Class D Unit Agreement) and (ii) there being a sufficient amount of gain available (based on the ETE partnership agreement) to be allocated to the Class D Units being converted so as to cause the capital account of each such unit to equal the capital account of an ETE Common Unit on the conversion date. Per the terms of the Class D Unit Agreement, 924,000 units converted to ETE common units on a one-for-one basis March 31, 2015. In connection with Mr. Welch’s replacement as Group Chief Financial Officer and Head of Business Development of our General Partner and his termination of employment by an affiliate of ETE, any future conversion of the Class D Units is the subject of on-going discussions between ETE and Mr. Welch in connection with his separation from employment. As of this date, it is ETE’s current position that as a result of Mr. Welch’s termination, the unconverted Class D units are not eligible to be converted.
Sale of Common Units by Subsidiaries
The Parent Company accounts for the difference between the carrying amount of its investment in subsidiaries and the underlying book value arising from issuance of units by subsidiaries (excluding unit issuances to the Parent Company) as a capital transaction. If a subsidiary issues units at a price less than the Parent Company’s carrying value per unit, the Parent Company assesses whether the investment has been impaired, in which case a provision would be reflected in our statement of operations. The Parent Company did not recognize any impairment related to the issuances of subsidiary common units during the periods presented.
Sale of Common Units by ETP
In April 2013, ETP completed a public offering of 13.8 million ETP common units for net proceeds of $657 million. The proceeds were used to repay amounts outstanding under the ETP Credit Facility and for general partnership purposes.
ETP’s Equity Distribution Program
From time to time, ETP has sold ETP Common Units through an equity distribution agreement. Such sales of ETP Common Units are made by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions or as otherwise agreed between us and the sales agent which is the counterparty to the equity distribution agreement.
During the year ended December 31, 2015, ETP issued 21.1 million units for $1.07 billion, net of commissions of $11 million. As of December 31, 2015, $328 million of ETP Common Units remained available to be issued under the currently effective equity distribution agreement.
ETP’s Equity Incentive Plan Activity
ETP issues ETP Common Units to employees and directors upon vesting of awards granted under ETP’s equity incentive plans. Upon vesting, participants in the equity incentive plans may elect to have a portion of the ETP Common Units to which they are entitled withheld by ETP to satisfy tax-withholding obligations.

ETP’s Distribution Reinvestment Program
ETP’s Distribution Reinvestment Plan (the “DRIP”) provides ETP’s Unitholders of record and beneficial owners of ETP Common Units a voluntary means by which they can increase the number of ETP Common Units they own by reinvesting the quarterly cash distributions they would otherwise receive in the purchase of additional ETP Common Units.
During the years ended December 31, 2015, 2014 and 2013, aggregate distributions of $360 million, $155 million, and $109 million, respectively, were reinvested under the DRIP resulting in the issuance in aggregate of 12.8 million ETP Common Units.
In December 2015, ETP provided notice to the DRIP participants that it has changed the discount at which participants may purchase ETP common units through the DRIP from 5% to 1%, effective for the distributions payable in respect of the fourth quarter of 2015 and future quarters.
As of December 31, 2015, a total of 11.5 million ETP Common Units remain available to be issued under the existing registration statement.
ETP Class E Units
These ETP Class E Units are entitled to aggregate cash distributions equal to 11.1% of the total amount of cash distributed to all ETP Unitholders, including the ETP Class E Unitholders, up to $1.41 per unit per year, with any excess thereof available for distribution to ETP Unitholders other than the holders of ETP Class E Units in proportion to their respective interests. The ETP Class E Units are treated by ETP as treasury units for accounting purposes because they are owned by a subsidiary of ETP Holdco, Heritage Holdings, Inc. Although no plans are currently in place, management may evaluate whether to retire some or all of the ETP Class E Units at a future date. All of the 8.9 million ETP Class E Units outstanding are held by a subsidiary of ETP and are reported by ETP as treasury units.
ETP Class G Units
In conjunction with the Sunoco Merger, ETP amended its partnership agreement to create ETP Class F Units. The number of ETP Class F Units issued was determined at the closing of the Sunoco Merger and equaled 90.7 million, which included 40 million ETP Class F Units issued in exchange for cash contributed by Sunoco, Inc. to ETP immediately prior to or concurrent with the closing of the Sunoco Merger. The ETP Class F Units generally did not have any voting rights. The ETP Class F Units were entitled to aggregate cash distributions equal to 35% of the total amount of cash generated by ETP and its subsidiaries, other than ETP Holdco, and available for distribution, up to a maximum of $3.75 per ETP Class F Unit per year. In April 2013, all of the outstanding ETP Class F Units were exchanged for ETP Class G Units on a one-for-one basis. The ETP Class G Units have terms that are substantially the same as the ETP Class F Units, with the principal difference between the ETP Class G Units and the ETP Class F Units being that allocations of depreciation and amortization to the ETP Class G Units for tax purposes are based on a predetermined percentage and are not contingent on whether ETP has net income or loss. The ETP Class G Units are held by a subsidiary of ETP and therefore are reflected by ETP as treasury units in its consolidated financial statements.
ETP Class H Units and Class I Units
Currently Outstanding
Pursuant to an Exchange and Redemption Agreement previously entered into between ETP, ETE and ETE Holdings, ETP redeemed and cancelled 50.2 million of its Common Units representing limited partner interests (the “Redeemed Units”) owned by ETE Holdings on October 31, 2013 in exchange for the issuance by ETP to ETE Holdings of a new class of limited partner interest in ETP (the “Class H Units”), which are generally entitled to (i) allocations of profits, losses and other items from ETP corresponding to 50.05% of the profits, losses, and other items allocated to ETP by Sunoco Partners, with respect to the IDRs and general partner interest in Sunoco Logistics held by Sunoco Partners, (ii) distributions from available cash at ETP for each quarter equal to 50.05% of the cash distributed to ETP by Sunoco Partners with respect to the IDRs and general partner interest in Sunoco Logistics held by Sunoco Partners for such quarter and, to the extent not previously distributed to holders of the Class H Units, for any previous quarters.
Bakken Pipeline Transaction
In March 2015, ETE transferred 30.8 million ETP common units, ETE’s 45% interest in the Bakken Pipeline project, and $879 million in cash to ETP in exchange for 30.8 million newly issued ETP Class H Units that, when combined with the 50.2 million previously issued ETP Class H Units, generally entitle ETE to receive 90.05% of the cash distributions and other economic attributes of the general partner interest and IDRs of Sunoco Logistics (the “Bakken Pipeline Transaction”). In

connection with this transaction, ETP also issued to ETE 100 ETP Class I Units that provide distributions to ETE to offset IDR subsidies previously provided to ETP. These IDR subsidies, including the impact from distributions on ETP Class I Units, were reduced by $55 million in 2015 and $30 million in 2016.
In connection with the transaction, ETP issued 100 ETP Class I Units. The ETP Class I Units are generally entitled to: (i) pro rata allocations of gross income or gain until the aggregate amount of such items allocated to the holders of the ETP Class I Units for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the ETP Class I Units and (ii) after making cash distributions to ETP Class H Units, any additional available cash deemed to be either operating surplus or capital surplus with respect to any quarter will be distributed to the Class I Units in an amount equal to the excess of the distribution amount set forth in ETP’s Partnership Agreement, as amended, (the “Partnership Agreement”) for such quarter over the cumulative amount of available cash previously distributed commencing with the quarter ending March 31, 2015 until the quarter ending December 31, 2016. The impact of (i) the IDR subsidy adjustments and (ii) the ETP Class I Unit distributions, along with the currently effective IDR subsidies, is included in the table below under “Quarterly Distributions of Available Cash.”
Sales of Common Units by Sunoco Logistics
In 2014, Sunoco Logistics entered into equity distribution agreements pursuant to which Sunoco Logistics may sell from time to time common units having aggregate offering prices of up to $1.25 billion. In the fourth quarter of 2015, the aggregate capacity was increased to $2.25 billion. During the year ended December 31, 2015, Sunoco Logistics received proceeds of $890 million, net of commissions of $10 million, from the issuance of 26.8 million common units pursuant to the equity distribution agreement, which were used for general partnership purposes.
In March 2015, Sunoco Logistics completed a public offering of 13.5 million common units for net proceeds of $547 million. The proceeds were used to repay outstanding borrowings under the $2.5 billion Sunoco Logistics Credit Facility and for general partnership purposes. In April 2015, an additional 2.0 million common units were issued for net proceeds of $82 million related to the exercise of an option in connection with the March 2015 offering.
In September 2014, Sunoco Logistics completed an overnight public offering of 7.7 million common units for net proceeds of $362 million were used to repay outstanding borrowings under the Sunoco Logistics Credit Facility and for general partnership purposes.
Sales of Common Units by Sunoco LP
In October 2014 and November 2014, Sunoco LP issued an aggregate total of 9.1 million common units in an underwritten public offering. Aggregate net proceeds of $405 million from the offering were used to repay amounts outstanding under the $1.50 billion Sunoco LP Credit Facility and for general partnership purposes.
In July 2015, Sunoco LP completed an offering of 5.5 million Sunoco LP common units for net proceeds of $213 million. The net proceeds from the offering were used to repay outstanding balances under the Sunoco LP revolving credit facility.
Contributions to Subsidiaries
The Parent Company indirectly owns the entire general partner interest in ETP through its ownership of ETP GP, the general partner of ETP. ETP GP has the right, but not the obligation, to contribute a proportionate amount of capital to ETP to maintain its current general partner interest. ETP GP’s interest in ETP’s distributions is reduced if ETP issues additional units and ETP GP does not contribute a proportionate amount of capital to ETP to maintain its General Partner interest.
Parent Company Quarterly Distributions of Available Cash
Our distribution policy is consistent with the terms of our Partnership Agreement, which requires that we distribute all of our available cash quarterly. The Parent Company’s only cash-generating assets currently consist of distributions from ETP and Sunoco LP related to limited and general partner interests, including IDRs, as well as cash generated from our investment in Lake Charles LNG.

Our distributions declared during the years ended December 31, 2015, 2014, and 2013 were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2012	February 7, 2013	February 19, 2013	$0.1588
March 31, 2013	May 6, 2013	May 17, 2013	0.1613
June 30, 2013	August 5, 2013	August 19, 2013	0.1638
September 30, 2013	November 4, 2013	November 19, 2013	0.1681
December 31, 2013	February 7, 2014	February 19, 2014	0.1731
March 31, 2014	May 5, 2014	May 19, 2014	0.1794
June 30, 2014	August 4, 2014	August 19, 2014	0.1900
September 30, 2014	November 3, 2014	November 19, 2014	0.2075
December 31, 2014	February 6, 2015	February 19, 2015	0.2250
March 31, 2015	May 8, 2015	May 19, 2015	0.2450
June 30, 2015	August 6, 2015	August 19, 2015	0.2650
September 30, 2015	November 5, 2015	November 19, 2015	0.2850
December 31, 2015	February 4, 2016	February 19, 2016	0.2850
ETP’s Quarterly Distributions of Available Cash
ETP’s Partnership Agreement requires that ETP distribute all of its Available Cash to its Unitholders and its General Partner within 45 days following the end of each fiscal quarter, subject to the payment of incentive distributions to the holders of IDRs to the extent that certain target levels of cash distributions are achieved. The term Available Cash generally means, with respect to any fiscal quarter of ETP, all cash on hand at the end of such quarter, plus working capital borrowings after the end of the quarter, less reserves established by its General Partner in its sole discretion to provide for the proper conduct of ETP’s business, to comply with applicable laws or any debt instrument or other agreement, or to provide funds for future distributions to partners with respect to any one or more of the next four quarters. Available Cash is more fully defined in ETP’s Partnership Agreement.
ETP’s distributions declared during the periods presented below were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2012	February 7, 2013	February 14, 2013	$0.8938
March 31, 2013	May 6, 2013	May 15, 2013	0.8938
June 30, 2013	August 5, 2013	August 14, 2013	0.8938
September 30, 2013	November 4, 2013	November 14, 2013	0.9050
December 31, 2013	February 7, 2014	February 14, 2014	0.9200
March 31, 2014	May 5, 2014	May 15, 2014	0.9350
June 30, 2014	August 4, 2014	August 14, 2014	0.9550
September 30, 2014	November 3, 2014	November 14, 2014	0.9750
December 31, 2014	February 6, 2015	February 13, 2015	0.9950
March 31, 2015	May 8, 2015	May 15, 2015	1.0150
June 30, 2015	August 6, 2015	August 14, 2015	1.0350
September 30, 2015	November 5, 2015	November 16, 2015	1.0550
December 31, 2015	February 8, 2016	February 16, 2016	1.0550

ETE agreed to relinquish its right to the following amounts of incentive distributions in future periods, including distributions on ETP Class I Units:

Total Year
2016	$137
2017	128
2018	105
2019	95
Sunoco Logistics Quarterly Distributions of Available Cash
Distributions declared by Sunoco Logistics during the years ended December 31, 2015, 2014, and 2013 were as follows:

Quarter Ended	Record Date	Payment Date	Rate
December 31, 2012	February 8, 2013	February 14, 2013	$0.2725
March 31, 2013	May 9, 2013	May 15, 2013	0.2863
June 30, 2013	August 8, 2013	August 14, 2013	0.3000
September 30, 2013	November 8, 2013	November 14, 2013	0.3150
December 31, 2013	February 10, 2014	February 14, 2014	0.3312
March 31, 2014	May 9, 2014	May 15, 2014	0.3475
June 30, 2014	August 8, 2014	August 14, 2014	0.3650
September 30, 2014	November 7, 2014	November 14, 2014	0.3825
December 31, 2014	February 9, 2015	February 13, 2015	0.4000
March 31, 2015	May 11, 2015	May 15, 2015	0.4190
June 30, 2015	August 10, 2015	August 14, 2015	0.4380
September 30, 2015	November 9, 2015	November 13, 2015	0.4580
December 31, 2015	February 8, 2016	February 12, 2016	0.4790
Sunoco LP Quarterly Distributions of Available Cash
Distributions declared by Sunoco LP subsequent to our acquisition on August 29, 2014 were as follows:

Quarter Ended	Record Date	Payment Date	Rate
September 30, 2014	November 18, 2014	November 28, 2014	$0.5457
December 31, 2014	February 17, 2015	February 27, 2015	0.6000
March 31, 2015	May 19, 2015	May 29, 2015	0.6450
June 30, 2015	August 18, 2015	August 28, 2015	0.6934
September 30, 2015	November 17, 2015	November 27, 2015	0.7454
December 31, 2015	February 5, 2016	February 16, 2016	0.8013

Accumulated Other Comprehensive Income (Loss)
The following table presents the components of AOCI, net of tax:

	December 31,
	2015	2014
Available-for-sale securities	$—	$3
Foreign currency translation adjustment	(4)	(3)
Net losses on commodity related hedges	—	(1)
Actuarial gain (loss) related to pensions and other postretirement benefits	8	(57)
Investments in unconsolidated affiliates, net	—	2
Subtotal	4	(56)
Amounts attributable to noncontrolling interest	(4)	51
Total AOCI included in partners’ capital, net of tax	$—	$(5)
The table below sets forth the tax amounts included in the respective components of other comprehensive income (loss):

	December 31,
	2015	2014
Available-for-sale securities	$(2)	$(1)
Foreign currency translation adjustment	4	2
Actuarial (gain) loss relating to pension and other postretirement benefits	7	(37)
Total	$9	$(36)

9.	UNIT-BASED COMPENSATION PLANS:
We, ETP, Sunoco Logistics and Sunoco LP have issued equity incentive plans for employees, officers and directors, which provide for various types of awards, including options to purchase Common Units, restricted units, phantom units, distribution equivalent rights (“DERs”), common unit appreciation rights, cash restricted units and other unit-based awards.
ETE Long-Term Incentive Plan
The Board of Directors or the Compensation Committee of the board of directors of the our General Partner (the “Compensation Committee”) may from time to time grant additional awards to employees, directors and consultants of ETE’s general partner and its affiliates who perform services for ETE. The plan provides for the following types of awards: restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights. The number of additional units that may be delivered pursuant to these awards is limited to 12,000,000 units. As of December 31, 2015, 11,367,454 units remain available to be awarded under the plan.
On December 23, 2013, ETE and Mr. Welch entered a Class D Unit Agreement providing for the issuance to Mr. Welch of an aggregate of 3,080,000 Class D Units of ETE. Under the terms of the Class D Unit Agreement, as amended, 30% of the Class D Units converted to ETE common units on a one-for-one basis on March 31, 2015, 35% were scheduled to convert to ETE common units on a one-for-one-basis on March 31, 2018, and the remaining 35% were scheduled to convert to ETE common units on a one-for-one basis on March 31, 2020, subject in each case to (i) Mr. Welch being in Good Standing with ETE (as defined in the Class D Unit Agreement) and (ii) there being a sufficient amount of gain available (based on the ETE partnership agreement) to be allocated to the Class D Units being converted so as to cause the capital account of each such unit to equal the capital account of an ETE Common Unit on the conversion date.
Per the terms of the Class D Unit Agreement, 924,000 units converted to ETE common units on a one-for-one basis March 31, 2015. In connection with Mr. Welch’s replacement as Group Chief Financial Officer and Head of Business Development of our General Partner and his termination of employment by an affiliate of ETE, any future conversion of the Class D Units is the subject of on-going discussions between ETE and Mr. Welch in connection with his separation from employment. As of this date, it is ETE’s current position that as a result of Mr. Welch’s termination, the unconverted Class D units are not eligible to be converted.

During 2015, no ETE unit awards were granted to ETE employees and 12,748 ETE units were granted to non-employee directors. Under our equity incentive plans, our non-employee directors each receive grants that vest 60% in three years and 40% in five years and do not entitle the holders to receive distributions during the vesting period.
During 2015, a total of 26,244 ETE Common Units vested, with a total fair value of $0.8 million as of the vesting date. As of December 31, 2015, excluding Class D units, a total of 56,096 restricted units granted to ETE employees and directors remain outstanding, for which we expect to recognize a total of less than $1 million in compensation over a weighted average period of 2.7 years.
ETP Unit-Based Compensation Plans
Unit-Based Compensation Plan
ETP has issued equity incentive plans for employees, officers and directors, which provide for various types of awards, including options to purchase ETP Common Units, restricted units, phantom units, distribution equivalent rights (“DERs”), Common Unit appreciation rights, and other unit-based awards. As of December 31, 2015, an aggregate total of 5.3 million ETP Common Units remain available to be awarded under ETP’s equity incentive plans.
Restricted Units
ETP has granted restricted unit awards to employees that vest over a specified time period, typically a five-year service vesting requirement, with vesting based on continued employment as of each applicable vesting date. Upon vesting, ETP Common Units are issued. These unit awards entitle the recipients of the unit awards to receive, with respect to each ETP Common Unit subject to such award that has not either vested or been forfeited, a cash payment equal to each cash distribution per ETP Common Unit made by ETP on its Common Units promptly following each such distribution by ETP to its Unitholders. We refer to these rights as “distribution equivalent rights.” Under ETP’s equity incentive plans, ETP’s non-employee directors each receive grants with a five-year service vesting requirement.
The following table shows the activity of the ETP awards granted to employees and non-employee directors:

	Number of ETP Units	Weighted Average Grant-Date Fair Value Per ETP Unit
Unvested awards as of December 31, 2014	3.5	$53.83
Awards granted	2.1	35.21
Awards vested	(1.2)	48.67
Awards forfeited	(0.4)	55.44
Conversion of RGP unit awards to ETP unit awards	0.8	58.88
Unvested awards as of December 31, 2015	4.8	47.61
During the years ended December 31, 2015, 2014, and 2013, the weighted average grant-date fair value per unit award granted was $35.21, $60.85 and $50.54, respectively. The total fair value of awards vested was $49 million, $26 million and $29 million, respectively, based on the market price of ETP Common Units as of the vesting date. As of December 31, 2015, a total of 4.8 million unit awards remain unvested, for which ETP expects to recognize a total of $147 million in compensation expense over a weighted average period of 2.1 years.
Cash Restricted Units
ETP has also granted cash restricted units, which vest 100% at the end of the third year of service. A cash restricted unit entitles the award recipient to receive cash equal to the market value of one ETP Common Unit upon vesting.
As of December 31, 2015, a total of 0.6 million unvested cash restricted units were outstanding.
Based on the trading price of ETP Common Units at December 31, 2015, ETP expects to recognize $7 million of unit-based compensation expense related to non-vested cash restricted units over a period of 1.3 years.
Sunoco Logistics Unit-Based Compensation Plan
Sunoco Logistics’ general partner has a long-term incentive plan for employees and directors, which permits the grant of restricted units and unit options of Sunoco Logistics. As of December 31, 2015, a total of 2.5 million Sunoco Logistics restricted units were outstanding for which Sunoco Logistics expects to recognize $52 million of expense over a weighted-average period of 3.0 years.
Sunoco LP Unit-Based Compensation Plan
Sunoco LP’s general partner has a long-term incentive plan for employees and directors, which permits the grant of restricted units and unit options of Sunoco LP. As of December 31, 2015, a total of 1.1 million Sunoco LP restricted units were outstanding for which Sunoco LP expects to recognize $40 million of expense over a weighted-average period of 3.3 years.

10.	INCOME TAXES:
As a partnership, we are not subject to U.S. federal income tax and most state income taxes. However, the Partnership conducts certain activities through corporate subsidiaries which are subject to federal and state income taxes. The components of the federal and state income tax expense (benefit) of our taxable subsidiaries were summarized as follows:

	Years Ended December 31,
	2015	2014	2013
Current expense (benefit):
Federal	$(292)	$321	$51
State	(51)	86	(1)
Total	(343)	407	50
Deferred expense (benefit):
Federal	272	(53)	(14)
State	(29)	3	57
Total	243	(50)	43
Total income tax expense (benefit) from continuing operations	$(100)	$357	$93

Historically, our effective tax rate differed from the statutory rate primarily due to partnership earnings that are not subject to U.S. federal and most state income taxes at the partnership level. The completion of the Southern Union Merger, Sunoco Merger, ETP Holdco Transaction and the Susser Merger (see Note 3) significantly increased the activities conducted through corporate subsidiaries. A reconciliation of income tax expense (benefit) at the U.S. statutory rate to the income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2015, 2014 and 2013 is as follows:

	December 31, 2015		December 31, 2014		December 31, 2013
	Corporate Subsidiaries(1)	Consolidated (2)	Corporate Subsidiaries(1)	Consolidated (2)	Corporate Subsidiaries(1)	Consolidated (2)
Income tax expense (benefit) at U.S. statutory rate of 35 percent	$(19)	$(19)	$212	$212	$(172)	$(172)
Increase (reduction) in income taxes resulting from:
Nondeductible goodwill	—	—	—	—	241	241
Nondeductible goodwill included in the Lake Charles LNG Transaction	—	—	105	105	—	—
Dividend received deduction	(22)	(22)	—	—	—	—
Premium on debt retirement	—	—	(10)	(10)	—	—
Audit settlement	(7)	(7)	—	—	—	—
Foreign taxes	—	—	(8)	(8)	—	—
State income taxes (net of federal income tax effects)	(45)	(26)	9	55	31	41
Other	(26)	(26)	3	3	(16)	(17)
Income tax expense (benefit) from continuing operations	$(119)	$(100)	$311	$357	$84	$93

(1)
Includes ETP Holdco, Susser Holdings Corporation, Oasis Pipeline Company, Susser Petroleum Property Company LLC, Aloha Petroleum Ltd, Pueblo, Inland Corporation, Mid-Valley Pipeline Company and West Texas Gulf Pipeline Company.

(2)	Includes ETE and its subsidiaries that are classified as pass-through entities for federal income tax purposes, as well as corporate subsidiaries.

Deferred taxes result from the temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. The table below summarizes the principal components of the deferred tax assets (liabilities) as follows:

	December 31,
	2015	2014
Deferred income tax assets:
Net operating losses and alternative minimum tax credit	$217	$116
Pension and other postretirement benefits	36	47
Long term debt	61	53
Other	162	111
Total deferred income tax assets	476	327
Valuation allowance	(121)	(84)
Net deferred income tax assets	355	243

Deferred income tax liabilities:
Properties, plants and equipment	(1,633)	(1,583)
Inventory	—	(153)
Investments in unconsolidated affiliates	(2,976)	(2,530)
Trademarks	(286)	(355)
Other	(50)	(32)
Total deferred income tax liabilities	(4,945)	(4,653)
Accumulated deferred income taxes	$(4,590)	$(4,410)
As a result of the early adoption and retrospective application of ASU 2015-17 (see Note 2), $85 million of deferred tax liability previously presented as an other current liability as of December 31, 2014 has been reclassified to other non-current liabilities in our consolidated financial statements.
The completion of the Southern Union Merger, Sunoco Merger, ETP Holdco Transaction and Susser Merger (see Note 3) significantly increased the deferred tax assets (liabilities). The table below provides a rollforward of the net deferred income tax liability as follows:

	December 31,
	2015	2014
Net deferred income tax liability, beginning of year	$(4,410)	$(3,984)
Susser acquisition	—	(488)
Tax provision (including discontinued operations)	(242)	62
Other	62	—
Net deferred income tax liability	$(4,590)	$(4,410)
ETP Holdco, Susser Petroleum Property Company and certain other corporate subsidiaries have federal net operating loss carryforward tax benefits of $67 million, all of which will expire in 2033 through 2034. Our corporate subsidiaries have state net operating loss carryforward benefits of $123 million, net of federal tax, which expire between 2016 and 2035. The valuation allowance of $121 million is applicable to the state net operating loss carryforward benefits applicable to Sunoco, Inc. pre-acquisition periods.

The following table sets forth the changes in unrecognized tax benefits:

	Years Ended December 31,
	2015	2014	2013
Balance at beginning of year	$440	$429	$27
Additions attributable to tax positions taken in the current year	178	20	—
Additions attributable to tax positions taken in prior years	—	(1)	406
Settlements	—	(5)	—
Lapse of statute	(8)	(3)	(4)
Balance at end of year	$610	$440	$429
As of December 31, 2015, we have $588 million ($550 million after federal income tax benefits) related to tax positions which, if recognized, would impact our effective tax rate. We believe it is reasonably possible that its unrecognized tax benefits may be reduced by $4 million ($3 million, net of federal tax) within the next twelve months due to settlement of certain positions.
Our policy is to accrue interest expense and penalties on income tax underpayments (overpayments) as a component of income tax expense. During 2015, we recognized interest and penalties of less than $1 million. At December 31, 2015, we have interest and penalties accrued of $5 million, net of tax.
Sunoco, Inc. has historically included certain government incentive payments as taxable income on its federal and state income tax returns. In connection with Sunoco, Inc.’s 2004 through 2011 open statute years, Sunoco, Inc. has proposed to the IRS that these government incentive payments be excluded from federal taxable income. If Sunoco, Inc. is fully successful with its claims, it will receive tax refunds of approximately $519 million. However, due to the uncertainty surrounding the claims, a reserve of $519 million was established for the full amount of the claims. Due to the timing of the expected settlement of the claims and the related reserve, the receivable and the reserve for this issue have been netted in the consolidated balance sheet as of December 31, 2015.
In December of 2015, The Pennsylvania Commonwealth Court determined in Nextel Communications v. Commonwealth (“Nextel”) that the Pennsylvania limitation on NOL carryforwards violated the uniformity clause of the Pennsylvania Constitution. Based upon the decision in Nextel, Sunoco, Inc. is recognizing approximately $46 million ($30 million after federal income tax benefits) in tax benefit based on previously filed tax returns and certain previously filed protective claims. However, as the Nextel decision is subject to appeal, and because of uncertainty in the breadth of the application of the decision, we have reserved $9 million ($6 million after federal income tax benefits) against the receivable.
In general, ETE and its subsidiaries are no longer subject to examination by the Internal Revenue Service (“IRS”), and most state jurisdictions, for the 2012 and prior tax years. However, Sunoco, Inc. and its subsidiaries are no longer subject to examination by the IRS for tax years prior to 2007.
Sunoco, Inc. has been examined by the IRS for tax years through 2012. However, statutes remain open for tax years 2007 and forward due to carryback of net operating losses and/or claims regarding government incentive payments discussed above. All other issues are resolved. Though we believe the tax years are closed by statute, tax years 2004 through 2006 are impacted by the carryback of net operating losses and under certain circumstances may be impacted by adjustments for government incentive payments.
Southern Union was under examination by the IRS for the tax years 2004 through 2009. In July 2015, we and the IRS settled all issues related to the IRS examination of the 2004 through 2009 tax years. As a result of the settlement, we recognized a net tax benefit of $7 million.
ETE and its subsidiaries also have various state and local income tax returns in the process of examination or administrative appeal in various jurisdictions. We believe the appropriate accruals or unrecognized tax benefits have been recorded for any potential assessment with respect to these examinations.

11.	REGULATORY MATTERS, COMMITMENTS, CONTINGENCIES AND ENVIRONMENTAL LIABILITIES:
Contingent Matters Potentially Impacting the Partnership from Our Investment in Citrus
Florida Gas Pipeline Relocation Costs. The Florida Department of Transportation, Florida’s Turnpike Enterprise (“FDOT/FTE”) has various turnpike/State Road 91 widening projects that have impacted or may, over time, impact one or more of FGTs’ mainline pipelines located in FDOT/FTE rights-of-way. Certain FDOT/FTE projects have been or are the subject of litigation in Broward County, Florida. On November 16, 2012, FDOT paid to FGT the sum of approximately $100 million, representing the amount of the judgment, plus interest, in a case tried in 2011.
On April 14, 2011, FGT filed suit against the FDOT/FTE and other defendants in Broward County, Florida seeking an injunction and damages as the result of the construction of a mechanically stabilized earth wall and other encroachments in FGT easements as part of FDOT/FTE’s I-595 project. On August 21, 2013, FGT and FDOT/FTE entered into a settlement agreement pursuant to which, among other things, FDOT/FTE paid FGT approximately $19 million in September 2013 in settlement of FGT’s claims with respect to the I-595 project. The settlement agreement also provided for agreed easement widths for FDOT/FTE right-of-way and for cost sharing between FGT and FDOT/FTE for any future relocations. Also in September 2013, FDOT/FTE paid FGT an additional approximate $1 million for costs related to the aforementioned turnpike/State Road 91 case tried in 2011.
FGT will continue to seek rate recovery in the future for these types of costs to the extent not reimbursed by the FDOT/FTE. There can be no assurance that FGT will be successful in obtaining complete reimbursement for any such relocation costs from the FDOT/FTE or from its customers or that the timing of such reimbursement will fully compensate FGT for its costs.
Contingent Residual Support Agreement — AmeriGas
In connection with the closing of the contribution of ETP’s propane operations in January 2012, ETP agreed to provide contingent, residual support of $1.55 billion of intercompany borrowings made by AmeriGas and certain of its affiliates with maturities through 2022 from a finance subsidiary of AmeriGas that have maturity dates and repayment terms that mirror those of an equal principal amount of senior notes issued by this finance company subsidiary to third party purchases.
Guarantee of Collection
Panhandle previously guaranteed the collections of the payment of $600 million of Regency 4.50% senior notes due 2023. On May 28, 2015, ETP entered into a supplemental indenture relating to the senior notes pursuant to which it has agreed to become a co-obligor with respect to the payment obligations thereunder. Accordingly, pursuant to the terms of the senior notes, Panhandle’s obligations under the Panhandle Guarantee have been released.
On April 30, 2015, in connection with the Regency Merger, ETP entered into various supplemental indentures pursuant to which ETP had agreed to fully and unconditionally guarantee all payment obligations of Regency for all of its outstanding senior notes.
On May 28, 2015, ETP entered into a supplemental indenture relating to the senior notes pursuant to which it has agreed to become a co-obligor with respect to the payment obligations thereunder. Accordingly, pursuant to the terms of the senior notes, Panhandle’s obligations under the Panhandle Guarantee have been released.
ETP Retail Holdings Guarantee of Sunoco LP Notes
In April 2015, Sunoco LP acquired a 31.58% equity interest in Sunoco, LLC from Retail Holdings for $775 million of cash and $41 million of Sunoco LP common units. The cash portion of the consideration was financed through Sunoco LP’s issuance of $800 million principal amount of 6.375% senior notes due 2023. Retail Holdings entered into a guarantee of collection with Sunoco LP and Sunoco Finance Corp., a wholly owned subsidiary of Sunoco LP, pursuant to which Retail Holdings has agreed to provide a guarantee of collection, but not of payment, to Sunoco LP with respect to the principal amount of the senior notes issued by Sunoco LP.
NGL Pipeline Regulation
We have interests in NGL pipelines located in Texas and New Mexico. We commenced the interstate transportation of NGLs in 2013, which is subject to the jurisdiction of the FERC under the Interstate Commerce Act (“ICA”) and the Energy Policy Act of 1992. Under the ICA, tariff rates must be just and reasonable and not unduly discriminatory and pipelines may not confer any undue preference. The tariff rates established for interstate services were based on a negotiated agreement; however, the FERC’s rate-making methodologies may limit our ability to set rates based on our actual costs, may delay or limit the use of rates that reflect increased costs and may subject us to potentially burdensome and expensive operational, reporting and other requirements. Any of the foregoing could adversely affect our business, revenues and cash flow.
Transwestern Rate Case
On October 1, 2014, Transwestern filed a general NGA Section 4 rate case pursuant to the 2011 settlement agreement with its shippers. On December 2, 2014, the FERC issued an order accepting and suspending the rates to be effective April 1, 2015, subject to refund, and setting a procedural schedule with a hearing scheduled in late 2015. On June 22, 2015, Transwestern filed a settlement with the FERC which resolved or provided for the resolution of all issues set for hearing in the case.  On October 15, 2015, the FERC issued an order approving the rate case settlement without condition.
FGT Rate Case
On October 31, 2014, FGT filed a general NGA Section 4 rate case pursuant to a 2010 settlement agreement with its shippers. On November 28, 2014, the FERC issued an order accepting and suspending the rates to be effective no earlier than May 1, 2015, subject to refund.  On September 11, 2015, FGT filed a settlement with the FERC which resolved or provided for the resolution of all issues set for hearing in the case.  On December 4, 2015, the FERC issued an order approving the rate case settlement without condition.
Sea Robin Rate Case
On December 2, 2013, Sea Robin filed a general NGA Section 4 rate case at the FERC as required by a previous rate case settlement. In the filing, Sea Robin sought to increase its authorized rates to recover costs related to asset retirement obligations, depreciation, and return and taxes. Filed rates were put into effect June 1, 2014 and estimated settlement rates were put into effect September 1, 2014, subject to refund. A settlement was reached with the shippers and a stipulation and agreement was filed with the FERC on July 23, 2014. The settlement was certified to the FERC by the administrative law judge on October 7, 2014 and the settlement, as modified on January 16, 2015, was approved by the FERC on June 26, 2015. In September 2015, related to the final settlement, Sea Robin made refunds to customers totaling $11 million, including interest.
Commitments
In the normal course of business, ETP purchases, processes and sells natural gas pursuant to long-term contracts and enters into long-term transportation and storage agreements. Such contracts contain terms that are customary in the industry. We believe that the terms of these agreements are commercially reasonable and will not have a material adverse effect on its financial position or results of operations.
We have certain non-cancelable leases for property and equipment, which require fixed monthly rental payments and expire at various dates through 2058. The table below reflects rental expense under these operating leases included in operating expenses in the accompanying statements of operations, which include contingent rentals, and rental expense recovered through related sublease rental income:

	Years Ended December 31,
	2015	2014	2013
Rental expense(1)	$225	$159	$151
Less: Sublease rental income	(16)	(26)	(24)
Rental expense, net	$209	$133	$127

(1)	Includes contingent rentals totaling $26 million, $24 million and $22 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Future minimum lease commitments for such leases are:

Years Ending December 31:
2016	$121
2017	114
2018	103
2019	96
2020	97
Thereafter	602
Future minimum lease commitments	1,133
Less: Sublease rental income	(34)
Net future minimum lease commitments	$1,099

ETP’s joint venture agreements require that they fund their proportionate share of capital contributions to their unconsolidated affiliates. Such contributions will depend upon their unconsolidated affiliates’ capital requirements, such as for funding capital projects or repayment of long-term obligations.
Litigation and Contingencies
We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. Natural gas and crude oil are flammable and combustible. Serious personal injury and significant property damage can arise in connection with their transportation, storage or use. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future.
MTBE Litigation
Sunoco, Inc., along with other refiners, manufacturers and sellers of gasoline, is a defendant in lawsuits alleging MTBE contamination of groundwater. The plaintiffs typically include water purveyors and municipalities responsible for supplying drinking water and governmental authorities. The plaintiffs are asserting primarily product liability claims and additional claims including nuisance, trespass, negligence, violation of environmental laws and deceptive business practices. The plaintiffs in all of the cases are seeking to recover compensatory damages, and in some cases also seek natural resource damages, injunctive relief, punitive damages and attorneys’ fees.
As of December 31, 2015, Sunoco, Inc. is a defendant in six cases, including cases initiated by the States of New Jersey, Vermont, the Commonwealth of Pennsylvania, and two others by the Commonwealth of Puerto Rico with the more recent Puerto Rico action being a companion case alleging damages for additional sites beyond those at issue in the initial Puerto Rico action, and one case by the City of Breaux Bridge in the USDC Western District of Louisiana. Four of these cases are venued in a multidistrict litigation proceeding in a New York federal court. The New Jersey, Puerto Rico, Vermont and Pennsylvania cases assert natural resource damage claims.
Fact discovery has concluded with respect to an initial set of 19 sites each that will be the subject of the first trial phase in the New Jersey case and the initial Puerto Rico case. In November 2015, Sunoco along with other co-defendants agreed to a global settlement in principle of the City of Breaux Bridge MTBE case. Insufficient information has been developed about the plaintiffs’ legal theories or the facts with respect to statewide natural resource damage claims to provide an analysis of the ultimate potential liability of Sunoco, Inc. in these matters. It is reasonably possible that a loss may be realized; however, we are unable to estimate the possible loss or range of loss in excess of amounts accrued. Management believes that an adverse determination with respect to one or more of the MTBE cases could have a significant impact on results of operations during the period in which any said adverse determination occurs, but does not believe that any such adverse determination would have a material adverse effect on the Partnership’s consolidated financial position.
Regency Merger Litigation
Following the January 26, 2015 announcement of the definitive merger agreement with Regency, purported Regency unitholders filed lawsuits in state and federal courts in Dallas, Texas and Delaware state court asserting claims relating to the proposed transaction.
On February 3, 2015, William Engel and Enno Seago, purported Regency unitholders, filed a class action petition on behalf of Regency’s common unitholders and a derivative suit on behalf of Regency in the 162nd Judicial District Court of Dallas County, Texas (the “Engel Lawsuit”). The lawsuit names as defendants the Regency General Partner, the members of the Regency General Partner’s board of directors, ETP, ETP GP, ETE, and, as a nominal party, Regency. The Engel Lawsuit alleges that (1) the Regency General Partner’s directors breached duties to Regency and the Regency’s unitholders by employing a conflicted and unfair process and failing to maximize the merger consideration; (2) the Regency General Partner’s directors breached the implied covenant of good faith and fair dealing by engaging in a flawed merger process; and (3) the non-director defendants aided and abetted in these claimed breaches. The plaintiffs seek an injunction preventing the defendants from closing the proposed transaction or an order rescinding the transaction if it has already been completed. The plaintiffs also seek money damages and court costs, including attorney’s fees.
On February 9, 2015, Stuart Yeager, a purported Regency unitholder, filed a class action petition on behalf of the Regency’s common unitholders and a derivative suit on behalf of Regency in the 134th Judicial District Court of Dallas County, Texas

(the “Yeager Lawsuit”). The allegations, claims, and relief sought in the Yeager Lawsuit are nearly identical to those in the Engel Lawsuit.
On February 10, 2015, Lucien Coggia a purported Regency unitholder, filed a class action petition on behalf of Regency’s common unitholders and a derivative suit on behalf of Regency in the 192nd Judicial District Court of Dallas County, Texas (the “Coggia Lawsuit”). The allegations, claims, and relief sought in the Coggia Lawsuit are nearly identical to those in the Engel Lawsuit.
On February 3, 2015, Linda Blankman, a purported Regency unitholder, filed a class action complaint on behalf of the Regency’s common unitholders in the United States District Court for the Northern District of Texas (the “Blankman Lawsuit”). The allegations and claims in the Blankman Lawsuit are similar to those in the Engel Lawsuit. However, the Blankman Lawsuit does not allege any derivative claims and includes Regency as a defendant rather than a nominal party. The lawsuit also omits one of the Regency General Partner’s directors, Richard Brannon, who was named in the Engel Lawsuit. The Blankman Lawsuit alleges that the Regency General Partner’s directors breached their fiduciary duties to the unitholders by failing to maximize the value of Regency, failing to properly value Regency, and ignoring conflicts of interest. The plaintiff also asserts a claim against the non-director defendants for aiding and abetting the directors’ alleged breach of fiduciary duty. The Blankman Lawsuit seeks the same relief that the plaintiffs seek in the Engel Lawsuit.
On February 6, 2015, Edwin Bazini, a purported Regency unitholder, filed a class action complaint on behalf of Regency’s common unitholders in the United States District Court for the Northern District of Texas (the “Bazini Lawsuit”). The allegations, claims, and relief sought in the Bazini Lawsuit are nearly identical to those in the Blankman Lawsuit. On March 27, 2015, Plaintiff Bazini filed an amended complaint asserting additional claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934.
On February 11, 2015, Mark Hinnau, a purported Regency unitholder, filed a class action complaint on behalf of Regency’s common unitholders in the United States District Court for the Northern District of Texas (the “Hinnau Lawsuit”). The allegations, claims, and relief sought in the Hinnau Lawsuit are nearly identical to those in the Blankman Lawsuit.
On February 11, 2015, Stephen Weaver, a purported Regency unitholder, filed a class action complaint on behalf of Regency’s common unitholders in the United States District Court for the Northern District of Texas (the “Weaver Lawsuit”). The allegations, claims, and relief sought in the Weaver Lawsuit are nearly identical to those in the Blankman Lawsuit.
On February 11, 2015, Adrian Dieckman, a purported Regency unitholder, filed a class action complaint on behalf of Regency’s common unitholders in the United States District Court for the Northern District of Texas (the “Dieckman Lawsuit”). The allegations, claims, and relief sought in the Dieckman Lawsuit are similar to those in the Blankman Lawsuit, except that the Dieckman Lawsuit does not assert an aiding and abetting claim.
On February 13, 2015, Irwin Berlin, a purported Regency unitholder, filed a class action complaint on behalf of Regency’s common unitholders in the United States District Court for the Northern District of Texas (the “Berlin Lawsuit”). The allegations, claims, and relief sought in the Berlin Lawsuit are similar to those in the Blankman Lawsuit.
On March 13, 2015, the Court in the 95th Judicial District Court of Dallas County, Texas transferred and consolidated the Yeager and Coggia Lawsuits into the Engel Lawsuit and captioned the consolidated lawsuit as Engel v. Regency GP, LP, et al. (the “Consolidated State Lawsuit”).
On March 30, 2015, Leonard Cooperman, a purported Regency unitholder, filed a class action complaint on behalf of Regency’s common unitholders in the United States District Court for the Northern District of Texas (the “Cooperman Lawsuit”). The allegations, claims, and relief sought in the Cooperman Lawsuit are similar to those in the Blankman Lawsuit.
On March 31, 2015, the Court in United States District Court for the Northern District of Texas consolidated the Blankman, Bazini, Hinnau, Weaver, Dieckman, and Berlin Lawsuits into a consolidated lawsuit captioned Bazini v. Bradley, et al. (the “Consolidated Federal Lawsuit”). On April 1, 2015, plaintiffs in the Consolidated Federal Lawsuit filed an Emergency Motion to Expedite Discovery. On April 9, 2015, by order of the Court, the parties submitted a joint submission wherein defendants opposed plaintiffs’ request to expedite discovery. On April 17, 2015, the Court denied plaintiffs’ motion to expedite discovery.
On June 10, 2015, Adrian Dieckman, a purported Regency unitholder, filed a class action complaint on behalf of Regency’s common unitholders in the Court of Chancery of the State of Delaware (the “Dieckman DE Lawsuit”). The lawsuit alleges that the transaction did not comply with the Regency partnership agreement because the Conflicts Committee was not properly formed.

On July 6, 2015, Defendants filed Motions to Dismiss and the briefing has since been completed. Oral argument on the Motions was held in December 2015. On September 29, 2015, Chancellor Bouchard ordered discovery stayed, pending a ruling on Defendants’ Motions to Dismiss.
On June 5, 2015, the Dieckman Lawsuit was dismissed. On July 23, 2015, the Blankman, Bazini, Hinnau, Weaver and Berlin Lawsuits were dismissed. On August 20, 2015, the Cooperman Lawsuit was dismissed. The Consolidated Federal Lawsuit was terminated once all named plaintiffs voluntarily dismissed.
On January 8, 2016, the plaintiffs in the Consolidated State Lawsuit filed a notice of non-suit without prejudice. The Dieckman DE Lawsuit is the only lawsuit that remains. The Defendants cannot predict the outcome of this lawsuit, or the amount of time and expense that will be required to resolve it. The Defendants intend to vigorously defend the lawsuit.
Enterprise Products Partners, L.P. and Enterprise Products Operating LLC Litigation
On January 27, 2014, a trial commenced between ETP against Enterprise Products Partners, L.P. and Enterprise Products Operating LLC (collectively, “Enterprise”) and Enbridge (US) Inc.  Trial resulted in a verdict in favor of ETP against Enterprise that consisted of $319 million in compensatory damages and $595 million in disgorgement to ETP.  The jury also found that ETP owed Enterprise $1 million under a reimbursement agreement.  On July 29, 2014, the trial court entered a final judgment in favor of ETP and awarded ETP $536 million, consisting of compensatory damages, disgorgement, and pre-judgment interest.  The trial court also ordered that ETP shall be entitled to recover post-judgment interest and costs of court and that Enterprise is not entitled to any net recovery on its counterclaims.  Enterprise has filed a notice of appeal with the Texas Court of Appeals, and briefing by Enterprise and ETP is compete. Oral argument has not been scheduled. In accordance with GAAP, no amounts related to the original verdict or the July 29, 2014 final judgment will be recorded in our financial statements until the appeal process is completed.
Litigation Relating to the WMB Merger
Following the September 28, 2015, announcement of the proposed merger between ETE and WMB, purported WMB shareholders filed lawsuits in state and federal courts in Delaware and federal court in Oklahoma asserting claims relating to the proposed transaction.
Between October 5, 2015 and December 15, 2015, purported WMB stockholders filed five putative class action lawsuits against ETE and other defendants in the Delaware Court of Chancery challenging the merger. The suits were captioned Greenwald v. The Williams Companies, Inc., C.A. No. 11573, Ozaki v. Armstrong, C.A. No. 11574, Blystone v. The Williams Companies, Inc., C.A. No. 11601, Glener v. The Williams Companies, Inc., C.A. No. 11606, and Amaitis v. Armstrong, C.A. No. 11809. The complaints named as defendants the WMB Board, ETE, ETC, Energy Transfer Corp GP, LLC, General Partner, and Energy Transfer Equity GP, LLC (collectively, with the exception of the WMB board, the “ETE Defendants”). The Greenwald, Blystone and Glener complaints named WMB as a defendant also, and the Amaitis complaint named Barclays Capital Inc. (“Barclays”), and Lazard Freres & Co. (“Lazard”) as defendants. The Greenwald, Ozaki, Blystone and Glener complaints alleged that the WMB Board breached its fiduciary duties to WMB stockholders by agreeing to sell WMB through an unfair process and for an unfair price, and that the other named defendants aided and abetted this supposed breach of fiduciary duties. The Amaitis complaint alleged that the WMB Board breached its fiduciary duties by failing to disclose all material information about the merger, and that the directors of the WMB Board who voted in favor of the proposed merger violated their fiduciary duties by selling WMB through an unfair process and for an unfair price. The Amaitis complaint also alleged that the other named defendants aided and abetted these supposed breaches of fiduciary duty. The complaints sought, among other things, an injunction against the merger and an award of costs and attorneys’ fees.
On January 13, 2016, the Delaware Court of Chancery consolidated, pursuant to a stipulation among the plaintiffs, the Greenwald, Ozaki, Blystone, Glener, and Amaitis actions, along with another case not involving the ETE Defendants, into a new consolidated action captioned In re The Williams Companies, Inc. Merger Litigation, Consolidated C.A. No. 11844. In its stipulated order, the Court dismissed without prejudice the ETE Defendants, Barclays and Lazard from the consolidated action. There currently are no lawsuits related to the WMB merger pending against the ETE Defendants in Delaware state court.
ETE is currently a defendant in two lawsuits in federal district court challenging the proposed merger with WMB. On January 14, 2016, a purported stockholder in WMB filed a lawsuit against WMB and ETE, captioned Bumgarner v. The Williams Companies, Inc., Case No. 16-cv-26-GKF-FHM, in the United States District Court for the Northern District of Oklahoma. The plaintiff alleges that ETE and WMB have violated Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) by making allegedly false representations concerning the merger. As relief, the complaint seeks an injunction against the proposed merger. On February 1, 2016, the plaintiff amended his complaint. On February 19, 2016, ETE and WMB moved to dismiss the lawsuit.

On January 19, 2016, a purported stockholder in WMB filed a lawsuit against WMB, the WMB Board, and the ETE Defendants, captioned City of Birmingham Retirement and Relief System v. Armstrong, Case No. 1:16-cv-00017-RGA, in the United States District Court for the District of Delaware. The lawsuit alleges that the WMB Board has violated its duty of disclosure by issuing a misleading proxy statement in support of the transaction, that a majority of the WMB Board violated its fiduciary duties by voting in favor of the transaction, and that the ETE Defendants aided and abetted this supposed breach of fiduciary duties. The complaint also alleges that the WMB Board and WMB have violated Section 14 of the Exchange Act by issuing a supposedly misleading proxy statement, and that WMB and ETE have violated Section 20 of the Exchange Act by supposedly causing a misleading proxy statement to be issued. On January 20, 2016, the plaintiff filed a motion for expedited discovery, and all defendants filed an opposition to that motion on February 8, 2016. On February 19, plaintiff filed a reply brief in support of expedited discovery. On February 10, 2016, WMB and the WMB Board filed a motion to dismiss the complaint, and on February 18, 2016, the ETE Defendants filed a motion to dismiss the complaint.
Other Litigation and Contingencies
We or our subsidiaries are a party to various legal proceedings and/or regulatory proceedings incidental to our businesses. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, the likelihood of an unfavorable outcome and the availability of insurance coverage. If we determine that an unfavorable outcome of a particular matter is probable and can be estimated, we accrue the contingent obligation, as well as any expected insurance recoverable amounts related to the contingency. As of December 31, 2015 and 2014, accruals of approximately $40 million and $37 million, respectively, were reflected on our balance sheets related to these contingent obligations. As new information becomes available, our estimates may change. The impact of these changes may have a significant effect on our results of operations in a single period.
The outcome of these matters cannot be predicted with certainty and there can be no assurance that the outcome of a particular matter will not result in the payment of amounts that have not been accrued for the matter. Furthermore, we may revise accrual amounts prior to resolution of a particular contingency based on changes in facts and circumstances or changes in the expected outcome. Currently, we are not able to estimate possible losses or a range of possible losses in excess of amounts accrued.
No amounts have been recorded in our December 31, 2015 or 2014 consolidated balance sheets for contingencies and current litigation, other than amounts disclosed herein.
Attorney General of the Commonwealth of Massachusetts v New England Gas Company
On July 7, 2011, the Massachusetts Attorney General (“AG”) filed a regulatory complaint with the Massachusetts Department of Public Utilities (“MDPU”) against New England Gas Company with respect to certain environmental cost recoveries. The AG is seeking a refund to New England Gas Company customers for alleged “excessive and imprudently incurred costs” related to legal fees associated with Southern Union’s environmental response activities. In the complaint, the AG requests that the MDPU initiate an investigation into the New England Gas Company’s collection and reconciliation of recoverable environmental costs including: (i) the prudence of any and all legal fees, totaling approximately $19 million, that were charged by the Kasowitz, Benson, Torres & Friedman firm and passed through the recovery mechanism since 2005, the year when a partner in the firm, the Southern Union former Vice Chairman, President and Chief Operating Officer, joined Southern Union’s management team; (ii) the prudence of any and all legal fees that were charged by the Bishop, London & Dodds firm and passed through the recovery mechanism since 2005, the period during which a member of the firm served as Southern Union’s Chief Ethics Officer; and (iii) the propriety and allocation of certain legal fees charged that were passed through the recovery mechanism that the AG contends only qualify for a lesser, 50%, level of recovery. Southern Union has filed its answer denying the allegations and moved to dismiss the complaint, in part on a theory of collateral estoppel.  The hearing officer has deferred consideration of Southern Union’s motion to dismiss.  The AG’s motion to be reimbursed expert and consultant costs by Southern Union of up to $150,000 was granted.  By tariff, these costs are recoverable through rates charged to New England Gas Company customers. The hearing officer previously stayed discovery pending resolution of a dispute concerning the applicability of attorney-client privilege to legal billing invoices.  The MDPU issued an interlocutory order on June 24, 2013 that lifted the stay, and discovery has resumed. Panhandle (as successor to Southern Union) believes it has complied with all applicable requirements regarding its filings for cost recovery and has not recorded any accrued liability; however, Panhandle will continue to assess its potential exposure for such cost recoveries as the matter progresses.
Compliance Orders from the New Mexico Environmental Department
Regency received a Notice of Violation from the New Mexico Environmental Department on September 23, 2015 for allegations of violations of New Mexico air regulations related to Jal #3. The Partnership has accrued $250,000 related to the claims and will continue to assess its potential exposure to the allegations as the matter progresses.

Lone Star NGL Fractionators Notice of Enforcement
Lone Star NGL Fractionators received a Notice of Enforcement from the Texas Commission on Environmental Quality on August 28, 2015 for allegations of violations of Texas air regulations related to Mont Belvieu Gas Plant. The Partnership has accrued $300,000 related to the claims and will continue to assess its potential exposure to the allegations as the matter progresses.
Environmental Matters
Our operations are subject to extensive federal, tribal, state and local environmental and safety laws and regulations that require expenditures to ensure compliance, including related to air emissions and wastewater discharges, at operating facilities and for remediation at current and former facilities as well as waste disposal sites. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the business of transporting, storing, gathering, treating, compressing, blending and processing natural gas, natural gas liquids and other products. As a result, there can be no assurance that significant costs and liabilities will not be incurred. Costs of planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory, remedial and corrective action obligations, the issuance of injunctions in affected areas and the filing of federally authorized citizen suits. Contingent losses related to all significant known environmental matters have been accrued and/or separately disclosed. However, we may revise accrual amounts prior to resolution of a particular contingency based on changes in facts and circumstances or changes in the expected outcome.
Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.
Based on information available at this time and reviews undertaken to identify potential exposure, we believe the amount reserved for environmental matters is adequate to cover the potential exposure for cleanup costs.
Environmental Remediation
Our subsidiaries are responsible for environmental remediation at certain sites, including the following:

•
Certain of our interstate pipelines conduct soil and groundwater remediation related to contamination from past uses of PCBs. PCB assessments are ongoing and, in some cases, our subsidiaries could potentially be held responsible for contamination caused by other parties.

•	Certain gathering and processing systems are responsible for soil and groundwater remediation related to releases of hydrocarbons.

•	Currently operating Sunoco, Inc. retail sites.

•
Legacy sites related to Sunoco, Inc., that are subject to environmental assessments include formerly owned terminals and other logistics assets, retail sites that Sunoco, Inc. no longer operates, closed and/or sold refineries and other formerly owned sites.

•
Sunoco, Inc. is potentially subject to joint and several liability for the costs of remediation at sites at which it has been identified as a “potentially responsible party” (“PRP”). As of December 31, 2015, Sunoco, Inc. had been named as a PRP at approximately 50 identified or potentially identifiable “Superfund” sites under federal and/or comparable state law. Sunoco, Inc. is usually one of a number of companies identified as a PRP at a site. Sunoco, Inc. has reviewed the nature and extent of its involvement at each site and other relevant circumstances and, based upon Sunoco, Inc.’s purported nexus to the sites, believes that its potential liability associated with such sites will not be significant.

To the extent estimable, expected remediation costs are included in the amounts recorded for environmental matters in our consolidated balance sheets. In some circumstances, future costs cannot be reasonably estimated because remediation activities are undertaken as claims are made by customers and former customers. To the extent that an environmental remediation obligation is recorded by a subsidiary that applies regulatory accounting policies, amounts that are expected to be recoverable through tariffs or rates are recorded as regulatory assets on our consolidated balance sheets.

The table below reflects the amounts of accrued liabilities recorded in our consolidated balance sheets related to environmental matters that are considered to be probable and reasonably estimable. Currently, we are not able to estimate possible losses or a range of possible losses in excess of amounts accrued. Except for matters discussed above, we do not have any material environmental matters assessed as reasonably possible that would require disclosure in our consolidated financial statements.

	December 31,
	2015	2014
Current	$42	$41
Non-current	326	360
Total environmental liabilities	$368	$401
In 2013, we established a wholly-owned captive insurance company to bear certain risks associated with environmental obligations related to certain sites that are no longer operating. The premiums paid to the captive insurance company include estimates for environmental claims that have been incurred but not reported, based on an actuarially determined fully developed claims expense estimate. In such cases, we accrue losses attributable to unasserted claims based on the discounted estimates that are used to develop the premiums paid to the captive insurance company.
During the years ended December 31, 2015 and 2014, the Partnership recorded $38 million and $48 million, respectively, of expenditures related to environmental cleanup programs.
On December 2, 2010, Sunoco, Inc. entered an Asset Sale and Purchase Agreement to sell the Toledo Refinery to Toledo Refining Company LLC (TRC) wherein Sunoco, Inc. retained certain liabilities associated with the pre-Closing time period.  On January 2, 2013, USEPA issued a Finding of Violation (FOV) to TRC and, on September 30, 2013, EPA issued an NOV/FOV to TRC alleging Clean Air Act violations.  To date, EPA has not issued an FOV or NOV/FOV to Sunoco, Inc. directly but some of EPA’s claims relate to the time period that Sunoco, Inc. operated the refinery.  Specifically, EPA has claimed that the refinery flares were not operated in a manner consistent with good air pollution control practice for minimizing emissions and/or in conformance with their design, and that Sunoco, Inc. submitted semi-annual compliance reports in 2010 and 2011 and EPA that failed to include all of the information required by the regulations. EPA has proposed penalties in excess of $200,000 to resolve the allegations and discussions continue between the parties. The timing or outcome of this matter cannot be reasonably determined at this time, however, we do not expect there to be a material impact to its results of operations, cash flows or financial position.
Our pipeline operations are subject to regulation by the U.S. Department of Transportation under the PHMSA, pursuant to which the PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, the PHMSA, through the Office of Pipeline Safety, has promulgated a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause us to incur future capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines; however, no estimate can be made at this time of the likely range of such expenditures.
Our operations are also subject to the requirements of the OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazardous communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our past costs for OSHA required activities, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances have not had a material adverse effect on our results of operations but there is no assurance that such costs will not be material in the future.

12.	DERIVATIVE ASSETS AND LIABILITIES:
Commodity Price Risk
We are exposed to market risks related to the volatility of commodity prices. To manage the impact of volatility from these prices, our subsidiaries utilize various exchange-traded and OTC commodity financial instrument contracts. These contracts consist primarily of futures, swaps and options and are recorded at fair value in our consolidated balance sheets.

We use futures and basis swaps, designated as fair value hedges, to hedge our natural gas inventory stored in our Bammel storage facility. At hedge inception, we lock in a margin by purchasing gas in the spot market or off peak season and entering into a financial contract. Changes in the spreads between the forward natural gas prices and the physical inventory spot price result in unrealized gains or losses until the underlying physical gas is withdrawn and the related designated derivatives are settled. Once the gas is withdrawn and the designated derivatives are settled, the previously unrealized gains or losses associated with these positions are realized.
We use futures, swaps and options to hedge the sales price of natural gas we retain for fees in our intrastate transportation and storage segment and operational gas sales on our interstate transportation and storage segment. These contracts are not designated as hedges for accounting purposes.
We use NGL and crude derivative swap contracts to hedge forecasted sales of NGL and condensate equity volumes we retain for fees in our midstream segment whereby our subsidiaries generally gather and process natural gas on behalf of producers, sell the resulting residue gas and NGL volumes at market prices and remit to producers an agreed upon percentage of the proceeds based on an index price for the residue gas and NGL. These contracts are not designated as hedges for accounting purposes.
We use derivatives in our liquids transportation and services segment to manage our storage facilities and the purchase and sale of purity NGL. These contracts are not designated as hedges for accounting purposes.
Sunoco Logistics utilizes swaps, futures and other derivative instruments to mitigate the risk associated with market movements in the price of refined products and NGLs. These contracts are not designated as hedges for accounting purposes.
We use futures and swaps to achieve ratable pricing of crude oil purchases, to convert certain expected refined product sales to fixed or floating prices, to lock in margins for certain refined products and to lock in the price of a portion of natural gas purchases or sales and transportation costs in our retail marketing segment. These contracts are not designated as hedges for accounting purposes.
We use financial commodity derivatives to take advantage of market opportunities in our trading activities which complement our transportation and storage segment’s operations and are netted in cost of products sold in our consolidated statements of operations. We also have trading and marketing activities related to power and natural gas in our all other segment which are also netted in cost of products sold. As a result of our trading activities and the use of derivative financial instruments in our transportation and storage segment, the degree of earnings volatility that can occur may be significant, favorably or unfavorably, from period to period. We attempt to manage this volatility through the use of daily position and profit and loss reports provided to our risk oversight committee, which includes members of senior management, and the limits and authorizations set forth in our commodity risk management policy.

The following table details our outstanding commodity-related derivatives:

	December 31, 2015		December 31, 2014
	Notional Volume	Maturity	Notional Volume	Maturity
Mark-to-Market Derivatives
(Trading)
Natural Gas (MMBtu):
Fixed Swaps/Futures	(602,500)	2016 - 2017	(232,500)	2015
Basis Swaps IFERC/NYMEX (1)	(31,240,000)	2016 - 2017	(13,907,500)	2015 - 2016
Options – Calls	—	—	5,000,000	2015
Power (Megawatt):
Forwards	357,092	2016 - 2017	288,775	2015
Futures	(109,791)	2016	(156,000)	2015
Options — Puts	260,534	2016	(72,000)	2015
Options — Calls	1,300,647	2016	198,556	2105
Crude (Bbls) – Futures	(591,000)	2016 - 2017	—	—
(Non-Trading)
Natural Gas (MMBtu):
Basis Swaps IFERC/NYMEX	(6,522,500)	2016 - 2017	57,500	2015
Swing Swaps IFERC	71,340,000	2016 - 2017	46,150,000	2015
Fixed Swaps/Futures	(14,380,000)	2016 - 2018	(34,304,000)	2015 - 2016
Forward Physical Contracts	21,922,484	2016 - 2017	(9,116,777)	2015
Natural Gas Liquid (Bbls) – Forwards/Swaps	(8,146,800)	2016 - 2018	(4,417,400)	2015
Refined Products (Bbls) – Futures	(1,289,000)	2016 - 2017	13,745,755	2015
Corn (Bushels) – Futures	1,185,000	2016	—	—
Fair Value Hedging Derivatives
(Non-Trading)
Natural Gas (MMBtu):
Basis Swaps IFERC/NYMEX	(37,555,000)	2016	(39,287,500)	2015
Fixed Swaps/Futures	(37,555,000)	2016	(39,287,500)	2015
Hedged Item — Inventory	37,555,000	2016	39,287,500	2015

(1)	Includes aggregate amounts for open positions related to Houston Ship Channel, Waha Hub, NGPL TexOk, West Louisiana Zone and Henry Hub locations.
Interest Rate Risk
We are exposed to market risk for changes in interest rates. To maintain a cost effective capital structure, we borrow funds using a mix of fixed rate debt and variable rate debt. We also manage our interest rate exposure by utilizing interest rate swaps to achieve a desired mix of fixed and variable rate debt. We also utilize forward starting interest rate swaps to lock in the rate on a portion of anticipated debt issuances.

The following table summarizes our interest rate swaps outstanding, none of which are designated as hedges for accounting purposes:

			Notional Amount Outstanding
Entity	Term	Type(1)	December 31, 2015	December 31, 2014
ETP	July 2015(2)	Forward-starting to pay a fixed rate of 3.38% and receive a floating rate	—	200
ETP	July 2016(3)	Forward-starting to pay a fixed rate of 3.80% and receive a floating rate	200	200
ETP	July 2017(4)	Forward-starting to pay a fixed rate of 3.84% and receive a floating rate	300	300
ETP	July 2018(4)	Forward-starting to pay a fixed rate of 4.00% and receive a floating rate	200	200
ETP	July 2019(4)	Forward-starting to pay a fixed rate of 3.25% and receive a floating rate	200	300
ETP	July 2018	Pay a floating rate based on a 3-month LIBOR and receive a fixed rate of 1.53%	1,200	—
ETP	June 2021	Pay a floating rate based on a 3-month LIBOR and receive a fixed rate of 1.42%	300	—
ETP	February 2023	Pay a floating rate plus a spread of 1.73% and receive a fixed rate of 3.60%	—	200

(1)	Floating rates are based on 3-month LIBOR.

(2)	Represents the effective date. These forward-starting swaps have a term of 10 years with a mandatory termination date the same as the effective date.

(3)	Represents the effective date. These forward-starting swaps have terms of 10 and 30 years with a mandatory termination date the same as the effective date.

(4)	Represents the effective date. These forward-starting swaps have a term of 30 years with a mandatory termination date the same as the effective date.
Credit Risk
Credit risk refers to the risk that a counterparty may default on its contractual obligations resulting in a loss to the Partnership. Credit policies have been approved and implemented to govern ETP’s portfolio of counterparties with the objective of mitigating credit losses. These policies establish guidelines, controls and limits to manage credit risk within approved tolerances by mandating an appropriate evaluation of the financial condition of existing and potential counterparties, monitoring agency credit ratings, and by implementing credit practices that limit exposure according to the risk profiles of the counterparties. Furthermore, ETP may at times require collateral under certain circumstances to mitigate credit risk as necessary. ETP also implements the use of industry standard commercial agreements which allow for the netting of positive and negative exposures associated with transactions executed under a single commercial agreement. Additionally, ETP utilizes master netting agreements to offset credit exposure across multiple commercial agreements with a single counterparty or affiliated group of counterparties.
ETP’s counterparties consist of a diverse portfolio of customers across the energy industry, including petrochemical companies, commercial and industrials, oil and gas producers, municipalities, gas and electric utilities, midstream companies and independent power generators. ETP’s overall exposure may be affected positively or negatively by macroeconomic or regulatory changes that impact its counterparties to one extent or another. Currently, management does not anticipate a material adverse effect in our financial position or results of operations as a consequence of counterparty non-performance.
ETP has maintenance margin deposits with certain counterparties in the OTC market, primarily independent system operators, and with clearing brokers. Payments on margin deposits are required when the value of a derivative exceeds its pre-established credit limit with the counterparty. Margin deposits are returned to ETP on the settlement date for non-exchange traded derivatives, and ETP exchanges margin calls on a daily basis for exchange traded transactions. Since the margin calls are made daily with the exchange brokers, the fair value of the financial derivative instruments are deemed current and netted in deposits paid to vendors within other current assets in the consolidated balance sheets.

For financial instruments, failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our consolidated balance sheets and recognized in net income or other comprehensive income.
Derivative Summary
The following table provides a summary of our derivative assets and liabilities:

	Fair Value of Derivative Instruments
	Asset Derivatives		Liability Derivatives
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Derivatives designated as hedging instruments:
Commodity derivatives (margin deposits)	$38	$43	$(3)	$—
	38	43	(3)	—
Derivatives not designated as hedging instruments:
Commodity derivatives (margin deposits)	353	617	(306)	(577)
Commodity derivatives	63	107	(47)	(23)
Interest rate derivatives	—	3	(171)	(155)
Embedded derivatives in ETP Preferred Units	—	—	(5)	(16)
	416	727	(529)	(771)
Total derivatives	$454	$770	$(532)	$(771)
The following table presents the fair value of our recognized derivative assets and liabilities on a gross basis and amounts offset on the consolidated balance sheets that are subject to enforceable master netting arrangements or similar arrangements:

		Asset Derivatives		Liability Derivatives
	Balance Sheet Location	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Derivatives without offsetting agreements	Derivative assets (liabilities)	$—	$3	$(176)	$(171)
Derivatives in offsetting agreements:
OTC contracts	Derivative assets (liabilities)	63	107	(47)	(23)
Broker cleared derivative contracts	Other current assets	391	660	(309)	(577)
		454	770	(532)	(771)
Offsetting agreements:
Counterparty netting	Derivative assets (liabilities)	(17)	(19)	17	19
Payments on margin deposit	Other current assets	(309)	(577)	309	577
Total net derivatives		$128	$174	$(206)	$(175)
We disclose the non-exchange traded financial derivative instruments as derivative assets and liabilities on our consolidated balance sheets at fair value with amounts classified as either current or long-term depending on the anticipated settlement date.

The following tables summarize the amounts recognized with respect to our derivative financial instruments:

	Change in Value Recognized in OCI on Derivatives (Effective Portion)
	Years Ended December 31,
	2015	2014	2013
Derivatives in cash flow hedging relationships:
Commodity derivatives	$—	$—	$(1)
Total	$—	$—	$(1)

	Location of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassified from AOCI into Income (Effective Portion)
		Years Ended December 31,
		2015	2014	2013
Derivatives in cash flow hedging relationships:
Commodity derivatives	Cost of products sold	$—	$(3)	$4
Total		$—	$(3)	$4

	Location of Gain/(Loss) Recognized in Income on Derivatives	Amount of Gain/(Loss) Recognized in Income Representing Hedge Ineffectiveness and Amount Excluded from the Assessment of Effectiveness
		Years Ended December 31,
		2015	2014	2013
Derivatives in fair value hedging relationships (including hedged item):
Commodity derivatives	Cost of products sold	$21	$(8)	$8
Total		$21	$(8)	$8

	Location of Gain/(Loss) Recognized in Income on Derivatives	Amount of Gain/(Loss) Recognized in Income on Derivatives
		Years Ended December 31,
		2015	2014	2013
Derivatives not designated as hedging instruments:
Commodity derivatives – Trading	Cost of products sold	$(11)	$(6)	$(11)
Commodity derivatives – Non-trading	Cost of products sold	15	199	(21)
Commodity contracts – Non-trading	Deferred gas purchases	—	—	(3)
Interest rate derivatives	Gains (losses) on interest rate derivatives	(18)	(157)	53
Embedded derivatives	Other, net	12	3	6
Total		$(2)	$39	$24

13.	RETIREMENT BENEFITS:
Savings and Profit Sharing Plans
We and our subsidiaries sponsor defined contribution savings and profit sharing plans, which collectively cover virtually all eligible employees, including those of ETP, Sunoco LP and Lake Charles LNG. Employer matching contributions are calculated using a formula based on employee contributions. We and our subsidiaries have made matching contributions of $40 million, $50 million and $47 million to the 401(k) savings plan for the years ended December 31, 2015, 2014, and 2013, respectively.
Pension and Other Postretirement Benefit Plans
Panhandle
Postretirement benefits expense for the years ended December 31, 2015 and 2014 reflect the impact of changes Panhandle or its affiliates adopted as of September 30, 2013, to modify its retiree medical benefits program, effective January 1, 2014. The modification placed all eligible retirees on a common medical benefit platform, subject to limits on Panhandle’s annual contribution toward eligible retirees’ medical premiums. Prior to January 1, 2013, affiliates of Panhandle offered postretirement health care and life insurance benefit plans (other postretirement plans) that covered substantially all employees. Effective January 1, 2013, participation in the plan was frozen and medical benefits were no longer offered to non-union employees. Effective January 1, 2014, retiree medical benefits were no longer offered to union employees.
Sunoco, Inc.
Sunoco, Inc. sponsors a defined benefit pension plan, which was frozen for most participants on June 30, 2010. On October 31, 2014, Sunoco, Inc. terminated the plan, and paid lump sums to eligible active and terminated vested participants in December 2015.
Sunoco, Inc. also has a plan which provides health care benefits for substantially all of its current retirees. The cost to provide the postretirement benefit plan is shared by Sunoco, Inc. and its retirees. Access to postretirement medical benefits was phased out or eliminated for all employees retiring after July 1, 2010. In March, 2012, Sunoco, Inc. established a trust for its postretirement benefit liabilities. Sunoco made a tax-deductible contribution of approximately $200 million to the trust. The funding of the trust eliminated substantially all of Sunoco, Inc.’s future exposure to variances between actual results and assumptions used to estimate retiree medical plan obligations.
Obligations and Funded Status
Pension and other postretirement benefit liabilities are accrued on an actuarial basis during the years an employee provides services.

The following table contains information at the dates indicated about the obligations and funded status of pension and other postretirement plans on a combined basis:

	December 31, 2015			December 31, 2014
	Pension Benefits			Pension Benefits
	Funded Plans	Unfunded Plans	Other Postretirement Benefits	Funded Plans	Unfunded Plans	Other Postretirement Benefits
Change in benefit obligation:
Benefit obligation at beginning of period	$718	$65	$203	$632	$61	$223
Interest cost	23	2	4	28	3	5
Amendments	—	—	—	—	—	1
Benefits paid, net	(46)	(8)	(20)	(45)	(9)	(28)
Actuarial (gain) loss and other	16	(2)	(6)	130	10	2
Settlements	(691)	—	—	(27)	—	—
Benefit obligation at end of period	$20	$57	$181	$718	$65	$203

Change in plan assets:
Fair value of plan assets at beginning of period	$598	$—	$272	$600	$—	$284
Return on plan assets and other	16	—	—	70	—	7
Employer contributions	138	—	9	—	—	9
Benefits paid, net	(46)	—	(20)	(45)	—	(28)
Settlements	(691)	—	—	(27)	—	—
Fair value of plan assets at end of period	$15	$—	$261	$598	$—	$272

Amount underfunded (overfunded) at end of period	$5	$57	$(80)	$120	$65	$(69)

Amounts recognized in the consolidated balance sheets consist of:
Non-current assets	$—	$—	$103	$—	$—	$96
Current liabilities	—	(9)	(2)	—	(9)	(2)
Non-current liabilities	(5)	(48)	(22)	(120)	(56)	(25)
	$(5)	$(57)	$79	$(120)	$(65)	$69

Amounts recognized in accumulated other comprehensive loss (pre-tax basis) consist of:
Net actuarial gain	$2	$4	$(18)	$18	$7	$(21)
Prior service cost	—	—	16	—	—	18
	$2	$4	$(2)	$18	$7	$(3)

The following table summarizes information at the dates indicated for plans with an accumulated benefit obligation in excess of plan assets:

	December 31, 2015			December 31, 2014
	Pension Benefits			Pension Benefits
	Funded Plans	Unfunded Plans	Other Postretirement Benefits	Funded Plans	Unfunded Plans	Other Postretirement Benefits
Projected benefit obligation	$20	$57	N/A	$718	$65	N/A
Accumulated benefit obligation	20	57	$181	718	65	$203
Fair value of plan assets	15	—	261	598	—	272
Components of Net Periodic Benefit Cost

	December 31, 2015		December 31, 2014
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Net Periodic Benefit Cost:
Interest cost	$25	$4	$31	$5
Expected return on plan assets	(16)	(8)	(40)	(8)
Prior service cost amortization	—	1	—	1
Actuarial loss amortization	—	—	(1)	(1)
Settlements	32	—	(4)	—
Net periodic benefit cost	$41	$(3)	$(14)	$(3)
Assumptions
The weighted-average assumptions used in determining benefit obligations at the dates indicated are shown in the table below:

	December 31, 2015		December 31, 2014
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Discount rate	3.59%	2.38%	3.62%	2.24%
Rate of compensation increase	N/A	N/A	N/A	N/A
The weighted-average assumptions used in determining net periodic benefit cost for the periods presented are shown in the table below:

	December 31, 2015		December 31, 2014
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Discount rate	3.65%	2.79%	4.65%	3.02%
Expected return on assets:
Tax exempt accounts	7.50%	7.00%	7.50%	7.00%
Taxable accounts	N/A	4.50%	N/A	4.50%
Rate of compensation increase	N/A	N/A	N/A	N/A

The long-term expected rate of return on plan assets was estimated based on a variety of factors including the historical investment return achieved over a long-term period, the targeted allocation of plan assets and expectations concerning future returns in the marketplace for both equity and fixed income securities. Current market factors such as inflation and interest rates are evaluated before long-term market assumptions are determined. Peer data and historical returns are reviewed to ensure reasonableness and appropriateness.
The assumed health care cost trend rates used to measure the expected cost of benefits covered by Panhandle’s and Sunoco, Inc.’s other postretirement benefit plans are shown in the table below:

	December 31,
	2015	2014
Health care cost trend rate	7.16%	7.09%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	5.39%	5.41%
Year that the rate reaches the ultimate trend rate	2018	2018
Changes in the health care cost trend rate assumptions are not expected to have a significant impact on postretirement benefits.
Plan Assets
For the Panhandle plans, the overall investment strategy is to maintain an appropriate balance of actively managed investments with the objective of optimizing longer-term returns while maintaining a high standard of portfolio quality and achieving proper diversification.  To achieve diversity within its other postretirement plan asset portfolio, Panhandle has targeted the following asset allocations: equity of 25% to 35%, fixed income of 65% to 75% and cash and cash equivalents of up to 10%.
The investment strategy of Sunoco, Inc. funded defined benefit plans is to achieve consistent positive returns, after adjusting for inflation, and to maximize long-term total return within prudent levels of risk through a combination of income and capital appreciation. The objective of this strategy is to reduce the volatility of investment returns and maintain a sufficient funded status of the plans. In anticipation of the pension plan termination, Sunoco, Inc. targeted the asset allocations to a more stable position by investing in growth assets and liability hedging assets.
The fair value of the pension plan assets by asset category at the dates indicated is as follows:

		Fair Value Measurements at December 31, 2015 Using Fair Value Hierarchy
	Fair Value as of December 31, 2015	Level 1	Level 2	Level 3
Asset Category:
Mutual funds (1)	$15	$—	$15	$—
Total	$15	$—	$15	$—

(1)	Comprised of 100% equities as of December 31, 2015.

		Fair Value Measurements at December 31, 2014 Using Fair Value Hierarchy
	Fair Value as of December 31, 2014	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$25	$25	$—	$—
Mutual funds (1)	110	—	110	—
Fixed income securities	463	—	463	—
Total	$598	$25	$573	$—

(1)	Comprised of 100% equities as of December 31, 2014.
The fair value of the other postretirement plan assets by asset category at the dates indicated is as follows:

		Fair Value Measurements at December 31, 2015 Using Fair Value Hierarchy
	Fair Value as of December 31, 2015	Level 1	Level 2	Level 3
Asset Category:
Cash and Cash Equivalents	$18	$18	$—	$—
Mutual funds (1)	141	141	—	—
Fixed income securities	102	—	102	—
Total	$261	$159	$102	$—

(1)	Primarily comprised of approximately 56% equities, 33% fixed income securities and 11% cash as of December 31, 2015.

		Fair Value Measurements at December 31, 2014 Using Fair Value Hierarchy
	Fair Value as of December 31, 2014	Level 1	Level 2	Level 3
Asset Category:
Cash and Cash Equivalents	$9	$9	$—	$—
Mutual funds (1)	138	138	—	—
Fixed income securities	125	—	125	—
Total	$272	$147	$125	$—

(1)	Primarily comprised of approximately 53% equities, 41% fixed income securities and 6% cash as of December 31, 2014.
The Level 1 plan assets are valued based on active market quotes.  The Level 2 plan assets are valued based on the net asset value per share (or its equivalent) of the investments, which was not determinable through publicly published sources but was calculated consistent with authoritative accounting guidelines.
Contributions
We expect to contribute $16 million to pension plans and $10 million to other postretirement plans in 2016.  The cost of the plans are funded in accordance with federal regulations, not to exceed the amounts deductible for income tax purposes.
Benefit Payments
Panhandle’s and Sunoco, Inc.’s estimate of expected benefit payments, which reflect expected future service, as appropriate, in each of the next five years and in the aggregate for the five years thereafter are shown in the table below:

	Pension Benefits
Years	Funded Plans	Unfunded Plans	Other Postretirement Benefits (Gross, Before Medicare Part D)
2016	$20	$9	$21
2017	—	7	20
2018	—	7	19
2019	—	6	17
2020	—	6	16
2021 – 2025	—	2	58
The Medicare Prescription Drug Act provides for a prescription drug benefit under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D.
Panhandle does not expect to receive any Medicare Part D subsidies in any future periods.

14.	RELATED PARTY TRANSACTIONS:
The Parent Company has agreements with subsidiaries to provide or receive various general and administrative services. The Parent Company pays ETP to provide services on its behalf and the behalf of other subsidiaries of the Parent Company. The Parent Company receives management fees from certain of its subsidiaries, which include the reimbursement of various general and administrative services for expenses incurred by ETP on behalf of those subsidiaries. All such amounts have been eliminated in our consolidated financial statements.
In the ordinary course of business, our subsidiaries have related party transactions between each other which are generally based on transactions made at market-related rates. Our consolidated revenues and expenses reflect the elimination of all material intercompany transactions (see Note 15).
In addition, subsidiaries of ETE recorded sales with affiliates of $290 million, $965 million and $1.44 billion during the years ended December 31, 2015, 2014 and 2013, respectively.

15.	REPORTABLE SEGMENTS:
Subsequent to ETE’s acquisition of a controlling interest in Sunoco LP, our financial statements reflect the following reportable business segments:

•	Investment in ETP, including the consolidated operations of ETP;

•	Investment in Sunoco LP, including the consolidated operations of Sunoco LP;

•	Investment in Lake Charles LNG, including the operations of Lake Charles LNG; and

•	Corporate and Other, including the following:

•	activities of the Parent Company; and

•	the goodwill and property, plant and equipment fair value adjustments recorded as a result of the 2004 reverse acquisition of Heritage Propane Partners, L.P.
ETP completed its acquisition of Regency in April 2015; therefore, the Investment in ETP segment amounts have been retrospectively adjusted to reflect Regency for the periods presented.
The Investment in Sunoco LP segment reflects the results of Sunoco LP beginning August 29, 2014, the date that ETP originally obtained control of Sunoco LP. ETE’s consolidated results reflect the elimination of MACS, Sunoco, LLC, Susser and Sunoco Retail LLC for the periods during which those entities were included in the consolidated results of both ETP and Sunoco LP. In addition, subsequent to July 2015, ETP holds an equity method investment in Sunoco, LLC, and a continuing investment in Sunoco LP the equity in earnings from which is also eliminated in ETE’s consolidated financial statements.
The amounts included in the Investment in Sunoco LP segment have been retrospectively adjusted in these consolidated financial statements as a result of ETP’s contribution to Sunoco LP of the remaining 68.42% membership interest in Sunoco, LLC and 100% of the membership interests in Sunoco Retail LLC.
We define Segment Adjusted EBITDA as earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, loss on extinguishment of debt, gain on deconsolidation and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Segment Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the Partnership’s proportionate ownership and amounts for less than wholly owned subsidiaries based on 100% of the subsidiaries’ results of operations. Based on the change in our reportable segments we have recast the presentation of our segment results for the prior years to be consistent with the current year presentation.
Eliminations in the tables below include the following:

•
ETP’s Segment Adjusted EBITDA reflected the results of Lake Charles LNG prior to the Lake Charles LNG Transaction, which was effective January 1, 2014. The Investment in Lake Charles LNG segment reflected the results of operations of Lake Charles LNG for all periods presented. Consequently, the results of operations of Lake Charles LNG were reflected in two segments for the year ended December 31, 2013. Therefore, the results of Lake Charles LNG were included in eliminations for 2013.

•	MACS, Sunoco LLC, Susser and Sunoco Retail LLC for the periods during which those entities were included in the consolidated results of both ETP and Sunoco LP, as discussed above.

	Years Ended December 31,
	2015	2014	2013
Revenues:
Investment in ETP:
Revenues from external customers	$34,156	$55,475	$48,335
Intersegment revenues	136	—	—
	34,292	55,475	48,335
Investment in Sunoco LP:
Revenues from external customers	18,449	7,343	—
Intersegment revenues	11	—	—
	18,460	7,343	—
Investment in Lake Charles LNG:
Revenues from external customers	216	216	216

Adjustments and Eliminations:	(10,842)	(7,343)	(216)
Total revenues	$42,126	$55,691	$48,335

Costs of products sold:
Investment in ETP	$27,029	$48,414	$42,580
Investment in Sunoco LP	16,476	6,767	—
Adjustments and Eliminations	(9,496)	(6,767)	—
Total costs of products sold	$34,009	$48,414	$42,580

Depreciation, depletion and amortization:
Investment in ETP	$1,929	$1,669	$1,296
Investment in Sunoco LP	278	86	—
Investment in Lake Charles LNG	39	39	39
Corporate and Other	17	16	16
Adjustments and Eliminations	(184)	(86)	(38)
Total depreciation, depletion and amortization	$2,079	$1,724	$1,313

	Years Ended December 31,
	2015	2014	2013
Equity in earnings of unconsolidated affiliates:
Investment in ETP	$469	$332	$236
Adjustments and Eliminations	(193)	—	—
Total equity in earnings of unconsolidated affiliates	$276	$332	$236

	Years Ended December 31,
	2015	2014	2013
Segment Adjusted EBITDA:
Investment in ETP	$5,714	$5,710	$4,404
Investment in Sunoco LP	719	332	—
Investment in Lake Charles LNG	196	195	187
Corporate and Other	(104)	(97)	(43)
Adjustments and Eliminations	(590)	(300)	(181)
Total Segment Adjusted EBITDA	5,935	5,840	4,367
Depreciation, depletion and amortization	(2,079)	(1,724)	(1,313)
Interest expense, net of interest capitalized	(1,643)	(1,369)	(1,221)
Gain on sale of AmeriGas common units	—	177	87
Impairment losses	(339)	(370)	(689)
Gains (losses) on interest rate derivatives	(18)	(157)	53
Non-cash unit-based compensation expense	(91)	(82)	(61)
Unrealized gains (losses) on commodity risk management activities	(65)	116	48
Losses on extinguishments of debt	(43)	(25)	(162)
Inventory valuation adjustments	(249)	(473)	3
Adjusted EBITDA related to discontinued operations	—	(27)	(76)
Adjusted EBITDA related to unconsolidated affiliates	(713)	(748)	(727)
Equity in earnings of unconsolidated affiliates	276	332	236
Non-operating environmental remediation	—	—	(168)
Other, net	22	(73)	(2)
Income from continuing operations before income tax expense	$993	$1,417	$375

	December 31,
	2015	2014	2013
Total assets:
Investment in ETP	$65,173	$62,518	$49,900
Investment in Sunoco LP	8,842	8,773	—
Investment in Lake Charles LNG	1,369	1,210	1,338
Corporate and Other	638	1,119	720
Adjustments and Eliminations	(4,833)	(9,341)	(1,628)
Total	$71,189	$64,279	$50,330

	Years Ended December 31,
	2015	2014	2013
Additions to property, plant and equipment, net of contributions in aid of construction costs (accrual basis):
Investment in ETP	$8,167	$5,494	$3,327
Investment in Sunoco LP	491	154	—
Investment in Lake Charles LNG	1	1	2
Adjustments and Eliminations	(123)	(90)	13
Total	$8,536	$5,559	$3,342

	December 31,
	2015	2014	2013
Advances to and investments in affiliates:
Investment in ETP	$5,003	$3,760	$4,050
Adjustments and Eliminations	(1,541)	(101)	(36)
Total	$3,462	$3,659	$4,014
The following tables provide revenues, grouped by similar products and services, for our reportable segments. These amounts include intersegment revenues for transactions between ETP and Sunoco LP.
Investment in ETP

	Years Ended December 31,
	2015	2014	2013
Intrastate Transportation and Storage	$1,912	$2,645	$2,242
Interstate Transportation and Storage	1,008	1,057	1,270
Midstream	2,622	4,770	3,220
Liquids Transportation and Services	3,232	3,730	2,025
Investment in Sunoco Logistics	10,302	17,920	16,480
Retail Marketing	12,478	22,484	21,004
All Other	2,738	2,869	2,094
Total revenues	34,292	55,475	48,335
Less: Intersegment revenues	136	—	—
Revenues from external customers	$34,156	$55,475	$48,335
Investment in Sunoco LP

	Years Ended December 31,
	2015	2014	2013
Retail operations	$8,257	$3,095	$—
Wholesale operations	10,203	4,248	—
Total revenues	18,460	7,343	—
Less: Intersegment revenues	11	—	—
Revenues from external customers	$18,449	$7,343	$—
Investment in Lake Charles LNG
Lake Charles LNG’s revenues of $216 million, $216 million and $216 million for the years ended December 31, 2015, 2014 and 2013, respectively, were related to LNG terminalling.

16.	QUARTERLY FINANCIAL DATA (UNAUDITED):
Summarized unaudited quarterly financial data is presented below. Earnings per unit are computed on a stand-alone basis for each quarter and total year.

	Quarters Ended
	March 31	June 30	September 30	December 31	Total Year
2015:
Revenues	$10,380	$11,594	$10,616	$9,536	$42,126
Operating income	617	896	650	236	2,399
Net income (loss)	221	772	238	(138)	1,093
Limited Partners’ interest in net income	282	298	291	312	1,183
Basic net income per limited partner unit	$0.26	$0.28	$0.28	$0.30	$1.11
Diluted net income per limited partner unit	$0.26	$0.28	$0.28	$0.30	$1.11

	Quarters Ended
	March 31	June 30	September 30	December 31	Total Year
2014:
Revenues	$13,080	$14,143	$14,987	$13,481	$55,691
Operating income	710	773	822	165	2,470
Net income (loss)	448	500	470	(294)	1,124
Limited Partners’ interest in net income	167	163	188	111	629
Basic net income per limited partner unit	$0.15	$0.15	$0.18	$0.11	$0.58
Diluted net income per limited partner unit	$0.15	$0.15	$0.18	$0.11	$0.57
The three months ended December 31, 2015 and 2014 reflected the unfavorable impacts of $171 million and $456 million, respectively, related to non-cash inventory valuation adjustments primarily in ETP’s investment in Sunoco Logistics and retail marketing operations and our investment in Sunoco LP. The three months ended December 31, 2015 and 2014 reflected the recognition of impairment losses of $339 million and $370 million, respectively. Impairment losses in 2015 were primarily related to ETP’s Lone Star Refinery Services operations and ETP’s Transwestern pipeline, and in 2014, impairment losses were primarily related to Regency’s Permian Basin gathering and processing operations.

17.	SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION:
Following are the financial statements of the Parent Company, which are included to provide additional information with respect to the Parent Company’s financial position, results of operations and cash flows on a stand-alone basis:
BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1	$2
Accounts receivable from related companies	34	14
Other current assets	—	1
Total current assets	35	17
PROPERTY, PLANT AND EQUIPMENT, net	20	—
ADVANCES TO AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES	5,764	5,390
INTANGIBLE ASSETS, net	6	10
GOODWILL	9	9
OTHER NON-CURRENT ASSETS, net	10	12
Total assets	$5,844	$5,438
LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable to related companies	$111	$11
Interest payable	66	58
Accrued and other current liabilities	1	3
Total current liabilities	178	72
LONG-TERM DEBT, less current maturities	6,332	4,646
NOTE PAYABLE TO AFFILIATE	265	54
OTHER NON-CURRENT LIABILITIES	1	2

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
General Partner	(2)	(1)
Limited Partners:
Limited Partners – Common Unitholders (1,044,767,336 and 1,077,533,798 units authorized, issued and outstanding at December 31, 2015 and 2014, respectively)	(952)	648
Class D Units (2,156,000 and 3,080,000 units authorized, issued and outstanding as of December 31, 2015 and 2014, respectively)	22	22
Accumulated other comprehensive income (loss)	—	(5)
Total partners’ capital	(932)	664
Total liabilities and partners’ capital	$5,844	$5,438

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014	2013
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	$(112)	$(111)	$(56)
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(294)	(205)	(210)
Equity in earnings of unconsolidated affiliates	1,601	955	617
Gains on interest rate derivatives	—	—	9
Loss on extinguishment of debt	—	—	(157)
Other, net	(5)	(5)	(8)
INCOME BEFORE INCOME TAXES	1,190	634	195
Income tax expense (benefit)	1	1	(1)
NET INCOME	1,189	633	196
GENERAL PARTNER’S INTEREST IN NET INCOME	3	2	—
CLASS D UNITHOLDER’S INTEREST IN NET INCOME	3	2	—
LIMITED PARTNERS’ INTEREST IN NET INCOME	$1,183	$629	$196

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014	2013
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$1,103	$816	$768
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for Bakken Pipeline Transaction	(817)	—	—
Proceeds from ETP Holdco Transaction	—	—	1,332
Contributions to unconsolidated affiliates	—	(118)	(8)
Capital expenditures	(19)	—	—
Purchase of additional interest in Regency	—	(800)	—
Payments received on note receivable from affiliate	—	—	166
Net cash provided by (used in) investing activities	(836)	(918)	1,490
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	3,672	3,020	2,080
Principal payments on debt	(1,985)	(1,142)	(3,235)
Distributions to partners	(1,090)	(821)	(733)
Proceeds from affiliate	210	54	—
Redemption of Preferred Units	—	—	(340)
Units repurchased under buyback program	(1,064)	(1,000)	—
Debt issuance costs	(11)	(15)	(31)
Net cash provided by (used in) financing activities	(268)	96	(2,259)
DECREASE IN CASH AND CASH EQUIVALENTS	(1)	(6)	(1)
CASH AND CASH EQUIVALENTS, beginning of period	2	8	9
CASH AND CASH EQUIVALENTS, end of period	$1	$2	$8